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Index to Unaudited Condensed Consolidated Financial Statements

Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-196223

Prospectus Supplement
(To Prospectus dated April 20, 2016)

142,500,000 American Depositary Shares
Each Representing
One Common Share

VimpelCom Ltd.

Telenor East Holding II AS, which we refer to as "Telenor" or the "selling shareholder," is offering 142,500,000 American Depositary Shares ("ADSs"), each representing one of our common shares, nominal value $0.001 each ("common shares"). We will not receive any proceeds from the sale of the ADSs by the selling shareholder. See "Selling Shareholder."

Our ADSs are traded on the Nasdaq Global Select Market ("Nasdaq") under the symbol "VIP." The last sales price of our ADSs as reported on Nasdaq on September 15, 2016 was $3.63 per ADS.

Investing in the ADSs involves significant risks. See "Risk Factors" beginning on page S-21 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholder
Per ADS	$3.50	$0.0875	$3.4125
Total	$498,750,000.00	$12,468,750.00	$486,281,250.00

The selling shareholder has granted the underwriters an option for a period of 30 days to purchase up to an additional 21,375,000 ADSs at the public offering price, less underwriting discounts and commissions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on September 21, 2016.

Joint Global Coordinators and Joint Bookrunners

MORGAN STANLEY	J.P. MORGAN

Joint Bookrunners

CITIGROUP	CREDIT SUISSE

September 15, 2016

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ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part, this prospectus supplement, and the second part, the accompanying prospectus, are each part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Under this shelf registration process, the selling shareholder may sell ADSs in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering and updates with respect to information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        We, the selling shareholder and the underwriters have not authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We, the selling shareholder and the underwriters take no responsibility for, and can make no assurance as to the reliability of, any other information that others may give you. We, the selling shareholder and the underwriters are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PRESENTATION OF FINANCIAL AND OTHER DATA

        References in this prospectus supplement to "VimpelCom" and the "VimpelCom Group," as well as references to "our company," "the company," "our group," "the group," "we," "us," "our" and similar pronouns, are references to VimpelCom Ltd., an exempted company limited by shares registered in Bermuda, and its consolidated subsidiaries. The audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 incorporated by reference in the prospectus supplement and the unaudited consolidated financial statements as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 included in this prospectus supplement have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and presented in U.S. dollars. The company adopted IFRS as of January 1, 2009.

        In this prospectus supplement, references to (i) "U.S. dollars," "US$" or "USD" are to the lawful currency of the United States of America, (ii) "Russian rubles," "rubles" or "RUB" are to the lawful currency of the Russian Federation, (iii) "Algerian dinar" or "DZD" are to the lawful currency of Algeria, (iv) "Pakistani rupees" or "PKR" are to the lawful currency of Pakistan, (iv) "Bangladeshi taka" or "BDT" are to the lawful currency of Bangladesh, (v) "Ukrainian hryvnia," "hryvnia" or "UAH" are to the lawful currency of Ukraine, (vi) "Kazakh tenge" or "KZT" are to the lawful currency of the Republic of Kazakhstan, (vii) "Uzbek som" or "UZS" are to the lawful currency of Uzbekistan, (viii) "Kyrgyz som" are to the lawful currency of Kyrgyzstan, (ix) "Armenian dram" are to the lawful currency of the Republic of Armenia, (x) "Tajik somoni" are to the lawful currency of Tajikistan, (xi) "Georgian lari" are to the lawful

S-ii

currency of Georgia, (xii) "Lao kip" are to the lawful currency of Laos and (xiii) "€," "EUR" or "Euro" are to the single currency of the participating member states of the European and Monetary Union of the Treaty Establishing the European Community, as amended from time to time. In addition, references to "EU" are to the European Union, references to "LIBOR" are to the London Interbank Offered Rate, references to "EURIBOR" are to the Euro Interbank Offered Rate, references to "MosPRIME" are to the Moscow Prime Offered Rate, references to "KIBOR" are to the Karachi Interbank Offered Rate and references to "Bangladeshi T-Bill" are to Bangladeshi Treasury Bills.

        This prospectus supplement contains translations of certain non-U.S. currency amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the relevant non-U.S. currency amounts actually represent such U.S. dollar amounts or could be converted, were converted or will be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, U.S. dollar amounts have been translated from Euro, Algerian dinar, Pakistani rupee and Bangladeshi taka amounts at the exchange rates provided by Bloomberg Finance L.P. and from Russian ruble, Ukrainian hryvnia, Kazakh tenge, Uzbek som, Armenian dram, Georgian lari and Kyrgyz som amounts at official exchange rates, as described in more detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Factors Affecting our Financial Position and Results of Operations—Foreign Currency Translation."

        The discussion of our business and the telecommunications industry in this prospectus supplement contains references to certain terms specific to our business, including numerous technical and industry terms. Such terms are defined in Exhibit 99.1 to our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein (our "2015 Annual Report").

        Certain amounts and percentages that appear in this prospectus supplement have been subject to rounding adjustments. As a result, certain numerical figures shown as totals, including in tables, may not be exact arithmetic aggregations of the figures that precede or follow them.

NON-GAAP FINANCIAL MEASURES

  Adjusted EBITDA and Adjusted EBITDA Margin

        This prospectus supplement contains certain measures and ratios, which are not defined under IFRS or any Generally Accepted Accounting Principles ("GAAP"), including Adjusted EBITDA and Adjusted EBITDA Margin. VimpelCom calculates Adjusted EBITDA as profit for the period before depreciation, amortization, impairment loss, finance costs, income tax expense and the other line items reflected in the reconciliation table in "Summary Consolidated Financial and Other Data" below. Our consolidated Adjusted EBITDA includes certain reconciliation adjustments necessary because our Russia segment excludes certain expenses from its Adjusted EBITDA. As a result of the reconciliations, our consolidated Adjusted EBITDA differs from the aggregation of Adjusted EBITDA of each of our reportable segments. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total operating revenue, expressed as a percentage. Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for analyses of the results as reported under IFRS. Our management uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental performance measures and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are indicators of the strength and performance of the company's business operations, including its ability to fund discretionary spending, such as capital expenditures, acquisitions and other investments, as well as indicate its ability to incur and service debt. In addition, the components of Adjusted EBITDA and Adjusted EBITDA Margin include the key revenue and expense items for which the company's operating managers are responsible and upon which their performance is evaluated. Adjusted EBITDA and Adjusted EBITDA Margin also assist management and investors by increasing the comparability of the company's performance against the performance of other telecommunications companies that provide EBITDA (earnings before interest, taxes, depreciation and amortization) or OIBDA (operating income

S-iii

before depreciation and amortization) information. This increased comparability is achieved by excluding the potentially inconsistent effects between periods or companies of depreciation, amortization and impairment losses, which items may significantly affect operating profit between periods. However, our Adjusted EBITDA results may not be directly comparable to other companies' reported EBITDA or OIBDA results due to variances and adjustments in the components of EBITDA (including our calculation of Adjusted EBITDA) or calculation measures. Additionally, a limitation of EBITDA's or Adjusted EBITDA's use as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue or the need to replace capital equipment over time. Reconciliation of Adjusted EBITDA to profit for the period, the most directly comparable IFRS financial measure, is presented in the table under "Summary Consolidated Financial and Other Data."

  Net debt

        In this prospectus supplement, we present net debt as total other financial liabilities for the period less derivatives designated as hedges, unamortized fair value adjustment under acquisition method of accounting, other unamortized adjustments to financial liabilities, fair value adjustment, interest accrued related to financial liabilities, long-term and short term deposits and cash and cash equivalents, as reflected in the reconciliation table in "Summary Consolidated Financial and Other Data" below. Net debt should not be considered in isolation or as a substitute for analyses of the results as reported under IFRS. Net debt represents the amount of interest-bearing debt at amortized costs and guarantees given less cash and cash equivalents and current and noncurrent bank deposits adjusted for derivatives designated as hedges. Our management uses Net Debt and a Net Debt to EBITDA ratio as supplemental performance measures and believes that Net Debt and Net Debt to EBITDA provide useful information to investors. Net Debt is an indicator of the business's ability to pay off all of its debts if they became due simultaneously on the day of calculation, using only its available cash and highly liquid assets. Net Debt to EBITDA takes into account the company's ability to decrease debt using its earnings. Our net debt results may not be directly comparable to other companies' reported net debt results due to variances and adjustments in the components of net debt or calculation measures.

  Capital expenditures

        In this prospectus supplement, we present capital expenditures for 2014 and 2013 excluding our Italian operations (WIND) following its reclassification as asset held for sale and a discontinued operation. We also present capital expenditures for 2014 without licenses and excluding WIND. Italy is no longer a reportable segment subsequent to its classification as a discontinued operation in connection with the Italy Joint Venture. However, financial and operational information for Italy is included in this prospectus supplement because completion of the Italy Joint Venture has not occurred and Italy is a significant part of our business. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Trends—Italy Joint Venture" and Note 6 to our audited consolidated financial statements incorporated by reference herein.

  Local currency financial measures.

        In this prospectus supplement we present certain financial measures in local or "functional" currency terms. These non-GAAP financial measures include the results of operations of our reportable segments in jurisdictions with local functional currencies, and exclude the impact of translating the local currency amounts to U.S. dollars. We analyze the performance of our reportable segments on a functional currency basis to increase the comparability of results between periods. Because changes in foreign exchange rates have a non-operating impact on the results of operations (as a result of translation to US$, our reporting currency), our management believes that evaluating their performance on a functional currency basis provides an additional and meaningful assessment of performance to our management and to investors. For information regarding our translation of foreign currency-denominated amounts into U.S. dollars, see

S-iv

"Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Factors Affecting our Financial Position and Results of Operations—Foreign Currency Translation" and Note 3 to our audited consolidated financial statements incorporated by reference herein.

MARKET AND INDUSTRY DATA

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain industry, market and competitive position data that are based on the industry publications and studies conducted by third parties noted herein and therein, as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, we have not independently verified the market and industry data obtained from these third-party sources. While we believe our internal research is reliable and the definition of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source.

TRADEMARKS

        We have proprietary rights to trademarks used in this prospectus supplement and the accompanying prospectus which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the "®" or "TM" symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement and the accompanying prospectus is the property of its respective holder.

S-v

SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. This summary is qualified in its entirety by the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Before investing, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the information under "Risk Factors" beginning on page S-21 of this prospectus supplement, our 2015 Annual Report and our consolidated financial statements and the related notes thereto incorporated by reference herein and included in this prospectus supplement, as applicable. This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements that involve risks and uncertainties. See "Cautionary Note Regarding Forward-Looking Statements" beginning on page S-25 of this prospectus supplement and on page 2 of the accompanying prospectus.

 THE COMPANY

Overview

        VimpelCom is an international communications and technology company committed to bringing the digital world to each and every customer. Currently, the company provides voice and data services through a range of traditional and broadband mobile and fixed-line technologies and operates in Russia, Algeria, Pakistan, Bangladesh, Ukraine, Kazakhstan, Uzbekistan, Kyrgyzstan, Armenia, Tajikistan, Georgia, Laos, Zimbabwe and Italy. The operations of the VimpelCom Group covered a territory with a total population of approximately 732 million as of June 30, 2016. We provide services under the "Beeline," "Kyivstar," "banglalink," "Mobilink," "Djezzy" and "WIND" brands. As of June 30, 2016, we had 214.9 million mobile customers on a combined basis, including WIND, 236 million mobile customers on a combined basis, including 100% of WIND and Warid customers and 50,971 employees.

Organizational Structure Overview

        VimpelCom Ltd. is the holding company for a number of operating subsidiaries and holding companies in various jurisdictions. In the third quarter of 2015, we adopted a new regional structure, consisting of the four following business units, all of which report to our headquarters in Amsterdam:

  •
  Russia;

  •
  Emerging Markets (which includes our operations in Algeria, Pakistan and Bangladesh);

  •
  Eurasia (which includes our operations in Ukraine, Kazakhstan, Uzbekistan, Kyrgyzstan, Armenia, Tajikistan and Georgia); and

  •
  Italy.

        Notwithstanding our new regional structure described above, we currently operate and manage the Company in seven reportable segments in accordance with accounting rules. These segments are based on the different economic environments and varied stages of development across the geographical markets we serve, each of which requires different investment and marketing strategies. From January 1, 2015 through June 30, 2016, management organized our business in eight reportable segments consisting of our seven current reporting segments and Kazakhstan. In the second quarter of 2016, management decided to no longer include Kazakhstan as a separate reportable segment due to the decreasing impact of operations in Kazakhstan on the overall business. As a result, the activities in Kazakhstan have been integrated into our HQ and Others segment. Our annual consolidated financial statements incorporated by reference in this prospectus supplement have not been restated for this organizational change. Our reportable segments currently consist of the seven following segments:

  •
  Russia;

  •
  Algeria;

  •
  Pakistan (which was split out of the former "Africa & Asia" reportable segment);

  •
  Bangladesh (which was split out of the former "Africa & Asia" reportable segment);

  •
  Ukraine;

  •
  Uzbekistan (which was split out of the former "CIS" reportable segment); and

  •
  HQ and Others includes all results of our operations in Kazakhstan, Kyrgyzstan, Armenia, Tajikistan, Georgia and Laos, as well as certain intercompany adjustments and headquarter ("HQ") transactions related to financing and management activities within the group. Prior to January 1, 2015, the results of our operations in Kazakhstan, Kyrgyzstan, Armenia, Tajikistan and Georgia were included in the former "CIS" reportable segment, and the results of our operations in Laos were included in the former "Africa & Asia" reportable segment. Between January 1, 2015 and June 30, 2016, the results of our operations in Kazakhstan were reported as a standalone segment.

        Italy is no longer a reportable segment subsequent to its classification as an asset held for sale and discontinued operation following the signing of an agreement in August 2015 with CK Hutchison Holdings Ltd. ("CK Hutchison") to combine the company's operations in Italy with 3 Italia S.p.A. ("3 Italia") in an equal joint venture (the "Italy Joint Venture"). However, financial and operational information for Italy is included in this prospectus supplement because completion of the Italy Joint Venture has not occurred and operations in Italy are a significant part of our business. For more information please see Note 6 to our audited consolidated financial statements incorporated by reference herein and Note 3 to our unaudited interim condensed consolidated financial statements included in this prospectus supplement.

        The table below sets forth our operating companies and significant subsidiaries, including those subsidiaries that hold our principal telecommunications licenses, and our percentage ownership interest, direct and indirect, in each subsidiary as of June 30, 2016. Unless otherwise indicated, our percentage ownership interest is identical to our voting power in each of the subsidiaries.

Subsidiary	Country of Incorporation	Percentage Ownership Interest (Direct and Indirect)
VimpelCom Amsterdam B.V.	Netherlands	100%
VimpelCom Holdings B.V.	Netherlands	100%	(1)
Wind Telecom S.p.A.	Italy	100%	(2)
WIND Acquisition Holdings Finance S.p.A.	Italy	100%	(3)
WIND Telecomunicazioni S.p.A.	Italy	100%	(4)
WIND Retail S.r.l.	Italy	100%	(5)
PJSC VimpelCom	Russia	100%	(6)
"Kyivstar" JSC	Ukraine	100%	(7)
LLP "KaR-Tel"	Kazakhstan	75.0%	(8)
LLP "2 Day Telecom"	Kazakhstan	59%	(9)
LLP "TNS-Plus"	Kazakhstan	49%	(10)
LLC "Tacom"	Tajikistan	98.0%	(11)
LLC "Unitel"	Uzbekistan	100%	(12)
LLC "Mobitel"	Georgia	80.0%	(13)
CJSC "ArmenTel"	Armenia	100%	(14)
LLC "Sky Mobile"	Kyrgyzstan	50.1%	(15)
VimpelCom Lao Co. Ltd.	Lao PDR	78.0%	(16)
Weather Capital S.à r.l.	Luxembourg	100%	(17)
Weather Capital Special Purpose 1 S.A.	Luxembourg	100%	(18)
Global Telecom Holding S.A.E.	Egypt	51.9%	(19)
Omnium Telecom Algeria S.p.A.	Algeria	23.6%	(20)
Optimum Telecom Algeria S.p.A.	Algeria	23.6%	(21)
Pakistan Mobile Communications Limited	Pakistan	51.9%	(22)
Banglalink Digital Communications Limited	Bangladesh	51.9%	(23)

(1)
VimpelCom Amsterdam B.V. holds 100% directly.

(2)
VimpelCom Amsterdam B.V. holds 92.24% directly. Wind Telecom S.p.A. holds 7.76% of its own shares.

(3)
Wind Telecom S.p.A. holds 100% directly.

(4)
WIND Acquisition Holdings Finance S.p.A. owns 100% directly. Following completion of the Italy Joint Venture, VimpelCom will hold an indirect 50% interest in the Italy Joint Venture, which will own 100% of the WIND and 3 Italia businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Trends—Italy Joint Venture."

(5)
WIND Telecomunicazioni S.p.A. owns 100% directly.

(6)
VimpelCom Holdings B.V. holds 100% minus one share directly. VimpelCom Ltd. holds one share directly.

(7)
VimpelCom Ltd. holds 0.01% directly and VimpelCom Holdings B.V. holds 73.80% indirectly. Kyivstar holds 26.19% of its own shares.

(8)
PJSC VimpelCom holds 75.0% indirectly through a wholly owned Dutch/Luxembourg holding company and a Swiss holding company.

(9)
PJSC VimpelCom holds 59% indirectly through a number of subsidiaries.

(10)
VimpelCom Holdings B.V. holds 49% indirectly through wholly owned Dutch and Kazakh holding companies.

(11)
VimpelCom Holdings B.V. holds 98.0% indirectly through a wholly owned Swiss holding company.

(12)
PJSC VimpelCom holds 100% indirectly through wholly owned Dutch and BVI holding companies.

(13)
VimpelCom Holdings B.V. holds 80.0% indirectly through a number of wholly owned subsidiaries.

(14)
PJSC VimpelCom owns 100% directly.

(15)
PJSC VimpelCom holds 50.1% indirectly through a wholly owned Dutch/Luxembourg holding company and Swiss and Cypriot holding companies.

(16)
PJSC VimpelCom holds 78.0% indirectly through two wholly owned Dutch and Dutch/Luxembourg holding companies.

(17)
VimpelCom Holdings B.V. owns 100% directly.

(18)
Weather Capital S.à r.l. owns 100% directly.

(19)
Weather Capital S.à r.l. holds 1.92% directly and Weather Capital Special Purpose 1 S.A. holds 50.00% plus one share directly.

(20)
Global Telecom Holding S.A.E. holds a controlling interest of 45.6% directly and indirectly through two wholly owned Maltese subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Trends—Algeria Transaction and Settlement."

(21)
Omnium Telecom Algeria S.p.A. holds 99.99% directly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Trends—Algeria Transaction and Settlement."

(22)
As of July 1, 2016, Global Telecom Holding S.A.E. holds 85% of Pakistan Mobile Communications Limited ("PMCL") indirectly through two wholly owned Maltese subsidiaries and a nominee shareholder. WTPL and Bank Alfalah together acquired approximately 15% of the shares of PMCL (reducing Global Telecom Holding S.A.E.'s indirect holding to approximately 85%) on July 1, 2016 in exchange for the acquisition of 100% of the shares of Warid by PMCL and Warid will be subsequently merged into PMCL. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Trends—Pakistan Merger."

(23)
Global Telecom Holding S.A.E. holds 99.99% indirectly through a wholly owned Maltese subsidiary.

Description of Our Business

Our Mobile Telecommunications Business

        The table below presents the mobile telecommunications services we offer to our customers and a breakdown of prepaid and postpaid subscriptions as of June 30, 2016.

Mobile Service Description	Russia	Algeria	Pakistan	Bangladesh	Ukraine	Uzbekistan	Other Countries	Italy
Mobile telecommunications services under contract and prepaid plans for both corporate and consumer segments	Prepaid 90.1% Postpaid 9.9%	Prepaid 92.4% Postpaid(3) 7.6%	Prepaid 98.1% Postpaid 1.9%	Prepaid 93.0% Postpaid 7.0%	Prepaid 92.3% Postpaid 7.7%	Prepaid 97.5% Postpaid 2.5%	Prepaid —(4) Postpaid —(4)	Prepaid 95.5% Postpaid 4.5%
Value added and call completion services(1)	Yes	Yes	Yes	Yes	Yes	Yes	Yes(4)	Yes
National and international roaming services(2)	Yes	Yes	Yes	Yes	Yes	Yes	Yes(4)	Yes
Wireless Internet access	Yes	Yes	Yes	Yes	Yes	Yes	Yes(4)	Yes
Mobile financial services	Yes	No	Yes	Yes	Yes	Yes	No	No
Mobile bundles	Yes	Yes	Yes	Yes	Yes	Yes	Yes(4)	Yes

(1)
Value added services include messaging services, content/infotainment services, data access services, location based services, media and content delivery channels.

(2)
Access to both national and international roaming services allows our customers and customers of other mobile operators to receive and make international, local and long distance calls while outside of their home network.

(3)
Includes postpaid and hybrid (monthly fee with recharge possibility) customers.

(4)
For a breakdown of prepaid and postpaid subscriptions and a description of the mobile services we offer in Kyrgyzstan, Armenia, Tajikistan and Georgia, see "Item 4—Description of Operations in HQ and Others—Mobile Business in HQ and Others—Description of Mobile Services in HQ and Others" in our 2015 Annual Report. For a breakdown of prepaid and postpaid subscriptions and a description of the mobile services we offer in Kazakhstan, see "Item 4—Description of Operations of the Kazakhstan Segment—Mobile Business in Kazakhstan—Description of Mobile Services in Kazakhstan" in our 2015 Annual Report.

Our Fixed-line Telecommunications and Our Fixed-line Internet Business

        We offer voice, data and internet services to corporations, operators and consumers using a metropolitan overlay network in major cities throughout Russia, Italy, Ukraine, Kazakhstan and Uzbekistan. In Italy, we also use local loop unbundling ("LLU"), which allows us to use connections from Telecom Italia's local exchanges to the customers' premises.

        In our fixed-line/mobile integrated business structure in Russia, Ukraine, Kazakhstan and Uzbekistan, fixed-line telecommunications use inter-city fiber optic and satellite-based networks.

        In Italy, our fixed-line business uses an integrated network infrastructure with over 22,300 kilometers of fiber optic cable backbone and 1,636 LLU sites for direct customer connections.

        Our fixed-line business in Pakistan includes internet and value added services ("VAS") over a wide range of access media, covering major cities of Pakistan. In Armenia, our fixed-line business offers a wide range of services, including PSTN-fixed and IP telephony, internet, data transmission and network access, domestic and international voice termination and TCP/IP international transit, over our national networks. In addition, for international mobile operators, we provide voice call termination to our network in Georgia.

        We do not offer fixed-line services in Algeria, Bangladesh, Kyrgyzstan, Tajikistan or Laos.

Fixed-Line Service Description	Russia	Algeria	Pakistan	Bangladesh	Ukraine	Uzbekistan	Other Countries	Italy
Business and Corporate Services, providing a wide range of telecommunications and information technology and data center services to companies and high-end residential buildings	Yes	No	Yes	No	No	Yes	Yes(1)	Yes
Carrier and Operator Services, which provide consolidated management of our relationship with other carriers and operators. The two main areas of focus in this line of business are:	Yes	No	Yes	No	No	No	No	Yes
• generating revenue by providing a specific range of telecommunications services to other mobile and fixed-line operators and ISPs in Russia and worldwide; and

•

optimizing costs and ensuring the quality of our long distance voice, internet and data services to and from customers of other telecommunications operators and service providers worldwide by means of interconnection agreements

Consumer Internet Services, which provide fixed-line telephony, internet access and home phone services (on a VoIP and copper wire basis)	Yes	No	Yes	No	No	Yes	Yes(1)	Yes
Consumer Voice Offerings	Yes	No	No	No	No	Yes	Yes(1)	Yes

Corporate Voice Offerings, which provide fixed-line voice services, data services, VAS and connectivity services to corporate customers, including large corporate customers, small and medium enterprises (or "SMEs") and small office/home offices (or "SOHOs")	Yes	No	Yes	No	Yes	Yes	Yes(1)	Yes
Internet and Data Services, which provide internet and data transmission services to both consumer and corporate customers	Yes	No	Yes	No	Yes	Yes	Yes(1)	Yes

(1)
For a description of the fixed-line services we offer in Armenia and Georgia, see "Item 4—Description of Operations in HQ and Others—Fixed-line Business in HQ and Others" in our 2015 Annual Report. For a description of the fixed-line services we offer in Kazakhstan, see "Item 4—Description of Operations of the Kazakhstan Segment—Fixed-line Business in Kazakhstan" in our 2015 Annual Report.

        For a description of our operations in each of our seven reportable segments in addition to the Italy business unit, see the sections entitled "Item 4—Description of Operations of the Russia Segment," "Item 4—Description of Operations of the Algeria Segment," "Item 4—Description of Operations of the Pakistan Segment," "Item 4—Description of Operations of the Bangladesh Segment," "Item 4—Description of Operations of the Ukraine Segment," "Item 4—Description of Operations of the Uzbekistan Segment," "Item 4—Description of Operations in HQ and Others" and "Item 4—Description of Operations of the Italy Business Unit," in each case, in our 2015 Annual Report. Effective June 30, 2016, Kazakhstan is no longer a reportable segment and is included within HQ and Others.

Strategy

        In August 2015, we announced the following six strategic priority areas: (i) world class operations, (ii) structural improvements, (iii) portfolio and asset optimization, (iv) performance transformation and cost transformation, (v) new revenue streams and (vi) digital leadership. In creating these six priority areas, we have reflected the major trends facing the telecommunications industry, including cost and pricing pressures, the rapid migration to data, the need to capture and monetize new revenue streams and the requirement to be flexible and agile in an increasingly digital world. We are implementing these strategies as set forth below. For additional information on our strategy, please see "Item 4—Strategy—Portfolio and asset optimization: Consolidate and rationalize telecommunications portfolio through in-market consolidation, monetization of tower portfolio, network sharing and disposal of non-core assets" and "—Structural improvements: Optimize capital structure" in our 2015 Annual Report.

World class operations: a strong and focused footprint of leading operators, operating in markets offering significant upside potential due to the scale of digital opportunities, managed by a strong leadership team with a united global culture and robust governance.

        We have a strong and focused footprint of operating companies, covering Eastern Europe/Eurasia, emerging markets and Italy (through the Italy Joint Venture). In the 14 markets where we operate, we have a number 1 or 2 market share in mobile operations in 8 countries, and are the Net Promotor Score ("NPS") leader in 5 countries and the NPS co-leader in 2 countries.

        Our networks already cover over 10% of the world's population within the 14 markets where we operate today. Our services provide customers in these markets with the opportunity to navigate the digital world, in many cases for the first time. Our markets offer significant upside potential as they are characterized by low mobile data penetration, low smartphone penetration and low banking penetration compared to developed markets. Therefore, we believe there is more opportunity to move into digital services in these markets, rather than in markets where the penetration of Over The Top ("OTT") providers and services is already high. We believe there is significant growth potential in our markets and we expect digital technology services to become a significant source of growth for the Group as we move from the telecommunications to digital technology business.

        In order to deliver on our goal of being a world class operator, we have focused and will continue to focus on building a solid and experienced management team, a united global culture and robust governance. In the last two years, our executive and wider leadership team has been strengthened with additional key personnel that bring deep digital experience, compliance experience and specialist skills necessary to deliver on our strategic priorities. For a description of recent additions to our executive team, see "—Recent Developments." Building on our six strategic priorities, the team has also focused on bringing even greater clarity of direction to the business by strengthening a united culture on the back of our global vision to "be a pioneer: creating new opportunities for customers, as they navigate the digital world". A singular set of values has been developed and rolled out across the Group, encompassing "truthful", "collaborative", "entrepreneurial", "customer obsessed" and "innovative" as our core anchors. We have put a robust governance and compliance framework in place which includes stronger risk management, internal audit, due diligence procedures for third parties and a code of conduct and zero tolerance policy for our own staff. These policies and procedures are embedded in a Group wide control environment framework.

Structural improvements: Optimize capital structure.

        Our business has been hampered in the past by several structural issues that have impacted its attractiveness to investors. We have made significant progress over the last 12 months in addressing these investor concerns by, for example, addressing our debt structure through the refinancing of WIND's debt, lowering interest rates, ensuring sufficient liquidity and access to credit facilities while extending debt maturities. For example, the proceeds of the Algerian transaction, where 51% of our interest was sold to Fonds National d'Investissement, the Algerian National Investment Fund ("FNI") in 2015, were used to repay Group indebtedness. In addition, upon the completion of the Italy Joint Venture, we expect our net debt to EBITDA ratio to be reduced. For additional description of structural improvements, see "—Recent Developments—Tahady Bond Offering."

Portfolio and asset optimization: Consolidate and rationalize telecommunications portfolio through in-market consolidation, network sharing, monetization of the tower portfolio and disposal of non-core assets.

        Today, many of our markets are fragmented and may undergo a wave of consolidation. Being number one or a strong number two in a market makes a substantial difference and, to a certain extent, determines profitability. Therefore, in order to reinforce our strategic position, we intend to focus on our existing footprint, with selective in-country consolidation by acquiring either mobile and/or fixed broadband assets. We are in the process of closing a 50:50 merger between our Italian operation "WIND" with 3 Italia (owned by Hutchison) to assume the leading role as Italy's largest mobile operator in terms of customer number. Also, we have recently closed a transaction to merge our Pakistan operations with those of Warid to further strengthen our leading position in that country. To complement this strategy, we have disposed of certain non-core assets in Cambodia, Vietnam, Burundi, Canada and the Central African Republic, and we are in the process of disposing of our non-core assets in Zimbabwe. We carefully scrutinize any investment in our legacy infrastructure that does not also support our data business, while aiming to ensure that we remain able to deliver a set of core traditional telephone services that fully meet customer expectations. We have made, and intend to make in the future, selective moves to a more asset light network model with strategic network sharing partnerships and acceleration of monetization of our tower portfolio. For a description of the recent implementation of our portfolio and asset optimization, see "—Recent Developments—4G/LTE network sharing agreement in Kazakhstan" and "—Recent Developments—Potential tower portfolio sales and network sharing."

Performance and cost transformation: Increase efficiency with a new operating model.

        The objective of our performance transformation is to build a new global organizational operating model that will bring together all our operating companies and our headquarters to truly operate as one group. We plan to achieve this by globalizing, digitizing and simplifying our operating model, procurement and supply chain. We are creating global and regional synergies for transactional services, establishing global and regional support centers to centralize support functions, consolidating our global expertise and rethinking and improving the way we manage our networks and customer service. By streamlining such business processes, and by making them truly global, we believe that we will be better placed to capture economies of scale and we are targeting to reduce our capital expenditures (excluding licenses) to revenue ratio in the medium term. Our new business model is equipped with strong capabilities to drive profitability in order to function as a value-creation engine for the future, which should enable us to considerably reduce our cost base. The freed-up funds will be the base for what we plan to be a major investment program, with the goal of reinventing VimpelCom as the most streamlined digital operator in the world.

New revenue streams: Revitalize voice/messaging, data, fixed broadband and B2B.

        In the voice-centric world, there continue to be opportunities to improve performance through better customer segmentation, smart pricing and portfolio simplification. The move toward a data-centric world, however, is the single biggest industry change away from the traditional voice-heavy model. We are investing in our 3G and 4G/LTE networks to provide high speed services to our customers and support the continued strong growth of mobile data traffic. Increased distribution presence and brand control as well as more attractively priced data devices are further key success factors. Other factors for success over the next few years for any telecommunications operator will be to better manage mobile data pricing and to monetize the growth in mobile data traffic. Therefore, we strive to ensure that we offer a proactive and customer-centric transition from legacy voice pricing to data-centric pricing with bundled tariff plans, with the ambition to maintain and ultimately grow Average Revenue Per User ("ARPU"). Mobile data offerings are already becoming a significant decision factor for certain customer segments, and we expect this trend to continue.

        We believe that our customers have an increasing demand for seamless mobile and fixed-line services as they switch between devices and locations. With significant broadband infrastructure currently in place in five key markets (Russia, Ukraine, Italy, Kazakhstan and Armenia), we believe that we are well-positioned to capitalize on this convergence. Having launched convergent household bundles in Italy and having achieved increased retention and revenues as a result, we plan to continue to drive fixed mobile convergence adoption in other markets, launching integrated triple play and quadruple play bundles while smartly expanding our fixed footprint.

        We also believe that there is significant business to business ("B2B") growth potential in all of our markets, particularly with respect to small and medium enterprises interested in a variety of products like mobile and fixed convergence and big data management. By tapping into underserved customer segments, extending offerings and improving service quality, we plan to turn B2B into a major growth engine, unlocking opportunities across our segments. As of the end of six months ended June 30, 2016, we had approximately 4.3 million B2B customers.

Digital leadership: Reinventing the customer experience, revolutionizing customer engagement and creating a digital market place.

        We believe we are in the process becoming an world-class communications company by combining our pioneering digital business and our strong organizational culture focused on achieving our strategic priorities. We are embracing the new technology landscape, with a sharp focus on execution, resulting in an organization that is both lean and agile.

        Our transition to a digital technology service provider from a traditional communications company will leverage our Digital IT Stack developed through our partnership with Ericsson, advanced analytics and a digital engagement platform to get closer to our over 230 million customers. We believe this transition will strengthen our business to consumer ("B2C") model and performance, dramatically improve efficiency and revitalize our business. We aspire to create a new digital marketplace, offering our customers the opportunity to fulfill their life's needs and desires, all through a digital platform. As we re-engage with our customers, we will build an ecosystem that will reshape the way they navigate the digital world. While pursuing this opportunity, we are committed to following the highest confidentiality standards.

In summary: Through the pursuit of our six strategic priorities we have made significant progress over the last 12 months in our effort to: (1) revitalize the business to achieve world-class standards and transform from a traditional telecommunications business to a digital technology business and (2) create new opportunities for customers through a digital engagement model.

        Our financial goal is to be a company that returns to profitable growth and is able to share that with its owners through a meaningful dividend policy. The conditions to introduce such a policy are: (1) completion of the Italian transaction (JV Wind with 3 Italia), (2) more macro and currency stability in our markets and (3) further cash flow improvements from our operations in US dollars. This would allow the VimpelCom board to consider adoption of a meaningful dividend policy for its shareholders no later than early 2017.

Competitive Strengths

        We believe that the following competitive strengths will enable us to retain our customer base, capitalize on growth opportunities in the markets in which we operate and maintain and expand our current market share positions.

Diversified Operations and Cash Flows

        Our business is diversified across geographies, with operations in 13 countries as of June 30, 2016, including Italy and excluding Zimbabwe, both classified as held for sale. Our geographic diversity helps insulate us from concentrated risks associated with potential economic or political instability in a particular country or region. This diversification also allows us to benefit from diversified cash flows across our businesses, creating a strong liquidity position. With respect to our largest markets, we are the number one mobile operator in Ukraine, Pakistan, Uzbekistan, Kyrgyzstan and Italy (subject to completion of the Italy Joint Venture), the number two mobile operator in Algeria, Bangladesh, Armenia and Kazakhstan and the third-ranked mobile operator in Russia, each based on the number of customers as of June 30, 2016.

Attractive emerging markets portfolio with significant upside

        We are one of the leading international mobile operators with established leadership positions in emerging markets. We believe that several of these markets have significant upside potential stemming from low mobile voice and data penetration rates.

        Further, in certain of these markets, the proliferation of affordable smartphones and bundled mobile packages is driving growth in the uptake of mobile data and VAS. We believe our customers are using connectivity in new ways: with the expansion of access to content, applications, messaging, entertainment and social networking, and, as a result, demand for data services in these markets is growing. We believe we can leverage our market position in these countries to capitalize on increases in penetration rates and data usage. In addition, the telecommunications markets in Bangladesh, Pakistan and Eurasia have a large potential for customer base growth and revenue growth from relatively low penetration rates, particularly with respect to SMEs. In these markets, we seek to leverage our knowledge and experience across our emerging markets footprint and in our more mature markets to capture this growth.

Solid financial profile with proven access to multiple funding sources

        Historically, we have significantly grown our business while seeking to impose strict financial discipline in order to develop a solid capital structure and maintain strategic leverage and strong liquidity positions. Through the completion of financing activities of approximately US$21 billion in 2014 and approximately US$5 billion in 2015, we have substantially improved our debt maturity profile and liquidity position and significantly lowered our annual interest costs. Upon the completion of the Italy Joint Venture, we expect to reduce our net debt to EBITDA ratio.

        We have established a long-standing network of relationships with a large number of local and international financial institutions that have to date consistently provided us with the short- and long-term resources required to finance our operations, and grant us the liquidity to fund our working capital needs. We also have a strong track record in the public debt markets as in the past we have raised significant amounts of capital through bond issuances by our subsidiaries. Moreover, we are supported by a strong equity value cushion from our underlying group portfolio. As a listed company, we also have access to the public equity markets as an additional source of funding and liquidity. We believe that our financial discipline, solid debt and cash positions and balanced mix of funding sources will enable us to continue to execute our business plan and support our group.

Recognized local brand names

        We market our mobile services under local brand names in each of our markets. We benefit from a high level of brand awareness due to our local market leading positions. Our "Beeline" brand name is very well-established in a number of countries, including Russia (where we introduced the brand in 1993), Kazakhstan, Uzbekistan, Armenia, Tajikistan, Georgia, Laos and Kyrgyzstan. In Ukraine, we market our mobile services primarily under the "Kyivstar" brand. This high level of brand awareness enables us to up-sell and cross-sell our products and introduce new services that require a strong level of trust from consumers, such as mobile financial services ("MFS"). We also have powerful brands for our operations in Africa and Asia, including "Djezzy," "Mobilink" and "banglalink". In Italy, the "WIND" brand is well-established and enjoys high recognition. We believe that we have maintained the strength of these brands by offering innovative new products and services to provide our customers with faster access and easier usage and through our continuing commitment to providing high-quality customer service.

Broad distribution network

        We have large sales and distribution networks for mobile and fixed-line services in the markets where we operate, which serve to enhance our brand visibility, maintain customer contact and expand the services we provide to our customers. These networks are used for both sales and customer care, allowing high standards of customer service. Our network consists of our own branded shops, franchise network, simple retail agreements with local retail competitors and networks of strategic retail partners. An efficient mix of these channels helps us to maintain our competitive market positions across all of our markets.

Consistent leader in customer experience

        We provide specialized customer service to our different customer segments. We believe that our ability to provide specialized customer service has helped us maintain a high level of customer satisfaction with our products and services and stabilize churn in a majority of our markets. We also believe that we have provided particularly high levels of customer service to our corporate customers. By optimizing the customer experience and driving superior pricing through integrated mobile bundles that combine traditional voice with short message service ("SMS") and, most importantly, data, as of June 30, 2016, we have achieved the highest customer experience scores among peers in Italy, Bangladesh, Kyrgyzstan, Ukraine, Uzbekistan, Kazakhstan and Armenia in terms of NPS, a market tool used to measure customer loyalty.

Optimized pricing structure supporting strong margins

        Acknowledging differences in competitive situations and consumer behavior across markets, we undertake a systematic effort, involving dedicated analytics and research, to develop optimal pricing structures. We believe that this approach to pricing enables us to extract value from all of our market segments and allows us to offer different tariffs and solutions to all market segments and types of companies, including special tariff options and mobile bundles for voice, messaging and data services. We believe that such pricing supports strong Adjusted EBITDA margins compared to our global peers.

Experienced management team

        Our management teams across our group have extensive experience operating in the telecommunications industry. These seasoned management teams have been successful in developing a portfolio of mobile network operations in competitive and rapidly evolving emerging markets, as well as in developed, mature markets. We also ensure that we have seasoned and experienced management teams for each of our operations. We believe that our management teams put us in a strong position to successfully implement our business strategy worldwide. For a description of recent additions to our executive team, see "—Recent Developments—Senior Management Team."

Recent Developments

Potential tower portfolio sales and network sharing

        We continue to explore various business strategies and transactions in order to maximize our continued growth and performance in the telecom industry in the markets where we operate, including towers transactions and network sharing. As part of our initiative to move towards an asset light operating model, VimpelCom participates in discussions with third parties from time to time regarding the monetization of our tower portfolio and network sharing. However, the sale of towers and entering into network share agreements depend on various factors, including the successful negotiation of and entering into agreements on terms acceptable to both parties as well as obtaining the various approvals from our supervisory board and local regulatory agencies.

VimpelCom and CK Hutchison have received European Commission approval of joint venture in Italy

        On September 1, 2016, the European Commission approved the joint venture of VimpelCom, parent company of Wind Telecomunicazioni S.p.A. ("WIND"), and CK Hutchison, parent company of 3 Italia S.p.A. ("3 Italia"). The combined business of WIND and 3 Italia is expected to have over 31 million mobile customers and 2.8 million fixed line customers. The remedy package includes the transfer of 2x35HZ 3G and 4G/LTE frequencies, the sale or co-location of over 8,000 tower sites, a 2G-3G-4G/LTE national roaming agreement for 5 years and an optional network sharing agreement. Upon legal completion of the transaction, which is expected by the end of 2016, subject to obtaining national regulatory approvals, the combined entity will own and operate their telecommunications businesses. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Trends—Italy Joint Venture."

4G/LTE network sharing agreement in Kazakhstan

        On August 31, 2016, Kar-Tel LLP, which operates under the Beeline Kazakhstan brand, and Kcell Joint Stock Company ("Kcell") (LSE, KASE: KCEL), entered into a network sharing agreement for the joint deployment of 4G/LTE services in Kazakhstan. The network-sharing agreement aims to benefit customers without restricting competition between the two companies. The two mobile network operators will undertake joint planning of the combined network in order to generate greater cost efficiencies and a significantly accelerated roll-out of 4G/LTE across the country. The shared network will be managed by combined teams from Beeline Kazakhstan and Kcell.

VimpelCom and Dhabi Group completed Mobilink and Warid Transaction in Pakistan

        In July 2016, the transaction was completed to merge PMCL and Warid. The combined PMCL and Warid entity services over 50 million customers in Pakistan. The completion of the transaction follows regulatory approval, which in some cases is subject to specified remedial actions or conditions, from all relevant regulatory authorities in Pakistan and the subsequent exchange of shares. Accordingly, PMCL holds 100% of Warid's shares, and the Dhabi Group Shareholders have acquired 15% of the shares of PMCL, subject to potential post-completion earn out adjustments against a pre-agreed formula. The legal merger of the two companies into one, which will result in one merged legal entity, is expected to be completed within approximately six months, subject to the fulfilment of the required legal processes in Pakistan. With the completion of the transaction, Chief Executive Officer Jeffrey Hedberg handed over the CEO role of PMCL and Warid to Aamir Ibrahim, previously Chief Commercial Officer and Deputy CEO of PMCL. Starting from July 1, 2016, Warid financials will be consolidated into VimpelCom financials. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Trends—Pakistan Merger."

VimpelCom's Uzbekistan license extended to 2031

        In July 2016, VimpelCom's subsidiary in Uzbekistan operating under the Beeline brand was granted a 15-year extension to its operating license. The decision by the Uzbekistan regulatory authorities to extend the license follows an application submitted in May 2016 and takes into consideration the company's plans for further development of its telecommunications network.

VimpelCom and Ericsson entered into a USD 1 billion long-term global software partnership

        In June 2016, VimpelCom entered into a USD 1 billion long-term global software partnership with Ericsson that will significantly transform VimpelCom's global IT infrastructure. The partnership encompasses a complete overhaul of VimpelCom's customer-facing IT infrastructure across 11 countries and 12 time zones. VimpelCom will digitalize and globalize its Business Support Systems infrastructure using Ericsson's new software and cloud technologies. The agreement with Ericsson is expected to contribute to the significant reduction of VimpelCom IT expenses, both operating and capital expenses.

Djezzy awarded license to provide 4G/LTE services in Algeria

        In May 2016, Djezzy was awarded one of three licenses to provide 4G/LTE services in the country. Djezzy has the largest network in Algeria with the widest coverage and plans to invest significantly to upgrade its networks further. This includes modernizing 2G services and completing the full deployment of 3G in all 48 of Algeria's wilayas (provinces) by the end of 2016.

Tahady Bond Offering

        In April 2016, GTH Finance B.V., a wholly owned subsidiary of Global Telecom Holding S.A.E. ("GTH"), completed a US$1.2 billion dual tranche bond offering. The tranches consisted of (i) US$500 million in aggregate principal amount of 6.25% Senior Notes due April 2020 and (ii) US$700 million in aggregate principal amount of 7.25% Senior Notes due April 2023 (collectively, the "Tahady Notes"). The Tahady Notes are guaranteed by VimpelCom Holdings B.V. The proceeds of the Tahady Notes were loaned to and used by GTH to repay the shareholder loan from VimpelCom Amsterdam B.V., and will be used by VimpelCom for general corporate purposes.

Telenor Preference Shares In VimpelCom Redeemed; Change In Share Ownership

        As disclosed in October 2015, Telenor did not give notice to the Company of an intention to convert its 305,000,000 voting preferred shares. The preferred shares have been redeemed by VimpelCom at a redemption price of USD 0.001 per share and are no longer issued and outstanding. As a result, currently Telenor´s voting and economic stake in VimpelCom is 33%. On April 1, 2016, L1T VIP Holdings S.a.r.l. and Letterone Investment Holdings S.A. filed an amendment to their Schedule 13D to announce the transfer of 145,947,562 VimpelCom American Depositary Shares (representing a beneficial interest equivalent to approximately 8.3% of VimpelCom's total issued and outstanding common shares) to Stichting Administratiekantoor Mobile Telecommunications Investor. As a result, LetterOne currently holds a beneficial interest in common shares with voting rights in VimpelCom equal to 47.9%.

Senior Management Team

        On September 5, 2016, VimpelCom announced that it had accepted the resignation of Mikhail Slobodin, Chief Executive Officer of PJSC VimpelCom, with immediate effect, following news that he had been named as a person of interest in an investigation by Russian authorities into allegations of corruption at his prior employer, T Plus (a subsidiary of the Renova Group), of which Mr. Slobodin was an executive before joining VimpelCom. Kjell Johnsen, who was announced as Head of Major Markets in August, will lead VimpelCom's business in Russia with immediate effect.

        In this new role, Kjell will be a member of the Group Executive Committee responsible for VimpelCom's businesses in Russia and Italy. Kjell joins VimpelCom from Telenor, where he was head of Telenor Europe with previous roles as CEO of Telenor Serbia as well as Senior Vice President & Head of Telenor Russia, Telenor Central & Eastern Europe. He was also a member of VimpelCom's Supervisory Board from 2011 until 2015 and PJSC's Board of Directors from 2007 to 2013.

        In July 2016, VimpelCom also announced the appointment of Dan Chapman as Group Chief Compliance Officer and effective July 1, 2016 Tom Gutjahr became the new CEO of Optimum Telecom Algeria ("OTA"), a company operating under the Djezzy brand name.

Supervisory Board Members

        On August 10, 2016, the company's shareholders elected Mikhail Fridman, Gennady Gazin, Andrei Gusev, Gunnar Holt, Sir Julian Horn-Smith, Nils Katla, and Alexey Reznikovich, together with newly elected Supervisory Board members, Stan Chudnovsky and Jørn P. Jensen. The new appointments bring added expertise in technology, digital entrepreneurship, and international corporate leadership to the board.

        Stan Chudnovsky is Head of Product for Messaging at Facebook. Before joining Facebook, Mr. Chudnovsky was Vice President of Growth, Global Strategy and Special Operations at PayPal after a company he co-founded, IronPearl, was acquired. Prior to this, Mr. Chudnovsky was involved in the establishment of Tickle Inc., one of the first social media companies, and grew it into one of the largest websites in the world by 2003. Mr. Chudnovsky has a strong background as an entrepreneur, having co-founded several other successful internet companies including Jiff, NFX, Ooga Labs, and Wonderhill. He has served on a number of corporate boards, including Goodreads and Zinch.

        Jørn P. Jensen brings significant board-level experience, having been a Director of Danske Bank A/S since March 2012 and having previously held senior roles, including Deputy Chief Executive Officer and Group Chief Financial Officer, at Carlsberg between 2000 and 2015. Mr. Jensen has served as a Member of the Committee on Corporate Governance in Denmark since 2012, and has previously served on a number of corporate boards, including DONG Energy A/S, Brightpoint Inc., Lauritzen Fonden/Vesterhavet A/S, and Royal Scandinavia A/S.

Legal Proceedings

  GTH—Arbitration proceedings related to sale of Wind Canada

        On May 27, 2016, GTH filed ICSID arbitration proceedings against the GOC pursuant to the Egypt-Canada bilateral investment treaty. GTH is claiming that Canada undertook a campaign of unfair measures in relation to GTH and its former Canadian operation, Wind Mobile ("WM"), which materially affected GTH's investments in Canada. Such measures include interference with GTH's right to acquire voting control over WM and to freely sell the company to another incumbent telecoms provider, and Canada's failure to provide a level-playing field for new entrants in the telecoms market. Due to those measures, GTH was forced to sell its interest in WM at a significant discount to its fair market value. The proceedings are at a preliminary stage. The next step in the proceedings will be the appointment of the arbitral tribunal, which is expected to be constituted in September 2016.

  OTMTI—Indemnity Claim

        Wind Telecom, Wind Telecomunicazioni and Wind Acquisition Holdings Finance were each subject to tax audits during the course of 2013, all of which were subsequently settled with the Italian tax authority for a total of EUR177 million. The share sale and exchange agreement ("SSEA") for VimpelCom's acquisition of Wind Telecom from Orascom TMT Investments S.à r.l. ("OTMTI") contained specific indemnities in favor of VimpelCom for Italian withholding tax liabilities and liabilities relating to OTMTI's ownership of Wind Hellas, among other indemnities. Under the terms of the SSEA, it is claimed that OTMTI is liable for 72.65% of the amount of any indemnified loss sustained by the company. On July 8, 2015, VimpelCom commenced LCIA arbitration proceedings seeking indemnification from OTMTI for approximately EUR128.5 million (i.e. 72.65% of the settlement amount) plus associated interest, fees and expenses for the loss flowing from the settlement. The proceedings are ongoing and the hearing is scheduled to take place in November 2016.

  KaR-Tel—Turkish Savings Deposit Insurance Fund Litigation

        On April 26, 2016, the 13th Chamber of the Council of State rejected the Savings Deposit Insurance Fund, a Turkish state agency responsible for collecting state claims arising from bank insolvencies, claim for correction and ruled in favor of KaR-Tel. No further appellate rights are available so the case is now fully concluded.

        For more information regarding our other legal proceedings, please see Note 24 and Note 26 to our audited consolidated financial statements included in the 2015 Annual Report, which is incorporated herein by reference and Note 13 to our unaudited interim consolidated financial statement included in this prospectus supplement. For information about certain risks related to current and potential legal proceedings, see "Item 3—Key Information—D. Risk Factors—Legal and Regulatory Risks" in the 2015 Annual Report, which is incorporated herein by reference.

Corporate Information

        VimpelCom Ltd. is an exempted company limited by shares registered under the Companies Act 1981 of Bermuda, as amended (the "Companies Act"), on June 5, 2009, and our registered office is located at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda. The VimpelCom Group's headquarters are located at Claude Debussylaan 88, 1082 MD, Amsterdam, the Netherlands. Our telephone number is +31 20 797 7200. VimpelCom Ltd. is registered with the Dutch Trade Register (registration number 34374835) as a company formally registered abroad (formeel buitenlandse kapitaalvennootschap), as this term is referred to in the Dutch Companies Formally Registered Abroad Act (Wet op de formeel buitenlandse vennootschappen). VimpelCom Ltd. is deemed a Dutch resident company for tax purposes in accordance with applicable Dutch tax regulations.

Concurrent Offering of Exchangeable Bonds

        The selling shareholder has priced a US$1,000,000,000, 0.25% 3-year bond that will be exchangeable under certain conditions for up to a total of 204,081,633 ADSs (subject to adjustment) at an exchange price representing a premium of 40% to the public offering price of the ADSs. The bond is expected to be issued on or about September 21, 2016. In connection with the concurrent offering, we are entering into a registration rights agreement for the bondholders' benefit under which we will agree to file and maintain a registration statement registering resale of ADSs issuable upon exchange or redemption of the exchangeable bonds. The concurrent offering is being made solely to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. This prospectus supplement and the accompanying prospectus are not an offer to sell or a solicitation of an offer to buy the exchangeable bonds.

THE OFFERING

ADSs Being Offered by the Selling Shareholder	142,500,000 ADSs, each representing one common share
Option to Purchase Additional Shares	The selling shareholder has granted the underwriters a 30-day option to purchase up to an additional 21,375,000 ADSs at the public offering price, less underwriting discounts and commissions.
American Depositary Shares

The ADSs being sold pursuant to this prospectus supplement each represent an ownership interest in one common share of VimpelCom Ltd. The depositary, The Bank of New York Mellon, will be the holder of the common shares underlying your ADSs. The registered holder of the ADSs will have rights as provided in the deposit agreement. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement becomes effective, you will be bound by the deposit agreement as amended. To better understand the terms of the ADSs, you should carefully read the section in the accompanying prospectus entitled "Description of American Depositary Shares," and the deposit agreement referred to therein.

Depositary	The Bank of New York Mellon
Shares Issued and Outstanding Before and After the Offering	1,756,731,135 common shares
Selling Shareholder	The selling shareholder in this offering is Telenor East Holding II AS. See "Selling Shareholder."
Use of Proceeds	We will not receive any proceeds from the sale of any ADSs by the selling shareholder. See "Use of Proceeds."
Nasdaq Symbol	"VIP"
Risk Factors

Investing in our ADSs involves risks. See "Risk Factors" beginning on page S-21 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

        Unless otherwise indicated, all information in this prospectus supplement, assumes no exercise by the underwriters of their option to purchase up to 21,375,000 additional ADSs from the selling shareholder.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth our summary historical audited and unaudited interim condensed consolidated financial information for the periods and dates indicated. The balance sheet data as of December 31, 2015 and 2014 and the statements of operations and cash flow data for the years ended December 31, 2015, 2014 and 2013 have been derived from our audited consolidated financial statements incorporated by reference herein. The balance sheet data as of June 30, 2016 and 2015 and the statements of operations and cash flow data for the six-month periods ended June 30, 2016 and 2015 have been derived from our unaudited interim condensed consolidated financial statements included herein. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

        The data for 2014 and 2013 has been restated to reflect the classification of WIND as a discontinued operation. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Trends—Italy Joint Venture" and Note 6 to our audited consolidated financial statements incorporated by reference herein.

        The following summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by the section entitled "Management's Discussion and Analysis of Financial

Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference herein.

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(in $ millions, except share and per share data)
Consolidated income statements data:
Service revenue	4,042	4,775	9,332	13,231	15,472
Sale of equipment and accessories	79	70	190	218	391
Other revenue	58	37	103	68	103

Total operating revenue	4,179	4,882	9,625	13,517	15,966

Operating expenses
Service costs	828	998	1,956	2,962	3,595
Cost of equipment and accessories	91	81	231	252	438
Selling, general and administrative expenses	1,707	1,797	4,563	4,743	6,256
Depreciation	723	784	1,550	1,996	2,245
Amortization	225	261	517	647	808
Impairment loss	12	112	245	976	2,963
Loss on disposals of non-current assets	6	11	39	68	93
Total operating expenses	3,592	4,044	9,101	11,644	16,398

Operating profit	587	838	524	1,873	(432)

Finance costs	385	429	829	1,077	1,213
Finance income	(31)	(24)	(52)	(52)	(90)
Other non-operating losses/(gains)	62	75	42	(121)	(84)
Shares of loss/(profit) of associates and joint ventures accounted for using the equity method	16	(11)	(14)	38	159
Net foreign exchange (gain)/loss	(95)	48	314	556	12
Profit/(loss) before tax	250	321	(595)	375	(1,642)

Income tax expenses	252	135	220	598	1,813

(Loss)/profit for the period from continuing operations	(2)	186	(815)	(223)	(3,455)

Profit/(loss) after tax for the period from discontinued operations	383	133	262	(680)	(633)
Profit/(loss) for the period	381	319	(553)	(903)	(4,088)
Attributable to:
The owners of the parent (continuing operations)	(57)	159	(917)	33	(1,992)
The owners of the parent (discontinued operations)	383	133	262	(680)	(633)
Non-controlling interest	55	27	102	(256)	(1,463)

	381	319	(553)	(903)	(4,088)

Earnings/(loss) per share from continuing operations
Basic, (loss)/profit for the period attributable to ordinary equity holders of the parent	$(0.03)	$0.09	$(0.52)	$0.02	$(1.16)
Diluted, (loss)/profit for the period attributable to ordinary equity holders of the parent	$(0.03)	$0.09	$(0.52)	$0.02	$(1.16)
Earnings/(loss) per share from discontinued operations
Basic, profit/(loss) for the period attributable to ordinary equity holders of the parent	$0.22	$0.08	$0.15	$(0.39)	$(0.37)
Diluted, profit/(loss) for the period attributable to ordinary equity holders of the parent	$0.22	$0.08	$0.15	$(0.39)	$(0.37)
Weighted average of number of common shares	1,749	1,748	1,748	1,748	1,711
Dividends declared per share	—	—	$0.035	$0.035	$1.24
Other data:
Adjusted EBITDA(1)	1,553	2,006	2,875	5,560	5,677
Adjusted EBITDA margin(1)	37.2%	41.1%	29.9%	41.1%	35.6%

	As of June 30,		As of December 31,
	2016	2015	2015	2014	2013(3)
	(in $ millions)
Consolidated balance sheet data:
Cash and cash equivalents	3,635	4,220	3,614	6,342	4,454
Working capital (deficit)(2)	(549)	(1,437)	(156)	(938)	(2,815)
Property and equipment, net	6,220	10,785	6,239	11,849	15,493
Intangible assets and goodwill	6,634	16,580	6,447	18,002	24,546
Total assets	34,888	36,687	33,854	41,042	49,747
Total liabilities	30,446	30,382	29,960	37,066	40,669
Total equity	4,442	6,305	3,894	3,976	9,078

(1)
We define Adjusted EBITDA as profit/(loss) for the period before depreciation, amortization, impairment loss, finance costs, income tax expenses and the other line items set forth in the reconciliation table below. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total operating revenue, expressed as a percentage. Our consolidated Adjusted EBITDA includes certain reconciliation adjustments necessary because our Russia segment excludes certain expenses from its Adjusted EBITDA. As a result of the reconciliations, our consolidated Adjusted EBITDA differs from the aggregation of Adjusted EBITDA of each of our reportable segments. Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for analyses of the results as reported under IFRS. Our management uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental performance measures and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are indicators of the strength and performance of the company's business operations, including its ability to fund discretionary spending, such as capital expenditures, acquisitions and other investments, as well as indicate its ability to incur and service debt. In addition, the components of Adjusted EBITDA and Adjusted EBITDA Margin include the key revenue and expense items for which the company's operating managers are responsible and upon which their performance is evaluated. Adjusted EBITDA and Adjusted EBITDA Margin also assist management and investors by increasing the comparability of our performance against the performance of other telecommunications companies that provide EBITDA (earnings before interest, taxes, depreciation and amortization) or OIBDA (operating income before depreciation and amortization) information. This increased comparability is achieved by excluding the potentially inconsistent effects between periods or companies of depreciation, amortization and impairment losses, which items may significantly affect operating profit between periods. However, our Adjusted EBITDA results may not be directly comparable to other companies' reported EBITDA or OIBDA results due to variances and adjustments in the components of EBITDA (including our calculation of Adjusted EBITDA) or calculation measures. Additionally, a limitation of EBITDA's or Adjusted EBITDA's use as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue or the need to replace capital equipment over time.

(2)
Working capital is calculated as current assets less current liabilities.

(3)
Figures for the year ended December 31, 2013 have been adjusted to reflect the adoption of IAS 32 Offsetting Financial Assets and Financial Liabilities.

        The following is a reconciliation of Adjusted EBITDA to profit/(loss) before tax for the periods presented, the most directly comparable IFRS financial measure:

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(in $ millions)
Adjusted EBITDA	1,553	2,006	2,875	5,560	5,677
Adjustments
Depreciation	(723)	(784)	(1,550)	(1,996)	(2,245)
Amortization	(225)	(261)	(517)	(647)	(808)
Impairment loss	(12)	(112)	(245)	(976)	(2,963)
Loss on disposals of non-current assets	(6)	(11)	(39)	(68)	(93)
Finance costs	(385)	(429)	(829)	(1,077)	(1,213)
Finance income	31	24	52	52	90
Other non-operating losses/(gains)	(62)	(75)	(42)	121	84
Shares of (loss)/profit of associates and joint ventures accounted for using the equity method	(16)	11	14	(38)	(159)
Net foreign exchange loss/(gain)	95	(48)	(314)	(556)	(12)

Profit/(loss) before tax for the period	250	321	(595)	375	(1,642)

        The following is a reconciliation of net debt to total other financial liabilities for the periods presented, the most directly comparable IFRS financial measure:

As of June 30, 2016
(in $ millions)
Net Debt	6,575
Cash and cash equivalents	3,635
Long-term and short-term deposits	350
Gross debt	10,560
Interest accrued related to financial liabilities	198
Fair value adjustment	—
Unamortized fair value adjustment under acquisition method of accounting	—
Other unamortized adjustments to financial liabilities (fees, discounts etc.)	38
Derivatives designated as hedges	21
Total other financial liabilities	10,817

        The following is a reconciliation of capital expenditures (excluding licenses) to cash paid for purchase of property, plant and equipment and intangible assets for the periods presented, the most directly comparable IFRS financial measure:

		Year ended December 31,
	Six months ended June 30, 2016
		2015	2014
Cash paid for purchase of property, plant and equipment and intangible assets	714	2,207	3,501
Net difference between timing of recognition and payments for purchase of property, plant and equipment and intangible assets	(169)	(173)	(272)
Capital expenditures	545	2,034	3,229
Less Capital expenditures in licenses	(88)	(280)	(396)
Capital expenditures (excluding licenses)	457	1,754	2,833

RISK FACTORS

        An investment in our ADSs involves a high degree of risk. You should carefully read and consider the risk factors set forth below, as well as the risk factors in our 2015 Annual Report that we have incorporated by reference into this prospectus supplement, before deciding to invest in our ADSs. If any of these risks actually occurs, our business, results of operations, financial condition and cash flow could be materially impaired. The trading price of our ADSs could decline due to any of these risks, and you could lose all or part of your investment. When determining whether to buy our ADSs in this offering, you should also read carefully the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes thereto.

Risks Related to Our Business

        Important information regarding risks related to our business is set forth under "Risk Factors" in our 2015 Annual Report, which is incorporated herein by reference. Additional risks include the following:

Recent anti-terror legislation passed in Russia could result in additional operating costs and may harm our business.

        One of the provisions of Federal Law No 374-FZ dated July 6, 2016 amending anti-terrorism legislation, also known as the "Yarovaya law" becoming effective in July 2018, requires communications providers to store user communication data (i.e., logs of phone calls, text, video, audio messages) for a period of three years, as well as users' phone calls, content of text, video and audio communications for a period up to six months while making all such data accessible to the investigation and security services. While the Yarovaya law is still in its preliminary stages and its practical effect is unclear, since subordinate legislation is yet to be adopted, the implementation and support of the legislation could result in substantially increased costs for local equipment and tools that are currently expected to be borne by telecommunications companies as well as a diversion of management's attention and resources, which could materially adversely affect our business and operations. The company continues to analyze the possible application developments and interpretations of this legislation.

Risks Related to this Offering and the Ownership of Our ADSs

Our ADS price may be volatile, and purchasers of ADSs could incur substantial losses.

        Our ADS price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your ADSs at or above the price at which you purchase our ADSs. The market price for our ADSs may be influenced by many factors, including:

  •
  the success of competitive products or technologies;

  •
  regulatory developments in the foreign countries where we operate;

  •
  developments or disputes concerning licenses or other proprietary rights;

  •
  the recruitment or departure of key personnel;

  •
  quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;

  •
  market conditions in the industries in which we compete and issuance of new or changed securities analysts' reports or recommendations;

  •
  the failure of securities analysts to cover our shares or changes in financial estimates by analysts;

  •
  investor perception of our company and of the industry in which we compete; and

  •
  general economic, political and market conditions.

Future issuances or sales of ADSs could depress the market for the ADSs.

        Future issuances of a substantial number of ADSs, or the perception by the market that those issuances could occur, could cause the market price of our common shares or the ADSs to decline or could make it more difficult for us to raise funds through the sale of equity in the future. Also, if we make one or more significant acquisitions in which the consideration includes common shares or other securities, your portion of shareholders' equity in us may be significantly diluted.

        The sale by the selling shareholder of the exchangeable bonds that are being sold in the concurrent offering and subsequent exchanges of the exchangeable bonds for ADSs, as well as our filing of a registration statement registering resale of ADSs deliverable upon exchange of the exchangeable bonds, may also negatively affect the market for the ADSs.

Various factors may hinder the declaration and payment of dividends.

        The payment of dividends is subject to the discretion of VimpelCom's Supervisory Board and VimpelCom's assets consist primarily of investments in its operating subsidiaries. In 2014, the VimpelCom Supervisory Board approved a new dividend policy that reduced the annual dividend target to US$0.035 per share. Various factors may cause the Supervisory Board to determine not to pay dividends or not to increase dividends from current levels. Such factors include VimpelCom's financial condition, its earnings and cash flows, its leverage, its capital requirements, contractual restrictions, legal proceedings and such other factors as VimpelCom's Supervisory Board may consider relevant. For more information on our policy regarding dividends, see "Item 8—Financial Information—Consolidated Statements and Other Financial Information—Policy on Dividend Distributions" in our 2015 Annual Report incorporated by reference herein. See also "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—As a holding company, VimpelCom depends on the performance of its subsidiaries" and "—Our strategic partnerships and relationships carry inherent business risks" in our 2015 Annual Report incorporated by reference herein.

Holders of our ADSs may not receive distributions on our common shares or any value for them if it is illegal or impractical to make them available to them.

        The depositary of our ADSs has agreed to pay holders of our ADSs the cash dividends or other distributions it or the custodian for our ADSs receives on our common shares or other deposited securities after deducting its fees and expenses. Holders of our ADSs will receive these distributions in proportion to the number of our ordinary shares that their ADSs represent. However, the depositary is not responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if such distribution consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit the distribution of our ADSs, common shares, rights or anything else to holders of our ADSs. This means that holders of our ADSs may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available. These restrictions may materially reduce the value of the ADSs.

VimpelCom is a Bermuda company governed by Bermuda law, which may affect your rights as a shareholder or holder of ADSs.

        VimpelCom is a Bermuda exempted company. As a result, the rights of VimpelCom's shareholders are governed by Bermuda law and by VimpelCom's bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. In addition, holders of ADSs do not have the same rights under Bermuda law and VimpelCom's bye-laws as registered holders of VimpelCom's common shares. Substantially all of our assets are located outside the United States. It may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against VimpelCom or its directors and executive officers based on civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, under the securities laws of those jurisdictions, or entertain actions in Bermuda under the securities laws of other jurisdictions.

As a foreign private issuer within the meaning of the rules of Nasdaq, we are subject to different U.S. securities laws and Nasdaq governance standards than domestic U.S. issuers. This may afford less protection to holders of our securities, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

        As a foreign private issuer, the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the United States Securities Exchange Act of 1934, as amended ("Exchange Act"). Although we currently report periodic financial results and certain material events, we are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four business days of their occurrence. In addition, we are exempt from the SEC's proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Our exemption from Section 16 rules regarding sales of our shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to this part of the Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions with respect to domestic U.S. public companies.

        Our ADSs are listed on the Nasdaq Global Select Market; however, as a Bermuda company, we are permitted to follow "home country practice" in lieu of certain corporate governance provisions under the Nasdaq listing rules that are applicable to a U.S. company. The primary difference between our corporate governance practices and the Nasdaq rules relates to Nasdaq listing rule 5605(b)(1), which provides that each U.S. company listed on Nasdaq must have a majority of independent directors, as defined in the Nasdaq rules. Bermuda law does not require that we have a majority of independent directors. As a foreign private issuer, we are exempt from complying with this Nasdaq requirement, and we do not have a majority of independent directors, as defined in the Nasdaq rules. Accordingly, VimpelCom's shareholders will not have the same protections as are afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. For more information on the significant differences between our corporate governance practices and those followed by U.S. companies under the Nasdaq listing rules, see the section of our 2015 Annual Report incorporated by reference herein entitled "Item 16G—Corporate Governance."

Holders of ADSs may be restricted in their ability to exercise voting rights and the information provided with respect to shareholder meetings.

        As a holder of ADSs, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the equity shares represented by your ADSs. At our request, the depositary will mail to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the common shares represented by ADSs. If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions. However, the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the common shares on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

        We could cease to be a foreign private issuer if a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws under such event may be significantly higher than costs we incur as a foreign private issuer, which could have a material adverse effect on our business and financial results.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference estimates and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus supplement and the accompanying prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different and worse from what we expect.

        All statements other than statements of historical fact are forward-looking statements. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "seek," "believe," "estimate," "predict," "potential," "continue," "contemplate," "possible" and similar words are intended to identify estimates and forward-looking statements.

        Our estimates and forward-looking statements may be influenced by various factors, including without limitation:

  •
  our plans to implement our strategic priorities, including with respect to our performance transformation; business to business growth and other new revenue streams; digitalizing our business model; portfolio and asset optimization; improving customer experience and optimizing our capital structure;

  •
  our ability to generate sufficient cash flow to meet our debt service obligations and our expectations regarding working capital and the repayment of our debt;

  •
  our expectations regarding our capital expenditures in and after 2016 and our ability to meet our projected capital requirements;

  •
  our plans to upgrade and build out our networks and to optimize our network operations;

  •
  our goals regarding value, experience and service for our customers, as well as our ability to retain and attract customers and to maintain and expand our market share positions;

  •
  our plans to develop, provide and expand our products and services, including broadband services and integrated products and services, such as fixed-mobile convergence;

  •
  our ability to execute our business strategy successfully and to complete, and achieve the expected benefits from, our existing and future transactions, such as our agreement with Hutchison, which owns indirectly 100% of Italian mobile operator 3 Italia, to form an equal joint venture holding company that will own and operate our telecommunications businesses in Italy (a transaction we refer to as the "Italy Joint Venture" in this prospectus supplement); our merger with WTPL and Bank Alfalah, which resulted in the merger of our telecommunications businesses in Pakistan (a transaction we refer to as the "Pakistan Merger" in this prospectus supplement); and the sale by WIND of 90% of the shares of Galata to Cellnex Telecom Terrestre SA, formerly named Abertis Telecom Terrestre SAU ("Cellnex");

  •
  our ability to integrate acquired companies, joint ventures or other forms of strategic partnerships into our existing businesses in a timely and cost-effective manner and to realize anticipated synergies therefrom;

  •
  our expectations as to pricing for our products and services in the future, improving our monthly average revenue per customer and our future costs and operating results;

  •
  our plans regarding our dividend payments and policies, as well as our ability to receive dividends, distributions, loans, transfers or other payments or guarantees from our subsidiaries;

  •
  our ability to meet license requirements and to obtain, maintain, renew or extend licenses, frequency allocations and frequency channels and obtain related regulatory approvals;

  •
  our plans regarding the marketing and distribution of our products and services, as well as our customer loyalty programs;

  •
  our expectations regarding our competitive strengths, customer demands, market trends and future developments in the industry and markets in which we operate;

  •
  possible consequences of resolutions of investigations by the U.S. Securities and Exchange Commission ("SEC"), the U.S. Department of Justice ("DOJ"), and the Dutch Public Prosecution Service (Openbaar Ministerie) ("OM") through agreements, and any litigation or additional investigations related to or arising out of such agreements or investigations, any costs we may incur in connection with such resolutions, investigations or litigation, as well as any potential disruption or adverse consequences to us resulting from any of the foregoing, including the retention of a compliance monitor as required by the Deferred Prosecution Agreement (the "DPA") with the DOJ and the final judgment and consent related to the settlement with the SEC (the "Consent"), any changes in company policy or procedure suggested by the compliance monitor or undertaken by the company, the duration of the compliance monitor and the company's compliance with the terms of the resolutions with the DOJ, SEC and OM; and

  •
  other statements regarding matters that are not historical facts.

        While these statements are based on sources believed to be reliable and on our management's current knowledge and best belief, they are merely estimates or predictions and cannot be relied upon. We cannot assure you that future results will be achieved. The risks and uncertainties that may cause our actual results to differ materially from the results indicated, expressed or implied in the forward-looking statements used in this prospectus supplement include:

  •
  risks relating to changes in political, economic and social conditions in each of the countries in which we operate, including as the result of armed conflict or otherwise;

  •
  in each of the countries in which we operate, risks relating to legislation, regulation and taxation, including laws, regulations, decrees and decisions governing the telecommunications industry, currency and exchange controls and taxation legislation, economic sanctions and their official interpretation by governmental and other regulatory bodies and courts;

  •
  risks related to currency fluctuations;

  •
  risks that various courts or regulatory agencies with whom we are involved in legal challenges or appeals may not find in our favor;

  •
  risks relating to our company, including demand for and market acceptance of our products and services, regulatory uncertainty regarding our licenses, frequency allocations and numbering capacity, constraints on our spectrum capacity, availability of line capacity and competitive product and pricing pressures;

  •
  risks associated with developments in, the outcome of and/or possible consequences of the investigations by, and the agreements with, the DOJ, SEC and OM and any additional investigations or litigation that may be initiated relating to or arising out of any of the foregoing, and the costs associated therewith, including relating to remediation efforts and enhancements to our compliance programs and the retention of a compliance monitor;

  •
  risks related to our strategic shareholders, lenders, employees, joint venture partners, representatives, agents, suppliers, customers and other third parties;

  •
  risks associated with our existing and future transactions, including with respect to satisfying closing conditions, obtaining regulatory approvals and implementing remedies;

  •
  risks related to the ownership of our shares; and

  •
  other risks and uncertainties.

        Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Therefore, you are cautioned not to place undue reliance on these forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should refer to our periodic and current reports filed or furnished, as applicable, with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

 USE OF PROCEEDS

        In this offering, the selling shareholder named in this prospectus supplement is selling 142,500,000 ADSs. We will not receive any proceeds from the sale of any ADSs by the selling shareholder.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis is based on, and should be read in conjunction with, our consolidated financial statements as of and for the years ended December 31, 2015, 2014 and 2013 incorporated by reference in this prospectus supplement, and our unaudited interim condensed consolidated financial information as of and for the six month periods ended June 30, 2016 and 2015 included in this prospectus supplement, which have in each case been prepared in accordance with IFRS.

        Our consolidated interim financial information has been prepared using the same accounting principles and on the same basis as our annual consolidated financial statements. Our interim results are not necessarily indicative of results to be expected for the full year.

        This discussion includes forward-looking statements which, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those expressed or implied herein. For a discussion of some of those risks and uncertainties, see the sections entitled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

Overview

        We are an international communications and technology company committed to bringing the digital world to each and every customer. Currently, the company provides voice and data services through a range of traditional and broadband mobile and fixed-line technologies and operates in Russia, Algeria, Pakistan, Bangladesh, Ukraine, Kazakhstan, Uzbekistan, Kyrgyzstan, Armenia, Tajikistan, Georgia, Laos, Zimbabwe and Italy. The operations of the VimpelCom Group covered a territory with a total population of approximately 732 million as of June 30, 2016 (including Italy). We provide services under the "Beeline," "Kyivstar," "banglalink," "Mobilink," "Djezzy" and "WIND" brands. As of June 30, 2016, we had 214.9 million mobile customers (on a combined basis, including Italy) and 50,971 employees.

Basis of Presentation of Financial Results

        Our audited and unaudited interim condensed consolidated financial statements incorporated by reference herein include the accounts of VimpelCom Ltd. and its consolidated subsidiaries. All inter-company accounts and transactions have been eliminated. We have used the equity method of accounting for companies in which we have significant influence. Generally, this represents voting rights of at least 20.0% and not more than 50.0%.

        As a result of the agreement entered into with Hutchison to combine our operations in Italy with 3 Italia in an equal joint venture, we expect to lose control over our operations in Italy upon closing of the transaction. Consequently, we classified our Italian business unit as an asset held for sale and discontinued operation in our consolidated financial statements as of December 31, 2015 as well as our unaudited interim condensed consolidated financial statements as of June 30, 2016. In connection with this classification, the company no longer accounts for depreciation and amortization expenses of the Italian assets. The amounts for 2014 and 2013 have been restated in the consolidated income statements, the consolidated statements of cash flows and the related notes to reflect the classification of Italy as held for sale and discontinued operations. It is not yet reasonably possible to predict the impact on the income statement that this transaction might have upon closing of the transaction. Following the reclassification, the intercompany positions between the continued operations and discontinued operations are no longer eliminated. The positions are disclosed as related party transactions and balances. Please refer to Notes 6 and 25 to our audited consolidated financial statements and Note 12 of our interim unaudited interim condensed consolidated financial statements, each as incorporated by reference or included herein for further information.

        We and our subsidiaries paid taxes computed on income reported for local statutory tax purposes. We based this computation on local statutory tax rules, which differ substantially from IFRS. Certain items that are capitalized under IFRS are recognized under local statutory accounting principles as an expense in the year paid. In contrast, numerous expenses reported in the financial statements prepared under IFRS are not tax deductible under local legislation. As a consequence, our effective tax rate was different under IFRS from the statutory rate.

Critical Accounting Policies

        Please refer to Notes 3 and 4 to our audited consolidated financial statements incorporated by reference herein.

Reportable Segments

        We present our reportable segments based on economic environments and stages of development in different geographical areas, requiring different investment and marketing strategies. From January 1, 2015 through June 30, 2016, management organized our business in eight reportable segments consisting of our seven current reporting segments and Kazakhstan. In the second quarter of 2016, management decided to no longer include Kazakhstan as a separate reportable segment due to the decreasing impact of operations in Kazakhstan on the overall business. As a result, the activities in Kazakhstan have been integrated into our HQ and Others segment. Our annual consolidated financial statements incorporated by reference in this prospectus supplement have not been restated for this organizational change. As of June 30, 2016, our reportable segments consist of the seven following segments:

  •
  Russia;

  •
  Algeria;

  •
  Pakistan (which was split out of the former "Africa & Asia" reportable segment);

  •
  Bangladesh (which was split out of the former "Africa & Asia" reportable segment);

  •
  Ukraine;

  •
  Uzbekistan (which was split out of the former "CIS" reportable segment); and

  •
  HQ and Others includes all results of our operations in Kazakhstan, Kyrgyzstan, Armenia, Tajikistan, Georgia and Laos, as well as certain intercompany adjustments and HQ transactions. Prior to January 1, 2015, the results of our operations in Kazakhstan, Kyrgyzstan, Armenia, Tajikistan and Georgia were included in the former "CIS" reportable segment, and the results of our operations in Laos were included in the former "Africa & Asia" reportable segment). Prior to the six months ended June 30, 2016, the results of our operations in Kazakhstan were reported as a standalone segment.

        Italy is no longer a reportable segment subsequent to its classification as a discontinued operation in connection with the Italy Joint Venture. However, financial and operational information for Italy is included in this prospectus supplement because completion of the Italy Joint Venture has not occurred and Italy is a significant part of our business. Information for 2014 and 2013 has been restated to reflect the classification of Italy as a discontinued operation.

        For more information regarding our organizational structure and segments and the Italy Joint Venture, see "Summary—The Company—Organizational Structure," "—Recent Developments and Trends—Italy Joint Venture" and Notes 6 and 7 to our audited consolidated financial statements incorporated by reference herein and Note 3 to our unaudited interim condensed consolidated financial statements included in this prospectus supplement.

Factors Affecting Comparability of Prior Periods

        Our selected operating and financial data, audited and unaudited interim condensed consolidated financial statements and related notes incorporated by reference herein and the following discussion and analysis reflect the contribution of the operators we acquired from their respective dates of acquisition or consolidation. In addition, comparability is affected by dispositions of the operators we sold from their respective dates of disposals or deconsolidation. On September 16, 2014, we and GTH completed the sale of all of our debt and equity interest in the Globalive group of companies in Canada, including Globalive Wireless Management Corp., the operator of the Wind Mobile cellular telephony service in Canada ("Wind Canada"). On October 17, 2014, we completed the sale of our entire indirect 100.0% stake in Telecel Globe that held our interest in subsidiaries operating in Burundi and Central African Republic. As a consequence of the abovementioned dispositions we stopped including results of our debt and equity interest in Wind Canada from September 16, 2014, and our operations in Burundi and Central African Republic from October 17, 2014. On January 30, 2015, the company and its subsidiary GTH completed the sale of a non-controlling 51% interest in OTA to the FNI. For more information regarding our acquisitions and dispositions, see "—Recent Developments and Trends" and Note 6 to our audited consolidated financial statements incorporated by reference herein. We do not provide comparable financial information for periods preceding the date on which we acquired, consolidated or commenced operations in a particular country or segment, or following the date of disposition unless required by IFRS applied by the group. In the second quarter of 2016, we changed our reportable segments to no longer report the operations of Kazakhstan as a separate reportable segment, instead including it in HQ and Others (see "—Reportable Segments"). The results of operations for HQ and Others for periods prior to the six months ended June 30, 2016, have not been restated in this prospectus supplement or accompanying prospectus.

Recent Developments and Trends

Customer and revenue growth

        The mobile markets in Russia, Algeria, Ukraine, Kazakhstan, Kyrgyzstan, Armenia, Georgia, Tajikistan and Italy have reached mobile penetration rates exceeding 100% in each market. As a result, we will focus less on customer market share growth and more on revenue market share growth in each of these markets. The key components of our growth strategy in these markets will be to increase our share of the high-value customer market, increase usage of VAS and improve customer loyalty. Our management expects revenue growth in these markets to come primarily from an increase in usage of voice and data traffic among our customers.

        The remaining mobile markets in which we operate, including Pakistan, Bangladesh, Uzbekistan and Laos, are still in a phase of rapid customer growth with penetration rates substantially lower than in our other markets. In these markets, our management expects revenue growth to come primarily from customer growth in the short term and increasing usage of voice and data traffic in the medium term.

        Our management expects revenue growth in our mobile business to come primarily from data services and in our fixed-line business from broadband, as well as business and corporate services.

Increasing competition in Russia

        In Russia, we see continued signs of increasing competition in the market, with pricing pressure on devices and increased data allowances, while the macro environment remains challenging. We target to improve the customer proposition by focusing on customer service, offering integrated bundles including voice, text, and data, and introducing innovative products and services.

Investigations

        In February 2016, VimpelCom reached resolutions through agreements with the DOJ, the SEC and the OM relating to the previously disclosed investigations under the FCPA and relevant Dutch laws pertaining to VimpelCom's business in Uzbekistan and prior dealings with Takilant Ltd. The relevant agreements have been approved by the authorities and pertinent courts. Pursuant to these agreements, the company agreed to pay an aggregate amount of US$795 million in fines and disgorgements to the SEC, the DOJ and the OM. We currently cannot estimate the additional costs that we are likely to incur in connection with compliance with the agreements, including the ongoing obligations to cooperate with the agencies regarding their investigations of other parties, the monitorship and the costs of implementing the changes, if any, to our policies and procedures required by the monitor. However, the costs could be significant. For further details related to these settlements, please see "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—We are subject to a DPA with the DOJ, a Consent with the SEC and a settlement agreement with the OM. The agreements with the DOJ and the SEC require us to retain, at our own expense, an independent compliance monitor, and the DPA and the agreement with the OM require us to continue to cooperate with the agencies regarding their investigations of other parties. We will incur costs in connection with these obligations, which may be significant," "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—If we commit a breach of the DPA, we may be subject to criminal prosecution. Such criminal prosecution could have a material negative effect on our business, financial condition, results of operations, cash flows and prospects," "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—We may face other potentially negative consequences relating to the investigations by, and agreements with, the DOJ, SEC and OM, including additional investigations and litigation" in our 2015 Annual Report and Note 26 to our audited consolidated financial statements incorporated by reference herein.

Italy Joint Venture

        On August 6, 2015, VimpelCom, which owns indirectly 100% of WIND, together with its subsidiary VimpelCom Amsterdam B.V., and Hutchison, which owns indirectly 100% of Italian mobile operator 3 Italia, together with certain of its subsidiaries, entered into a contribution and framework agreement to form an equal joint venture holding company, the "Italy Joint Venture," that will own and operate their telecommunications businesses in Italy. Each of Hutchison and VimpelCom will indirectly hold 50% of the shares in the Italy Joint Venture, and therefore, as a consequence at the completion of the Italy Joint Venture, VimpelCom will no longer own a majority interest or have control over the operations of WIND. Pursuant to the terms of a shareholders' deed to take effect on completion of the Italy Joint Venture, no party may reduce its aggregate indirect holding in the Italy Joint Venture below 50% for the first year following completion. After the first year, either party may sell its shares in the Italy Joint Venture to third parties after offering a right of first offer to the other party. Three years following the completion of the Italy Joint Venture, each shareholder can invoke a buy/sell mechanism at any time.

        By combining their respective businesses, 3 Italia and WIND expect to gain the scale and more efficient cost structure needed to enable them to continue to offer innovative, competitively-priced telecommunications services and to compete in the Italian market place. The combined business is expected to service over 31 million mobile customers and 2.8 million fixed-line customers, and is expected to improve customer experience due to dedicated investment. VimpelCom expects that the Italy Joint Venture will bring cost synergies, including through network consolidation, location optimization and more efficient distribution.

        Completion of the Italy Joint Venture is subject to the satisfaction or waiver of certain conditions precedent, which include, among others, obtaining regulatory approvals, including regulatory clearances by competent Italian authorities. WIND and 3 Italia will continue to operate separately pending completion. The Italy Joint Venture will not occur unless both VimpelCom and Hutchison have agreed to any conditions, obligations, undertakings and/or modifications that may be required by regulatory authorities in granting their approvals. In July 2016, VimpelCom and Hutchison formally submitted commitments to the European Commission in order to obtain approval of the Italy Joint Venture. The commitments include the sale of spectrum and sites and an undertaking to provide other services including national roaming from the merged entity to enable a new mobile network operator to enter the Italian market. Furthermore, VimpelCom and Hutchison entered into formal agreements with Iliad as a potential remedy taker. On September 1, 2016, the European Commission approved the Italy Joint Venture under the EU Merger Regulation (Council Regulation (EC) No 139/2004) and approved Iliad as a remedy take pursuant to the commitments submitted by VimpelCom and Hutchison.

        The remedy package includes the transfer of 2x35HZ 3G and 4G/LTE frequencies, the sale or co-location of over 8,000 tower sites, a 2G-3G-4G/LTE national roaming agreement for 5 years and an optional network sharing agreement. Upon legal completion of the transaction, which is expected by the end of 2016, subject to obtaining national regulatory approvals, the combined entity will own and operate their telecommunications businesses.

        VimpelCom and Hutchison have agreed that their respective valuations of WIND and 3 Italia are on the basis that the final net cash and working capital of each respective group is not less than the agreed target net cash and working capital of each respective group. At completion, any shortfall in the net cash and working capital of each respective group compared to the agreed target amounts will be determined and, if one group's shortfall amount is greater than the other group's shortfall amount, VimpelCom or Hutchison, as the case may be, will pay 50% of the shortfall difference to the other party or, alternatively, may elect to direct to the other party dividends from the Italy Joint Venture in an amount equal to 50% of the shortfall difference. After the transaction is completed, there are no additional obligations to contribute funds by either party.

        Pursuant to the terms of the shareholders' deed, VimpelCom and Hutchison have provided for a clear corporate governance structure to ensure a successful joint venture with an experienced, combined management team led by Maximo Ibarra, current CEO of WIND, and supported by a board of six members, three of whom will be nominated by each of VimpelCom and Hutchison, respectively, and various committees. The right to appoint the chairman of the board will rotate between VimpelCom and Hutchison every 18 months, and the chairman will have a casting vote on certain fundamental business matters to help ensure the continuity of the business. Pending completion, WIND is accounted for as a discontinued operation. Following the completion of the Italy Joint Venture, VimpelCom will no longer consolidate the financial results of WIND, whose results will be calculated using the equity method. See Note 6 to our audited consolidated financial statements incorporated by reference herein Note 3 to our unaudited interim condensed consolidated financial statements included in this prospectus supplement. Completion of the transaction is subject to the satisfaction or waiver of certain conditions precedent, including obtaining regulatory approvals, is expected to occur around the end of 2016, and is subject to a termination longstop date of 18 months from signing, or February 2, 2017 if the conditions to closing have not been satisfied or waived. WIND and 3 Italia will continue to operate separately pending completion.

        On September 1, 2016, the European Commission approved the 50/50 joint venture of WIND and 3 Italia and Iliad as an appropriate remedy taker. The scale and financial strength of the combined business, characterized by strong spectrum assets, will enable the combined company to improved coverage, accelerated 4G/LTE mobile broadband rollout, greater reliability and enhanced download speeds to its customers. The combined business will benefit from scale and synergies which will unlock investment in Italy's digital infrastructure. Further, its delivery of mobile broadband is expected to play an important part in supporting the Italian government's goal in its Digital Italy Plan to achieve 85% take-up of 100Mbps broadband coverage by 2020. The investment will also complement the Enel Open Fibre project already supported by WIND.

        The joint revenue of both companies in FY15 was EUR6.25 billion and the transaction is one of the largest M&A transactions to be done in Italy since 2007. Completion is subject to obtaining national regulatory approvals. It is expected that the transaction will complete in Q4 2016.

Pakistan Merger

        On November 26, 2015, WTPL, the parent company and majority shareholder of Warid, Bank Alfalah, International Wireless Communications Pakistan Limited (a wholly owned subsidiary of GTH) and PMCL entered into an agreement to merge their telecommunications businesses in Pakistan (the "Pakistan Merger"). WTPL and Bank Alfalah together will acquire approximately 15% of the shares of PMCL in exchange for the acquisition of 100% of the shares of Warid by PMCL and Warid will be subsequently merged into PMCL.

        In July 2016, the transaction to merge PMCL and Warid was completed. Over 50 million customers in Pakistan will benefit from high-speed mobile telecommunications and a best-in-class digital mobile network from the combined Mobilink and Warid entity. It is expected that the combined entity will be the leading telecommunications provider of 2G, 3G and LTE services in Pakistan, providing higher quality national voice and data coverage, faster downloads, and a wider portfolio of products and services. The completion of the transaction follows regulatory approval, which in some cases issubject to specified remedial actions or conditions, from all relevant regulatory authorities in Pakistan and the subsequent exchange of shares. Accordingly, PMCL holds 100% of Warid's shares, and the Dhabi Group Shareholders have acquired 15% of the shares of PMCL, subject to potential post-completion earn out adjustments against a pre-agreed formula.

        The Warid board is chaired by His Highness Sheikh Nahyan Mubarak Al Nahyan, with Jon Eddy as Vice Chairman and consists of three other directors nominated by VimpelCom and GTH. On conclusion of the legal merger, the combined entity will have a single board and management structure.

        The legal merger of the two companies into one is expected to be completed within approximately six months, subject to the fulfilment of the required legal processes in Pakistan. With the completion of the transaction, Chief Executive Officer Jeffrey Hedberg handed over the CEO role of PMCL and Warid to Aamir Ibrahim, previously Chief Commercial Officer and Deputy CEO of PMCL.

Macroeconomic and Political Risks Concerning Russia and Ukraine and Other Countries

        Low oil prices, together with the impact of economic sanctions resulting from the current situation in Ukraine and the consequent devaluation of the Russian ruble, are negatively impacting the Russian economic outlook. In both 2014 and 2015, the significant depreciation of the ruble against the U.S. dollar in particular negatively impacted our results of operations and resulted in a foreign currency exchange loss in 2014 and 2015. In addition, the significant devaluation of the Ukrainian hryvnia in 2015 (partly due to the National Bank of Ukraine's decision in February 2015 to suspend its interventions to support the currency), the Kazakh tenge in 2015 (in the absence of a currency stabilization policy in Kazakhstan) and the Algerian dinar in 2015, negatively impacted revenues in our Ukraine, Kazakhstan and Algeria segments, respectively, and our results of operations in 2015. Furthermore, the current situation in Ukraine along with the response to the situation by the governments of Russia, the United States, the European Union and other countries have the potential to further adversely affect our business in Russia and Ukraine, markets in which we have significant operations. For more information, see "Item 3.D—Risk Factors—Risks Related to our Business—We are exposed to foreign currency exchange loss and currency fluctuation and convertibility risks", "—Risks Related to Our Markets—The international economic environment could cause our business to decline" and "—Risks Related to Our Markets—Our operations may be adversely affected by ongoing developments in Russia and Ukraine" in our 2015 Annual Report incorporated by reference herein.

Biometric SIM verification in Bangladesh

        In December 2015 the Government of Bangladesh introduced biometric SIM verification, which is a mandated initiative that requires mobile phone operators to verify each customer using fingerprints in order to ensure authentic registration, proper accountability and increased security. This verification initiative impacted revenue dynamics and customer growth across the market.

Certain Performance Indicators

        The following discussion analyzes certain operating data, including mobile customers, mobile MOU, mobile ARPU, mobile churn rate and mobile data customers, broadband customers that are not included in our financial statements. We provide this operating data because it is regularly reviewed by our management and our management believes it is useful in evaluating our performance from period to period as set out below. Our management believes that presenting information about customers, mobile MOU, mobile ARPU, mobile churn rate and mobile data customers is useful in assessing the usage and acceptance of our mobile and broadband products and services, and that presenting our mobile churn rate is useful in assessing our ability to retain mobile customers. This operating data is unaudited.

Mobile Customers

        We offer both postpaid and prepaid services to mobile customers. As of June 30, 2016, the number of our mobile customers reached approximately 214.9 million (on a combined basis, including Italy). Mobile customers are generally customers in the registered customer base as of a given measurement date who engaged in a revenue generating activity at any time during the three months prior to such measurement date. Such activity includes any outgoing calls, customer fee accruals, debits related to service, outgoing SMS and MMS, data transmission and receipt sessions, but does not include incoming calls, SMS and MMS or abandoned calls. Our total number of mobile customers also includes customers using mobile internet service via USB modems. For our business in Italy, prepaid mobile customers are counted in our customer base if they have activated our SIM card in the last 13 months (with respect to new customers) or if they have recharged their mobile telephone credit in the last 13 months and have not requested that their SIM card be deactivated and have not switched to another telecommunications operator via mobile number portability during this period (with respect to our existing customers), unless a fraud event has occurred. Postpaid customers in Italy are counted in our customer base if they have an active contract unless a fraud event has occurred or the subscription is deactivated due to payment default or because they have requested and obtained through mobile number portability a switch to another telecommunications operator.

        The following table indicates our mobile customer figures (in millions), as well as our prepaid mobile customers as a percentage of our total mobile customer base, for the periods indicated:

	As of June 30,		As of December 31,
	2016	2015	2015	2014	2013
Russia	57.4	57.2	59.8	57.2	56.5
Algeria	16.3	17.1	17.0	17.7	17.6
Pakistan	39.1	33.4	36.2	38.5	37.6
Bangladesh	31.1	32.0	32.3	30.8	28.8
Ukraine	25.4	26.1	25.4	26.2	25.8
Uzbekistan	9.3	10.3	9.9	10.6	10.5
HQ and Others(2)	15.4	15.9	15.7	16.1	15.3
Italy	20.9	21.4	21.1	21.6	22.3
Total number of mobile customers (including Italy)(1)	214.9	213.4	217.4	218.7	214.4
Percentage of prepaid customers	93.2%	93.3%	93.8%	94.3%	92.4%

(1)
The customer numbers for 2015, 2014 and 2013 have been adjusted to remove customers in operations that have been sold.

(2)
Includes operations in Kazakhstan, Kyrgyzstan, Armenia, Tajikistan, Georgia and Laos.

Mobile MOU

        Mobile MOU measures the monthly average minutes of voice service use per mobile customer. We generally calculate mobile MOU by dividing the total number of minutes of usage for incoming and outgoing calls during the relevant period (excluding guest roamers) by the average number of mobile customers during the period and dividing by the number of months in that period. For our business in Italy, we calculate mobile MOU as the sum of the total traffic (in minutes) in a certain period divided by the average number of customers for the period (the average of each month's average number of customers (calculated as the average of the total number of customers at the beginning of the month and the total number of customers at the end of the month)) divided by the number of months in that period.

        For 2015, 2014 and 2013, the Algeria, Pakistan and Bangladesh segments measured mobile MOU based on billed minutes, which is calculated by the total number of minutes of usage for outgoing calls (and for Pakistan MOU also includes minutes of usage generated from incoming revenue). Mobile MOU for Algeria, Pakistan and Bangladesh for 2015, 2014 and 2013 have been restated in accordance with the Group definition (described above) in order to present fair comparison.

Mobile ARPU

        Mobile ARPU measures the monthly average revenue per mobile user. We generally calculate mobile ARPU by dividing our mobile service revenue during the relevant period, including data revenue, roaming revenue and interconnect revenue, but excluding revenue from connection fees, sales of handsets and accessories and other non-service revenue, by the average number of our mobile customers during the period and dividing by the number of months in that period. For Italy, we define mobile ARPU as the measure of the sum of our mobile revenue in the period divided by the average number of mobile customers in the period (the average of each month's average number of mobile customers (calculated as the average of the total number of mobile customers at the beginning of the month and the total number of mobile customers at the end of the month)) divided by the number of months in that period.

Mobile Churn Rate

        We generally define our mobile churn rate as the total number of churned mobile customers over the reported period expressed as a percentage of the average of our mobile customer base at the starting date and at the ending date of the period. The total number of churned mobile customers is calculated as the difference between the number of new customers who engaged in a revenue generating activity in the reported period and the change in the mobile customer base between the starting date and the ending date of the reported period. Migration between prepaid and postpaid forms of payment and between tariff plans may technically be recorded as churn, which contributes to our mobile churn rate even though we do not lose those customers. For our business in Italy, mobile churn is defined as the rate at which customers are disconnected from our network, or are removed from our customer base due to inactivity, fraud or payment default. In Italy, our mobile churn is calculated by dividing the total number of customer disconnections (including customers who disconnect and reactivate with us at a later stage with a different SIM card) for a given period by the average number of customers for that period (calculated as the average of each month's average number of customers (calculated as the average of the total number of customers at the beginning of the month and the total number of customers at the end of the month)) divided by the number of months in that period.

Data Customers

        Data customers are generally customers under contract who have engaged in revenue generating activity during the three months prior to the measurement date as a result of activities including monthly Internet access using FTTB and xDSL technologies, as well as mobile Internet access via WiFi and USB modems using 2.5G/3G/4G/HSPA+ technologies. The Italy Business Unit measures fixed mobile data customers based on the number of active contracts signed and includes customers who have performed at least one mobile Internet event during the previous month. The Russia Business Unit includes IPTV activities. For Algeria, mobile data customers are 3G customers who have performed at least one mobile data event on the 3G network during the previous four months. Mobile data revenue, excluding foreign currency movements, showed double digit increase during the six months ended June 30, 2016 compared to the six months ended June 30, 2015 in all reported segments, except Uzbekistan.

Broadband Customers

        Broadband customers are generally customers in the registered customer base who were engaged in a revenue generating activity using broadband in the three-month period prior to the measurement date. In Russia and Ukraine, such activity includes monthly internet access using FTTB, xDSL and WiFi technologies, as well as mobile internet access via USB modems using GPRS/3G/HSDPA technologies. In Italy, we measure fixed-line broadband customers based on the number of active contracts signed, while mobile broadband customers are those consumers who have performed at least one mobile internet event in the previous month on GPRS/3G/HSPA/4G/LTE network technology. Mobile broadband customers in Uzbekistan are those who have performed at least one mobile internet event in the three-month period prior to the measurement date, as well as fixed internet access using FTTB, xDSL and WiFi technologies.

Recent Accounting Pronouncements

        Please refer to Note 3 to our audited consolidated financial statements incorporated by reference herein.

Results of Operations

Overview

        Our total operating revenue was US$4,179 million for the six months ended June 30, 2016, compared to US$4,882 million for the six months ended June 30, 2015. Our operating profit was US$587 million for the six months ended June 30, 2016, compared to US$838 million for the six months ended June 30, 2015. The profit for the period attributable to the owners of the parent was US$326 million for the six months ended June 30, 2016, compared to a profit of US$292 million for the six months ended June 30, 2015.

        Our total operating revenue was US$9,625 million for the year ended December 31, 2015, compared to US$13,517 million for the year ended December 31, 2014. Our operating profit was US$524 million for the year ended December 31, 2015, compared to US$1,873 million for the year ended December 31, 2014. The loss for the year attributable to the owners of the parent was US$655 million for the year ended December 31, 2015, compared to a loss of US$647 million for the year ended December 31, 2014.

        We use the U.S. dollar as our reporting currency. The functional currencies of our group are the Russian ruble in Russia, the Algerian dinar in Algeria, the Pakistani rupee in Pakistan, the Bangladeshi taka in Bangladesh, the Ukrainian hryvnia in Ukraine, the Kazakh tenge in the Republic of Kazakhstan, the Uzbek som in Uzbekistan, the Kyrgyz som in Kyrgyzstan, the Armenian dram in the Republic of Armenia, the U.S. dollar in Tajikistan, the Georgian lari in Georgia, the Lao kip in Laos and the Euro in Italy.

        Due to the significant fluctuation of the non-U.S. dollar functional currencies against the U.S. dollar in the periods covered by this discussion and analysis, changes in our consolidated operating results in functional currencies differ from changes in our operating results in reporting currencies during some of these periods. In the following discussion and analysis, we have indicated our operating results in functional currencies and the devaluation or appreciation of functional currencies where it is material to explaining our operating results. For more information about exchange rates relating to our functional currencies, see "—Certain Factors Affecting our Financial Position and Results of Operations—Foreign Currency Translation" below.

Consolidated results

        Financial results for 2014 and 2013 are restated to reflect the classification of WIND as a discontinued operation.

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In millions of US dollars)
Service revenue	4,042	4,775	9,332	13,231	15,472
Sale of equipment and accessories	79	70	190	218	391
Other revenue	58	37	103	68	103

Total operating revenue	4,179	4,882	9,625	13,517	15,966

Operating expenses
Service costs	828	998	1,956	2,962	3,595
Cost of equipment and accessories	91	81	231	252	438
Selling, general and administrative expenses	1,707	1,797	4,563	4,743	6,256
Depreciation	723	784	1,550	1,996	2,245
Amortization	225	261	517	647	808
Impairment loss	12	112	245	976	2,963
Loss on disposals of non-current assets	6	11	39	68	93

Total operating expenses	3,592	4,044	9,101	11,644	16,398

Operating profit	587	838	524	1,873	(432)

Finance costs	385	429	829	1,077	1,213
Finance income	(31)	(24)	(52)	(52)	(90)
Other non-operating losses/(gains)	62	75	42	(121)	(84)
Shares of loss/(profit) of associates and joint ventures accounted for using the equity method	16	(11)	(14)	38	159
Net foreign exchange (gain)/loss	(95)	48	314	556	12

Profit/(loss) before tax	250	321	(595)	375	(1,642)

Income tax expense	252	135	220	598	1,813

(Loss)/profit for the period from continuing operations	(2)	186	(815)	(223)	(3,455)

Profit/(loss) after tax for the period from discontinued operations	383	133	262	(680)	(633)

Profit/(loss) for the period	381	319	(553)	(903)	(4,088)

Attributable to:
The owners of the parent (continuing operations)	(57)	159	(917)	33	(1,992)
The owners of the parent (discontinued operations)	383	133	262	(680)	(633)
Non-controlling interest	55	27	102	(256)	(1,463)

	381	319	(553)	(903)	(4,088)

        The table below shows, for the periods indicated, the following consolidated statement of operations data expressed as a percentage of consolidated total operating revenue:

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Service revenue	97%	98%	97%	97%	97%
Sale of equipment and accessories	2%	1%	2%	2%	2%
Other revenue	1%	1%	1%	1%	1%

Total operating revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Operating expenses
Service costs	20%	20%	20%	22%	23%
Cost of equipment and accessories	2%	2%	2%	2%	3%
Selling, general and administrative expenses	41%	37%	47%	35%	39%
Depreciation	17%	16%	16%	15%	14%
Amortization	5%	5%	5%	5%	5%
Impairment loss	0%	2%	3%	7%	19%
Loss on disposals of non-current assets	0%	0%	1%	1%	1%

Total operating expenses	86%	83%	95%	86%	103%

Operating profit	14%	17%	5%	14%	(3)%

Finance costs	9%	9%	9%	8%	8%
Finance income	(1)%	0%	(1)%	(0)%	(1)%
Other non-operating losses/(gains)	1%	2%	1%	(1)%	(1)%
Shares of loss/(profit) of associates and joint ventures accounted for using the equity method	0%	0%	(0)%	0%	1%
Net foreign exchange (gain)/loss	(2)%	1%	3%	4%	0%

Profit/(loss) before tax	6%	7%	(6)%	3%	10%

Income tax expense	6%	3%	2%	4%	11%
(Loss)/profit for the period from continuing operations	(0)%	4%	(8)%	(2)%	(22)%
(Loss)/profit after tax for the period from discontinued operations	9%	3%	3%	(5)%	(4)%

Profit/(loss) for the period	9%	7%	(6)%	(7)%	(26)%

Attributable to:
The owners of the parent	8%	6%	(7)%	(5)%	(16)%
Non-controlling interest	1%	1%	1%	(2)%	(9)%

	9%	7%	(6)%	(7)%	(26)%

        The tables below show for the periods indicated selected information about the results of operations in each of our reportable segments. For more information regarding our segments, see Note 7 to our audited consolidated financial statements incorporated by reference herein.

Segmentation of Total Operating Revenue

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In millions of US dollars)
Russia	1,903	2,359	4,602	7,459	9,109
Algeria	529	650	1,273	1,692	1,796
Pakistan	558	506	1,014	1,010	1,069
Bangladesh	312	298	604	563	504
Ukraine	281	305	622	1,062	1,610
Uzbekistan	329	342	711	718	673
HQ and Others(1)	267	422	799	1,013	1,205

Total	4,179	4,882	9,625	13,517	15,966

(1)
Total operating revenue for Kazakhstan, Kyrgyzstan, Armenia, Tajikistan, Georgia and Laos, less elimination of intersegment revenue.

        The following table shows the percentage of our total operating revenue represented by each reportable segment's total operating revenue from external customers (excluding intersegment revenue) for each reportable segment for the periods indicated:

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Russia	45.5%	48.3%	47.8%	55.2%	57.1%
Algeria	12.7%	13.3%	13.2%	12.5%	11.2%
Pakistan	13.4%	10.4%	10.5%	7.5%	6.7%
Bangladesh	7.5%	6.1%	6.3%	4.2%	3.2%
Ukraine	6.7%	6.2%	6.5%	7.9%	10.1%
Uzbekistan	7.9%	7.0%	7.4%	5.3%	4.2%
HQ and Others(1)	6.3%	8.7%	8.3%	7.4%	7.5%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
Total operating revenue for Kazakhstan, Kyrgyzstan, Armenia, Tajikistan, Georgia and Laos, less elimination of intersegment revenue.

Segmentation of Adjusted EBITDA

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In millions of US dollars)
Russia	742	944	1,825	2,980	3,815
Algeria	286	344	684	857	(212)
Pakistan	231	202	409	386	441
Bangladesh	139	123	242	219	187
Ukraine	151	133	292	484	781
Uzbekistan	194	218	437	461	347
HQ and Others(1)	(190)	42	(1,014)	173	318

Total	1,553	2,006	2,875	5,560	5,677

(1)
Adjusted EBITDA for Kazakhstan, Kyrgyzstan, Armenia, Tajikistan, Georgia and Laos.

Revenue

        During the six month periods ended June 30, 2016 and 2015 and the three years ended December 31, 2015, we generated revenue from providing voice, data and other telecommunication services through a range of traditional and broadband mobile and fixed technologies, as well as selling equipment and accessories.

Service Revenue

        Our service revenue included revenue from airtime charges from postpaid and prepaid customers, monthly contract fees, time charges from customers online using internet services, interconnect fees from other mobile and fixed-line operators, roaming charges and charges for VAS such as messaging, data and infotainment. Roaming revenue includes both revenue from our customers who roam outside of their home country networks and revenue from other wireless carriers for roaming by their customers on our network. Roaming revenue does not include revenue from our own customers roaming while traveling across Russian regions within our network (so called "intranet roaming").

Sales of Equipment and Accessories and Other Revenue

        We sold mobile handsets, equipment and accessories to our customers. Our other revenue included revenue from site sharing and other services provided by VimpelCom.

Expenses

Operating Expenses

        During the six month periods ended June 30, 2016 and 2015 and the three years ended December 31, 2015, we had two categories of operating expenses directly attributable to our revenue: service costs and the costs of equipment and accessories.

Service Costs

        Service costs included interconnection and traffic costs, channel rental costs, telephone line rental costs, roaming expenses and charges for connection to special lines for emergencies.

Costs of Equipment and Accessories

        Our costs of equipment and accessories sold represented the amount that was payable for these goods, net of VAT. We purchased handsets, equipment and accessories from third party manufacturers for resale to our customers for use on our networks.

        In addition to service costs and the costs of equipment and accessories, during the six months ended June 30, 2016 and the three years ended December 31, 2015, our operating expenses included:

Selling, General and Administrative Expenses

        Our selling, general and administrative expenses include:

  •
  dealers' commissions;

  •
  salaries and outsourcing costs, including related social contributions required by law;

  •
  marketing and advertising expenses;

  •
  repair and maintenance expenses;

  •
  rent, including lease payments for base station sites;

  •
  utilities;

  •
  provision for doubtful accounts;

  •
  stock price-based compensation expenses;

  •
  litigation provisions; and

  •
  other miscellaneous expenses, such as insurance, operating taxes, license fees and accounting, audit and legal fees.

Depreciation and Amortization Expense

        We depreciated the capitalized costs of our tangible assets, which consisted mainly of telecommunications equipment including software and buildings that we owned. We amortized our intangible assets, which consisted primarily of telecommunications licenses, telephone line capacity for local numbers and customer relations acquired in business combinations.

Impairment Loss

        Impairment loss represents losses from impairment of long-lived assets, including goodwill, as well as investments in associates.

Loss on Disposals of Non-current Assets

        Loss on disposal of non-current assets represents losses from disposal of non-current assets when they are sold or written off.

Finance Costs

        We incurred interest expense on our vendor financing agreements, loans from banks, bonds, capital leases and other borrowings net of amounts capitalized. Our interest bearing liabilities carry both fixed and floating interest rates. On our borrowings with a floating interest rate, the interest rate is linked to LIBOR MosPRIME, KIBOR, Bangladeshi T-Bill and Bank of Algeria Re-Discount Rate. Our interest expense depends on a combination of prevailing interest rates and the amount of our outstanding interest bearing liabilities. Of our interest bearing liabilities, taking into account the effect of hedges, 79% have fixed rates and 21% have floating rates.

Finance Income

        Finance income represents income earned on cash deposited in banks and on loans provided to other parties.

Other Non-operating (Gains)/Losses

        Our other non-operating (gains)/losses primarily include the effect of change of fair value of derivatives not designated as hedges and other assets when fair value assessment is required under IFRS, results of disposal of our investments and other non-operating activities.

Shares of (Profit)/Loss of Associates and Joint Ventures Accounted for Using the Equity Method

        Shares of (profit)/loss of associates and joint ventures accounted for using the equity method represent our share in profit and loss of our joint ventures and associates accounted for using the equity method, primarily represented by Euroset.

Net Foreign Exchange Loss/(Gain)

        The functional currencies of our group are the Russian ruble in Russia, the Algerian dinar in Algeria, the Pakistani rupee in Pakistan, the Bangladeshi taka in Bangladesh, the Ukrainian hryvnia in Ukraine, the Kazakh tenge in the Republic of Kazakhstan, the Uzbek som in Uzbekistan, the Kyrgyz som in Kyrgyzstan, the Armenian dram in the Republic of Armenia, the U.S. dollar in Tajikistan, the Georgian lari in Georgia, the Lao kip in Laos and the Euro in Italy. Monetary assets and liabilities denominated in foreign currencies are translated into our respective functional currencies on the relevant balance sheet date. We record changes in the values of such assets and liabilities as a result of exchange rate changes in our results of operations under the line item net foreign exchange (loss)/gain.

Income Tax Expense

        The statutory income tax rate in Russia, Kazakhstan, Laos and Armenia in the six months ended June 30, 2016, 2015, 2014 and 2013 was 20% for each country. In Algeria, the statutory income tax rate was 26% in the six months ended June 30, 2016 and in 2015, 23% in 2014 and 25% in 2013. The statutory income tax rate in Pakistan was 31% in the six months ended June 30, 2016, 32% in 2015, 33% in 2014 and 34% in 2013. The statutory income tax rate in Bangladesh was 45% in the six months ended June 30, 2016 and in 2015, 2014 and 2013, respectively. The statutory income tax rate in Ukraine was 18% in the six months ended June 30, 2016 and in 2015, 18% in 2014 and 19% in 2013. In Uzbekistan, the income tax rate was 53.3% in the six months ended June 30, 2016, 7.5% in 2015, 8% in 2014 and 9% respectively in 2013; and the regional tax, which is assessed on income was 8%. The statutory income tax rate in Kyrgyzstan was 10% in the six months ended June 30, 2016, 2015, 2014 and 2013, respectively. The statutory income tax rate in Georgia was 15% in the six months ended June 30, 2016 and in 2015, 2014 and 2013 respectively. The statutory income tax rate in Luxembourg was 22.47% in the six months ended June 30, 2016 and in 2015, 22.47% in 2014 and 22.05% in 2013 (and 6.75% regional tax, which is assessed on income). The statutory income tax rate in the Netherlands was 25% in in the six months ended June 30, 2016, 2015, 2014 and 2013, respectively. The statutory tax rate in Tajikistan was 24% in the six months ended June 30, 2016 and 2015 and 25% in 2014 and 2013. The statutory income tax rate in Italy was 27.5% in the six months ended June 30, 2016, 2015, 2014 and 2013, respectively, and the regional tax, which is assessed on income, was 4.55% in the six months ended June 30, 2016, 4.82% in 2015, 4.55% in 2014 and 4.58% in 2013.

Discontinued Operations

        The line item discontinued operations represents the results of our operations in Italy, which is classified as an asset held for sale and discontinued operation. For more information, please see Note 6 to our audited consolidated financial statements, and Note 3 of our unaudited interim condensed consolidated financial statements, incorporated by reference herein.

Six months ended June 30, 2016 compared to six months ended June 30, 2015

Total Operating Revenue

        Our consolidated total operating revenue decreased by 14% to US$4,179 million during the six months ended June 30, 2016 compared to US$4,882 million during the six months ended June 30, 2015 primarily due to a decrease of total operating revenue of 19% in Russia, 19% in Algeria, 8% in Ukraine and 4% in Uzbekistan, largely related to the depreciation of functional currencies against the U.S. dollar in 2016, offset by an increase of total operating revenue of 10% in Pakistan and 5% in Bangladesh, each as described in greater detail below. The discussion of revenue by reportable segments includes intersegment revenue. Our management assesses the performance of each reportable segment on this basis because it believes the inclusion of intersegment revenue better reflects the true performance of each segment on a stand-alone basis.

Total Operating Expenses

        Our consolidated total operating expenses decreased by 11% to US$3,592 million during the six months ended June 30, 2016 compared to US$4,044 million during the six months ended June 30, 2015, and represented 86% and 83% of total operating revenue in the six months ended June 30, 2016 and 2015, respectively. The decrease in absolute terms was primarily due to a decrease in service costs and cost of equipment and accessories of US$160 million, lower impairment losses by US$100 million and a decrease in depreciation and amortization expenses of US$97 million. Such decreases in the six months ended June 30, 2016 compared to the six months ended June 30, 2015, were largely related to depreciation of functional currencies against the U.S. dollar in the six months ended June 30, 2016, partially offset by recognized exceptional items in a total amount of US$157 million in the six months ended June 30, 2016 mainly relating to our performance transformation program.

Service Costs

        Our consolidated service costs decreased by 17% to US$828 million during the six months ended June 30, 2016 compared to US$998 million during the six months ended June 30, 2015. As a percentage of consolidated total operating revenue, our service costs remained at 20% during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015. The decrease in absolute terms was primarily due to decreased service costs related to currency devaluations of functional currencies against the U.S. dollar.

Cost of Equipment and Accessories

        Our consolidated cost of equipment and accessories increased by 12% to US$91 million in the six months ended June 30, 2016 compared to US$81 million in the six months ended June 30, 2015. This increase was primarily due to the increase in equipment and accessories sales in the six months ended June 30, 2016 compared to the six months June 30, 2015.

Selling, General and Administrative Expenses

        Our consolidated selling, general and administrative expenses decreased by 5% to US$1,707 million during the six months ended June 30, 2016 compared to US$1,797 million during the six months ended

June 30, 2015. This decrease was primarily due to the depreciation of functional currencies against the U.S. dollar, which was partially offset by recognized exceptional items in a total amount of US$157 million in the six months ended June 30, 2016 primarily relating to performance transformation program. As a percentage of consolidated total operating revenue, our consolidated selling, general and administrative expenses increased to 41% in the six months ended June 30, 2016 from 37% in the six months ended June 30, 2015, mainly due to the exceptional items mentioned above.

Adjusted EBITDA

        Our consolidated Adjusted EBITDA decreased by 23% to US$1,553 million during the six months ended June 30, 2016 compared to US$2,006 million during the six months ended June 30, 2015, primarily due to decreased revenues related to currency devaluations and the exceptional items mentioned above.

Depreciation and Amortization Expenses

        Our consolidated depreciation and amortization expenses decreased by 9% to US$948 million in the six months ended June 30, 2016 compared to US$1,045 million in the six months ended June 30, 2015. The decrease was primarily the result of depreciation of our functional currencies against the U.S. dollar, partially offset by accelerated depreciation due to network modernization projects in Pakistan and Ukraine.

Impairment Loss

        Our consolidated impairment loss decreased by 89% to US$12 million in the six months ended June 30, 2016 compared to US$112 million in the six months ended June 30, 2015. The impairment loss in the six months ended June 30, 2016 primarily related to the impairment of obsolete network equipment. The impairment loss in the six months ended June 30, 2015 primarily related to goodwill impairment in Ukraine of US$51 million, and in Armenia of US$44 million.

Loss on Disposals of Non-current Assets

        Our consolidated loss on disposals of non-current assets decreased by 45% to US$6 million during the six months ended June 30, 2016 compared to US$11 million during the six months ended June 30, 2015.

Operating Profit

        Our consolidated operating profit decreased to US$587 million in the six months ended June 30, 2016 compared to US$838 million in the six months ended June 30, 2015 due to an overall decrease in revenue as discussed above and the exceptional items mentioned above, partially offset by lower impairment charges. Our consolidated operating profit as a percentage of total operating revenue in the six months ended June 30, 2016 decreased to 14% from 17% in the six months ended June 30, 2015.

Non-operating Profits and Losses

Finance Costs and Finance Income

        Our consolidated finance costs decreased by 10% to US$385 million in the six months ended June 30, 2016 compared to US$429 million in the six months ended June 30, 2015, primarily due to a decrease in interest expenses as a result of the redemption of certain bonds in April 2015 through a cash tender offer by VimpelCom Amsterdam B.V., as well as lower U.S. dollar equivalents of ruble-denominated interest expenses due to ruble devaluation in the six months ended June 30, 2016 compared to the six months ended June 30, 2015.

Other Non-operating Losses/(Gains)

        We recorded US$62 million in other non-operating losses during the six months ended June 30, 2016 compared to US$75 million in losses during the six months ended June 30, 2015. The change was primarily due to the gain from fair value of embedded derivatives of US$5 million recorded in the six months ended June 30, 2016.

Shares of Loss/(Profit) of Associates and Joint Ventures Accounted for Using the Equity Method

        We recorded a loss of US$16 million from our investments in associates and joint ventures in the six months ended June 30, 2016 compared to a profit of US$11 million in the six months ended June 30, 2015. This was driven by the losses of Euroset in Russia recorded in the six months ended June 30, 2016.

Net Foreign Exchange (Gain)/Loss

        We recorded a gain of US$95 million from foreign currency exchange in the six months ended June 30, 2016 compared to a loss of US$48 million from foreign currency exchange in the six months ended June 30, 2015. This trend was primarily driven by the appreciation of the Russian ruble against the U.S. dollar in the six months ended June 30, 2016 compared to the depreciation of the Russian ruble against the U.S. dollar in the comparative period.

Income Tax Expense

        Our consolidated income tax expense increased by 87% to US$252 million in the six months ended June 30, 2016 compared to US$135 million in the six months ended June 30, 2015. The increase in income taxes was primarily due to an increase in tax rate in Uzbekistan from 15% to 53.3% and higher profits in countries with higher nominal tax rates.

        In the six months ended June 30, 2016, the difference between the statutory tax rate in the Netherlands (25%) and the effective corporate income tax rate for the Group (100.8%) was mainly driven by non-deductible expenses, income tax losses for which no deferred tax-asset has been recognized, increase in uncertain income tax positions and higher statutory tax rates in Uzbekistan, where the statutory tax rate increased from 15% to 53.3%.

        In the six months ended June 30, 2015, the difference between the statutory tax rate in the Netherlands (25%) and effective corporate income tax rate for the Group (42.1%) was primarily driven by non-deductible expenses, income tax losses for which no deferred tax-asset has been recognized in the same period and the restructuring of KaR-Tel and Sky mobile that decreased the deferred tax liability by US$75 million.

(Loss)/profit for the period from continuing operations

        In the six months ended June 30, 2016, our consolidated loss for the period from continuing operations was US$2 million, compared to US$186 million of profit for the six months ended June 30, 2015. This change was primarily due to the exceptional items in total amount of US$157 million and decrease in revenues described above.

Profit after tax for the period from discontinued operations

        In the six months ended June 30, 2016, our consolidated profit after tax for the period from discontinued operations, which is comprised primarily of our operations in Italy, was US$383 million, compared to US$133 million of profit for the six months ended June 30, 2015. The increase was mainly driven by ceasing to recognize depreciation and amortization on our operations in Italy beginning in August 2015, resulting in a decrease in charges of US$665 million. Depreciation and amortization is not allowed as of the moment of classification as a discontinued operation, but it is not reversed for the period prior to the classification. The impact from depreciation and amortization was partially offset by a one-off gain of US$466 million (net of registration taxes) from a sale of towers in Italy during the first quarter of 2015.

Profit for the Period Attributable to the Owners of the Parent

        In the six months ended June 30, 2016, the consolidated profit for the year attributable to the owners of the parent was US$326 million compared to a profit of US$292 million in the six months ended June 30, 2015. The movement was due to mainly due to increased profit from discontinued operations, partially offset by decreased profit from continued operations described above.

Profit for the Period Attributable to Non-controlling Interest

        Our profit for the year attributable to non-controlling interest was US$55 million in the six months ended June 30, 2016 compared to a profit of US$27 million in the six months ended June 30, 2015 following the trends discussed above.

Year ended December 31, 2015 compared to Year ended December 31, 2014

Total Operating Revenue

        Our consolidated total operating revenue decreased by 29% to US$9,625 million during 2015 compared to US$13,517 million during 2014 primarily due to a decrease of total operating revenue of 38% in Russia, 25% in Algeria and 41% in Ukraine, largely related to the depreciation of functional currencies against the U.S. dollar in 2015, as described in greater detail below. The discussion of revenue by reportable segments includes intersegment revenue. Our management assesses the performance of each reportable segment on this basis because it believes the inclusion of intersegment revenue better reflects the true performance of each segment on a stand-alone basis.

Total Operating Expenses

        Our consolidated total operating expenses decreased by 22% to US$9,101 million during 2015 compared to US$11,644 million during 2014, and represented 95% and 86% of total operating revenue in 2015 and 2014, respectively. The decrease in absolute terms was primarily due to a decrease in service costs and cost of equipment and accessories of US$1,027 million, lower impairment losses by US$731 million and a decrease in depreciation and amortization expenses of US$576 million. Such decreases in 2015 compared to 2014, were largely related to depreciation of functional currencies against the U.S. dollar in 2015, partially offset by recognized exceptional items in a total amount of US$1,051 million in 2015, including the US$900 million Uzbekistan provision in connection with the investigations by the SEC, DOJ and OM and transformation costs of US$138 million related to our performance transformation program. In 2014, we recognized exceptional items in a total amount of US$65 million, mainly related to the closing of the Algeria Transaction.

Service Costs

        Our consolidated service costs decreased by 34% to US$1,956 million during 2015 compared to US$2,962 million during 2014. As a percentage of consolidated total operating revenue, our service costs decreased to 20% during 2015 from 22% during 2014. The decrease in absolute terms was primarily due to decreased revenues related to currency devaluations of functional currencies against the U.S. dollar.

Cost of Equipment and Accessories

        Our consolidated cost of equipment and accessories decreased by 8% to US$231 million in 2015 compared to US$252 million in 2014. This decrease was primarily due to a devaluation of functional currencies against the U.S. dollar.

Selling, General and Administrative Expenses

        Our consolidated selling, general and administrative expenses decreased by 4% to US$4,563 million during 2015 compared to US$4,743 million during 2014. This decrease was primarily due to the depreciation of functional currencies against the U.S. dollar, partially offset by recognized exceptional items in a total amount of US$1,051 million in 2015, including the US$900 million Uzbekistan provision in connection with the investigations by the SEC, DOJ and OM and transformation costs of US$138 million related to our performance transformation program. In 2014, we recognized exceptional items in a total amount of US$65 million, mainly related to the closing of the Algeria Transaction. For more information about our provisions, see Note 24 to our audited consolidated financial statements incorporated by reference herein. As a percentage of consolidated total operating revenue, our consolidated selling, general and administrative expenses increased to 47% in 2015 from 35% in 2014, mainly due to the exceptional items mentioned above.

Adjusted EBITDA

        Our consolidated Adjusted EBITDA decreased by 48% to US$2,875 million during 2015 compared to US$5,560 million during 2014, primarily due to decreased revenues related to currency devaluations and the exceptional items mentioned above.

Depreciation and Amortization Expenses

        Our consolidated depreciation and amortization expenses decreased by 22% to US$2,067 million in 2015 compared to US$2,643 million in 2014. The decrease was primarily the result of depreciation of our functional currencies against the U.S. dollar.

Impairment Loss

        Our consolidated impairment loss was US$245 million in 2015 compared to US$976 million in 2014. The impairment loss in 2015 primarily related to impairment of obsolete network equipment in Pakistan of US$52 million, in Russia of US$28 million, obsolete network equipment and goodwill in Ukraine of US$77 million and impairment of goodwill in Armenia of US$44 million. The impairment loss in 2014 primarily related to impairment of goodwill and other assets related to Ukraine of US$778 million, in Pakistan of US$163 million, and goodwill and other assets in Laos, Georgia, Bangladesh, Burundi and Central African Republic of US$145 million which was partially offset by an impairment release as a result of the sale of our debt and equity interest in Wind Canada of US$110 million.

Loss on Disposals of Non-current Assets

        Our consolidated loss on disposals of non-current assets decreased by 43% to US$39 million during 2015 compared to US$68 million during 2014, primarily due to depreciation of our functional currencies against the U.S. dollar.

Operating Profit

        Our consolidated operating profit decreased to US$524 million in 2015 compared to US$1,873 million in 2014 due to an overall decrease in revenue and the exceptional items mentioned above, offset by lower impairment. Our consolidated operating profit as a percentage of total operating revenue in 2015 decreased to 5% from 14% in 2014.

Non-operating Profits and Losses

Finance Costs and Finance Income

        Our consolidated finance costs decreased by 23% to US$829 million in 2015 compared to US$1,077 million in 2014, primarily due to a decrease in interest expense as a result of the redemption of certain bonds in April 2015 through a cash tender offer by VimpelCom Amsterdam B.V. that resulted in the repurchase of US$1,838 million of bonds, as well as lower U.S. dollar equivalents of ruble-denominated interest expenses as a result of the ruble depreciation. Our consolidated finance income remained at US$52 million in 2015.

Other Non-operating Losses/(Gains)

        We recorded US$42 million in other non-operating losses during 2015 compared to US$121 million in gains during 2014. The change was primarily due to the positive movement in fair value of other derivatives of US$114 million recorded in 2014.

Shares of Loss/(Profit) of Associates and Joint Ventures Accounted for Using the Equity Method

        We recorded a profit of US$14 million from our equity in associates and joint ventures in 2015 compared to a loss of US$38 million in 2014. The change was primarily due to the improved results of Euroset and the loss recorded on the sale of Wind Canada in 2014.

Net Foreign Exchange (Gain)/Loss

        We recorded a loss of US$314 million from foreign currency exchange in 2015 compared to a loss of US$556 million from foreign currency exchange in 2014. The loss in 2015 was primarily due to a revaluation of our U.S. dollar net financial liabilities in both Russia and Ukraine primarily due to depreciation of the Russian ruble and the Ukrainian hryvnia against the U.S. dollar in 2015. The loss in 2014 was primarily due to revaluation of our U.S. dollar net financial liabilities in Russia due to depreciation of the Russian ruble against the U.S. dollar in 2014.

Income Tax Expense

        Our consolidated income tax expense decreased by 63% to US$220 million in 2015 compared to US$598 million in 2014. The decrease in income taxes was primarily due to a decrease in provisions for future withholding taxes on intercompany dividends booked in 2015. In addition, our income tax expenses were higher in 2014 due to the tax consequences relating to the Algeria Transaction that were recorded in 2014.

(Loss)/profit for the year from continuing operations

        In 2015, our consolidated loss for the year from continuing operations was US$815 million, compared to US$223 million of loss for 2014. The loss for 2015 was primarily attributable to exceptional items in total amount of US$1,051 million described above. See "—Recent Developments and Trends—Investigations" and Note 24 to our audited consolidated financial statements incorporated by reference herein.

(Loss)/profit after tax for the year from discontinued operations

        In 2015, our consolidated profit after tax for the year from discontinued operations, which is comprised primarily of our operations in Italy, was US$262 million, compared to US$680 million of loss for 2014. In functional currency terms, total operating revenue in Italy decreased by 4% in 2015 compared to

2014, primarily due to a decrease in our mobile revenues and a decrease in fixed-line revenues, attributable to a decline in voice volumes and a decrease in indirect customer base (subscribers who access WIND's network through Telecom Italia's network but who are managed commercially by WIND, including both corporate and consumer subscribers). The 2015 results were positively influenced by the net effect of WIND's sale of 90% of the shares of its towers subsidiary, Galata, to Cellnex in the first quarter 2015 and a reduction in financial expenses resulting from refinancing activities carried out in 2014 and 2015.

Profit for the Year Attributable to the Owners of the Parent

        In 2015, the consolidated loss for the year attributable to the owners of the parent was US$655 million compared to a loss of US$647 million in 2014. The movement was mainly due to an overall decrease in revenue and the exceptional items mentioned above.

Profit for the Year Attributable to Non-controlling Interest

        Our profit for the year attributable to non-controlling interest was US$102 million in 2015 compared to a loss of US$256 million in 2014, mainly due to the profit recorded at GTH level. This primarily relates to the Algerian results and the change in ownership that occurred during 2015.

Year ended December 31, 2014 compared to Year ended December 31, 2013

Total Operating Revenue

        Our consolidated total operating revenue decreased by 15% to US$13,517 million during 2014 compared to US$15,966 million during 2013 primarily due to depreciation of the functional currencies of all operations, lower sale of equipment and accessories, as well as the impact of macroeconomic developments in Russia, Ukraine and Pakistan, as well as the delayed 3G launch in Algeria. The discussion of revenue by reportable segments includes intersegment revenue. Our management assesses the performance of each reportable segment on this basis because it believes the inclusion of intersegment revenue better reflects the true performance of each segment on a stand-alone basis.

Total Operating Expenses

        Our consolidated total operating expenses decreased by 29% to US$11,644 million during 2014 compared to US$16,398 million during 2013, and represented 86% and 103% of total operating revenue in 2014 and 2013, respectively. This decrease was primarily due to depreciation of the functional currencies of all operations, a decrease in service costs of US$633 million, a decrease in selling, general and administrative expenses of US$1,513 million and lower impairment losses of US$1,987 million.

Service Costs

        Our consolidated service costs decreased by 18% to US$2,962 million during 2014 compared to US$3,595 million during 2013. As a percentage of consolidated total operating revenue, our service costs decreased to 22% during 2014 from 23% during 2013. The decrease in absolute terms was primarily due to the overall decrease in revenue and the depreciation of the functional currencies of our operations.

Cost of Equipment and Accessories

        Our consolidated cost of equipment and accessories decreased by 42% to US$252 million in 2014 compared to US$438 million in 2013 due to the depreciation of the functional currencies of our operations and decreased sales of equipment and accessories in Russia.

Selling, General and Administrative Expenses

        Our consolidated selling, general and administrative expenses decreased by 24% to US$4,743 million during 2014 compared to US$6,256 million during 2013. This decrease was primarily due to the depreciation of the functional currencies of all operations and operational excellence programs, partially offset by an increase in frequency fees in Ukraine and higher network costs in Algeria, Pakistan and Bangladesh due to 3G rollout. In addition, in 2013 a provision of litigation was recorded for the Bank of Algeria claim, while in 2014 a provision was recorded for settlement with Cevital. As a percentage of consolidated total operating revenue, our consolidated selling, general and administrative expenses decreased to 35% in 2014 from 39% in 2013.

Adjusted EBITDA

        Our consolidated Adjusted EBITDA decreased by 2% to US$5,560 million during 2014 compared to US$5,677 million during 2013, primarily due to an overall decrease in revenue, partially offset by lower service costs and lower selling, general and administrative expenses.

Depreciation and Amortization Expenses

        Our consolidated depreciation and amortization expenses decreased by 13% to US$2,643 million in 2014 compared to US$3,053 million in 2013. The decrease was primarily the result of depreciation of the functional currencies in 2014, accelerated depreciation of network equipment in Pakistan in 2013 due to network modernization and lower amortization in Algeria due to a reduction in the charge on customer relationships recognized as part of our acquisition of Wind Telecom S.p.A. in 2011, only partially offset by increased depreciation as a result of accelerated roll out of our 3G network and the roll out of a 4G/LTE network in Russia.

Impairment Loss

        Our consolidated impairment loss was US$976 million in 2014 in comparison with US$2,963 million in 2013. The impairment loss in 2014 primarily related to impairment of goodwill related to Ukraine of US$767 million, in Pakistan of US$163 million, and goodwill and other assets in Laos, Georgia, Bangladesh, Burundi and Central African Republic of US$172 million, which was partially offset by an impairment release as a result of the sale of our debt and equity interest in Wind Canada of US$110 million. The impairment loss in 2013 primarily related to impairment of goodwill related to Ukraine of US$2,085 million, in Laos of US$25 million and in Armenia of US$20 million, and impairment of the 4G/LTE telecommunication license in Uzbekistan of US$30 million. In addition, in 2013, we impaired our shareholder loans to Wind Canada in the amount of US$764 million.

Loss on Disposals of Non-current Assets

        Our consolidated loss on disposals of non-current assets decreased by 27% to US$68 million during 2014 compared to US$93 million during 2013 primarily due to lower equipment write-offs during 2014 in our Russia segment.

Operating Profit

        Our consolidated operating profit increased to US$1,873 million in 2014 from an operating loss of US$432 million in 2013 due to the reasons described above, primarily lower impairment losses in 2014 and a one-off charge for the Bank of Algeria claim in 2013.

Non-operating Profits and Losses

Finance Costs and Finance Income

        Our consolidated finance costs decreased by 11% to US$1,077 million in 2014 compared to US$1,213 million in 2013, primarily due to lower U.S. dollar equivalents of ruble-denominated interest expenses as a result of the ruble depreciation. Our consolidated finance income decreased by 42% to US$52 million in 2014 compared to US$90 million in 2013, primarily due to lower interest earned on deposits and interest income from loans to Wind Canada that were fully impaired in 2013.

Other Non-operating Losses/(Gains)

        We recorded US$121 million in other non-operating gains during 2014 compared to US$84 million in gains during 2013. The change was primarily due to the positive movement in fair value of other derivatives of US$114 million while in 2013 we had gains recorded for indemnity claims of US$84 million.

Shares of Loss/(Profit) of Associates and Joint Ventures Accounted for Using the Equity Method

        We recorded a loss of US$38 million from our equity in associates and joint ventures in 2014 compared to a loss of US$159 million in 2013. The change was primarily due to lower losses from our investment in Wind Canada in 2014 due to full impairment of loans to Wind Canada in 2013.

Net Foreign Exchange (Gain)/Loss

        We recorded a loss of US$556 million from foreign currency exchange in 2014 compared to US$12 million foreign currency exchange loss in 2013. The loss in 2014 was primarily due to revaluation of our U.S. dollar financial liabilities primarily due to depreciation of the ruble to the U.S. dollar in 2014 and revaluation of our U.S. dollar financial assets due to depreciation of the ruble to the U.S. dollar in 2013.

Income Tax Expense

        Our consolidated income tax expense decreased by 67% to US$598 million in 2014 compared to US$1,813 million in 2013. The decrease in income taxes was primarily due to lower profits in Russia in 2014 and one-off withholding tax charges over the accumulated earnings that were booked in 2013. The one-off charges booked in 2013 mainly related to withholding tax on anticipated dividend distribution by our subsidiaries in Russia and Algeria. In addition, the 2013 tax position includes the write-off of the tax receivable in Algeria in the amount of US$551 million as part of the settlement with the Algerian government recorded in 2013.

(Loss)/profit for the year from continuing operations

        In 2014, our consolidated loss for the year from continuing operations was US$223 million, compared to US$3,455 million of loss for 2013. The movement was primarily attributable to the lower impairment losses in 2014 and a one-off charge for the Bank of Algeria claim in 2013.

(Loss)/profit after tax for the year from discontinued operations

        In 2014, our consolidated loss after tax for the year from discontinued operations was US$680 million, compared to US$633 million of loss for 2013. The higher loss is mainly due to lower EBITDA and an increase in net finance expenses as a result of higher one-off interest expense subsequent to the refinancing transactions, completed in April and July 2014.

Profit for the Year Attributable to the Owners of the Parent

        In 2014, the consolidated loss for the year attributable to the owners of the parent was US$647 million compared to a US$2,625 million loss in 2013. The movement was due to losses for the year as a result of above mentioned factors, substantially lower impairment losses in 2014 and a one-off charge for the Bank of Algeria claim in 2013.

Profit for the Year Attributable to Non-controlling Interest

        Our loss for the year attributable to non-controlling interest was US$256 million in 2014 compared to a loss of US$1,463 million in 2013, due to lower net losses in our consolidated subsidiaries that are not wholly owned by us. This primarily relates to GTH and its losses related to the Algeria Transaction in 2013.

Russia

Results of operations in US$

			Six months ended June 30,
								Year ended December 31,
	Six months ended June 30,				Year ended December 31,
				'15 - '16 % change functional currency					'14 - '15 % change functional currency		'13 - '14 % change functional currency
			'15 - '16 % change US$					'14 - '15 % change US$		'13 - '14 % change US$
	2016	2015			2015	2014	2013
	(In millions of US dollars)				(In millions of US dollars)
Service revenue	1,837	2,292	(19.9)%	(1.6)%	4,433	7,249	8,745	(38.8)%	(2.0)%	(17.1)%	(1.8)%
Sale of equipment and accessories	64	63	2.6%	27.5%	162	197	350	(17.7)%	27.2%	(43.8)%	(28.5)%
Other revenue	2	4	(64.0)%	(56.6)%	7	14	15	(48.5)%	(15.8)%	(6.7)%	11.5%

Total operating revenue	1,903	2,359	(19.3)%	(1.0)%	4,602	7,459	9,109	(38.3)%	(1.2)%	(18.1)%	(2.8)%
Operating expenses
Service costs	516	626	(17.6)%	0.9%	1,232	2,073	2,434	(40.6)%	(5.0)%	(14.8)%	1.4%
Cost of equipment and accessories	71	69	4.0%	30.6%	193	221	381	(12.6)%	37.3%	(41.9)%	(27.3)%
Selling, general and administrative expenses	574	720	(20.3)%	(1.9)%	1,352	2,185	2,479	(38.1)%	(1.4)%	(11.8)%	4.6%

Adjusted EBITDA	742	944	(21.5)%	(3.7)%	1,825	2,980	3,815	(38.8)%	(1.5)%	(21.9)%	(7.8)%

Results of operations in RUB

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In millions of RUB)
Service revenue	128,374	130,509	267,966	273,502	278,432
Sale of equipment and accessories	4,564	3,578	10,027	7,881	11,016
Other revenue	96	224	434	516	462

Total operating revenue	133,034	134,311	278,427	281,898	289,910

Operating expenses
Service costs	36,026	35,720	74,655	78,579	77,491
Cost of equipment and accessories	5,061	3,875	12,007	8,747	12,032
Selling, general and administrative expenses	40,268	41,050	81,620	82,636	78,965

Adjusted EBITDA	51,679	53,666	110,145	111,935	121,422

Certain Performance Indicators

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Mobile
Customers (end of the period; in millions)	57.4	57.2	59.8	57.2	56.5
ARPU in USD	4.3	5.5	5.2	8.6	10.6
ARPU in RUB	301	312	314	323	338
MOU in minutes	323	308	311	304	291
Mobile churn rate (as a percentage)	60.0	56.6	53.8	60.1	63.9
Mobile data customers (end of the period; in millions)	33.4	30.8	34.3	31.9	29.4
Fixed-Line
Broadband customers (end of the period; in millions)	2.0	2.2	2.2	2.3	2.3

Six months ended June 30, 2016 compared to six months ended June 30, 2015

        Our total operating revenue in Russia decreased by 19.3% to US$1,903 million in the six months ended June 30, 2016 compared to US$2,359 million in the six months ended June 30, 2015 mainly due to depreciation of the ruble against the U.S. dollar, as nearly all revenue generated by our operations in Russia are denominated in rubles. In functional currency terms, total operating revenue in Russia decreased by 1.0% due to a change in B2B fixed line contracts from U.S. dollar to ruble. Our results in Russia were also affected by a macroeconomic slowdown in the country. Our Russia total operating revenue consists of both mobile and fixed-line services, sales of equipment and accessories and other revenue, including fixed-mobile convergence services.

  Mobile Revenue

        Our total mobile operating revenue in Russia decreased by 18.0% to US$1,598 million in the six months ended June 30, 2016 compared to US$1,949 million in the six months ended June 30, 2015. In functional currency terms, total mobile operating revenue increased by 0.7% driven by strong growth in mobile data revenue, partially offset by a decrease in voice revenue.

        During the six months ended June 30, 2016, we generated US$793 million of our Russia segment service revenue from mobile voice services (i.e., airtime charges from mobile postpaid and prepaid customers, including monthly contract fees and roaming fees and roaming fees received from other mobile services operators for providing roaming services to their customers), or 49.6% of the total mobile operating revenue in our Russia segment, compared to US$1,059 million, or 54.4% of the total mobile operating revenue in the six months ended June 30, 2015. In U.S. dollars terms, our mobile voice services revenue in Russia decreased by 25.1%. In functional currency terms, it decreased by 8.0% due to a reduction in average price per minute ("APPM"), as existing customers migrated to new price plans.

        During the six months ended June 30, 2016, we generated US$473 million of our Russia segment service revenue from VAS, including data revenue, or 29.6% of the total mobile operating revenue in our Russia segment, compared to US$511 million, or 26.2% of the total mobile operating revenue in our Russia segment, in the six months ended June 30, 2015. In U.S. dollars terms, the decrease was 7.6%, while in functional currency terms, our Russia segment service revenue from VAS increased by 13.4% during six months ended June 30, 2016 compared to the six months ended June 30, 2015, primarily driven by 20% growth in data revenue as a result of increased data usage.

        During the six months ended June 30, 2016, we generated US$266 million of our Russia segment service revenue from interconnect fees, or 16.7% of the total mobile operating revenue in our Russia segment, compared to US$312 million, or 16.0% of the total mobile operating revenue in our Russia segment, in the six months ended June 30, 2015. In U.S. dollars terms, the decrease was 14.6%, while in functional currency terms, our Russia segment service revenue from interconnect fees increased by 4.8% during the six months ended June 30, 2016 compared to the six months ended June 30, 2015, primarily due to the favorable impact of the ruble/U.S. dollar exchange rate in interconnection agreements with international operators based on U.S. dollar terms partially offset by a decline in local incoming traffic.

        Our total mobile operating revenue in our Russia segment also included revenue from sales of equipment and accessories and other revenue. During the six months ended June 30, 2016, revenue from sales of equipment and accessories and other revenue in Russia decreased by 1.3% to US$66 million, or 4.1% of the total mobile operating revenue in our Russia segment in the six months ended June 30, 2016, compared to US$67 million, or 3.4% of the total mobile operating revenue in our Russia segment in the six months ended June 30, 2015. In functional currency terms, our Russia segment sales of equipment and accessories and other revenue increased by 22.6% during the six months ended June 30, 2016 compared to the six months ended June 30, 2015, primarily as a result of the active promotion of device sales.

  Fixed-line Revenue

        In the six months ended June 30, 2016, our total operating revenue from our fixed-line services in Russia decreased by 26.9% to US$299 million compared to US$410 million in the six months ended June 30, 2015. Our total operating revenue from fixed-line services in Russia in the six months ended June 30, 2016 consisted of US$124 million generated from business operations, US$99 million generated from wholesale operations and US$76 million generated from residential and FTTB operations. In functional currency terms, our total operating revenue from our Russia fixed-line services decreased by 10.5% during the six months ended June 30, 2016 compared to the six months ended June 30, 2015, primarily due to a change in B2B fixed line contracts from U.S. dollar to ruble and lower B2C revenue.

  Fixed-mobile Convergence Revenue

        During the six months ended June 30, 2016, we introduced fixed mobile convergence products, which include fixed and mobile services bundled in one offering, and generated US$5 million of our Russia segment service revenue. We did not generate revenue from fixed-mobile convergence services in the six months ended June 30, 2015.

  Adjusted EBITDA

        Our Russia Adjusted EBITDA decreased by 21.5% to US$742 million in the six months ended June 30, 2016 compared to US$944 million in the six months ended June 30, 2015. In functional currency terms, our Russia Adjusted EBITDA decreased by 3.7%, primarily as a result of a revenue decrease and negative foreign exchange effect on roaming and interconnect costs. In functional currency terms, Adjusted EBITDA margin in the six months ended 2016 in our Russia segment was 38.8%, which is 1.1 percentage points below Adjusted EBITDA margin in the six months ended June 30, 2015. The decrease was primarily due to the negative effect of the depreciation of the ruble against the U.S. dollar.

  Certain Performance Indicators

        As of June 30, 2016, we had approximately 57.4 million mobile customers in Russia, representing an increase of 0.3% from approximately 57.2 million mobile customers as of June 30, 2015. Despite the lower number of seasonal workers during the six months ended June 30, 2016 due to macroeconomic development, in the country, our mobile customers increased by 0.2 million in Russia during the twelve months ended June 30, 2016 mainly due to strengthening our distribution channels through the roll out of owned mono-brandstores, the acquisition of franchise stores and the growth of sales through Svyaznoy (a large independent handset retailer in Russia).

        In the six months ended June 30, 2016, our mobile ARPU in Russia decreased by 21.4% to US$4.3 compared to US$5.5 in the six months ended June 30, 2015, primarily as a result of foreign exchange effects. In functional currency terms, mobile ARPU in Russia decreased by 3.5% in the six months ended June 30, 2016 compared to the six months ended June 30, 2015, due to lower voice and roaming revenue attributed to an APPM reduction as existing customers migrated to new price plans.

        In the six months ended June 30, 2016, our mobile MOU in Russia increased by 5.0% to 323 minutes from 308 minutes in the six months ended June 30, 2015, primarily as a result of on-net traffic growth caused by migration of customers to the new offers and bundles.

        In the six months ended June 30, 2016, our mobile churn rate in Russia increased to 60.0% compared to 56.6% in the six months ended June 30, 2015, primarily due to increased price competition with other mobile operators and to price sensitivity of customers due to an unstable macroeconomic environment.

        The fixed-line broadband customers are mainly represented by FTTB customers. As of June 30, 2016, we had approximately 2.0 million fixed-line customers in Russia, compared to approximately 2.2 million fixed-line customers as of June 30, 2015. The decrease was primarily due to customer migration to fixed mobile convergence products.

        As of June 30, 2016, we had approximately 33.4 million mobile data customers, representing an increase of 8.6% from approximately 30.8 million mobile data customers as of June 30, 2015. The increase was mainly due to the increased smartphone penetration in the customer base as a result of device promotions.

Year ended December 31, 2015 compared to Year ended December 31, 2014

        Our total operating revenue in Russia decreased by 38.3% to US$4,602 million in 2015 compared to US$7,459 million in 2014 mainly due to depreciation of the ruble against the U.S. dollar, as nearly all revenue generated by our operations in Russia are denominated in rubles. In functional currency terms, total operating revenue in Russia decreased by 1.2% due to a targeted shift away from lower margin traffic-termination revenue. Despite the macroeconomic slowdown in Russia, mobile data revenue increased by 17% due to the trend of increased data use. Our Russia total operating revenue consists of both mobile and fixed-line services.

  Mobile Revenue

        Our total mobile operating revenue in Russia decreased by 36.8% to US$3,836 million in 2015 compared to US$6,071 million in 2014. In functional currency terms, total mobile operating revenue increased by 1.2%.

        During 2015, we generated US$1,817 million of our Russia segment service revenue from mobile voice services (i.e., airtime charges from mobile postpaid and prepaid customers, including monthly contract fees and roaming fees and roaming fees received from other mobile services operators for providing roaming services to their customers), or 47.4% of the total mobile operating revenue in our Russia segment, compared to US$3,095 million, or 51.0% of the total mobile operating revenue in 2014. In U.S. dollars terms, our mobile voice services revenue in Russia decreased by 41.3%. In functional currency terms, it decreased by 5.7% due to a reduction in APPM, as existing customers migrated to new price plans.

        During 2015, we generated US$1,243 million of our Russia segment service revenue from VAS, including data revenue, or 32.4% of the total mobile operating revenue in our Russia segment, compared to US$1,820 million, or 30.0% of the total mobile operating revenue in our Russia segment, in 2014. In

U.S. dollars terms, the decrease was 31.7%, while in functional currency terms, our Russia segment service revenue from VAS, including data revenue, increased by 9.3% during 2015 compared to 2014, primarily due to increased data usage in line with the trend seen in 2015.

        During 2015, we generated US$611 million of our Russia segment service revenue from interconnect fees, or 15.9% of the total mobile operating revenue in our Russia segment, compared to US$961 million, or 15.8% of the total mobile operating revenue in our Russia segment, in 2014. In U.S. dollars terms, the decrease was 36.4%, while in functional currency terms, our Russia segment service revenue from interconnect fees increased by 1.9% during 2015 compared to 2014, primarily due to the favorable impact of the ruble/U.S. dollar exchange rate in interconnection agreements with international operators based on U.S. dollar terms partially offset by a decline in local incoming traffic.

        Our total mobile operating revenue in our Russia segment also included revenue from sales of equipment and accessories and other revenue. During 2015, revenue from sales of equipment and accessories and other revenue in Russia decreased by 15.8% to US$164 million, or 4.3% of the total mobile operating revenue in our Russia segment in 2015, compared to US$195 million, or 3.2% of the total mobile operating revenue in our Russia segment, in 2014. In functional currency terms, our Russia segment sales of equipment and accessories and other revenue increased by 29.8% during 2015 compared to 2014, primarily as a result of the active promotion of device sales.

  Fixed-line Revenue

        In 2015, our total operating revenue from our fixed-line services in Russia decreased by 44.8% to US$766 million compared to US$1,388 million in 2014. Our total operating revenue from fixed-line services in Russia in 2015 consisted of US$317 million generated from business operations, US$246 million generated from wholesale operations and US$203 million generated from residential and FTTB operations. In functional currency terms, our total operating revenue from our Russia fixed-line services decreased by 12.8% during 2015 compared to 2014, primarily due to a targeted shift away from lower margin traffic and the macroeconomic slowdown.

  Adjusted EBITDA

        Our Russia Adjusted EBITDA decreased by 38.8% to US$1,825 million in 2015 compared to US$2,980 million in 2014. In functional currency terms, our Russia Adjusted EBITDA decreased by 1.5%, primarily as a result of negative foreign exchange effect on roaming and interconnect costs. In functional currency terms, Adjusted EBITDA margin in 2015 in our Russia segment was 39.6%, which is 0.1 percentage points below Adjusted EBITDA margin in 2014. The decrease was primarily due to the negative effect of the depreciation of the ruble against the U.S. dollar.

  Certain Performance Indicators

        As of December 31, 2015, we had approximately 59.8 million mobile customers in Russia, representing an increase of 4.5% from approximately 57.2 million mobile customers as of December 31, 2014. Our mobile customer growth in Russia in 2015 was mainly due to improved customer retention linked to product improvements, loyalty program developments and the promotion of new bundled price plans. We also strengthened our distribution channels through the roll out of owned mono-brandstores, the acquisition of franchise stores and the growth of sales through Svyaznoy (a large independent handset retailer in Russia).

        In 2015, our mobile ARPU in Russia decreased by 39.7% to US$5.2 compared to US$8.6 in 2014, primarily as a result of foreign exchange effects. In functional currency terms, mobile ARPU in Russia decreased by 3% in 2015 compared to 2014, due to lower voice and roaming revenue attributed to an APPM reduction as existing customers migrated to new price plans.

        In 2015, our mobile MOU in Russia increased by 2.4% to 311 from 304 in 2014, primarily as a result of on-net traffic growth caused by migration of customers to the new offers and bundles.

        In 2015, our mobile churn rate in Russia decreased to 53.8% compared to 60.1% in 2014, primarily due to a focus on customer loyalty and the addition of high quality customers.

        The fixed-line broadband customers are mainly represented by FTTB customers. As of December 31, 2015, we had approximately 2.2 million fixed-line customers in Russia, compared to approximately 2.3 million fixed-line customers as of December 31, 2014. The decrease was primarily due to our strategy of focusing on profitable customers and therefore maximizing cash flow.

        As of December 31, 2015, we had approximately 34.3 million mobile data customers in Russia, representing an increase of approximately 7.6% from the approximately 31.9 million mobile data customers as of December 31, 2014. The increase was mainly due to an improved churn rate.

Year ended December 31, 2014 compared to Year ended December 31, 2013

        Our total operating revenue in Russia decreased by 18.1% to US$7,459 million in 2014 compared to 2013 mainly due to the negative effect of the depreciation of the ruble against the U.S. dollar. In functional currency terms, total operating revenue in Russia decreased by 2.8% due to the measures taken to eliminate unrequested services from content providers to our customers. Our Russia total operating revenue consists of mobile services and fixed-line services.

  Mobile Revenue

        Our total mobile operating revenue in Russia decreased by 19.4% to US$6,071 million in 2014 compared to US$7,536 million in 2013. In functional currency terms, our mobile service revenue decreased by 3.3%.

        In 2014, we generated US$3,095 million of our Russia segment service revenue from mobile voice services (i.e., airtime charges from mobile postpaid and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile services operators for providing roaming services to their customers), or 51.0% of the total mobile operating revenue in our Russia segment, compared to US$3,923 million, or 52.1% of the total mobile operating revenue in our Russia segment in 2013. In U.S. dollars terms, our mobile voice services revenue in Russia decreased by 21.1%. In functional currency terms, it decreased by 7.0% due to decreased ARPU, caused by natural APPM deterioration and roaming decline.

        In 2014, we generated US$1,820 million of our Russia segment service revenue from VAS, including data revenue, or 30.0% of the total mobile operating revenue in our Russia segment, compared to US$2,099 million, or 27.9% of the total mobile operating revenue in our Russia segment during 2013. In U.S. dollars terms, the decrease was 13.3%, while in functional currency terms, our Russia segment service revenue from VAS, including data revenue, increased by 3.2% during 2014 compared to 2013. Such a low growth in functional currency terms is primarily due to decrease of VAS related to the measures taken to eliminate unrequested services from content providers to our customers.

        In 2014, we generated US$961 million of our Russia segment service revenue from interconnect fees, or 15.8% of the total mobile operating revenue in our Russia segment, compared to US$1,171 million, or 15.5% of the total mobile operating revenue, in 2013. In U.S. dollars terms, the decrease was 17.9%, while in functional currency terms, our Russia segment service revenue from interconnect fees decreased by 2.7% during 2014 compared to 2013, primarily due to a decreased volume of incoming traffic from other operators.

        Our total mobile operating revenue in our Russia segment also included revenue from sales of equipment and accessories and other mobile revenue. In 2014, revenue from sales of equipment and accessories and other revenue decreased by 43.2% to US$195 million, or 3.2% of the total mobile operating revenue in our Russia segment in 2014, compared to US$344 million, or 4.6% of the total mobile operating revenue in our Russia segment, in 2013. In functional currency terms, our Russia segment sales of equipment and accessories and other revenue decreased by 27.7% in 2014 compared to 2013, primarily as a result of decreased sales of devices (such as iPhones).

  Fixed-line Revenue

        In 2014, our total operating revenue from our fixed-line services in Russia decreased by 11.7% to US$1,388 million compared to US$1,572 million in 2013. Our total operating revenue from fixed-line services in Russia in 2014 consisted of US$549 million generated from business operations, US$489 million generated from wholesale operations and US$349 million generated from residential and FTTB operations. In functional currency terms, our total operating revenue from our Russia fixed-line services increased by 5.1% during 2014 compared to 2013, primarily due to the favorable impact of the ruble/U.S. dollar exchange rate in fixed-line contracts based on U.S. dollar terms.

  Adjusted EBITDA

        Our Russia Adjusted EBITDA decreased by 21.9% to US$2,980 million in 2014 compared to US$3,815 million in 2013. In functional currency terms, our Russia Adjusted EBITDA decreased by 7.8%, primarily as a result of the negative effect of the depreciation of the ruble against the U.S. dollar on roaming, interconnect costs and structural operational expenditure, while network related costs also increased as a result of the accelerated high-speed data network roll out. In functional currency terms, the Adjusted EBITDA margin in 2014 in our Russia segment was 39.7%, which was 2.2 percentage points below the Adjusted EBITDA margin in 2013. The decrease was primarily due to the negative effect of the depreciation of the ruble against the U.S. dollar on costs and the increase in network related costs.

  Certain Performance Indicators

        As of December 31, 2014, we had approximately 57.2 million mobile customers in Russia, representing an increase of 1.2% from approximately 56.5 million mobile customers as of December 31, 2013. Our mobile customer growth in Russia in 2014 was mainly due to the reduction in churn, which was caused by activity to improve customer loyalty and quality of sales, as well as the investments made to our high-speed data network.

        In 2014, our mobile ARPU in Russia decreased by 19.1% to US$8.6 compared to 2013, primarily as a result of depreciation of the ruble against the U.S. dollar. In functional currency terms, mobile ARPU in Russia decreased by 4.3% in 2014 compared to 2013, due to decreased voice revenue and as a result of the measures taken to reject spam and unrequested services from content providers to our customers.

        In 2014, our mobile MOU in Russia increased by 4.3% to 304 from 291 in 2013, primarily as a result of the consistent promotion of bundled and on-net oriented offers.

        In 2014, our mobile churn rate in Russia decreased to 60.1% compared to 63.9% in 2013 due to continued improvements in customer perception during 2014.

        The fixed-line broadband customers are mainly represented by FTTB customers. As of December 31, 2014 and December 31, 2013, we had approximately 2.3 million fixed-line customers in Russia. The number did not change significantly due to our focus on high-value customers and limited expansion in other segments.

        As of December 31, 2014, we had approximately 31.9 million mobile data customers in Russia, representing an increase of approximately 8.7% from the approximately 29.4 million mobile data customers as of December 31, 2013. The increase was mainly due to an improved churn rate.

Algeria

Results of operations in US$

			Six months ended June 30,
			2016	2015				Year ended December 31,
	Six months ended June 30,				Year ended December 31,
				'15 - '16 % change functional currency					'14 - '15 % change functional currency		'13 - '14 % change functional currency
			'15 - '16 % change US$					'14 - '15 % change US$		'13 - '14 % change US$
	2016	2015			2015	2014	2013
	(In millions of US dollars)				(In millions of US dollars)
Service revenue	524	645	(18.8)%	(7.9)%	1,259	1,678	1,790	(25.0)%	(6.6)%	(6.3)%	(5.6)%
Sale of equipment and accessories	4	4	0.4%	15.0%	13	12	6	7.5%	35.6%	103.4%	117.9%
Other revenue	1	1	129.2%	217.0%	1	2	—	(30.7)%	(15.1)%	100.0%	100.0%

Total operating revenue	529	650	(18.6)%	(7.6)%	1,273	1,692	1,796	(24.7)%	(6.2)%	(5.8)%	(4.9)%

Operating expenses
Service costs	100	126	(20.4)%	(9.7)%	242	328	346	(24.5)%	(6.1)%	(7.5)%	(8.1)%
Cost of equipment and accessories	5	5	2.3%	16.9%	17	12	6	44.1%	82.0%	102.0%	103.8%
Selling, general and administrative expenses	138	175	(21.5)%	(10.8)%	330	495	1,656	(34.2)%	(19.3)%	(69.7)%	(68.5)%

Adjusted EBITDA	286	344	(16.7)%	(5.6)%	684	857	(212)	(20.2)%	(0.7)%	(504.3)%	(560.0)%

Results of operations in DZD

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In billions of DZD)
Service revenue	57	62	127	135	143
Sale of equipment and accessories	—	—	1	1	—
Other revenue	—	—	—	—	—

Total operating revenue	57	62	128	136	143

Operating expenses
Service costs	11	12	24	26	28
Cost of equipment and accessories	1	—	2	1	—
Selling, general and administrative expenses	14	17	33	40	130

Adjusted EBITDA	31	33	69	69	(15)

  Certain Performance Indicators

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Mobile
Customers (end of the period; in millions)	16.3	17.1	17.0	17.7	17.6
ARPU in USD	5.2	6.1	6.0	7.9	8.4
ARPU in DZD	568	588	603	636	693
MOU in minutes	341	362	369	371	420
Mobile churn rate (as a percentage)	37.5	40.3	38.5	28	31.6
Mobile data customers (end of the period; in millions)	5.4	2.7	4.1	1.3	0.5

Six months ended June 30, 2016 compared to six months ended June 30, 2015

        Our Algeria total operating revenue decreased by 18.6% to US$529 million in the six months ended June 30, 2016 compared to US$650 million in the six months ended June 30, 2015 due in part to the depreciation of the Algerian dinar against the U.S. dollar. In functional currency terms, total operating revenue in Algeria decreased by 7.6% due to continued effect of government imposed restrictions in the roll-out of our 3G technology, a change in customer billing terms, the forced migration of customers, aggressive price competition, distribution challenges and the shift in Ramadan by almost two weeks in the six months ended June 30, 2016 compared to the six months ended June 30, 2015. Our Algeria total operating revenue consists of revenue from providing mobile services, sales of equipment and accessories and other revenue.

  Mobile Revenue

        In the six months ended June 30, 2016, we generated US$434 million of our Algeria segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile service operators for providing roaming services to their customers), or 81.9% of our total operating revenue in our Algeria segment, compared to US$570 million, or 87.7% of the total operating revenue in our Algeria segment, in the six months ended June 30, 2015. In U.S. dollar terms, our mobile voice services revenue in Algeria decreased by 24.0% as a result of the depreciation of the Algerian dinar against U.S. dollar. In functional currency terms, it decreased by 13.8% due to decreased voice ARPU resulting primarily from restrictions in the 3G roll-out, sub-optimal commercial decisions, a change in customer billing terms and the forced migration of customers, aggressive price competition and distribution challenges. Both customer billing terms and the commission structure for indirect distribution were partially corrected in April 2016.

        In the six months ended June 30, 2016, we generated US$47 million of our Algeria segment service revenue from interconnect fees, or 8.8% of the total operating revenue in our Algeria segment, compared to US$46 million, or 7.1% of the total operating revenue in our Algeria segment, in the six months ended June 30, 2015. In U.S. dollar terms, our Algeria segment service revenue from interconnect fees increased by 0.6%, while in functional currency terms, it increased by 14.3%, due to a partial reduction in asymmetry between Mobile Termination Rates ("MTRs"). The national incoming interconnect rate increased from DZD 0.96 to DZD 1.1 and outgoing interconnect rate decreased from DZD 2.2 to DZD 1.8-1.9.

        In the six months ended June 30, 2016, we generated US$44 million of our Algeria segment service revenue from VAS, including data revenue, or 8.3% of the total operating revenue in our Algeria segment, compared to US$29 million, or 4.4% of the total operating revenue in our Algeria segment, in the six months ended June 30, 2015. In U.S. dollar terms, our Algeria segment service revenue from VAS increased by 53.7%, while in functional currency terms, it increased by 73.8%, including data revenue growth of 85%, due to increased data usage in terms of amount of MB used and number of data users (5.4 million users in the six months ended June 30, 2016 compared with 2.7 million users in the six months ended June 30, 2015) primarily as a result of the revived 3G roll-out following the lifting of governmental restrictions in November 2015.

        Our total operating revenue in our Algeria segment also includes revenue from sales of equipment and accessories and other revenue. During the six months ended June 30, 2016 and June 30, 2015, revenue from sales of equipment and accessories and other revenue in Algeria was US$5 million. In functional currency terms, our Algeria segment sales of equipment and accessories and other revenue increased by 29.4%, primarily as a result of device promotions launched during the six months ended June 30, 2016.

  Adjusted EBITDA

        Our Algeria Adjusted EBITDA decreased by 16.7% to US$286 million in the six months ended June 30, 2016 compared to US$344 million in the six months ended June 30, 2015. In functional currency terms, our Algeria Adjusted EBITDA decreased by 5.6% in the six months ended June 30, 2016, primarily due to a decrease in total revenues (DZD 4.7 billion (approximately US$121 million)), partially offset by a decrease in operating expenses (DZD 2.9 billion (approximately US$63 million)) due to commercial and network cost optimization and headcount reduction as a result of our performance transformation program in the six months ended June 30, 2015. In functional currency terms, the Adjusted EBITDA margin in the six months ended June 30, 2016 in our Algeria segment was 54.1%, which was 1.2 percentage points above the Adjusted EBITDA margin in the six months ended June 30, 2015.

  Certain Performance Indicators

        Customers in our Algeria segment decreased to approximately 16.3 million as of June 30, 2016 compared to 17.1 million customers as of June 30, 2015. The 4.4% decrease was mainly due to change in customer billing terms, forced migration and distribution challenges.

        As of June 30, 2016, we had approximately 5.4 million mobile data customers in Algeria, representing an increase of approximately 98% from the approximately 2.7 million mobile data customers as of June 30, 2015. The increase was mainly due to the rapid 3G expansion during the last twelve months.

        In the six months ended June 30, 2016, our mobile ARPU in Algeria decreased by 14.9% to US$5.2 compared to US$6.1 in the six months ended June 30, 2015. In functional currency terms, our mobile ARPU in Algeria decreased by 3.5%, mainly due to aggressive price competition and high-value customer churn as a result of a delay in our 3G roll-out.

        In the six months ended June 30, 2016, our mobile MOU in Algeria was decreased by 5.8% to 341 minutes comparing to the six months ended June 30, 2015. This decrease was due to high-value customer churn.

        In the six months ended June 30, 2016, our mobile churn rate in Algeria decreased to 37.5% compared to 40.3% in the six months ended June 30, 2015 due to dormant customer disconnections in 2015.

Year ended December 31, 2015 compared to Year ended December 31, 2014

        Our Algeria total operating revenue decreased by 24.7% to US$1,273 million in 2015 compared to US$1,692 million in 2014 mainly due to the depreciation of the Algerian dinar against the U.S. dollar. In functional currency terms, total operating revenue in Algeria decreased by 6.2% due to aggressive price competition, device promotion by competitors and delays in the launch of OTA's 3G network. Our Algeria total operating revenue consists of revenue from providing mobile services.

  Mobile Revenue

        In 2015, we generated US$1,041 million of our Algeria segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile service operators for providing roaming services to their customers), or 81.7% of our total operating revenue in our Algeria segment, compared to US$1,442 million, or 85.2% of the total operating revenue in our Algeria segment, in 2014. In U.S. dollar terms, our mobile voice services revenue in Algeria decreased by 27.8% as a result of the depreciation of the Algerian dinar against U.S. dollar. In functional currency terms, it decreased by 10.2% due to decreased voice ARPU resulting primarily from aggressive price competition.

        In 2015, we generated US$99 million of our Algeria segment service revenue from interconnect fees, or 7.8% of the total operating revenue in our Algeria segment, compared to US$120 million, or 7.1% of the total operating revenue in our Algeria segment, in 2014. In U.S. dollar terms, our Algeria segment service revenue from interconnect fees decreased by 17.6%, while in functional currency terms, it increased by 3.1%, due to an increase in the MTRs set by the regulator in Algeria for OTA from DZD 0.96 per minute to DZD 1.1 (approximately US$0.01 to US$0.011 as of December 31, 2015) per minute.

        In 2015, we generated US$108 million of our Algeria segment service revenue from VAS, including data revenue, or 8.4% of the total operating revenue in our Algeria segment, compared to US$102 million, or 6.0% of the total operating revenue in our Algeria segment, in 2014. In U.S. dollar terms, our Algeria segment service revenue from VAS, including data revenue, increased by 5.1%, while in functional currency terms, it increased by 31.3%, due to increased data usage in terms of amount of MB used and number of data users (2.9 million users in 2015 compared with 0.8 million users in 2014).

        Our total operating revenue in our Algeria segment also includes revenue from sales of equipment and accessories and other revenue. During 2015, revenue from sales of equipment and accessories and other revenue in Algeria was US$14 million, whereas in 2014 revenue from sales of equipment and accessories and other revenue was US$14 million. In functional currency terms, our Algeria segment sales of equipment and accessories and other revenue increased by 28.3%, primarily as a result of subsidies offered and device promotions launched during 2015.

  Adjusted EBITDA

        Our Algeria Adjusted EBITDA decreased by 20.2% to US$684 million in 2015 compared to US$857 million in 2014. In functional currency terms, our Algeria Adjusted EBITDA remained stable in 2015, primarily due to a decrease in total revenues (DZD 8,600 million (approximately US$86 million)), offset by a decrease in operating expenses (DZD 8,700 million (approximately US$87 million)) due to a one-off charge recorded in 2014 related to a provision for Cevital litigation of DZD 4,300 million (approximately US$50 million). In 2015, we recorded a one-off charge of DZD 120 million (approximately US$12 million) related to the performance transformation program, as well as a decrease in certain expenses such as personnel costs, security and billing in relation to operational improvements.

  Certain Performance Indicators

        As of December 31, 2015, we had approximately 17.0 million customers in our Algeria segment, in comparison with 17.7 million customers as of December 31, 2014. The 3.9% decrease was mainly due to a reduction of high-value customers.

        As of December 31, 2015, we had approximately 4.1 million mobile data customers in Algeria, representing an increase of approximately 221% from the approximately 1.3 million mobile data customers as of December 31, 2014. The increase was mainly due to the rapid 3G expansion during the last twelve months.

        In 2015, our mobile ARPU in Algeria decreased by 23.8% to US$6.0 compared to US$7.9 in 2014. In functional currency terms, our mobile ARPU in Algeria decreased by 5.2%, mainly due to aggressive price competition.

        In 2015, our mobile MOU in Algeria was mostly stable, slightly decreasing by 0.7% to 369 from 371 in 2014. This decrease was due to a slight decrease in total traffic (78.8 billion minutes in 2014 compared to 76.6 billion minutes in 2015) coupled with a slight decrease in average customer base (17.6 million in 2014 compared to 17.3 million in 2015).

        In 2015, our mobile churn rate in Algeria increased to 38.5% compared to 28.0% in 2014 due to increased competitive pressure and the continued loss of high-value customers in 2015 as a result of delays in the launch of our 3G network compared to our competitors.

Year ended December 31, 2014 compared to Year ended December 31, 2013

        Our Algeria total operating revenue decreased by 5.8% to US$1,692 million in 2014 compared to US$1,796 million in 2013. In functional currency terms, total operating revenue in Algeria decreased by 4.9%. Our Algeria total operating revenue consists of revenue from providing mobile services. Our revenue was negatively impacted by the delayed commercial launch of our 3G network compared to our competitors and adverse regulatory actions.

  Mobile Revenue

        In 2014, we generated US$1,442 million of our Algeria segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, and roaming fees received from other mobile service operators for providing roaming services to their customers), or 85.2% of our total operating revenue in our Algeria segment, compared to US$1,563 million, or 87.0% of the total operating revenue in our Algeria segment, in 2013. In U.S. dollar terms, our Algeria segment service revenue from mobile voice services decreased by 7.8%, while in functional currency terms it decreased by 6.9%. The decrease in service revenue from mobile voice services in our Algeria segment was primarily due to the delayed roll out of our 3G network compared to that of our competitors.

        In 2014, we generated US$120 million of our Algeria segment service revenue from interconnect fees, or 7.1% of the total operating revenue in our Algeria segment, compared to US$126 million, or 7.0% of the total operating revenue in our Algeria segment, in 2013. In U.S. dollar terms, our Algeria segment service revenue from interconnect fees decreased by 4.5%, while in functional currency terms it decreased by 3.5%. The decrease during 2014 compared to 2013 was due to lower traffic terminated on our network.

        In 2014, we generated US$102 million of our Algeria segment service revenue from VAS, including data revenue, or 6.0% of the total operating revenue in our Algeria segment, compared to US$92 million, or 5.1% of the total operating revenue in our Algeria segment, in 2013. In U.S. dollar terms, our Algeria segment service revenue from VAS increased by 11.1%, while in functional currency terms it increased by 12.2%. The increase in 2014 compared to 2013 was due to the launch of the 3G network in 2014 and our efforts to promote data tariff plans.

        Our total operating revenue in our Algeria segment also includes revenue from sales of equipment and accessories and other revenue. In 2014, revenue from sales of equipment and accessories and other revenue was US$14 million, whereas in 2013 revenue from sales of equipment and accessories and other revenue was US$6 million. In U.S. dollar terms, revenue from sales of equipment and accessories and other revenue increased by 152.0%, while in functional currency terms it increased by 154.8% due to handsets promotion.

  Adjusted EBITDA

        Our Algeria Adjusted EBITDA increased by US$1,069 million to US$857 million in 2014 compared to 2013, primarily due to a one-off charge in 2013 for the Bank of Algeria claim of US$1,266 million in 2013 as part of the settlement with the Algerian government, a one-off charge in 2014 of US$50 million related to the settlement of litigation with Cevital, increased network maintenance expenses due to the roll out of our 3G network and an overall decrease in revenue.

  Certain Performance Indicators

        As of December 31, 2014, we had approximately 17.7 million customers in our Algeria segment, in comparison with 17.6 million customers as of December 31, 2013. The 0.1% increase is due to our sales efforts to maintain customer market share and increased penetration on the market.

        As of December 31, 2014, we had approximately 1.3 million mobile data customers in Algeria, representing an increase of approximately 163% from the approximately 0.5 million mobile data customers as of December 31, 2013. The increase was mainly due to the rapid 3G expansion during the last twelve months.

        In 2014, our mobile ARPU in Algeria decreased by 6.0% to US$7.9 compared to 2013. In functional currency terms, it decreased by 8.2%. The decrease was mainly due to the inability to attract high-value customers and promote corporate offers, as a result of limited network capacity due to limitations from the government coupled with actions of our competitors in the market.

        In 2014, our mobile MOU in Algeria decreased by 11.7% to 371 from 420 in 2013 mainly due to lower customer usage patterns and a shift of a portion of the usage to certain competitors after their 3G launch.

        In 2014, our mobile churn rate in Algeria decreased to 28.0% compared to 31.6% in 2013 due to the quality of acquired customers as a result of the promotion launched in the third quarter of 2014.

Pakistan

Results of operations in US$

			Six months ended June 30,
								Year ended December 31,
	Six months ended June 30,				Year ended December 31,
				'15 - '16% change functional currency					'14 - '15% change functional currency		'13 - '14% change functional currency
			'15 - '16% change US$					'14 - '15% change US$		'13 - '14% change US$
	2016	2015			2015	2014	2013
	(In millions of US dollars)				(In millions of US dollars)
Service revenue	526	481	9.5%	12.8%	960	966	1,029	(0.7)%	1.1%	(6.1)%	(6.4)%
Sale of equipment and accessories	2	—	443.4%	461.6%	2	1	2	218.5%	224.1%	(60.2)%	(59.5)%
Other revenue	30	25	15.9%	19.4%	52	43	38	18.7%	20.9%	13.2%	12.5%

Total operating revenue	558	506	10.1%	13.5%	1,014	1,010	1,069	0.3%	2.1%	(5.5)%	(5.8)%

Operating expenses
Service costs	66	69	(5.3)%	(2.4)%	135	152	167	(11.4)%	(9.9)%	(8.8)%	(8.9)%
Cost of equipment and accessories	5	—	1133.3%	1174.3%	3	1	4	263.2%	270.9%	(77.5)%	(77.5)%
Selling, general and administrative expenses	256	235	9.1%	12.4%	467	471	457	(1.0)%	0.9%	3.1%	2.5%

Adjusted EBITDA	231	202	14.1%	17.6%	409	386	441	5.9%	7.7%	(12.4)%	(12.6)%

Results of operations in PKR

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In billions of PKR)
Service revenue	55	49	99	98	104
Sale of equipment and accessories	—	—	—	—	—
Other revenue	3	2	5	4	4

Total operating revenue	58	51	104	102	108

Operating expenses
Service costs	7	7	14	15	17
Cost of equipment and accessories	1	—	—	—	—
Selling, general and administrative expenses	26	23	48	48	46

Adjusted EBITDA	24	21	42	39	45

  Certain Performance Indicators

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Mobile
Customers (end of the period; in millions)	39.1	33.4	36.2	38.5	37.6
ARPU in USD	2.3	2.2	2.1	2.1	2.3
ARPU in PKR	244	226	213	209	234
MOU in minutes(1)	689	626	623	433	402
Mobile churn rate (as a percentage)	18.1	51.1	33.3	26.0	23.0
Mobile data customers (end of the period; in millions)	19.4	14.8	16.8	14.4	10.9

(1)
Amounts includes minutes of usage generated from incoming revenue.

Six months ended June 30, 2016 compared to six months ended June 30, 2015

        Our Pakistan total operating revenue increased by 10.1% to US$558 million in the six months ended June 30, 2016 compared to US$506 million in the six months ended June 30, 2015. In functional currency terms, total operating revenue in Pakistan increased by 13.5% due to an increase in voice, interconnect, SMS and data revenues supported by customer growth. Our Pakistan total operating revenue consists of revenue from providing mobile services.

  Mobile Revenue

        In the six months ended June 30, 2016, we generated US$353 million of our Pakistan segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile service operators for providing roaming services to their customers), or 63.2% of the total operating revenue in our Pakistan segment, compared to US$337 million, or 66.6% of the total operating revenue in our Pakistan segment, in the six months ended June 30, 2015. In U.S. dollar terms, our mobile voice services revenue in Pakistan increased by 4.5%. In functional currency terms, it increased by 7.7%, primarily due to an increase in the minutes of usage per customer and attractive customer offers resulting in customer growth.

        In the six months ended June 30, 2016, we generated US$74 million of our Pakistan segment service revenue from interconnect fees, or 13.2% of the total operating revenue in our Pakistan segment, compared to US$69 million, or 13.6% of the total operating revenue in our Pakistan segment, in the six months ended June 30, 2015. In U.S. dollar terms, our Pakistan segment service revenue from interconnect fees increased by 7.1%, while in functional currency terms, it increased by 10.4%, due to an increase in the minutes of usage per customer and attractive customer offers resulting in customer growth.

        In the six months ended June 30, 2016, we generated US$100 million of our Pakistan segment service revenue from VAS, including data revenue, or 17.9% of the total operating revenue in our Pakistan segment, compared to US$74 million, or 14.7% of the total operating revenue in our Pakistan segment, in the six months ended June 30, 2015. In U.S. dollar terms, our Pakistan segment service revenue from VAS increased by 34.3%, while in functional currency terms, it increased by 38.3%, including data revenue growth of 67%, due to successful data monetization initiatives, data device promotions and 3G network expansion. In addition to data revenue growth of 55%, mobile financial services revenue continued to show growth of 56% due to an increase in the number of transactions and an increase in sales by our agents. As a result, MFS revenue represented 3.5% of service revenue during the six months ended June 30, 2016.

        Our total operating revenue in our Pakistan segment also includes revenue from sales of equipment and accessories and other revenue. In the six months ended June 30, 2016, revenue from sales of equipment and accessories and other revenue in Pakistan was US$32 million compared to US$25 million in the six months ended June 30, 2015. In functional currency terms, our Pakistan segment sales of equipment and accessories and other revenue increased by 19.4%, primarily as a result of a device promotions and increase in revenues from site sharing and other services.

  Adjusted EBITDA

        Our Pakistan Adjusted EBITDA increased by 14.1% to US$231 million in the six months ended June 30, 2016 compared to US$202 million in the six months ended June 30, 2015. In functional currency terms, our Pakistan Adjusted EBITDA increased by 17.6% in the six months ended June 30, 2016, primarily due to higher revenue and cost efficiency initiatives. In functional currency terms, Adjusted EBITDA margin in the six months ended June 30, 2016 in our Pakistan segment was 41.4%, which is 1.4% higher than Adjusted EBITDA margin in the six months ended June 30, 2015.

  Certain Performance Indicators

        As of June 30, 2016, we had approximately 39.1 million customers in Pakistan, representing an increase from 33.4 million customers as of June 30, 2015, primarily as a result of simplification of tariffs, resulting in customer growth.

        As of June 30, 2016, we had approximately 19.4 million mobile data customers in Pakistan, representing an increase of approximately 31% from the approximately 14.8 million mobile data customers as of June 30, 2015. The increase was mainly due to the 3G expansion and increased smartphone penetration in the customer base.

        In the six months ended June 30, 2016, our mobile ARPU in Pakistan increased by 4.5% to US$2.3 compared to US$2.2 in the six months ended June 30, 2015. In functional currency terms, mobile ARPU in Pakistan increased in the six months ended June 30, 2016 by 7.6% compared to the six months ended June 30, 2015 mainly due to data revenue growth and change in customer pricing.

        In the six months ended June 30, 2016, our mobile MOU in Pakistan increased 10% to 689 minutes from 626 minutes in the six months ended June 30, 2015 as a result of the success of our bundle offers and continued network modernization accommodating higher traffic.

        In the six months ended June 30, 2016, our mobile churn rate in Pakistan decreased to 18.1% compared to 51.1% in the six months ended June 30, 2015 due to the required disconnection of customers in 2015 after the completion of the SIM re-verification process.

Year ended December 31, 2015 compared to Year ended December 31, 2014

        Our Pakistan total operating revenue increased by 0.3% to US$1,014 million in 2015 compared to US$1,010 million in 2014. In functional currency terms, total operating revenue in Pakistan increased by 2.1% due to data revenue growth and higher MFS revenue, which was partially offset by a decline in voice revenue caused by changes to hybrid offerings with decreased voice content. Our Pakistan total operating revenue consists of revenue from providing mobile services.

  Mobile Revenue

        In 2015, we generated US$614 million of our Pakistan segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile service operators for providing roaming services to their customers), or 60.5% of the total operating revenue in our Pakistan segment, compared to US$653 million, or 64.7% of the total operating revenue in our Pakistan segment, in 2014. In U.S. dollar terms, our mobile voice services revenue in Pakistan decreased by 6.0%. In functional currency terms, it decreased by 4.3%, primarily due to a decline in voice revenue caused by changes to hybrid offerings with decreased voice content.

        In 2015, we generated US$132 million of our Pakistan segment service revenue from interconnect fees, or 13.0% of the total operating revenue in our Pakistan segment, compared to US$135 million, or 13.4% of the total operating revenue in our Pakistan segment, in 2014. In U.S. dollar terms, our Pakistan segment service revenue from interconnect fees decreased by 2.5%, while in functional currency terms, it decreased by 0.8%, due to lower local incoming traffic.

        In 2015, we generated US$214 million of our Pakistan segment service revenue from VAS, including data revenue, or 21.1% of the total operating revenue in our Pakistan segment, compared to US$178 million, or 17.6% of the total operating revenue in our Pakistan segment, in 2014. In U.S. dollar terms, our Pakistan segment service revenue from VAS, including data revenue, increased by 20.2%, while in functional currency terms, it increased by 22.4%, due to data and MFS revenues growth, as a result of successful retail promotions and an increased footprint for our MFS agents in Pakistan.

        Our total operating revenue in our Pakistan segment also includes revenue from sales of equipment and accessories and other revenue. In 2015, revenue from sales of equipment and accessories and other revenue in Pakistan was US$54 million compared to US$44 million in 2014. In functional currency terms, our Pakistan segment sales of equipment and accessories and other revenue increased by 24.1%, primarily as a result of an increase in revenues from site sharing and other services such as leasing lines, DSL and wireless internet.

  Adjusted EBITDA

        Our Pakistan Adjusted EBITDA increased by 5.9% to US$409 million in 2015 compared to US$386 million in 2014. In functional currency terms, our Pakistan Adjusted EBITDA increased by 7.7% in 2015, primarily due to slightly higher revenue and lower service costs as a result of cost efficiency initiatives, mainly in procurement and utilities. In functional currency terms, Adjusted EBITDA margin in 2015 in our Pakistan segment was 40.4%, which is 2.2 percentage points higher than Adjusted EBITDA margin in 2014.

  Certain Performance Indicators

        As of December 31, 2015, we had approximately 36.2 million customers in Pakistan, representing a decrease from 38.5 million customers as of December 31, 2014, primarily due to the required disconnection of approximately 5.6 million customers in May 2015 resulting from the implementation of the regulator's SIM card re-verification procedures, please see the section of our 2015 Annual Report incorporated by reference herein entitled "Item 3—Key Information—D. Risk Factors—Legal and Regulatory Risks—New or proposed changes to laws or new interpretations of existing laws in the markets in which we operate may harm our business".

        As of December 31, 2015, we had approximately 16.8 million mobile data customers in Pakistan, representing an increase of approximately 16.6% from the approximately 14.4 million mobile data customers as of December 31, 2014. The increase was mainly due to the 3G expansion and increased smartphone penetration in the customer base.

        In 2015, our mobile ARPU in Pakistan remained stable at US$2.1 (equal to 2014). In functional currency terms, mobile ARPU in Pakistan increased in 2015 by 1.9% compared to 2014 mainly due to the successful completion of the SIM re-verification process, which resulted in the disconnection of lower revenue customers.

        In 2015, our mobile MOU in Pakistan increased 44.0% to 623 from 433 in 2014 as a result of the success of our bundle offers and network modernization completed in 2014, which substantially increased network capacity.

        In 2015, our mobile churn rate in Pakistan increased to 33.3% compared to 26.0% in 2014 due to the required disconnection of customers in 2015 after the completion of the SIM re-verification process.

Year ended December 31, 2014 compared to Year ended December 31, 2013

        Our Pakistan total operating revenue decreased by 5.5% to US$1,010 million in 2014 compared to US$1,069 million in 2013. In functional currency terms, total operating revenue in Pakistan decreased by 5.8%. Our Pakistan total operating revenue consists of revenue from providing mobile services.

  Mobile Revenue

        In 2014, we generated US$653 million of our Pakistan segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile service operators for providing roaming services to their customers), or 64.6% of our total operating revenue in our Pakistan segment, compared to US$692 million, or 64.7% of the total operating revenue in our Pakistan segment, in 2013. In U.S. dollar terms, our mobile voice service revenues in Pakistan decreased by 5.6%. In functional currency terms, it decreased by 6.3% primarily due to lower APPM due to competitive pressure.

        In 2014, we generated US$135 million of our Pakistan segment service revenue from interconnect fees, or 13.4% of the total operating revenue in our Pakistan segment, compared to US$149 million, or 13.9% of the total operating revenue in our Pakistan segment, in 2013. In U.S. dollar terms, our Pakistan segment service revenue from interconnect fees decreased by 9.4%, while in functional currency terms, it decreased by 10.0%, due to lower International Clearing House ("ICH") revenues because of an industry-wide steady decline in incoming international revenue after ICH implementation, which regulates international traffic.

        In 2014, we generated US$178 million of our Pakistan segment service revenue from VAS, including data revenue, or 17.6% of the total operating revenue in our Pakistan segment, compared to US$185 million, or 17.3% of the total operating revenue in our Pakistan segment, in 2013. In U.S. dollar terms, our Pakistan segment service revenue from VAS, including data revenue, decreased by 3.7%, while in functional currency terms, it decreased by 4.0%, primarily due to lower overall VAS revenue partially offset by an increase in data revenue.

        Our total operating revenue in our Pakistan segment also includes revenue from sales of equipment and accessories and other revenue. During 2014, revenue from sales of equipment and accessories and other revenue in Pakistan was US$44 million, compared to US$40 million in 2013. In functional currency terms, our Pakistan segment sales of equipment and accessories and other revenue increased by 9.4% due to handsets promotion.

  Adjusted EBITDA

        Our Pakistan Adjusted EBITDA decreased to US$386 million during 2014 compared to US$441 million in 2013, primarily due to lower revenues. In functional currency terms, the Pakistan Adjusted EBITDA margin in 2014 in our Pakistan segment was 38.2%, which is 3.5 percentage points below the Pakistan Adjusted EBITDA margin in 2013.

  Certain Performance Indicators

        As of December 31, 2014, we had approximately 38.5 million customers in Pakistan, representing an increase from 37.6 million customers as of December 31, 2013.

        As of December 31, 2014, we had approximately 14.4 million mobile data customers in Pakistan, representing an increase of approximately 32.1% from the approximately 10.9 million mobile data customers as of December 31, 2013. The increase was mainly due to the 3G expansion and increased smartphone penetration in the customer base.

        In 2014, our mobile ARPU in Pakistan decreased by 8.7% to US$2.1 compared to US$2.3 in 2013. In functional currency terms, mobile ARPU in Pakistan decreased in 2014 by 10.9% compared to 2013 mainly due to lower VAS services and decreased tariffs.

        In 2014, our mobile MOU in Pakistan increased 7.7% to 433 from 402 in 2013 mainly due to active promotion of on-net oriented offers at competitive prices.

        In 2014, our mobile churn rate in Pakistan increased to 26.0% compared to 23.0% in 2013 due to a delay in network modernization and aggressive pricing in the market.

Bangladesh

Results of operations in US$

	Six months ended June 30,							Year ended December 31,
					Year ended December 31,
				'15 - '16 % change functional currency					'14 - '15 % change functional currency		'13 - '14 % change functional currency
			'15 - '16 % change in US$					'14 - '15 % change in US$		'13 - '14 % change in US$
	2016	2015			2015	2014	2013
	(In millions of US dollars)				(In millions of US dollars)
Service revenue	305	294	3.8%	4.6%	595	556	498	7.2%	7.8%	11.7%	10.5%
Sale of equipment and accessories	3	—	474.4%	478.2%	1	1	—	52.3%	52.9%	224.0%	223.7%
Other revenue	4	4	15.0%	15.9%	8	7	6	14.5%	15.2%	2.6%	2.5%

Total operating revenue	312	298	4.7%	5.5%	604	563	504	7.3%	7.9%	11.6%	10.5%

Operating expenses
Service costs	55	55	1.1%	1.9%	110	100	80	9.7%	10.3%	25.1%	24.3%
Cost of equipment and accessories	3	—	525.6%	529.5%	—	1	—	—	—	—	—
Selling, general and administrative expenses	115	120	(3.9)%	(3.2)%	252	243	237	4.2%	4.8%	2.1%	1.5%

Adjusted EBITDA	139	123	12.9%	13.8%	242	219	187	10.5%	11.0%	17.4%	15.3%

Results of operations in BDT

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In billions of BDT)
Service revenue	24	23	46	42	39
Sale of equipment and accessories	—	—	—	—	—
Other revenue	—	—	1	1	1
Total operating revenue	24	23	47	43	40

Operating expenses
Service costs	4	4	9	8	6
Cost of equipment and accessories	—	—	—	—	—
Selling, general and administrative expenses	9	9	19	18	19

Adjusted EBITDA	11	10	19	17	15

  Certain Performance Indicators

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Mobile
Customers (end of the period; in millions)	31.1	32.0	32.3	30.8	28.8
ARPU in USD	1.6	1.6	1.6	1.5	1.5
ARPU in BDT	125	121	122	120	118
MOU in minutes	313	300	306	197	184
Mobile churn rate (as a percentage)	18.2	20.7	22.7	21.6	22.3
Mobile data customers (end of the period; in millions)	14.5	13.7	14.0	12.2	9.8

Six months ended June 30, 2016 compared to six months ended June 30, 2015

        Our Bangladesh total operating revenue increased by 4.7% to US$312 million in the six months ended June 30, 2016 compared to US$298 million in the six months ended June 30, 2015. In functional currency terms, total operating revenue in Bangladesh increased by 5.5% due to an increase in voice revenue driven by higher MOU and a significant increase in data revenue. The increase was offset by the imposition of an incremental 2% supplementary duty on recharges from June 2016 on top of the additional 1% surcharge from March 2016. Our Bangladesh total operating revenue consists of revenue from providing mobile services.

  Mobile Revenue

        In the six months ended June 30, 2016, we generated US$232 million of our Bangladesh segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile service operators for providing roaming services to their customers), or 74.3% of our total operating revenue in our Bangladesh segment, compared to US$231 million, or 77.3% of the total operating revenue in our Bangladesh segment, in the six months ended June 30, 2015. In U.S. dollar terms, our mobile voice services revenue in Bangladesh increased by 0.6%. In functional currency terms, it increased by 1.4%, primarily due to an increase in MOU.

        In the six months ended June 30, 2016, we generated US$27 million of our Bangladesh segment service revenue from interconnect fees, or 8.5% of the total operating revenue in our Bangladesh segment, compared to US$29 million, or 9.6% of the total operating revenue in our Bangladesh segment, in the six months ended June 30, 2015. In U.S. dollar terms, our Bangladesh segment service revenue from interconnect fees decreased by 7.0%. In functional currency terms, it decreased by 6.3%, primarily due to lower international incoming traffic.

        In the six months ended June 30, 2016, we generated US$47 million of our Bangladesh segment service revenue from VAS, including data revenue, or 15.0% of the total operating revenue in our Bangladesh segment, compared to US$35 million, or 11.7% of the total operating revenue in our Bangladesh segment, in the six months ended June 30, 2015. In U.S. dollar terms, our Bangladesh segment service revenue from VAS, including data and messaging revenue, increased by 33.9%. In functional currency terms, it increased by 34.9%, including data revenue growth of 60%, primarily driven by an increase in data users and data usage as a result of expanding 3G coverage and smartphone penetration.

        Our total operating revenue in our Bangladesh segment also includes revenue from sales of equipment and accessories and other revenue. In the six months ended June 30, 2016, revenue from sales of equipment and accessories and other revenue in Bangladesh was US$7 million, compared to US$4 million in the six months ended June 30, 2015. In U.S. dollar terms, our Bangladesh segment sales of equipment and accessories and other revenue increased by 68.1% primarily as a result of higher handset sales.

  Adjusted EBITDA

        Our Bangladesh Adjusted EBITDA increased by 12.9% to US$139 million in the six months ended June 30, 2016 compared to US$123 million in the six months ended June 30, 2015. In functional currency terms, our Bangladesh Adjusted EBITDA increased by 13.8% in the six months ended June 30, 2016, primarily due to increased revenue and the implementation of performance transformation initiatives, in particular headcount reduction and a decrease in commercial costs. In functional currency terms, than the Adjusted EBITDA margin in the six months ended June 30, 2016 in our Bangladesh segment was 44.5%, which was 3.2 percentage points higher Adjusted EBITDA margin in the six months ended June 30, 2015.

  Certain Performance Indicators

        As of June 30, 2016, we had approximately 31.1 million customers in Bangladesh, representing a decrease from 32.0 million customers as of June 30, 2015, which was primarily due to an introduction of government mandated identity verification procedures at the end of 2015, which resulted in a slowdown of customer growth across the market and some blocking of unverified SIMs in June 2016.

        As of June 30, 2016, we had approximately 14.5 million mobile data customers in Bangladesh, representing an increase of approximately 6% from the approximately 13.7 million mobile data customers as of June 30, 2015. The increase was mainly due to the 3G expansion and increased smartphone penetration in the customer base.

        In the six months ended June 30, 2016, our mobile ARPU in Bangladesh stable at US$1.6. In functional currency terms, mobile ARPU in Bangladesh increased in the six months ended June 30, 2016 by 3.2% compared to the six months ended June 30, 2015 mainly due to high growth in data revenue.

        In the six months ended June 30, 2016, our mobile MOU in Bangladesh increased 4.2% to 313 minutes from 300 minutes in the six months ended June 30, 2015 mainly due to lower APPM driven by aggressive competition.

        In the six months ended June 30, 2016, our mobile churn rate in Bangladesh decreased to 18.2% compared to 20.7% in the six months ended June 30, 2015 due to a slowdown of customer growth across the market.

Year ended December 31, 2015 compared to Year ended December 31, 2014

        Our Bangladesh total operating revenue increased by 7.3% to US$604 million in 2015 compared to US$563 million in 2014. In functional currency terms, total operating revenue in Bangladesh increased by 7.9% due to a 4.9% increase in the number of mobile customers and an increase in data usage in 2015, which was partially offset by the impact of intensified price competition and the negative impact of supplementary duties imposed in the third quarter of 2015. Our Bangladesh total operating revenue consists of revenue from providing mobile services.

  Mobile Revenue

        In 2015, we generated US$450 million of our Bangladesh segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile service operators for providing roaming services to their customers), or 74.5% of our total operating revenue in our Bangladesh segment, compared to US$440 million, or 78.1% of the total operating revenue in our Bangladesh segment, in 2014. In U.S. dollar terms, our mobile voice services revenue in Bangladesh increased by 2.3%. In functional currency terms, it increased by 2.9%, primarily due to an increase in customer base and higher ARPU.

        In 2015, we generated US$57 million of our Bangladesh segment service revenue from interconnect fees, or 9.4% of the total operating revenue in our Bangladesh segment, compared to US$53 million, or 9.4% of the total operating revenue in our Bangladesh segment, in 2014. In U.S. dollar terms, our Bangladesh segment service revenue from interconnect fees increased by 7%. In functional currency terms, it increased by 7.5%, primarily due to an increase in our customer base, as well as higher MOU.

        In 2015, we generated US$86 million of our Bangladesh segment service revenue from VAS, including data revenue, or 14.2% of the total operating revenue in our Bangladesh segment, compared to US$60 million, or 10.6% of the total operating revenue in our Bangladesh segment, in 2014. In U.S. dollar terms, our Bangladesh segment service revenue from VAS, including data and messaging revenue, increased by 43.6%. In functional currency terms, it increased by 44.4%, primarily due to increased data usage derived from Banglalink's 3G network, as our network coverage expanded in 2015.

        Our total operating revenue in our Bangladesh segment also includes revenue from sales of equipment and accessories and other revenue. In 2015, revenue from sales of equipment and accessories and other revenue in Bangladesh was US$9 million, compared to US$7 million in 2014. In U.S. dollar terms, our Bangladesh segment sales of equipment and accessories and other revenue increased by 17.9% primarily as a result of higher handset sales and an increase in revenues from site sharing.

  Adjusted EBITDA

        Our Bangladesh Adjusted EBITDA increased by 10.5% to US$242 million in 2015 compared to US$219 million in 2014. In functional currency terms, our Bangladesh Adjusted EBITDA increased by 11% in 2015, primarily due to increased revenue and reduced SIM tax from BDT 300 (approximately US$3.8) to BDT 100 (approximately US$1.3) per connection, which was partially offset by a provision of US$12 million for a disputed SIM replacement tax with the tax authorities, a bad debt provision of US$6 million mainly for Bangladesh Telecommunications Company Limited (government owned PSTN) and a provision of US$4 million related to the performance transformation. In functional currency terms, the Adjusted EBITDA margin in 2015 in our Bangladesh segment was 40.4%, which was 0.9 percentage points higher than the Adjusted EBITDA margin in 2014.

  Certain Performance Indicators

        As of December 31, 2015, we had approximately 32.3 million customers in Bangladesh, representing an increase from 30.8 million customers as of December 31, 2014, which was primarily due to our aggressive customer acquisition campaigns supported by competitive start-up offers.

        As of December 31, 2015, we had approximately 14.0 million mobile data customers in Bangladesh, representing an increase of approximately 14.6% from the approximately 12.2 million mobile data customers as of December 31, 2014. The increase was mainly due to the 3G expansion and increased smartphone penetration in the customer base.

        In 2015, our mobile ARPU in Bangladesh increased by 1.3% to US$1.6 compared to US$1.5 in 2014. In functional currency terms, mobile ARPU in Bangladesh increased in 2015 by 1.6% compared to 2014 mainly due to high growth in data revenue.

        In 2015, our mobile MOU in Bangladesh increased 7.0% to 306 from 286 in 2014 mainly due to the price elasticity impact of lower APPM driven by aggressive competition.

        In 2015, our mobile churn rate in Bangladesh increased to 22.7% compared to 21.6% in 2014 due to strong competition in terms of pricing, both in voice and data.

Year ended December 31, 2014 compared to Year ended December 31, 2013

        Our Bangladesh total operating revenue increased by 11.6% to US$563 million during 2014 compared to US$504 million during 2013. In functional currency terms, total operating revenue in Bangladesh increased by 10.9%, due to higher MOU generated by the enlarged customer base. Our Bangladesh total operating revenue consists of revenue from providing mobile services.

  Mobile Revenue

        In 2014, we generated US$440 million of our Bangladesh segment service revenue from mobile voice services (i.e., airtime charges from mobile contract and prepaid customers, including monthly contract fees and roaming fees, as well as roaming fees received from other mobile service operators for providing roaming services to their customers), or 78.1% of our total operating revenue in our Bangladesh segment, compared to US$407 million, or 80.6% of the total operating revenue in our Bangladesh segment, in 2013. In U.S. dollar terms, our mobile voice service revenues in our Bangladesh increased by 7.7%. In functional currency terms, it increased by 7.0%, primarily due to an increase in our customer base and higher MOU.

        In 2014, we generated US$53 million of our Bangladesh segment service revenue from interconnect fees, or 9.4% of the total operating revenue in our Bangladesh segment, compared to US$48 million, or 9.5% of the total operating revenue in our Bangladesh segment, in 2013. In U.S. dollar terms, our Bangladesh segment service revenue from interconnect fees increased by 10.4%, while in functional currency terms, it increased by 9.6%, due to an increase in our customer base and higher MOU.

        In 2014, we generated US$60 million of our Bangladesh segment revenue from VAS, including data and messaging revenue, or 10.6% of the total operating revenue in our Bangladesh segment, compared to US$39 million, or 7.7% of the total operating revenue in our Bangladesh segment, in 2013. In U.S. dollar terms, our Bangladesh segment service revenue from VAS, including data and messaging revenue, increased by 54.1%, while in functional currency terms, it increased by 53.2%, due to an increase in data revenue and following the launch of 3G in the last quarter of 2013.

        Our total operating revenue in our Bangladesh segment also includes revenue from sales of equipment and accessories and other revenue. In 2014, revenue from sales of equipment and accessories and other revenue in Bangladesh was US$7.2 million, compared to US$6.6 million in 2013. In functional currency terms, our Bangladesh segment revenue from sales of equipment and accessories and other revenue increased by 9.1%, primarily as a result of higher sales of data card/modem and handsets.

  Adjusted EBITDA

        Our Bangladesh Adjusted EBITDA increased to US$219 million during 2014 compared to US$187 million in 2013. In functional currency terms, our Bangladesh Adjusted EBITDA increased by 15.3%, primarily due to an increase in revenue and reduction in SIM tax to BDT 300 (approximately US$3.8) from BDT 600 (approximately US$7.7) per connection. In functional currency terms, Adjusted EBITDA margin in 2014 in our Bangladesh segment was 39.5%, which was 2.0 percentage points higher from the Adjusted EBITDA margin in 2013.

  Certain Performance Indicators

        As of December 31, 2014, we had approximately 30.8 million customers in Bangladesh, representing an increase from 28.8 million customers as of December 31, 2013, which was primarily due to aggressive customer acquisition campaigns and more efficient management of churn.

        As of December 31, 2014, we had approximately 12.2 million mobile data customers in Bangladesh, representing an increase of approximately 24.1% from the approximately 9.8 million mobile data customers as of December 31, 2013. The increase was mainly due to the 3G expansion and increased smartphone penetration in the customer base.

        In 2014, our mobile ARPU in Bangladesh remained stable at US$1.5 (equal to 2013). In functional currency terms, mobile ARPU in Bangladesh increased by 1.7% compared to 2013, as lower prices per minute of use were offset by higher MOU.

        In 2014, our mobile MOU in Bangladesh increased by 5.3% to 286 from 272 in 2013, which was mainly due to disconnection of suspected high usage customers pursuant to regulator directives, as well as lower usage as a result of political instability in Bangladesh throughout 2013.

        In 2014, our mobile churn rate in Bangladesh decreased to 21.6% compared to 22.3% in 2013, which was mainly due to our efforts in customer retention.

Ukraine

Results of Operations in US$

	Six months ended June 30,							Year ended December 31,
					Year ended December 31,
				'15 - '16 % change functional currency					'14 - '15 % change functional currency		'13 - '14 % change functional currency
			'15 - '16 % change in US$					'14 - '15 % change in US$		'13 - '14 % change in US$
	2016	2015			2015	2014	2013
	(In millions of US dollars)				(In millions of US dollars)
Service revenue	280	304	(7.9)%	11.4%	621	1,059	1,587	(41)%	10%	(33)%	(4)%
Sale of equipment and accessories	—	—	(43.1)%	(29.1)%	—	1	22		(29)%	(95)%	(96)%
Other revenue	1	1	136.2%	184.0%	1	1	1	0%	62%	0%	49%

Total operating revenue	281	305	(7.7)%	11.7%	622	1,062	1,610	(41)%	10%	(34)%	(5)%

Operating expenses
Service costs	30	46	(35.0)%	(21.0)%	84	180	287	(53)%	(13)%	(37)%	(10)%
Cost of equipment and accessories	1	1	(29.5)%	(16.3)%	2	4	27	(50)%	5%	85%	(81)%
Selling, general and administrative expenses	99	125	(20.1)%	(3.9)%	244	394	516	(38)%	15%	(24)%	11%

Adjusted EBITDA	151	133	13.6%	37.9%	292	484	781	(40)%	15%	(38)%	(11)%

Results of Operations in UAH

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In millions of UAH)
Service revenue	7,118	6,392	13,442	12,206	12,681
Sale of equipment and accessories	2	2	5	7	178
Other revenue	37	13	28	18	12

Total operating revenue	7,157	6,407	13,475	12,231	12,871

Operating expenses
Service costs	762	964	1,815	2,075	2,295
Cost of equipment and accessories	16	19	43	41	214
Selling, general and administrative expenses	2,531	2,634	5,285	4,589	4,123

Adjusted EBITDA	3,848	2,790	6,332	5,526	6,239

Certain Performance Indicators

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Mobile
Customers (end of the period; in millions)	25.4	26.1	25.4	26.2	25.8
ARPU in USD	1.7	1.8	1.8	3.1	4.7
ARPU in UAH	43	38	39.7	35.6	37.5
MOU in minutes	564	533	543	508	501
Mobile churn rate (as a percentage)	18.9	20.8	23.5	24.9	35.3
Mobile data customers (end of the period; in millions)	10.3	10.9	12.0	11.1	11.3
Fixed-line
Broadband customers (end of the period; in millions)	0.8	0.8	0.8	0.8	0.8

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

        Our Ukraine total operating revenue decreased by 7.7% to US$281 million in the six months ended June 30, 2016 compared to US$305 million in the six months ended June 30, 2015, primarily due to the depreciation of the Ukrainian hryvnia against the U.S. dollar. In functional currency terms, our Ukraine total operating revenue in the six months ended June 30, 2016 was 11.7% higher compared to the six months ended June 30, 2015, primarily due to strong growth in mobile data revenue as a result of the launch of 3G, data monetization and 2G repricing initiatives, despite a challenging social and political environment. Our Ukraine total operating revenue consists of revenue from providing mobile services as well as fixed-line services.

  Mobile Revenue

        In the six months ended June 30, 2016, our revenue from mobile services in our Ukraine segment decreased by 7.6% to US$261 million compared to US$282 million during the six months ended June 30, 2015, primarily due to the devaluation of the hryvnia. In functional currency terms, our mobile service revenue in the six months ended June 30, 2016 was 11.7% higher compared to the six months ended June 30, 2015, primarily due to the developments described earlier.

        In the six months ended June 30, 2016, we generated US$138 million of our Ukraine segment service revenue from mobile voice services (i.e. airtime charges from mobile postpaid and prepaid customers, including monthly contract fees and roaming fees, and roaming fees received from other mobile services operators for providing roaming services to their customers), or 52.7% of the total mobile operating revenue in our Ukraine segment, compared to US$154 million, or 54.7% of the total mobile operating revenue in the six months ended June 30, 2016. In U.S. dollar terms, service revenue from airtime charges decreased by 10.9%, while in functional currency terms, it increased by 7.9%. The decrease in U.S. dollar terms was primarily due to the devaluation of the hryvnia. The increase in functional currency was due to 2G repricing initiatives and 3G launch along with new tariff portfolio, and positive effect of currency devaluation on guest roaming revenues.

        In the six months ended June 30, 2016, we generated US$63 million of our Ukraine segment service revenue from VAS including data revenue, or 24.3% of the total mobile operating revenue in our Ukraine segment, compared to US$53 million, or 18.8% of the total mobile operating revenue, in the six months ended June 30, 2015. The 19.5% increase in U.S. dollar terms in our service revenue from VAS including data revenue was primarily due to the launch of 3G. In functional currency terms, our Ukraine segment service revenue from VAS increased by 45.3%, including data revenue growth of 78%, as a result of the 3G roll-out, active promotions of smartphones and data-oriented tariff plans.

        In the six months ended June 30, 2016, we generated US$59 million of our Ukraine segment service revenue from interconnect fees, or 22.4% of the total mobile operating revenue in our Ukraine segment, compared to US$74 million, or 26.3% of the total mobile operating revenue in our Ukraine segment, in the six months ended June 30, 2015. In U.S. dollar terms, our Ukraine segment service revenue from interconnect fees decreased by 21% primarily due to the devaluation of the hryvnia. In functional currency terms, our Ukraine segment service revenue from interconnect revenue decreased by 5.2% due to a decline in MMTR and international traffic, partially offset by the devaluation of the hryvnia.

        Our Ukraine total mobile operating revenue also included revenue from sales of equipment and accessories and other revenue. During the six months ended June 30, 2016, revenue from sales of equipment and accessories and other revenue comprised US$2 million, or 0.6% of the total mobile operating revenue in our Ukraine segment, compared to US$1 million, or 0.3% of the total mobile operating revenue in our Ukraine segment, in the six months ended June 30, 2015. In functional currency terms, our Ukraine segment revenue from sales of equipment and accessories and other revenue increased by 151.9% mainly due to a one off contractual penalty paid to us by a sub-contractor as well as increased revenue from network sites sharing initiatives, partly offset by a decline in smartphone sales due to market decline and strong competition.

  Fixed-line Revenue

        Our revenue from fixed-line services in Ukraine decreased by 8.8% to US$20 million in the six months ended June 30, 2016 compared to US$22 million in the six months ended June 30, 2015, primarily due to devaluation of the hryvnia. In functional currency terms, our revenue from fixed-line services in Ukraine increased by 10.5% mainly due to the improved quality of the customer base and FTTB repricing initiatives.

        Our revenue from fixed-line services in Ukraine in the six months ended June 30, 2016 consisted of US$8 million generated from business operations, US$1 million generated from wholesale operations and US$12 million generated from residential and FTTB operations. Revenue from business operations decreased by 12.9% compared to US$9 million in the six months ended June 30, 2015, revenue from wholesale operations decreased by 39.4% compared to US$2 million in the six months ended June 30, 2015, and revenue from residential and FTTB operations decreased by 1.5% compared to US$12 million in the six months ended June 30, 2015. In U.S. dollar terms the decrease was primarily due to the devaluation of the hryvnia. In terms of functional currency, our revenue from business operations increased by 5.8% driven by an increase in our customer base and repricing initiatives. Revenue from wholesale operations decreased by 27.1% in terms of functional currency, primarily due to planned reduction in low margin transit traffic. Residential and FTTB performance increased by 19.3% in terms of functional currency, primarily due to FTTB re-pricing.

  Adjusted EBITDA

        Our Ukraine Adjusted EBITDA increased by 13.6% to US$151 million in the six months ended June 30, 2016 compared to US$133 million in the six months ended June 30, 2015. In functional currency terms, our Ukraine Adjusted EBITDA increased by 37.9% in the six months ended June 30, 2016 primarily due to higher revenues, mainly data and voice, and lower interconnect and technological maintenance costs, which were partially offset by an increase in frequency fees, roaming costs and the devaluation of the hryvnia. In functional currency terms, Adjusted EBITDA margin in our Ukraine segment in the six months ended June 30, 2016 was 53.8%, which is 10.2 percentage points higher than in the six months ended June 30, 2015.

  Certain Performance Indicators

        As of June 30, 2016, we had approximately 25.4 million mobile customers in Ukraine compared to 26.1 million mobile customers as of June 20, 2015.

        In the six months ended June 30, 2016, our mobile ARPU in Ukraine decreased by 5.3% to US$1.7 compared to the six months ended June 30, 2015 primarily due to devaluation of the hryvnia. In functional currency terms, mobile ARPU in Ukraine increased in the six months ended June 30, 2016 by 14.6% compared to the six months ended June 30, 2015 mainly due to repricing initiatives and newly introduced tariffs.

        In the six months ended June 30, 2016, our mobile MOU in Ukraine increased by 5.9% to 564 from 533 in the six months ended June 30, 2015, mainly due to higher on-net traffic.

        Our mobile churn rate in Ukraine in the six months ended June 30, 2016 decreased to 18.9% compared to 20.8% in the six months ended June 30, 2015 as a result of customized retention campaigns.

        As of June 30, 2016, we had approximately 10.3 million mobile data customers in Ukraine, representing a decrease of 5% from approximately 10.9 million mobile data customers as of June 30, 2015. The decrease was mainly due to the disconnection of our network in Eastern Ukraine.

        As of June 30, 2016, we had approximately 0.8 million fixed-line broadband customers in Ukraine, compared to approximately 0.8 million as of December 31, 2015.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

        Our Ukraine total operating revenue decreased by 41.4% to US$622 million in 2015 compared to US$1,062 million in 2014, primarily due to the depreciation of the Ukrainian hryvnia against the U.S. dollar. In functional currency terms, our Ukraine total operating revenue in 2015 was 10.2% higher compared to 2014, primarily due to increased international incoming call revenue and strong growth in mobile data revenue as a result of the launch of 3G, despite ongoing social unrest and the shutdown of networks in East Ukraine (ATO zone). Our Ukraine total operating revenue consists of revenue from providing mobile services as well as fixed-line services.

  Mobile Revenue

        In 2015, our revenue from mobile services in our Ukraine segment decreased by 40.6% to US$578 million compared to US$972 million during 2014, primarily due to the devaluation of the hryvnia by 52.2%.

        In 2015, we generated US$290 million of our Ukraine segment service revenue from mobile voice services (i.e. airtime charges from mobile postpaid and prepaid customers, including monthly contract fees and roaming fees, and roaming fees received from other mobile services operators for providing roaming services to their customers), or 50.2% of the total mobile operating revenue in our Ukraine segment, compared to US$539 million, or 55.5% of the total mobile operating revenue in 2014. In U.S. dollar terms, service revenue from airtime charges decreased by 46.3%, while in functional currency terms, it increased by 1.2%. The decrease in U.S. dollar terms was primarily due to weakening of the hryvnia. The increase in functional currency was due to the re-pricing of tariffs and 3G launch along with new tariff portfolio, and positive effect of currency devaluation on guest roaming revenues.

        In 2015, we generated US$139 million of our Ukraine segment service revenue from VAS including data revenue, or 24.1% of the total mobile operating revenue in our Ukraine segment, compared to US$211 million, or 21.7% of the total mobile operating revenue, in 2014. The 33.8% decrease in U.S. dollar terms in our service revenue from VAS including data revenue was primarily due to depreciation of the local currency. In functional currency terms, our Ukraine segment service revenue from VAS including data revenue increased by 25.3% mainly due to strong growth in mobile data revenue as a result of 3G roll-out, active promotions of smartphones and data-oriented tariff plans.

        In 2015, we generated US$147 million of our Ukraine segment service revenue from interconnect fees, or 25.4% of the total mobile operating revenue in our Ukraine segment, compared to US$218 million, or 22.4% of the total mobile operating revenue in our Ukraine segment, in 2014. In U.S. dollar terms, our Ukraine segment service revenue from interconnect fees decreased by 32.8% primarily due to weakening of the hryvnia. In functional currency terms, our Ukraine segment service revenue from interconnect revenue increased by 24.2% due to positive currency devaluation effect on revenue from traffic from international operators.

        In 2015, we generated US$0.1 million of other service revenue, or 0.0% of the total mobile operating revenue in our Ukraine segment in 2015, compared to US$2 million generated in 2014, or 0.2% of the total mobile operating revenue in 2014. In U.S. dollar terms, our other service revenue decreased by 93.6%, while in functional currency terms it decreased by 87.9%.

        Our Ukraine total mobile operating revenue also included revenue from sales of equipment and accessories and other revenue. During 2015, revenue from sales of equipment and accessories and other revenue comprised US$2 million, or 0.3% of the total mobile operating revenue in our Ukraine segment, compared to US$2 million, or 0.2% of the total mobile operating revenue in our Ukraine segment, in 2014. In functional currency terms, our Ukraine segment revenue from sales of equipment and accessories and other revenue increased by 53.2% mainly due to higher revenue from sub-rent of premises driven by increase of floor spaces and rent rates.

  Fixed-line Revenue

        Our revenue from fixed-line services in Ukraine decreased by 50.1% to US$45 million in 2015 compared to US$89 million in 2014, primarily due to depreciation of national currency. In functional currency terms, our revenue from fixed-line services in Ukraine decreased by 5.2% mainly as a result of reduction in wholesale revenue.

        Our revenue from fixed-line services in Ukraine in 2015 consisted of US$17 million generated from business operations, US$3 million generated from wholesale operations and US$24 million generated from residential and FTTB operations. Revenue from business operations decreased by 49.3% compared to US$34 million in 2014, revenue from wholesale operations decreased by 82.0% compared to US$16 million in 2014, and revenue from residential and FTTB operations decreased by 37.8% compared to US$39 million in 2014. In U.S. dollar terms the decrease was primarily due to national currency devaluation. In terms of functional currency, our revenue from business operations decreased by 4.1% driven by lower subscribers base. Revenue from wholesale operations decreased by 65.3% in terms of functional currency, primarily due to planned reduction in low margin transit traffic. Residential and FTTB performance increased by 17.7% in terms of functional currency, primarily due to a favorable FTTB re-pricing.

  Adjusted EBITDA

        Our Ukraine Adjusted EBITDA decreased by 39.6% to US$292 million in 2015 compared to US$484 million in 2014. In functional currency terms, our Ukraine Adjusted EBITDA increased by 14.6% in 2015 primarily due to higher revenues, mainly data and interconnect revenues, and lower interconnect costs, which was partially offset by an increase in frequency fees due to the 3G license, higher utility and rental costs, and a negative currency devaluation effect. In functional currency terms, Adjusted EBITDA margin in our Ukraine segment in 2015 was 47.0%, which is 1.8 percentage points higher than in 2014.

  Certain Performance Indicators

        As of December 31, 2015, we had approximately 25.4 million mobile customers in Ukraine, in comparison with approximately 26.2 million mobile customers as of December 31, 2014. The decrease of our customer base by 3.1% was mainly due to customer losses in the East (ATO zone).

        In 2015, our mobile ARPU in Ukraine decreased by 41.1% to US$1.8 compared to 2014 primarily due to national currency devaluation. In functional currency terms, mobile ARPU in Ukraine increased in 2015 by 11.5% compared to 2014 mainly due to mobile data revenue growth.

        In 2015, our mobile MOU in Ukraine increased by 7.0% to 543 from 508 in 2014, mainly due to the decrease in number of subscribers with lower MOU predominantly in the Eastern part of the country.

        Our mobile churn rate in Ukraine in 2015 decreased to 23.5% compared to 24.9% in 2014 as a result of customized retention campaigns.

        As of December 31, 2015, we had approximately 12.0 million mobile data customers in Ukraine, representing an increase of 7.9% from approximately 11.1 million mobile data customers as of December 31, 2014. The increase was mainly due to the 3G expansion.

        As of December 31, 2015, we had approximately 0.8 million fixed-line broadband customers in Ukraine, compared to approximately 0.8 million as of December 31, 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

        Our Ukraine total operating revenue decreased by 34.1% to US$1,062 million in 2014 compared to US$1,610 million during 2013, due to an economic downturn weighed down by discontinued operations in Crimea, conflict in Eastern Ukraine (ATO zone) and heavy currency devaluation and ARPU erosion with customers optimizing their spending due to the economic crisis. In functional currency terms, our Ukraine total operating revenue in 2014 was 5% lower compared to 2013.

  Mobile Revenue

        In 2014, our revenue from mobile services in our Ukraine segment decreased by 34.0% to US$972 million compared to US$1,472 million in 2013, primarily due to the Ukrainian hryvnia devaluation, deactivation of customers in Crimea and the disrupted tourist season. In functional currency terms, our revenue from mobile services decreased by 4.7%.

        In 2014, we generated US$539 million of our service revenue from airtime charges from mobile postpaid and prepaid customers (including monthly contract fees and roaming fees, as well as roaming fees received from other mobile services operators for providing roaming services to their customers), or 55.5% of the total mobile operating revenue in our Ukraine segment, compared to US$869 million, or 59.0% of the total mobile operating revenue, in 2013. In U.S. dollar terms, service revenue from airtime charges decreased by 37.9% due to currency devaluation. In functional currency terms, it decreased by 10.8% primarily due to the growth of second SIM penetration with low ARPU and a decrease in roaming as a result of inflation, and the harsh economic situation.

        In 2014, we generated US$211 million of our service revenue from VAS including data revenue, or 21.7% of the total mobile operating revenue in our Ukraine segment, compared to US$316 million, or 21.4% of the total mobile operating revenue, in 2013. In U.S. dollar terms, service revenue from VAS decreased by 33.3%, primarily due to currency devaluation, while in functional currency terms, service revenue from VAS including data revenue decreased by 4.6% due to lower customer spend as a result of substituting OTT services and discontinued operations in Crimea.

        In 2014, we generated US$218 million of our service revenue from interconnect, or 22.4% of the total mobile operating revenue in our Ukraine segment, compared to US$261 million, or 17.7% of the total mobile operating revenue, in 2013. In U.S. dollar terms, service revenue from VAS decreased by 16.4%, while in functional currency terms it decreased by 22.9%, primarily due to the impact of the Ukrainian hryvnia devaluation, as well as traffic decline from national and international operators.

        In 2014, we generated US$2 million of other service revenue, or 0.2% of the total mobile operating revenue in our Ukraine segment, compared to US$3 million generated in 2013, or 0.2% of the total mobile operating revenue, in 2013. In U.S. dollar terms, our other service revenue decreased by 30.3%, while in functional currency terms it remained stable.

        Our Ukraine total mobile operating revenue also included revenue from sales of equipment and accessories and other revenue. In 2014, revenue from sales of equipment and accessories and other revenue decreased to US$2 million, or 0.2% of the total mobile operating revenue in our Ukraine segment, compared to US$24 million, or 1.6% of the total mobile operating revenue in our Ukraine segment, in 2013. In U.S. dollar terms, our revenue from sales of equipment and accessories and other revenue decreased by 92.1%, while in functional currency terms it decreased by 88.4%. The decrease was due to a reduction in lower margin handset sales in 2014.

  Fixed-line Revenue

        Our revenue from fixed-line services in Ukraine decreased by 35.2% to US$89 million in 2014 compared to US$138 million in 2013, primarily due to the impact of the Ukrainian hryvnia devaluation. Our revenue from fixed-line services in 2014 consisted of US$34 million generated from business operations, US$16 million generated from wholesale operations and US$39 million generated from residential and FTTB operations. Revenue from business operations decreased by 31.7% from US$50 million, revenue from residential and FTTB operations decreased by 24.1% from US$52 million in 2013, and revenue from wholesale operations decreased by 55.9% from US$36 million in 2013. In functional currency terms, revenue from business operations decreased by 2.2%, revenue from wholesale operations decreased by 38.1%, and revenue from residential and FTTB operations increased by 8.6%. Wholesale revenue decreased primarily due to planned reduction in low margin transit traffic and the impact of the currency devaluation. Revenue from residential and FTTB decreased due to the Ukrainian hryvnia devaluation.

  Adjusted EBITDA

        Our Ukraine Adjusted EBITDA decreased by 38.0% to US$484 million during 2014 compared to 2013, In functional currency terms, Adjusted EBITDA margin in our Ukraine segment in 2014 was 45.2%, which is 3.3 percentage points lower than in 2013 primarily due to lower mobile service revenue, an increase in network, IT and other general and administrative cost due to the double increase in frequency fee, currency devaluation and inflation, partially offset by decreased service costs and sales and marketing costs.

  Certain Performance Indicators

        As of December 31, 2014, we had approximately 26.2 million mobile customers in Ukraine, compared to approximately 25.8 million mobile customers as of December 31, 2013. The increase of our customer base by 1.8% was primarily attributable to attractive retail offers and churn reduction campaigns in late 2014 and extra gross additions in the East (ATO zone) partially offset by disconnections of customers in Crimea due to the shutdown of the network in the region.

        In 2014, our mobile ARPU in Ukraine decreased by 34.3% to US$3.1 compared to 2013 primarily due to a continued shift in customer base whereby the proportion of high-value and mid-value customers decreased from 2013, as well as an accelerated multi SIM adoption in the East (ATO zone). In functional currency terms, our mobile ARPU decreased by 5.1%.

        In 2014, our mobile MOU in Ukraine increased by 1.4% to 508 from 501 in 2013, mainly due to higher usage by customers subscribed with bundled offers.

        Our mobile churn rate in Ukraine in 2014 decreased to 24.9% compared to 35.3% in 2013 as a result of a successful customer relationship management program that offset the negative effect of increased churn resulting from inactive customers in Crimea.

        As of December 31, 2014, we had approximately 11.1 million mobile data customers in Ukraine, representing a decrease of 1.4% from approximately 11.3 million mobile data customers as of December 31, 2013. The decrease was mainly due to increased churn resulting from inactive customers in Crimea.

        As of December 31, 2014, we had approximately 0.8 million fixed-line broadband customers in Ukraine, compared to approximately 0.8 million as of December 31, 2013. The increase of 6.8% of fixed-line broadband customers in Ukraine was due to our sales efforts towards the promotion of broadband internet.

Uzbekistan

Results of Operations in US$

	Six months ended June 30,							Year ended December 31,
					Year ended December 31,
				'15 - '16% change functional currency					'14 - '15% change functional currency		'13 - '14% change functional currency
			'15 - '16% change in US$					'14 - '15% change in US$		'13 - '14% change in US$
	2016	2015			2015	2014	2013
	(In millions of US dollars)				(In millions of US dollars)
Service revenue	329	342	(3.8)%	11.3%	710	717	671	(1)%	10%	7%	18%
Sale of equipment and accessories	—	—	(75.9)%	(72.2)%	1	1	2	26.8%	45%	(49)%	(53)%
Other revenue	—	—	20.1%	38.9%	—	—	—	—	—	—	—

Total operating revenue	329	342	(3.8)%	11.3%	711	718	673	(1)%	10%	7%	18%

Operating expenses
Service costs	28	30	(4.1)%	11.0%	61	61	87	(1)%	10%	(30)%	(23)%
Cost of equipment and accessories	—	—	(57.7)%	(53.6)%	1	1	3	39%	60%	(65)%	(59)%
Selling, general and administrative expenses	107	95	12.1%	29.8%	212	195	236	9%	21%	(18)%	(10)%

Adjusted EBITDA	194	217	(10.7)%	3.2%	437	461	347	(5%)	5%	33%	48%

Results of Operations in UZS

	Six months ended June 30,		Year ended December 31,
			2015	2014	2013

	(In billions of UZS)
Service revenue	947	851	1,825	1,660	1,407
Sale of equipment and accessories	—	—	4	2	5
Other revenue	—	—	—	—	—

Total operating revenue	947	851	1,829	1,662	1,412

Operating expenses
Service costs	82	74	155	141	184
Cost of equipment and accessories	—	—	3	2	5
Selling, general and administrative expenses	307	236	547	453	504

Adjusted EBITDA	558	541	1,124	1,066	719

Certain Performance Indicators

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Mobile
Customers (end of the period; in millions)	9.3	10.3	9.9	10.6	10.5
ARPU in USD	5.5	5.4	5.7	5.6	5.3
ARPU in UZS	15,888	13,557	14,710	12,944	11,143
MOU in minutes	494	524	528	523	471
Mobile churn rate (as a percentage)	48.5	43.3	45.9	48.1	53.5
Mobile data customers (end of the period; in millions)	4.3	5.0	4.7	5.5	5.5
Fixed-Line
Broadband customers (end of the period; in thousands)	9	11	9	13	11

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

        In the six months ended June 30, 2016, our Uzbekistan total operating revenue decreased by 3.8% to US$329 million compared to US$342 million in the six months ended June 30, 2015. In functional currency terms, our Uzbekistan total operating revenue increased by 11.3%. Our Uzbekistan total operating revenue consists of revenue from providing mobile services as well as fixed-line services.

  Mobile Revenue

        In the six months ended June 30, 2016, our Uzbekistan segment revenue from mobile services decreased by 3.7% to US$327 million compared to US$339 million in the six months ended June 30, 2015, due to the reentry of MTS to the market and the entry of a new operator UzMobile. In functional currency terms, our revenue from mobile services for the Uzbekistan segment increased by 11.4% as a result of Beeline Uzbekistan price plans denominated in U.S. dollars and the devaluation of the Uzbek som.

        In the six months ended June 30, 2016, we generated US$231 million of our service revenue from airtime charges in the Uzbekistan segment from mobile contract and prepaid customers, including monthly contract fees and roaming fees, and roaming fees received from other mobile service operators for providing roaming services to their customers, or 70.6% of the total mobile operating revenue in our Uzbekistan segment, compared to US$248 million, or 73.2% of the total mobile operating revenue in our

Uzbekistan segment, in the six months ended June 30, 2015. The 7.1% decrease in U.S. dollar terms during the six months ended June 30, 2016 compared to the six months ended June 30, 2015 was attributable to the reentry of MTS to the market and the entry of a new operator UzMobile. The 7.5% increase in functional currency terms was due to Beeline Uzbekistan price plans denominated in U.S. dollars and the corresponding devaluation of the Uzbek som.

        In the six months ended June 30, 2016, we generated US$21 million of our mobile service revenue in our Uzbekistan segment from interconnect fees, or 6.4% of the total mobile operating revenue in our Uzbekistan segment, compared to US$14 million, or 4.0% of the total mobile operating revenue in our Uzbekistan segment, in the six months ended June 30, 2015. The 56.0% increase in U.S. dollar terms in the six months ended June 30, 2016 compared to the six months ended June 30, 2015 was due to the reentry of MTS to the market and the entry of a new operator UzMobile. The 80.1% increase in functional currency terms was also due to the fact that termination rates were denominated in U.S. dollars.

        In the six months ended June 30, 2016, we generated US$75 million of our mobile service revenue in our Uzbekistan segment from VAS, including data revenue, or 22.9% of the total mobile operating revenue in our Uzbekistan segment, compared to US$77 million, or 22.8% of the total mobile operating revenue in the Uzbekistan segment, in the six months ended June 30, 2015. In the six months ended June 30, 2016 compared to the six months ended June 30, 2015, mobile service revenue from VAS, including data revenue, decreased by 3.2% in U.S. dollar terms primarily due to the reentry of MTS to the market and the entry of a new operator UzMobile. While, in functional currency terms, the 12.0% increase in revenue was due to the fact that Beeline Uzbekistan's price plans were denominated in U.S. dollars, mobile data revenue increased by 9% as a result of increased smart phone penetration and device promotions.

  Fixed-line Revenue

        In the six months ended June 30, 2016, our Uzbekistan total operating revenue from fixed-line services decreased by 13.3% to US$2 million compared to US$3 million in the six months ended June 30, 2015. In the six months ended June 30, 2016, US$1 million of Uzbekistan fixed-line revenue was generated from our business operations, US$0.1 million from wholesale operations and US$0.8 million from residential and FTTB operations.

  Adjusted EBITDA

        In the six months ended June 30, 2016, our Uzbekistan Adjusted EBITDA decreased by 10.7% to US$194 million compared to US$217 million in the six months ended June 30, 2015. In functional currency terms, in the six months ended June 30, 2016, our Uzbekistan Adjusted EBITDA increased by 3.2% compared to the six months ended June 30, 2015 primarily due to an increase of revenue, which was attributable to the introduction of Beeline Uzbekistan price plans denominated in U.S. dollars. In functional currency terms, in the six months ended June 30, 2016, our Uzbekistan Adjusted EBITDA margin was 58.9%, which was 4.6 percentage points lower than in the six months ended June 30, 2015, primarily due to an increase in tax per customer.

  Certain Performance Indicators

        As of June 30, 2016, we had approximately 9.3 million mobile customers in our Uzbekistan segment, representing a decrease of 9.0% compared to approximately 10.3 million mobile customers as of June 30, 2015. The decrease in our customer base in Uzbekistan was primarily due to the reentry of MTS to the market and the entry of a new operator UzMobile.

        As of June 30, 2016, we had approximately 4.3 million mobile data customers in Uzbekistan compared to approximately 5.0 million mobile data customers as of June 20, 2015, representing a decrease of 13.2% mainly due to due to the reentry of MTS to the market and the entry of UzMobile.

        In the six months ended June 30, 2016, our mobile ARPU in Uzbekistan increased by 1.3% to US$5.5 compared to the six months ended June 30, 2015, while in functional currency terms, mobile ARPU in Uzbekistan increased in the six months ended June 30, 2016 by 17.2% compared to the six months ended June 30, 2015 mainly due to growth of data ARPU driven by a higher usage of data.

        In the six months ended June 30, 2016, our mobile MOU in Uzbekistan decreased by 5.8% to 494 from 524 in the six months ended June 30, 2015 primarily due to monetization activities in 2015.

        In the six months ended June 30, 2016, our mobile churn rate in Uzbekistan increased to 48.5% compared to 43.3% in the six months ended June 30, 2015 mainly due to the reentry of MTS to the market and the entry of UzMobile.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

        Our Uzbekistan total operating revenue decreased by 1.0% to US$711 million in 2015 from US$718 million in 2014. In functional currency terms, our Uzbekistan total operating revenue increased by 10.0%. Our Uzbekistan total operating revenue consists of revenue from providing mobile services as well as fixed-line services.

  Mobile Revenue

        In our Uzbekistan segment, revenue from mobile services decreased by 0.8% to US$706 million in 2015 from US$710 million in 2014, due to the reentry of MTS to the market and the entry of a new operator UzMobile. In functional currency terms, our revenue from mobile services for the Uzbekistan segment increased by 9.3% due to Beeline Uzbekistan price plans denominated in U.S. dollars.

        In 2015, we generated US$515 million of our service revenue from airtime charges in the Uzbekistan segment from mobile contract and prepaid customers, including monthly contract fees and roaming fees, and roaming fees received from other mobile service operators for providing roaming services to their customers, or 73.0% of the total mobile operating revenue in our Uzbekistan segment, compared to US$535 million, or 75.2% of the total mobile operating revenue, in 2014. The 3.8% decrease in U.S. dollar terms during 2015 compared to 2014 was attributable to the reentry of MTS to the market and the entry of a new operator UzMobile. While 6.9% increase in functional currency terms due to Beeline Uzbekistan price plans denominated in U.S. dollars.

        In 2015, we generated US$33 million of our mobile service revenue from interconnect fees in our Uzbekistan segment, or 4.6% of the total mobile operating revenue in our Uzbekistan segment, compared to US$25 million, or 3.6% of the total mobile operating revenue in our Uzbekistan segment, in 2014. The 32% increase in U.S. dollar terms in 2015 compared to 2014 was due to the entry of one new mobile operator and the re-entry of another. Additionally, 30.2% increase in functional currency terms also due to Beeline Uzbekistan price plans denominated in U.S. dollars.

        In 2015, we generated US$156 million of our mobile service revenue in our Uzbekistan segment from VAS, including data revenue, or 22.1% of the total mobile operating revenue in our Uzbekistan segment, compared to US$149 million, or 21% of the total mobile operating revenue in the Uzbekistan segment, in 2014. In 2015 compared to 2014, this increased by 4.6% in U.S. dollar terms primarily due to focusing on increasing the number of regular smartphone data users. Additionally, 16.1% increase in functional currency terms also due to Beeline Uzbekistan price plans denominated in U.S. dollars.

        Our Uzbekistan total mobile operating revenue also included revenue from sales of equipment and accessories and other revenue. In 2015, revenue from sales of equipment and accessories and other revenue in our Uzbekistan segment increased to US$1.3 million from US$1.1 million during 2014. The 26.8% increase in U.S. dollar terms and 45.4% increase in functional currency terms was mainly due to the promotion of smartphones sales.

  Fixed-line Revenue

        Our Uzbekistan total operating revenue from fixed-line services decreased by 22.2% to US$5.3 million in 2015 from US$6.8 million in 2014. The decrease was primarily due to price competition from the main operator UzbekTelecom, resulting in decreased fixed-line customers for Beeline.

  Adjusted EBITDA

        Our Uzbekistan Adjusted EBITDA decreased by 5.2% to US$437 million in 2015 compared to US$461 million in 2014. In functional currency terms, our Uzbekistan Adjusted EBITDA increased by 5.4% in 2015 primarily due to an increase of revenue, which was attributable to the fact that Beeline Uzbekistan price plans were denominated in U.S. dollars. In functional currency terms, our Uzbekistan Adjusted EBITDA margin was 61.5% in 2015, which was 2.7 percentage points lower than in 2014 primarily due to increase in tax per customer and legal costs.

  Certain Performance Indicators

        As of December 31, 2015, we had approximately 9.9 million mobile customers in our Uzbekistan segment, representing a decrease of 6.6% from approximately 10.6 million mobile customers as of December 31, 2014. The decrease in our customer base in Uzbekistan was a result of the entry of one new mobile operator and the re-entry of another.

        As of December 31, 2015, we had approximately 4.7 million data customers in Uzbekistan, consisting of approximately 4.7 million mobile data customers and an insignificant number of fixed-line data customers, compared to approximately 5.5 million mobile data customers and an insignificant number of fixed-line broadband customers as of December 31, 2014. The decrease was mainly due to the entry of one new mobile operator and the re-entry of another.

        In 2015, our mobile ARPU in Uzbekistan increased by 1.3% to US$5.7 compared to 2014, while in functional currency terms, mobile ARPU in Uzbekistan increased in 2015 by 13.6% compared to 2014 mainly due to growth of data ARPU driven by a higher usage of data.

        In 2015, our mobile MOU in Uzbekistan increased by 1.0% to 528 from 523 in 2014 primarily due to the launch of offers with free traffic in exchange for top-up commitment.

        In 2015, our mobile churn rate in Uzbekistan increased to 45.9% compared to 48.1% in 2014 mainly due to higher churn following monetization activities.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

        Our Uzbekistan total operating revenue increased by 6.7%, in U.S. dollar terms, to US$718 million in 2014 from US$673 million in 2013. In functional currency terms, our Uzbekistan total operating increased by 17.7%. Our Uzbekistan total operating revenue consists of revenue from providing both mobile services and fixed-line services.

  Mobile Revenue

        In our Uzbekistan segment, revenue from mobile services increased by 6.9% to US$710 million in 2014 from US$664 million during 2013, due to the launch of new marketing activities, including monetization. In functional currency terms, our revenue from mobile services increased by 18.1%.

        In 2014, we generated US$535 million of our service revenue from airtime charges in the Uzbekistan segment from mobile contract and prepaid customers, including monthly contract fees and roaming fees, and roaming fees received from other mobile service operators for providing roaming services to their customers, or 75.2% of the total mobile operating revenue in our Uzbekistan segment, compared to US$521 million, or 78.2% of the total mobile operating revenue, in 2013. Service revenue from airtime charges increased during 2014 compared to 2013 by 7%, in U.S. dollar terms, and 18.1%, in functional currency terms, mainly due to the launch of new marketing activities, including monetization activities.

        In 2014, we generated US$25 million of our mobile service revenue from interconnect fees in our Uzbekistan segment, or 3.6% of the total mobile operating revenue in our Uzbekistan segment, compared to US$32 million, or 4.8% of the total mobile operating revenue in our Uzbekistan segment, in 2013. Mobile service revenue from interconnect fees in our Uzbekistan segment decreased in 2014 compared to 2013 by 21% in U.S. dollar terms and by 12% in functional currency terms, mainly due to a one-time adjustment in 2014 relating to a contract with a local CDMA mobile operator as a result of a reduction of the contractual interconnect rate.

        In 2014, we generated US$149 million of our mobile service revenue in our Uzbekistan segment from VAS, including data revenue, or 21% of the total mobile operating revenue in our Uzbekistan segment, compared to US$111 million, or 16.5% of the total mobile operating revenue in the Uzbekistan segment, in 2013. In 2014 compared to 2013, mobile service revenue from VAS in our Uzbekistan segment increased by 35% in U.S. dollar terms and by 49% in functional currency terms, primarily due to focusing on data users and increasing data usage.

        Our Uzbekistan total mobile operating revenue also included revenue from sales of equipment and accessories and other revenue. In 2014, revenue from sales of equipment and accessories and other revenue in our Uzbekistan segment decreased to US$1.1 million from US$2.2 million in 2013. The 49.0% decrease in U.S. dollar terms, or 53.4% decrease in functional currency terms, was mainly due to lack of customer equipment.

  Fixed-line Revenue

        Our Uzbekistan total operating revenue from fixed-line services decreased by 9.5% to US$6.8 million in 2014 from US$7.6 million in 2013. In 2014, US$4 million of Uzbekistan fixed-line revenue was generated from our business operations, US$0.03 million from wholesale operations and US$1.6 million from residential and FTTB operations. In U.S. dollar terms, revenue from wholesale and residential and FTTB operations decreased by 77.7% and 16.1% in comparison with 2013, respectively, while revenue from business operations increased by 0.1% compared to 2013. In functional currency terms, fixed-line revenue from wholesale and residential and FTTB operations decreased by 75.0% and 7.6% in comparison with 2013, respectively, while revenue from business operations increased by 10.3% in comparison with 2013.

  Adjusted EBITDA

        Our Uzbekistan Adjusted EBITDA increased by 33% to US$461 million during 2014 compared to US$347 million in 2013. In functional currency terms, our Uzbekistan Adjusted EBITDA increased by 48%. Our Uzbekistan Adjusted EBITDA margin was 64.2% in 2014, which was 12.6 percentage points higher than in 2013 primarily due to one-off adjustments related to a reclassification of capital expenditure item to operating expenditure in 2013.

  Certain Performance Indicators

        As of December 31, 2014, we had approximately 10.6 million mobile customers in our Uzbekistan segment, representing an increase of 0.9% from approximately 10.5 million mobile customers as of December 31, 2013. The increase in our customer base in Uzbekistan was a result of our market proposition as "The most attractive communication in the biggest network".

        As of December 31, 2014, we had approximately 5.5 million data customers in Uzbekistan, consisting of approximately 5.5 million mobile data customers and an insignificant number of fixed-line data customers, compared to approximately 5.5 million mobile data customers and an insignificant number of fixed-line broadband customers as of December 31, 2013.

        In 2014, our mobile ARPU in Uzbekistan increased by 5.8% to US$5.6 compared to 2013, primarily due to traffic monetization activities and driven by growth of price per minute. In functional currency terms, our mobile ARPU in Uzbekistan increased by 16.2%.

        In 2014, our mobile MOU in Uzbekistan increased by 11.0% to 523 from 471 in 2013 primarily due to promotion of bundled offers.

        In 2014, our mobile churn rate in Uzbekistan decreased to 48.1% compared to 53.5% in 2013 due to price increasing activities of our main competitor UCell during first half of the year and on-net promotion actions of Beeline.

Italy

Joint Venture and Discontinued Operations

        On August 6, 2015, we entered into an agreement with Hutchison, which owns indirectly 100% of Italian mobile operator 3 Italia, to form an equal joint venture holding company that will own and operate our telecommunications businesses in Italy. Completion of the transaction is subject to the satisfaction or waiver of certain conditions precedent, including obtaining regulatory approvals, and is expected to occur around the end of 2016. WIND and 3 Italia will continue to operate separately pending completion. Pending completion, WIND is accounted for as a discontinued operation. Following completion of the transaction, VimpelCom will no longer consolidate the financial results of WIND, whose results will be calculated using the equity method. For more information, please see "—Recent Developments and Trends—Italy Joint Venture" and Note 6 to our audited consolidated financial statements incorporated by reference herein and Note 3 to our unaudited interim condensed consolidated financial statements included in this prospectus supplement.

        Although Italy is no longer a reportable segment subsequent to its classification as a discontinued operation in connection with the Italy Joint Venture, the following information is included for Italy because completion of the Italy Joint Venture has not occurred and Italy is a significant part of our business.

        The Italy Joint Venture doesn't have any impact on VimpelCom's current liquidity, as liquidity available at WIND level is not available to the company due to covenants in debt agreements. The Italy Joint Venture results in a reduction of the Net Debt/EBITDA ratio of the company and thereby increasing the capacity to fund the company within Net Debt/EBITDA covenant ratios, if and when needed.

Results of Operations in US$

	Six months ended June 30,							Year ended December 31,
					Year ended December 31,
				'15 - '16% change functional currency					'14 - '15% change functional currency		'13 - '14% change functional currency
			'15 - '16% change in US$					'14 - '15% change in US$		'13 - '14% change in US$
	2016	2015			2015	2014	2013
	(In millions of US dollars)				(In millions of US dollars)
Service revenue	2,171	2,212	(1.8)%	(1.8)%	4,450	5,536	6,096	(19.6)%	(3.8)%	(9.2)%	(9.2)%
Sale of equipment and accessories	185	136	35.5%	35.3%	327	301	318	8.9%	30.4%	(5.3)%	(5.0)%
Other revenue	51	63	(18.7)%	(20.1)%	136	318	204	(57.3)%	(48.2)%	55.9%	55.8%

Total operating revenue	2,407	2,411	(0.2)%	(0.2)%	4,913	6,155	6,618	(20.2)%	(4.4)%	(7)%	(7)%

Operating expenses
Service costs	539	571	(5.6)%	(5.5)%	1,134	1,454	1,560	(22.0)%	(6.5)%	(6.8)%	(7.0)%
Cost of equipment and accessories	180	129	39.3%	39.1%	319	299	342	6.8%	28.0%	(12.6)%	(12.8)%
Selling, general and administrative expenses	800	807	(0.9)%	(1.0)%	1,582	1,986	2,118	(20.4)%	(4.6)%	(6.2)%	(6.3)%

Adjusted EBITDA	888	904	(1.7)%	(1.7)%	1,878	2,416	2,598	(22.3)%	(7)%	(7)%	(7)%

Results of Operations in EUR

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(In millions of EUR)
Service revenue	1,945	1,981	4,007	4,166	4,590
Sale of equipment and accessories	165	122	296	227	239
Other revenue	46	57	125	240	154

Total operating revenue	2,156	2,160	4,428	4,633	4,983

Operating expenses
Service costs	483	511	1,022	1,093	1,175
Cost of equipment and accessories	161	116	288	225	258
Selling, general and administrative expenses	716	723	1,425	1,495	1,595

Adjusted EBITDA	796	810	1,693	1,820	1,955

Certain Performance Indicators

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Mobile
Customers (end of period; in millions)	20.9	21.4	21.1	21.6	22.3
ARPU in USD	12.5	12.3	12.5	14.6	16.3
ARPU in EUR	11.2	11.0	11.3	11.3	12.3
MOU in minutes	275	271	269	264	237
Annual churn (in percentage)	30.0	30.2	29.2	31.4	36.6
Mobile data customers (end of period; in millions)	11.7	11.0	11.6	10.2	8.3
Fixed
Broadband customers (end of period in millions)	2.3	2.2	2.3	2.2	2.2

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

        Our Italy total operating revenue was US$2,407 million during the six months ended June 30, 2016, representing a decrease of 0.2% compared to US$2,411 million in the six months ended June 30, 2015. In local currency terms, the total operating revenue decreased by 0.2%.

        In our Italy segment, total operating revenue from services was US$2,171 million in the six months ended June 30, 2016, representing a decrease of 1.8% compared to US$2,212 million in the six months ended June 30, 2015 (in local currency terms, decreased by 1.8%). The decrease in service revenue in our Italy segment was affected by the difficult macroeconomic situation and the contraction of the market.

        In the six months ended June 30, 2016, we generated US$1,888 million of our service revenue from mobile and fixed-line telecommunication services, including revenue from, among others, traffic, roaming revenue from our customers travelling abroad, fees and contributions from our mobile and fixed-line (including internet) businesses, or 86.9% of our service revenue in our Italy segment, which decreased by 2.7% from US$1,939 million of revenue in the six months ended June 30, 2015, or 87.7% of our service revenue in our Italy segment, in the six months ended June 30, 2015 (in functional currency terms, decreased by 2.6%). Mobile data revenue increased by 13% in the six months ended June 30, 2016 compared to the six months ended June 30, 2015. The decrease was mainly due to the difficult macroeconomic situation and the contraction of the market, which was partially offset by WIND's ability to maintain a stable mobile customer base and revenue from the development of new offers dedicated to internet navigation on mobile phones.

        In the six months ended June 30, 2016, we generated US$221 million of our service revenue from interconnection traffic, relating to incoming calls from other operators' networks to our mobile and fixed-line networks, or 10.2% of our service revenue in our Italy segment, representing an increase of 5.9% compared to US$209 of revenue in the six months ended June 30, 2015, or 9.4% of the total operating revenue from services in the six months ended June 30, 2015 (in functional currency terms, increased by 5.9%). The increase was due to the increase in the incoming volume of mobile termination traffic, only partially offset by the general reduction of volume and unit tariffs of SMS and MMS.

        In the six months ended June 30, 2016, we generated US$63 million of our service revenue from other types of services, which mainly relate to leased lines and access fees charged to telecommunications operators and penalties charged to mobile and fixed-line customers, or 2.9% of our service revenue in our Italy segment. The trend is stable compared to US$63 million in the six months ended June 30, 2015, or 2.8% of our service revenue.

        Our total operating revenue in our Italy segment also included revenue from sales of equipment, mainly relating to the sale of SIM cards, mobile and fixed-line phones and related accessories. In the six months ended June 30, 2016, revenue from sales of equipment was US$185 million, representing an increase of 35.5% from US$136 million in the six months ended June 30, 2015, which was primarily due to the increase in the sale of high-range terminals. In functional currency terms, revenue from sales of equipment increased by 35.2%.

        In the six months ended June 30, 2016, we generated US$51 million of our revenue in our Italy segment that refers principally to release to income statement of capital contribution and penalties, representing a decrease of 18.7% from US$63 million in the six months ended June 30, 2015. In functional currency terms, the decrease of 20.1% was mainly due to higher proceeds from settlement recognized in the six months ended June 30, 2015.

  Adjusted EBITDA

        Our Italy Adjusted EBITDA decreased by 1.7% to US$888 million in the six months ended June 30, 2016 from US$904 million in the six months ended June 30, 2015 (in local currency terms, decreased by 1.7%); in addition to the effects described on total operating revenues, the decrease is mainly due to the impact of the tower services agreement with Galata (which occurred at the end of the first quarter of 2015). In functional currency terms, Adjusted EBITDA margin in the six months ended June 30, 2016 in our Italy segment was 37%, which is stable compared with the Adjusted EBITDA margin in the six months ended June 30, 2015.

  Certain Performance Indicators

        As of June 30, 2016, we had approximately 20.9 million mobile customers in Italy representing a decrease of 2.5% from approximately 21.4 million customers as of June 30, 2015. Our mobile customer base decrease was in line with overall market contraction and primarily due to a more rational approach to promotions offered during the period by the three main operators.

        In the six months ended June 30, 2016, our mobile ARPU in Italy increased by 1.9% to US$12.5 from US$12.3 during the six months ended June 30, 2015. In functional currency terms it increased by 1.1% to EUR11.2 from EUR11.0 during the six months ended June 30, 2015.

        In the six months ended June 30, 2016, our mobile MOU in Italy increased by 1.5% to 275 from 271 in the six months ended June 30, 2015, primarily due to the increased diffusion in the market of bundles including free minutes for a fixed fee.

        In the six months ended June 30, 2016, our mobile churn rate in Italy was nearly stable at 30.0% compared to 30.2% in the six months ended June 30, 2015 as a result of the above mentioned more rational approach to promotions offered in 2015 by the three main operators.

        As of June 30, 2016, we had approximately 2.3 million fixed-line broadband customers in Italy, representing an increase of approximately 5.1% over the approximately 2.2 million mobile broadband customers as of June 30, 2015. The increase was mainly driven by the increased demand in Italy for broadband connections.

        As of June 30, 2016, we had approximately 11.7 million mobile data customers in Italy, representing an increase of approximately 6.3% over the approximately 11.0 million mobile data customers as of June 30, 2015. The increase was mainly driven by the increased demand for data in mobility coupled with a higher diffusion of smartphones in the market.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

        Our Italy total operating revenue was US$4,913 million during 2015, representing a decrease of 20.2% compared to US$6,155 million in 2014. In local currency terms, the total operating revenue decreased by 4.4%.

        In our Italy segment, total operating revenue from services was US$4,450 million in 2015, representing a decrease of 19.6% compared to US$5,536 million in 2014 (in local currency terms, decreased by 3.8%). The decrease in service revenue in our Italy segment was mainly due to a decrease in voice services as a result of the difficult macroeconomic situation and the contraction of the market.

        In 2015, we generated US$3,847 million of our service revenue from mobile and fixed-line telecommunication services, including revenue from, among others, traffic, roaming revenue from our customers travelling abroad, fees and contributions from our mobile and fixed-line (including internet) businesses, or 86.5% of our service revenue in our Italy segment, which decreased by 20.5% from US$4,837 million of revenue in 2014, or 87.4% of our service revenue in our Italy segment, in 2014 (in functional currency terms, decreased by 4.8%). The decrease was mainly due to the difficult macroeconomic situation and the contraction of the market, which was partially offset by WIND's ability to maintain a stable mobile customer base and revenue from the development of new offers dedicated to internet navigation on mobile phones.

        In 2015, we generated US$422 million of our service revenue from interconnection traffic, relating to incoming calls from other operators' networks to our mobile and fixed-line networks, or 9.5% of our service revenue in our Italy segment, representing a decrease of 16.7% compared to US$506 of revenue in 2014, or 9.1% of the total operating revenue from services in 2014 (in functional currency terms, decreased by 0.3%). The decrease was due to the effect of the reduction of unit tariffs only partially offset by an increase in mobile traffic volume and by an increase in interconnection traffic from VAS.

        In 2015, we generated US$138 million of our service revenue from other types of services, which mainly relate to leased lines and access fees charged to telecommunications operators and penalties charged to mobile and fixed-line customers, or 3.1% of our service revenue in our Italy segment, representing a decrease of 4.7% compared to US$145 million in 2014, or 2.6% of our service revenue. The decrease compared to 2014 is mainly due to the exchange rate impact. In functional currency terms, service revenue from other types of services increased by 15.7% over 2014 mainly due to services provided to MVNOs.

        Our total operating revenue in our Italy segment also included revenue from sales of equipment, mainly relating to the sale of SIM cards, mobile and fixed-line phones and related accessories. In 2015, revenue from sales of equipment was US$327 million, representing an increase of 8.9% from US$301 million in 2014, which was primarily due to the increase in the sale of high-range terminals. In functional currency terms, revenue from sales of equipment increased by 30.4%.

        In 2015, we generated US$136 million of our revenue in our Italy segment from the settlement of commercial disputes and penalties charged to suppliers, representing a decrease of 57.3% from US$318 million in 2014. In functional currency terms, the decrease of 48.2% was mainly due to higher proceeds from settlement recognized in 2014.

  Adjusted EBITDA

        Our Italy Adjusted EBITDA decreased by 22.3% to US$1,878 million in 2015 from US$2,416 million in 2014 (in local currency terms, decreased by 7.0%); in addition to the effects described on total operating revenues, the decrease was due to higher costs 2015 related to the tower services agreement with Galata (following the sale by WIND of 90% of the shares of Galata in the six months ended June 30, 2015 (see "Item 5—Operating and Financial Review and Prospects—Recent Developments and Trends—Network and Tower Sharing Agreements" in our 2015 Annual Report)) and to certain restructuring costs related to organizational streamlining and optimization. In functional currency terms, Adjusted EBITDA margin in 2015 in our Italy segment was 38.2%, which is 1.0 percentage points lower than the Adjusted EBITDA margin in 2014.

  Certain Performance Indicators

        As of December 31, 2015, we had approximately 21.1 million mobile customers in Italy representing a decrease of 2.2% from approximately 21.6 million customers as of December 31, 2014. Our mobile customer base decrease in 2015 was in line with overall market contraction and mainly due to lower gross additions in the market coming from the more rational approach to promotions offered in 2015 by the main three operators.

        In 2015, our mobile ARPU in Italy decreased to US$12.5 from US$14.6. The decrease was mainly a result of the depreciation of local currency against US$. In functional currency terms APRU was stable at EUR11.3.

        In 2015, our mobile MOU in Italy increased by 1.9% to 269 from 264 in 2014, primarily due to the increased diffusion in the market of bundles including free minutes for a fixed fee.

        In 2015, our mobile churn rate in Italy decreased to 29.2% compared to 31.4% in 2014 as a result of a more rational approach to promotions offered in 2015 by the main three operators.

        As of December 31, 2015, we had approximately 2.3 million fixed-line broadband customers in Italy, representing an increase of approximately 4.5% over the approximately 2.2 million mobile broadband customers as of December 31, 2014. The increase was mainly driven by the increased demand in Italy for broadband connections.

        As of December 31, 2015, we had approximately 11.6 million mobile data customers in Italy, representing an increase of approximately 14.3% over the approximately 10.2 million mobile data customers as of December 31, 2014. The increase was mainly driven by the increased demand for data in mobility coupled with a higher diffusion of smartphones in the market.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

        Our Italy total operating revenue was US$6,155 million in 2014, representing a decrease of 7.0% compared to US$6,618 million in 2013. In functional currency terms, the total operating revenue also declined by 7.0%.

        In our Italy segment, total operating revenue from services was US$5,536 million in 2014, representing a decrease of 9.2%, in U.S. dollar terms, compared to US$6,096 million in 2013. Total operating revenue from services decreased by 9.0% in functional currency terms. The decrease in service revenue in our Italy segment was mainly due to a decrease in voice services affected by the difficult macroeconomic situation and the contraction of the market.

        In 2014, we generated US$4,837 million of our service revenue from mobile and fixed-line telecommunication services, including revenue from, among others, traffic, roaming revenue from our customers travelling abroad, fees and contributions from our mobile and fixed-line (including internet) businesses, or 87.4% of our service revenue in our Italy segment, which decreased by 9.6% from US$5,352 million of revenue in 2013, or 87.8% of our service revenue in our Italy segment, in 2013. The decrease was mainly due to a difficult macroeconomic situation and the contraction of the market, which was partially offset by WIND's ability to maintain a stable mobile customer base and revenue from the development of new offers dedicated to internet navigation on mobile phones.

        In 2014, we generated US$506 million of our service revenue from interconnection traffic, relating to incoming calls from other operators' networks to our mobile and fixed-line networks, or 9.1% of our service revenue in our Italy segment, representing a decrease of 4.6% compared to US$530 million of revenue in 2013, or 8.7% of the total operating revenue from services in 2013. In functional currency terms, the service revenue from interconnection traffic decreased by 4.6% from 2014 to 2013. The decrease is due to the effect of the reduction of unit tariffs set by Autorità per le Garanzie nelle Comunicazioni (the Italian Communications Authority or "AGCOM").

        In 2014, we generated US$145 million of our service revenue from other types of services, which mainly relate to leased lines and access fees charged to telecommunications operators and penalties charged to mobile and fixed-line customers, or 2.6% of our service revenue in our Italy segment, representing a decrease of 8.9% compared to US$159 million in 2013, or 2.6% of our service revenue. In functional currency terms, the service revenue from other types of services decreased by 12.0% from 2014 to 2013. The decrease compared to 2013 was mainly due to lower revenue from co-marketing activities.

        Our total operating revenue in our Italy segment also included revenue from sales of equipment, mainly relating to the sale of SIM cards, mobile and fixed-line phones and related accessories. In 2014, revenue from sales of equipment was US$301 million, representing a decrease of 5.3% from US$318 million in 2013. In functional currency terms, the revenue from sales of equipment decreased by 9.9% from 2014 to 2013. This decrease was primarily due to the decrease in the sale of mobile telephone handsets, which is only partially offset by a shift of sales towards higher-priced devices.

        In 2014, we generated US$318 million of our revenue in our Italy segment from the settlement of commercial disputes and penalties charged to suppliers, representing an increase of 55.9% from US$204 million in 2013. In functional currency terms, our revenue from the settlement of commercial disputes and penalties increased by 56.1% in 2014 compared to 2013. The increase was mainly due to the revisions of estimates made in previous years and to the effects related to the higher proceeds from settlement of disputes with some suppliers.

  Adjusted EBITDA

        Our Italy Adjusted EBITDA decreased by 7.0% to US$2,416 million during 2014 from US$2,598 million during 2013, primarily due to lower revenue, compensated by lower selling, general and administrative expenses as a result of our cost efficiency project initiatives and tight cost control measures. In functional currency terms, Adjusted EBITDA margin in 2014 in our Italy segment was 39.3%, which is 0.3 percentage points above the Adjusted EBITDA margin in 2013.

  Certain Performance Indicators

        As of December 31, 2014, we had approximately 21.6 million customers in Italy representing a decrease of 3.1% from approximately 22.3 million customers as of December 31, 2013. Our mobile customer decrease in 2014 was mainly due to lower gross additions in the market coming from the more rational approach to promotions developed in 2014 by the main three operators.

        In 2014, our mobile ARPU in Italy decreased by 8.3% to EUR11.3 from EUR12.3 in 2013 in functional currency terms. In U.S. dollar terms, our mobile ARPU decreased by 10.4%. The decrease in ARPU was primarily as a result of a decline in voice revenue due to the cannibalization following high competition on prices in 2013.

        In 2014, our mobile MOU in Italy increased by 11.5% to 264 from 237 in 2013, primarily due to the continued promotion of bundled offers which include minutes of voice traffic, SMS and mobile internet connectivity.

        In 2014, our mobile churn rate in Italy decreased to 31.4% compared to 36.6% in 2013 as a result of the more rational approach to promotions developed in 2014 by the main three operators.

        As of December 31, 2014, and 2013 we had approximately 2.2 million fixed-line broadband customers in Italy. The number did not change due to the new strategy focused on higher margin customers and less expensive pull sales channels.

        As of December 31, 2014, we had approximately 10.2 million mobile data customers in Italy, representing an increase of approximately 22.9% over the approximately 8.3 million mobile data customers as of December 31, 2013. The increase was mainly driven by WIND's new campaigns based on "All Inclusive" package offerings coupled with value for money plans and the increased diffusion in the market of smartphones.

HQ and Others

        Our HQ and Others total operating revenue decreased by 36.7% to US$267 million for the six months ended June 30, 2016, from US$422 million for the six months ended June 30, 2015, primarily due to the depreciation of local currencies against the U.S. dollar. Our HQ and Others total operating revenue consists of revenue from providing mobile services as well as fixed-line services and intercompany eliminations between all segments. Our HQ and Others Adjusted EBITDA decreased by US$232 million for the six months ended June 30, 2016 compared to the six months ended June 30, 2015, primarily due to exceptional items relating primarily to our performance transformation program. As of June 30, 2016, we had approximately 15.4 million mobile customers in the HQ and Others segment, representing a decrease of 3.7% from approximately 16.0 million mobile customers as of June 30, 2015.

Liquidity and Capital Resources

Consolidated Cash Flow Summary

        The following table shows our cash flows for the six month periods ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013 (in millions of U.S. dollars):

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013
Consolidated Cash Flow
Net cash flows from operating activities	442	37	2,033	5,279	6,351

from continuing operations	67	(187)	1,104	4,613	5,033
from discontinued operations	375	224	929	666	1,318

Net cash / (used in) investing activities	(1,177)	(757)	(2,634)	(3,977)	(4,213)

from continuing operations	(765)	(1,082)	(2,494)	(2,993)	(3,161)
from discontinued operations	(412)	325	(140)	(984)	(1,052)
Net cash from / (used in) financing activities	719	(1,140)	(1,439)	1,329	(2,575)

from continuing operations	729	(448)	(732)	2,007	(2,333)
from discontinued operations	(10)	(692)	(707)	(678)	(242)

        During the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, we generated positive cash flow from our operating activities and negative cash flow from investing activities. Cash flow used in financing activities was positive during the six months ended June 30, 2016, negative during 2015, positive during 2014 and negative during 2013. The positive cash flow from financing activities during the six months ended June 30, 2016 was mostly due to proceeds from new borrowings, partially offset by the repayment of existing borrowings. The negative cash flow from financing activities during 2015 was mostly due to repayment of existing borrowings during 2015, partially offset by cash flows from new loans and bonds issued during 2015 and proceeds received from the completion of the transaction in Algeria. The positive cash flow from financing activities during 2014 was mostly due to an increase in cash flows from new loans and bonds issued during 2014, partially offset by repayments of our existing facilities and dividend payments to our shareholders and non-controlling interest. The negative cash flow used in financing activities during 2013 was mostly due to payments of dividends to equity holders partially financed by conversion of preferred shares into common shares.

        As of June 30, 2016, we had negative working capital of US$549 million, compared to negative working capital of US$156 million as of December 31, 2015. Working capital is defined as current assets less current liabilities. The change in our working capital as of June 30, 2016 compared to December 31, 2015 was mainly due to increased current financial liabilities mainly as a result of increased short-term borrowings from banks, decreased current financial assets mainly due to maturing term deposits in banks and partially offset by decreased provision, decreased trade and other payables and increased trade and other receivables.

        As of December 31, 2015, we had negative working capital of US$156 million, compared to negative working capital of US$938 million as of December 31, 2014 and negative working capital of US$2,815 million as of December 31, 2013. The change in our working capital as of December 31, 2015 compared to December 31, 2014 was mainly due to the classification of Italy as held for sale and the additional provisions relating to the investigations and other legal costs. The change in our working capital as of December 31, 2014 compared to December 31, 2013 was mainly due to an increase in cash and cash equivalents to finance repayment of borrowings, decrease in trade payables and provisions due to currency translation and our efforts to manage trade receivables in 2014.

        Our working capital is monitored on a regular basis by management. Our management expects to repay our debt as it becomes due from our operating cash flows or through additional borrowings. Current financial liability payments are split during the twelve-month period following December 31, 2015, and the majority of our current financial liabilities will become due fairly evenly during the year 2016. Our management expects to make these payments as they become due. Although we have a negative working capital, our management believes that our cash balances and available credit facilities are sufficient to meet our present requirements.

Operating Activities

        During the six months ended June 30, 2016, net cash flows from operating activities were US$442 million from the US$37 million of net cash flows from operating activities during the six months ended June 30, 2015. The increase in net cash flows from operating activities was primarily due to changes in provision balances discussed below, lower interest payments and increased cash flows from discontinued operations.

        The cash flow from our operating activities in the six months ended June 30, 2016 was impacted primarily by the payment of US$795 million of fines and disgorgements in relation to agreements with the SEC, DOJ and OM, related legal costs of US$10 million and US$44 million cash outflow mostly related to the performance transformation initiatives. The cash flow from our operating activities in the six months ended June 30, 2015 was impacted by the completion of the Algerian transaction resulting in payments to the bank of Algeria of US$1.1 billion, to Cevital of US$50 million, and withholding tax of US$202 million related to the pre-closing dividend.

        During 2015, net cash flows from operating activities were US$2,033 million, a 61% decrease from the US$5,279 million of net cash flows from operating activities during 2014. The decrease in net cash flows from operating activities was primarily due to lower cash generated by our operations impacted by local currencies devaluation partially offset by lower interest paid during 2015.

        During 2014, net cash flows from operating activities were US$5,279 million, a 16.9% decrease over the US$6,351 million of net cash flows from operating activities during 2013. The decrease in net cash flows from operating activities was primarily due to lower cash generated by our operations impacted by local currencies devaluation partially offset by lower income tax payments due to lower profits earned.

Investing Activities

        Our investing activities included payments related to the purchase of equipment, frequency permissions and licenses, capitalized customer acquisition costs, software and other assets as a part of the ongoing development of our mobile networks and fixed-line business.

        During the six months ended June 30, 2016, our total payments for purchases of property and equipment, intangible assets, software and other assets were approximately US$714 million compared to US$1,056 million during the six months ended June 30, 2015. The decrease was primarily due to local currency devaluations against the U.S. dollar and lower capital expenditures. In addition, we have placed on deposit with financial institutions US$70 million, paid US$47 million for purchased financial assets and recorded US$412 million of cash outflows from discontinued operations during the six months ended June 30, 2016. See also "Acquisitions and Dispositions" below.

        The cash flow from our investing activities in the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013, was impacted primarily by cash capital expenditures driven network investments. During six months ended June 30, 2015 the cash flow from investing activities in the discontinued operations was positive due to net proceeds from the sale of towers in Italy.

        During 2015, our total payments for purchases of property and equipment, intangible assets, software and other assets were approximately US$2,207 million compared to US$3,501 million during 2014. The decrease was primarily due to the local currencies devaluations against the U.S. dollar as the majority of the purchases are performed in local currencies. In addition, we have placed on deposit with financial institutions US$361 million and recorded US$140 million of cash outflows from discontinued operations during 2015. See also "Acquisitions and Dispositions" below.

        During 2014, our total payments for purchases of property and equipment, intangible assets, software and other assets were approximately US$3,501 million compared to US$2,903 million during 2013. The increase was primarily due to increase in capital expenditures due to investment in high-speed data networks. In addition, we received net proceeds of US$328 million from our deposits and other financial assets, US$110 million as the proceeds from sale of all of our debt and equity interest in Wind Canada, net cash of US$69 million from disposal of our subsidiaries, US$21 million as the proceeds from sale of our property, equipment and intangible assets, US$39 million as cash inflow from financial assets, US$2 million received as dividends, offset by US$23 million of cash outflows for loans granted during 2014 and by US$984 million of cash outflows from discontinued operations during 2014.

Acquisitions and Dispositions

        For information regarding our acquisitions and dispositions, see Note 7 and 8 to our unaudited interim condensed consolidated financial statements included in this prospectus supplement.

Financing Activities

        During the six months ended June 30, 2016, we repaid approximately US$1,120 million of indebtedness and raised approximately US$1,848 million, which amounts are excluding the financing activities in relation to our operations in Italy, following the classification of WIND as a discontinued operation in connection with the Italy Joint Venture. As of June 30, 2016, the principal amounts of our external indebtedness for bank loans, bonds, equipment financing and loans from others amounted to approximately US$10.6 billion, compared to US$9.5 billion as of December 31, 2015. The increase of the principal amounts of our external indebtedness is mainly the result of the issuance of bonds at GTH Finance B.V. of US$1.2 billion.

        During 2015, we repaid approximately US$4,840 million of indebtedness and raised approximately US$2,052 million, which amounts are excluding the financing activities in relation to our operations in Italy, following the classification of WIND as a discontinued operation in connection with the Italy Joint Venture. As of December 31, 2015, the principal amounts of our external indebtedness for bank loans, bonds, equipment financing and loans from others amounted to approximately US$9.5 billion, compared to US$26.4 billion as of December 31, 2014. The decrease of the principal amounts of our external indebtedness is mainly the result of classifying our Italian operations as discontinued operations, the net repayment of indebtedness and foreign exchange revaluations.

        During 2014, we repaid approximately US$3,765 million of indebtedness and raised approximately US$5,859 million, which amounts are excluding the financing activities in relation to our operations in Italy, following the classification of WIND as a discontinued operation in connection with the Italy Joint Venture.

        Information about our indebtedness is presented below. Many of the agreements relating to this indebtedness contain various covenants, including financial covenants relating to our financial performance or financial condition, as well as negative pledges, compliance with laws requirements and restrictions on mergers, acquisitions and certain asset disposals, as subject to agreed exceptions. In addition, certain of these agreements subject our subsidiaries to restrictions on their ability to pay dividends, make loans or repay debts to us. Our financing agreements have various customary events of default which can be triggered by events including non-payment, breach of applicable covenants, loss of certain mobile licenses, non-payment cross-default, cross-acceleration, certain judgment defaults, certain material adverse events and certain insolvency events. Some of our financing agreements also contain "change of control" provisions that may allow the lenders to cancel the facility or to require us to make a prepayment if a person or group of persons (with limited exclusions) acquire beneficial or legal ownership of or control over more than 50.0% of VimpelCom's share capital.

        For additional information on our outstanding indebtedness, please refer to the notes to our audited consolidated financial statements incorporated by reference herein. For information relating to our financing activities in 2015, and the period subsequent to December 31, 2015, see Note 17 and Note 27, respectively, to our audited consolidated financial statements incorporated by reference herein. For a description of some of the risks associated with certain of our indebtedness, please refer to the sections of our 2015 Annual Report incorporated by reference herein entitled "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—Substantial amounts of indebtedness and debt service obligations could materially decrease our cash flow, adversely affect our business and financial condition and prevent us from raising additional capital," "—We may not be able to raise additional capital," and "—A disposition by one or both of our strategic shareholders of their respective stakes in VimpelCom or a change in control of VimpelCom could harm our business."

        The following table provides a summary of our outstanding indebtedness with an outstanding principal balance exceeding US$30.0 million as of June 30, 2016, excluding our indebtedness in relation to our operations in Italy, following the classification of WIND as a discontinued operation in connection with the Italy Joint Venture.

Borrower	Type of debt/original lender	Interest rate	Outstanding debt (in millions)	Maturity date	Guarantor	Security
VimpelCom Holdings	Notes	6.2546%	US$348.6	March 1, 2017	PJSC VimpelCom	None
VimpelCom Holdings	Notes	7.5043%	US$1,280.0	March 1, 2022	PJSC VimpelCom	None
VimpelCom Holdings	Notes	9.00%	US$186.7 (RUB 12,000.0)	February 13, 2018	PJSC VimpelCom	None

Borrower	Type of debt/original lender	Interest rate	Outstanding debt (in millions)	Maturity date	Guarantor	Security
VimpelCom Holdings	Notes	5.20%	US$571.1	February 13, 2019	PJSC VimpelCom	None
VimpelCom Holdings	Notes	5.95%	US$982.9	February 13, 2023	PJSC VimpelCom	None
GTH Finance	Notes	6.25%	US$500.0	April 26, 2020	VimpelCom Holdings	None
GTH Finance	Notes	7.25%	US$700.0	April 26, 2023	VimpelCom Holdings	None
VimpelCom Amsterdam	Loan from China Development Bank Corp.	6 month LIBOR plus 3.30%	US$373.7	December 21, 2020	PJSC VimpelCom	None
VimpelCom Amsterdam	Loan from HSBC Bank plc	1.72%	US$206.5	July 31, 2022	EKN, PJSC VimpelCom	None
VimpelCom Amsterdam	Loan from AO "Alfa-Bank"	1 month LIBOR plus 3.15%	US$500.0	April 17, 2017	VimpelCom Holdings	None
VimpelCom Amsterdam	Loan from AO "Alfa-Bank"	1 month LIBOR plus 3.15%	US$500.0	May 3, 2017	VimpelCom Holdings	None
VimpelCom Amsterdam	Loan from ING Bank N.V.	6 month LIBOR plus 1.08%	US$84.0	October 16, 2023	EKN, VimpelCom Holdings	None
PJSC VimpelCom	Loan from VIP Finance Ireland Limited (funded by the issuance of loan participation notes by VIP Finance Ireland)	9.125%	US$499.1	April 30, 2018	None	None
PJSC VimpelCom	Loan from VIP Finance Ireland (funded by the issuance of loan participation notes by VIP Finance Ireland)	7.748%	US$650.6	February 2, 2021	None	None
PJSC VimpelCom	RUB denominated bonds	10.00%	US$234.2 (RUB 15,051.6)	March 8, 2022(1)	None	None
PJSC VimpelCom	RUB denominated bonds	11.90%	US$389.1 (RUB 25,000.0)	October 3, 2025(2)	None	None
PJSC VimpelCom	Loan from Sberbank	12.75%(3)	US$546.9 (RUB 35,142.8)	April 11, 2018	None	None
PJSC VimpelCom	Loan from Sberbank	12.75%(4)	US$172.9 (RUB 11,111.1)	May 29, 2017	None	None
PJSC VimpelCom	Loan from Sberbank	11.55%	US$466.9 (RUB 30,000.0)	June 29, 2018	None	None
PJSC VimpelCom	Loan from HSBC Bank plc, Nordea Bank AB (publ)	3 month MosPRIME plus 1.00%	US$42.5 (RUB 2,733.9)	April 30, 2019	EKN	None

Borrower	Type of debt/original lender	Interest rate	Outstanding debt (in millions)	Maturity date	Guarantor	Security
PMCL	Syndicated loan via MCB Bank Limited	6 month KIBOR plus 1.25%	US$57.3 (PKR6,000.0)	May 16, 2019	None	Certain assets of PMCL(5)
PMCL	Loan from Habib Bank Limited	6 month KIBOR plus 1.15%	US$43.0 (PKR4,500.0)	May 16, 2019	None	Certain assets of PMCL(5)
PMCL	Loan from United Bank Limited	6 month KIBOR plus 1.10%	US$38.2 (PKR4,000.0)	May 16, 2021	None	Certain assets of PMCL(5)
PMCL	Sukuk Certificates	3 month KIBOR plus 0.88%	US$65.9 (PKR6,900.0)	December 22, 2019	None	Certain assets of PMCL(5)
PMCL	Loan from MCB Bank Limited	6 month KIBOR plus 0.80%	US$47.7 (PKR5,000.0)	December 23, 2020	None	Certain assets of PMCL(5)
Banglalink	Senior Notes	8.625%	US$300.0	May 6, 2019	None	None
OTA	Syndicated Loan Facility	Bank of Algeria Re-Discount Rate plus 2.00%	US$453.3 (DZD50,000.0)	September 30, 2019	None	Dividend assignment
Other loans, equipment financing and capital lease obligations	—	—	US$318.5	—	—	—

(1)
These bonds are subject to an investor put option at March 17, 2017.

(2)
These bonds are subject to an investor put option at October 13, 2017.

(3)
The fixed interest rate applicable to these loans ranges from 9.0% to 14.0% depending on certain conditions set out in the agreements.

(4)
The fixed interest rate applicable to these loans ranges from 10.75% to 14.0% depending on certain conditions set out in the agreements.

(5)
Charges over moveable fixed assets, receivables, cash balances, investments, cash collections and book debts.

  Discontinued operations

        The following table provides a summary of our outstanding indebtedness with an outstanding principal balance exceeding US$30.0 million as of June 30, 2016 in relation to our operations in Italy, following the classification of WIND as a discontinued operation in connection with the Italy Joint Venture. WIND Group indebtedness is paid from cash flow generated by WIND businesses, and VimpelCom Ltd. and other members of the VimpelCom Group have no obligations to make any payments on any WIND Group indebtedness:

Borrower	Type of debt/original lender	Interest rate	Outstanding debt (in millions)	Maturity date	Guarantor	Security
WIND Telecomunicazioni S.p.A.	Senior facilities				All tranches:	All tranches:

Deutsche Bank A.G., Credit Suisse A.G., Banca IMI S.p.A, BNP Paribas, the Royal Bank of Scotland, Citigroup, Crédit Agricole Corporate and Investment Bank, Goldman Sachs International, J.P. Morgan plc, Morgan Stanley Bank International Limited, Natixis, S.A. and UniCredit S.p.A., with Banca Nazionale del Lavora S.p.A., Gruppo BNP Paribas, Crédit Agricole Corporate and Investment Bank, Milan Branch and The Royal Bank of Scotland plc, Milan Branch, as Original Lenders

		EURIBOR + 4.25%	US$777.4 (EUR700.0)	November 26, 2019	WIND	Shares in WIND
WIND Telecomunicazioni S.p.A.	Terna Debt	10.05%	US$143.0 (EUR128.7)	December 31, 2035	None	None
WIND Acquisition Finance S.A.	Senior Secured Notes	3 month EURIBOR plus 5.25%	US$166.6 (EUR150.0)	April 30, 2019	WIND	Shares in WIND and Wind Acquisition Finance S.A.
WIND Acquisition Finance S.A.	Senior Secured Notes	6.50%	US$550.0	April 30, 2020	WIND	Shares in WIND and Wind Acquisition Finance S.A.
WIND Acquisition Finance S.A.	Senior Notes	7.00%	US$1,943.6 (EUR1,750.0)	April 23, 2021	WIND Italy	Shares in WIND Italy (2nd priority)
WIND Acquisition Finance S.A.	Senior Notes	7.375%	US$2,800.0	April 23, 2021	WIND Italy	Shares in WIND Italy (2nd priority)
WIND Acquisition Finance S.A.	Senior Secured Notes	4.00%	US$2,748.8 (EUR2,475.0)	July 15, 2020	WIND Italy	Shares in WIND Italy and Wind Acquisition Finance S.A.

Borrower	Type of debt/original lender	Interest rate	Outstanding debt (in millions)	Maturity date	Guarantor	Security
WIND Acquisition Finance S.A.	Senior Secured Notes	4.75%	US$1,900.0	July 15, 2020	WIND Italy	Shares in WIND Italy and Wind Acquisition Finance S.A.
WIND Acquisition Finance S.A.	Senior Secured Notes	3 month EURIBOR plus 4.00%	US$638.6 (EUR575.0)	July 15, 2020	WIND Italy	Shares in WIND Italy and Wind Acquisition Finance S.A.
WIND Acquisition Finance S.A.	Senior Secured Notes	3 month EURIBOR plus 4.125%	US$444.2 (EUR400.0)	July 15, 2020	WIND Italy	Shares in WINDItaly and Wind Acquisition Finance S.A.
Other loans, equipment financing and capital lease obligations	—	—	US$9.8	—	—	—

  Acquired operations

        The following table provides a summary of our outstanding indebtedness with an outstanding principal balance exceeding US$30.0 million as of July 1, 2016 in relation to Warid Telecom Pakistan, following the completion of the Mobilink and Warid transaction.

Borrower	Type of debt/original lender	Interest rate	Outstanding debt (in millions)	Maturity date	Guarantor	Security
Warid Telecom Pakistan	Loan from ING Bank N.V.	6 month LIBOR plus 1.90%	US$249.8	December 31, 2020	EKN, PMCL	Certain assets of PMCL(1)
Warid Telecom Pakistan	Syndicated mark-up agreement via Habib Bank Limited	6.00%	US$61.7 (PKR 6,465.2)	December 31, 2023	None	Certain assets of PMCL(1)
Warid Telecom Pakistan	Syndicated mark-up agreement via Habib Bank Limited	6.00%	US$40.9 (PKR 4,284.3)	December 31, 2023	None	Certain assets of PMCL(1)
Other loans, equipment financing and capital lease obligations	—	—	US$7.1	—	—	—

(1)
Charges over moveable fixed assets, receivables, cash balances, investments, cash collections and book debts.

        We may from time to time seek to purchase our outstanding debt through cash purchases and/or exchanges for new debt securities in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Cash and deposits subject to currency and contractual restrictions

        As of June 30, 2016, the cash and deposits balances in Uzbekistan of US$791 million and Ukraine of US$4 million were restricted from repatriation due to local government or central bank regulations. As part of the closing of the transaction and settlement with the Algerian Government on January 30, 2015, the foreign exchange and import restrictions put in place by the Bank of Algeria against OTA on April 15, 2010 prohibiting the repatriation of cash balances in Algeria were lifted. Algerian foreign exchange regulations continue, however, to require strict regulatory approval before a company can engage in certain foreign exchange transactions. Bangladesh has similar requirements. For more information about the currency restrictions in our countries of operation, see "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—We are exposed to foreign currency exchange loss and currency fluctuation and convertibility risks," "—Risks Related to Our Business—As a holding company, VimpelCom depends on the performance of its subsidiaries" and "—Risks Related to Our Markets—The banking systems in many countries in which we operate remain underdeveloped, there are a limited number of creditworthy banks in these countries with which we can conduct business and currency control requirements restrict activities in certain markets in which we have operations" in our 2015 Annual Report incorporated by reference herein, as well as Notes 21 and 26 to our audited consolidated financial statements incorporated by reference herein. For more information on the Algeria Transaction, please see "—Recent Developments and Trends—Algeria Transaction and Settlement" and Note 6 to our audited consolidated financial statements incorporated by reference herein.

        Certain of the agreements relating to our indebtedness subject our subsidiaries to restrictions on their ability to pay dividends, make loans or repay debts to us. For additional information on our indebtedness, please see "—Financing Activities" and the notes to our audited consolidated financial statements incorporated by reference herein. For a description of some of the risks associated with certain of our indebtedness, please see "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—Substantial amounts of indebtedness and debt service obligations could materially decrease our cash flow, adversely affect our business and financial condition and prevent us from raising additional capital," and "—We may not be able to raise additional capital" in our 2015 Annual Report incorporated by reference herein.

Earnings subject to indefinite investment

        During the six months ended June 30, 2016, we recorded a deferred tax liability of US$41 million relating to the tax effect of our undistributed profits that will be distributed in the foreseeable future, primarily in relation to our Russian operations. The undistributed earnings of our foreign subsidiaries (outside the Netherlands) which are indefinitely invested and that will not be distributed in the foreseeable future, amounted to approximately US$10,413 million as of June 30, 2016.

Future Liquidity and Capital Requirements

        Telecommunications service providers require significant amounts of capital to construct networks and attract customers. In the foreseeable future, our further expansion will require significant investment activity, including the purchase of equipment and possibly the acquisition of other companies.

        Our capital expenditures include purchases of new licenses, equipment, new construction, upgrades, software, other long lived assets and related reasonable costs incurred prior to intended use of the noncurrent assets, accounted at the earliest event of advance payment or delivery. Long-lived assets acquired in business combinations are not included in capital expenditures.

        During the six months ended June 30, 2016, our capital expenditures were approximately US$545 million (including US$415 million in our operating companies and US$130 million in our HQ and Others segment) compared to approximately US$862 million during the six months ended June 30, 2015, in each case, excluding capital expenditures in Italy. The decrease in capital expenditures was primarily due to local currency devaluations against the U.S. dollar and performance transformation program.

        During 2015, our capital expenditures were approximately US$2,034 million (including US$1,825 million in our operating companies and US$209 million in our HQ and Others segment) compared to approximately US$3,229 million during 2014 and US$3,019 million during 2013, in each case, excluding capital expenditures in Italy. The decrease in capital expenditures in 2015 compared to 2014 was primarily due to depreciation of local currency against U.S. dollar.

        The decrease in capital expenditures in 2014 compared to 2013 was due to a decrease in investments in Russia and Eurasia due to slow down in 4G/LTE network roll out, offset by the further roll out of the mobile networks in Algeria, Bangladesh and Pakistan and acquisition of our 3G license in Pakistan.

        We expect that our capital expenditures in 2016 will mainly consist of the maintenance of our existing networks as well as the increase of capacity due to data traffic growth and 3G and 4G/LTE roll outs, in particular in relation to the new 4G/LTE license in Algeria.

        In the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, our capital expenditures (excluding licenses) were US$457 million, US$1,754 million and US$2,833 million, respectively. In the years ended December 31, 2015 and 2014, our capital expenditures (excluding licenses) were 18.2% and 21.0% of our consolidated total operating revenue, respectively. We expect that our capital expenditures in 2016 will mainly consist of the maintenance of our existing networks as well as the increase of capacity due to data traffic growth and 3G and 4G/LTE roll outs. In the last twelve months ended June 30, 2016, our capital expenditures (excluding licenses) were 17.3% of our consolidated total operating revenue. The actual amount of our capital expenditures (excluding acquisitions and payment for licenses) for 2016 will depend on market development and our performance.

        Our management anticipates that the funds necessary to meet our current capital requirements and those to be incurred in the foreseeable future (including with respect to any possible acquisitions) will come from:

  •
  cash we currently hold;

  •
  operating cash flows;

  •
  export credit agency guaranteed financing;

  •
  borrowings under bank financings, including credit lines currently available to us;

  •
  syndicated loan facilities; and

  •
  debt financings from international and local capital markets.

        As of June 30, 2016, we had an undrawn amount of US$2,552 million under existing credit facilities (excluding credit facilities in Italy). For more information on our existing undrawn credit facilities, please see Note 5 to our audited consolidated financial statements incorporated by reference herein and Note 9 to our unaudited interim condensed consolidated financial statements included herein.

        Our management expects positive cash flows from operations will continue to provide us with internal sources of funds. The availability of external financing is difficult to predict because it depends on many factors, including the success of our operations, contractual restrictions, availability of guarantees from export credit agencies, the financial position of international and local banks, the willingness of international banks to lend to our companies and the liquidity of international and local capital markets. The actual amount of debt financing that we will need to raise will be influenced by our financing needs, the actual pace of traffic growth over the period, network construction, our acquisition plans and our ability to continue revenue growth and stabilize ARPU. For related risks, please see the section of our 2015 Annual Report incorporated by reference herein entitled "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—Substantial amounts of indebtedness and debt service obligations could materially decrease our cash flow, adversely affect our business and financial condition and prevent us from raising additional capital," and "—We may not be able to raise additional capital."

        Our future cash needs are subject to significant uncertainties. For instance, we are exposed to the impact of future exchange rates on our USD denominated debt obligations and future requirements for USD denominated capital expenditures, which are generally funded by local currency cash flows of our subsidiaries. Remittances from our subsidiaries may also be restricted by local regulations or subject to material taxes when remitted. In addition, we have recently had material cash outflows with respect to the Uzbekistan settlement, and we expect to have material cash outflows in the short-term for our performance transformation project. Despite these uncertainties, we believe that our cash flows from operations and other sources of funds described above will be sufficient to meet our short-term and foreseeable long term cash requirements.

Contractual Obligations—continuing operations

        As of December 31, 2015, we had the following contractual obligations in relation to our continuing operations, including long-term debt arrangements, equipment financing, capital leases and commitments for future payments under non-cancellable lease arrangements and purchase obligations. We expect to meet our payment requirements under these obligations with cash flows from our operations and other financing arrangements. For information relating to our outstanding indebtedness subsequent to December 31, 2015, see Note 27 to our audited consolidated financial statements incorporated by reference herein.

	Payments due by period (in millions of U.S. dollars)
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Contractual Obligations(1)
Bank loans and bonds(2)	10,986	1,970	4,242	1,520	3,254
Equipment financing(2)	840	206	321	248	65
Loans from others(2)	—	—	—	—	—
Non-cancellable lease obligations	279	60	101	52	66
Purchase obligations(3)	208	182	26	—	—
Other long-term liabilities	—	—	—	—	—

Total	12,313	2,418	4,630	1,820	3,385

(1)
Debt payments could be accelerated upon violation of debt covenants.

(2)
Obligations for bank loans and bonds, equipment financing and loans from others represent anticipated future cash flows, including interest. For further information on interest rates on our long-term debt, see "—Financing Activities" above.

(3)
Purchase obligations primarily include our material contractual legal obligations for the future purchase of equipment and intangible assets. On October 4, 2013, PJSC VimpelCom and Apple signed an agreement to purchase iPhones (the "Agreement"). Under the Agreement, a specified number of iPhones handsets are to be ordered by PJSC VimpelCom each quarter between October 4, 2013 and June 30, 2016 according to a schedule (the "Schedule"). If VimpelCom does not comply with the Schedule and certain other terms of the Agreement, then according to the Agreement, VimpelCom could become liable for the shortfall in orders of iPhone handsets. Our purchase obligations do not include our obligation to purchase iPhones under our agreement with Apple as we are unable to estimate the amount of such obligation.

        Other than the debt obligations described under "—Financing Activities" and in Note 27 to our audited consolidated financial statements incorporated by reference herein, we have not had any material changes outside the ordinary course of our business in the specified contractual obligations.

Contractual Obligations—discontinued operations

        As of December 31, 2015, we had the following contractual obligations in relation to our discontinued operations of WIND, including long-term debt arrangements, equipment financing, capital leases and commitments for future payments under non-cancellable lease arrangements and purchase obligations. We expect to meet our payment requirements under these obligations with cash flows from our operations and other financing arrangements. For information relating to our outstanding indebtedness subsequent to December 31, 2015, see Note 27 to our audited consolidated financial statements incorporated by reference herein.

	Payments due by period (in millions of U.S. dollars)
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Contractual Obligations(1)
Bank loans and bonds(2)	15,205	657	1,314	8,364	4,870
Equipment financing(2)	—	—	—	—	—
Loans from others(2)	361	34	30	31	265
Non-cancellable lease obligations	304	116	84	52	52
Purchase obligations	1,056	1,056	—	—	—
Other long-term liabilities	—	—	—	—	—

Total	16,926	1,864	1,428	8,447	5,187

(1)
Debt payments could be accelerated upon violation of debt covenants.

(2)
Obligations for bank loans and bonds, equipment financing and loans from others represent anticipated future cash flows, including interest. For further information on interest rates on our long-term debt, see "—Financing Activities" above.

Off-Balance Sheet Arrangements

        We did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Related Party Transactions

        We have entered into transactions with related parties and affiliates. Please see Note 25 to our audited consolidated financial statements incorporated by reference herein and Note 12 to our unaudited interim condensed consolidated financial statements included in this prospectus supplement.

Certain Factors Affecting Our Financial Position and Results of Operations

        Our financial position and results of operations as of and for the three years ended December 31, 2015 as reflected in our audited consolidated financial statements incorporated by reference herein and our unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2016 included in this prospectus supplement have been influenced by the following additional factors:

Inflation

        Russia has experienced periods of high levels of inflation since the early 1990s. Please also see "Item 3—Key Information—D. Risk Factors—Risks Related to Our Markets—The international economic environment could cause our business to decline" in our 2015 Annual Report incorporated by reference herein. Inflation affects the purchasing power of our mass market customers, as well as corporate clients. For the six months ended June 30, 2016 and years ended December 31, 2015, 2014 and 2013, Russia's inflation rates were 7.5%, 12.9%, 11.4% and 6.5% respectively, as provided by the Russian Federal State Statistics Service. For the years ended June 30, 2016 (except otherwise stated), December 31, 2015, 2014 and 2013, inflation rates in Algeria were 7.9%, 4.4%, 5.3% and 1.2% respectively, as provided by the Central Bank of Algeria; in Pakistan were 3.2%, 3.2%, 4.3% and 9.2% respectively, as provided by the Pakistan Bureau of Statistics; in Bangladesh were 5.5%, 6.1%, 6.1% and 7.4% respectively, as provided by the Central Bank of Bangladesh; in Ukraine were 6.9%, 43.3%, 24.9% and 0.5% respectively, as provided by the State Statistics Committee of Ukraine; in Kazakhstan were 17.3%, 13.6%, 7.4% and 4.8% respectively, as provided by the Agency of Statistics of the Republic of Kazakhstan; in Uzbekistan were N/A, 9.1%, 9.8% and 10.2% respectively, as provided by the International Monetary Fund; in Kyrgyzstan were (0.6%), 3.4%, 10.5% and 4.0% respectively, as provided by the International Monetary Fund; in Armenia were (1.1)%, (0.1)%, 4.6% and 5.6%, as provided by the National Statistical Service of the Republic of Armenia; in Tajikistan were N/A, 5.1%, 7.4% and 3.7% respectively, as provided by the International Monetary Fund; in Georgia were 1.1%, 4.9%, 2.0% and 2.4% respectively, as provided by the Ministry of Economic Development of the Republic of Georgia; in Laos were 1.0% (April 30, 2016), 0.9%, 2.4% and 6.6% respectively, as provided by Bank of the Lao P.D.R., and in Italy were (0.3)%, 0.0%, (0.1)% and 0.6% respectively, as provided by the Italian National Institute for Statistics.

Foreign Currency Translation

        Our audited consolidated financial statements incorporated by reference herein are presented in U.S. dollars. Amounts included in these financial statements were presented in accordance with IAS21, The Effects of Changes in Foreign Exchange Rates, using the current rate method of currency translation with the U.S. dollar as the reporting currency. The current rate method assumes that assets and liabilities measured in the functional currency are translated into U.S. dollars at exchange rates prevailing on the balance sheet date; whereas revenue, expenses, gains and losses are translated into U.S. dollars at historical exchange rates prevailing on the transaction dates. We translate income statement amounts using the average exchange rates for the period. Translation adjustments resulting from the process of translating financial statements into U.S. dollars are reported in accumulated other comprehensive income, a separate component of equity.

        Conversion of foreign currencies that are not convertible outside the applicable country to U.S. dollars or other foreign currency should not be construed as a representation that such currency amounts have been, could be, or will be in the future, convertible into U.S. dollars or other foreign currency at the exchange rate shown, or at any other exchange rates.

Russia

        The national currency of Russia is the Russian ruble. We have determined that the functional currency for Russia is the Russian ruble. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the official Central Bank of Russia Russian ruble-U.S. dollar exchange rates were 64.26, 72.88, 56.26 and 32.73 Russian rubles per U.S. dollar, respectively. During the first six months of 2016, the average Russian ruble-U.S. dollar exchange rate was 22.4% higher than the average Russian ruble-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Russian ruble-U.S. dollar exchange rate was 58.7% higher than the average Russian ruble-U.S. dollar exchange rate during 2014. During 2014, the average Russian ruble-U.S. dollar exchange rate was 20.6% higher than the average Russian ruble-U.S. dollar exchange rate during 2013.

Algeria

        The national currency of Algeria is the Algerian dinar. We have determined that the functional currency for Algeria is the Algerian dinar. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the

Algerian dinar-U.S. dollar exchange rates were 110.31, 107.10, 87.92 and 78.38 Algerian dinar per U.S. dollar respectively, as provided by Bloomberg Finance L.P. During the first six months of 2016, the average Algerian dinar-U.S. dollar exchange rate was 13.5% higher than the average Algerian dinar-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Algerian dinar-U.S. dollar exchange rate was 24.5% higher than the average Algerian dinar-U.S. dollar exchange rate during 2014. During 2014, the average Algerian dinar-U.S. dollar exchange rate was 1.2% higher than the average Algerian dinar-U.S. dollar exchange rate during 2013.

Pakistan

        The national currency of Pakistan is the Pakistani rupee. We have determined that the functional currency for Pakistan is the Pakistani rupee. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the Pakistani rupee-U.S. dollar exchange rates were 104.75, 104.73, 100.52 and 105.33 Pakistani rupee per U.S. dollar respectively, as provided by Bloomberg Finance L.P. During the first six months of 2016, the average Pakistani rupee-U.S. dollar exchange rate was 3.0% higher than the average Pakistani rupee-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Pakistani rupee-U.S. dollar exchange rate was 1.7% higher than the average Pakistani rupee-U.S. dollar exchange rate during 2014. During 2014, the average Pakistani rupee-U.S. dollar exchange rate was 0.5% lower than the average Pakistani rupee-U.S. dollar exchange rate during 2013.

Bangladesh

        The national currency of Bangladesh is the Bangladeshi taka. We have determined that the functional currency for Bangladesh is the Bangladeshi taka. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the Bangladeshi taka-U.S. dollar exchange rates were 78.33, 78.25, 77.93 and 77.67 Bangladeshi taka per U.S. dollar respectively, as provided by Bloomberg Finance L.P. During the first six months of 2016, the average Bangladeshi taka-U.S. dollar exchange rate was 0.8% higher than the average Bangladeshi taka-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Bangladeshi taka-U.S. dollar exchange rate was 0.5% higher than the average Bangladeshi taka-U.S. dollar exchange rate during 2014. During 2014, the average Bangladeshi taka-U.S. dollar exchange rate was 0.7% lower than the average Bangladeshi taka-U.S. dollar exchange rate during 2013.

Ukraine

        The national currency of Ukraine is the Ukrainian hryvnia. We have determined that the functional currency of our subsidiary in Ukraine is the Ukrainian hryvnia, as it reflects the economic substance of the underlying events and circumstances of the company. The Ukrainian hryvnia is not a convertible currency outside Ukraine. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the official National Bank of Ukraine (NBU) hryvnia-U.S. dollar exchange rates were 24.85, 24.00, 15.77 and 7.99 Ukrainian hryvnia per U.S. dollar, respectively. During the first six months of 2016, the average Ukrainian hryvnia-U.S. dollar exchange rate was 19.2% higher than the average Ukrainian hryvnia-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Ukrainian hryvnia-U.S. dollar NBU exchange rate was 83.3% higher than the average Ukrainian hryvnia-U.S. dollar NBU exchange rate during 2014. During 2014, the average Ukrainian hryvnia-U.S. dollar NBU exchange rate was 49.0% higher than the average Ukrainian hryvnia-U.S. dollar NBU exchange rate during 2013.

Uzbekistan

        The national currency of Uzbekistan is the Uzbek som. Historically, the functional currency of our operations in Uzbekistan has been the U.S. dollar as opposed to the Uzbek som. During 2014, we concluded that the Uzbek som should be the functional currency for Uzbekistan as it more clearly reflects the economic substance of the underlying events and circumstances of the company. The change did not have material impact on our operations. The Uzbek som is not a convertible currency outside Uzbekistan.

As of June 30, 2016 and December 31, 2015, 2014 and 2013, the official Central Bank of the Republic of Uzbekistan provided that Uzbek som-U.S. dollar exchange rates were 2,943.46, 2,809.98, 2,422.4 and 2,202.20 Uzbek som per U.S. dollar, respectively. During the first six months of 2016, the average Uzbek som-U.S. dollar exchange rate was 15.7% higher than the average Uzbek som-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Uzbek som-U.S. dollar exchange rate was 11.1% higher than the average Uzbek som-U.S. dollar exchange rate during 2014. During 2014, the average Uzbek som-U.S. dollar exchange rate was 10.3% higher than the average Uzbek som-U.S. dollar exchange rate during 2013.

Other Countries

  Kazakhstan

        The national currency of the Republic of Kazakhstan is the Kazakh tenge. We have determined that the functional currency of our subsidiary in Kazakhstan is the Kazakh tenge, as it reflects the economic substance of the underlying events and circumstances of the company. The Kazakh tenge is not a convertible currency outside Kazakhstan. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the official National Bank of Kazakhstan provided that Kazakh tenge-U.S. dollar exchange rates were 338.87, 339.47, 182.35 and 153.61 Kazakh tenge per U.S. dollar, respectively. During the first six months of 2016, the average Kazakh tenge-U.S. dollar exchange rate was 86.5% higher than the average Kazakh tenge-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Kazakh tenge-U.S. dollar exchange rate was 24.1% higher than the average Kazakh tenge-U.S. dollar exchange rate during 2014. During 2014, the average Kazakh tenge-U.S. dollar exchange rate was 17.7% higher than the average Kazakh tenge-U.S. dollar exchange rate during 2013.

  Kyrgyzstan

        The national currency of Kyrgyzstan is the Kyrgyz som. We have determined that the functional currency of our subsidiary in Kyrgyzstan is the Kyrgyz som, as it reflects the economic substance of the underlying events and circumstances of the company. The Kyrgyz som is not a convertible currency outside Kyrgyzstan. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the official National Bank of the Kyrgyz Republic provided that Kyrgyz som-U.S. dollar exchange rates were 67.49, 75.90, 58.89 and 49.25 Kyrgyz som per U.S. dollar, respectively. During the first six months of 2016, the average Kyrgyz som-U.S. dollar exchange rate was 17.5% higher than the average Kyrgyz som-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Kyrgyz som-U.S. dollar exchange rate was 20.2% higher than the average Kyrgyz som-U.S. dollar exchange rate during 2014. During 2014, the average Kyrgyz som-U.S. dollar exchange rate was 10.8% higher than the average Kyrgyz som-U.S. dollar exchange rate during 2013.

  Armenia

        The national currency of Armenia is the Armenian dram. We have determined that the functional currency of our subsidiary in Armenia is the Armenian dram, as it reflects the economic substance of the underlying events and circumstances of the company. The Armenian dram is not a convertible currency outside Armenia. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the official Central Bank of Armenia provided that Armenian dram-U.S. dollar exchange rates were 476.68, 483.75, 474.97 and 405.64 Armenian drams per U.S. dollar, respectively. During the first six months of 2016, the average Armenian dram-U.S. dollar exchange rate was 1.5% higher than the average Armenian dram-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Armenian dram-U.S. dollar exchange rate was 14.9% higher than the average Armenian dram-U.S. dollar exchange rate during 2014. During 2014, the average Armenian dram-U.S. dollar exchange rate was 1.5% higher than the average Armenian dram-U.S. dollar exchange rate during 2013.

  Tajikistan

        The national currency of Tajikistan is the Tajik somoni. The Tajik somoni is not a convertible currency outside Tajikistan. We have determined that the functional currency of our subsidiary in Tajikistan is the U.S. dollar, as it reflects the economic substance of the underlying events and circumstances of the company because the company generates most of its revenue from international traffic termination which is priced and paid in the U.S. dollars. In addition, a substantial part of capital expenditures is purchased from international suppliers and priced and paid in the U.S. dollars.

  Georgia

        The national currency of Georgia is the Georgian lari. We have determined that the functional currency of our subsidiary in Georgia is the Georgian lari, as it reflects the economic substance of the underlying events and circumstances of the company. The Georgian lari is not a convertible currency outside Georgia. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the official National Bank of Georgia provided that Georgian lari-U.S. dollar exchange rates were 2.34, 2.39, 1.86 and 1.74 Georgian lari per U.S. dollar, respectively. During the first six months of 2016, the average Georgian lari-U.S. dollar exchange rate was 6.7% higher than the average Georgian lari-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Georgian lari-U.S. dollar exchange rate was 28.6% higher than the average Georgian lari-U.S. dollar exchange rate during 2014. During 2014, the average Georgian lari-U.S. dollar exchange rate was 6.2% higher than the average Georgian lari-U.S. dollar exchange rate during 2013.

  Laos

        The national currency of Laos is the Lao kip. We have determined that the functional currency of our subsidiary in Laos is the Lao kip, as it reflects the economic substance of the underlying events and circumstances of the company. The Lao kip is not a convertible currency outside Laos. As of June 30, 2016 and December 31, 2015, 2014, 2013, Lao kip-U.S. dollar exchange rates were 8,095.00, 8,148.00, 8,099.05 and 8,021.50 Lao kip per U.S. dollar respectively, as provided by Bloomberg Finance L.P. During the first six months of 2016, the average Lao kip-U.S. dollar exchange rate was 0.2% higher than the average Lao kip-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Lao kip-U.S. dollar exchange rate was 1.0% higher than the average Lao kip-U.S. dollar exchange rate during 2014. During 2014, the average Lao kip-U.S. dollar exchange rate was 2.7% higher than the average Lao kip-U.S. dollar exchange rate during 2013.

  Italy

        We have determined that the functional currency of WIND is the Euro. As of June 30, 2016 and December 31, 2015, 2014 and 2013, the Euro-U.S. dollar exchange rates were 0.90, 0.92, 0.83 and 0.73 Euro per U.S. dollar respectively, as provided by Bloomberg Finance L.P. During the first six months of 2016, the average Euro-U.S. dollar exchange rate was 0.0% lower than the average Euro-U.S. dollar exchange rate during the first six months of 2015. During 2015, the average Euro-U.S. dollar exchange rate was 19.5% higher than the average Euro-U.S. dollar exchange rate during 2014. During 2014, the average Euro-U.S. dollar exchange rate was 0.1% higher than the average Euro-U.S. dollar exchange rate during 2013.

        We have implemented a number of risk management activities to minimize currency risk and exposure in certain of the countries in which we operate, as further described under "—Quantitative and Qualitative Disclosures About Market Risk."

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risk from adverse movements in foreign currency exchange rates and changes in interest rates on our obligations.

        As of June 30, 2016 and December 31, 2015, the largest currency exposure risks for the group as a whole were in relation to the Russian ruble, the Euro, the Algerian dinar, the Pakistani rupee, the Bangladeshi taka, the Ukrainian hryvnia, the Kazakh tenge and the Uzbek som, because the majority of our cash flows from operating activities in Russia, Italy, Algeria, Pakistan, Bangladesh, Ukraine, Kazakhstan and Uzbekistan are denominated in these functional currencies, respectively, while our debt, if not incurred in or hedged to the aforementioned currencies, is primarily denominated in U.S. dollars.

        We hold approximately 58% of our readily available cash at the Group level in order to hedge against the risk of functional currency devaluation. We also hold part of our debt in Russian rubles and Euros to manage part of this risk. Nonetheless, if the U.S. dollar value of the Russian ruble, Euro, Algerian dinar, Pakistani rupee, Bangladeshi taka, Ukrainian hryvnia, Kazakh tenge or Uzbek som were to dramatically decline, it could negatively impact our ability to repay or refinance our U.S. dollar denominated indebtedness. Fluctuations in the value of the Russian ruble, Euro, Algerian dinar, Pakistani rupee, Bangladeshi taka, Ukrainian hryvnia, Kazakh tenge or Uzbek som against the U.S. dollar could adversely affect VimpelCom's financial condition and results of operations due to potential revaluation of U.S. dollar denominated indebtedness affecting net income through foreign exchange gain/loss.

        Our treasury function has developed risk management policies that establish guidelines for limiting foreign currency exchange rate risk. For more information on risks associated with currency exchange rates, see the section of our 2015 Annual Report incorporated by reference herein entitled "Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—We are exposed to foreign currency exchange loss and currency fluctuation and convertibility risks."

        The following table summarizes information, as of June 30, 2016, about the maturity of our financial instruments that are sensitive to foreign currency exchange rates, primarily represented by foreign currency denominated debt obligations:

	Aggregate nominal amount of total debt denominated in foreign currency outstanding as of June 30, 2016
						Fair Value as of June 30, 2016
	2016	2017	2018	2019	2020
Total debt:
Fixed Rate (US$)	1,465	1,450	951	651	651	1,618
Average interest rate	8.3%	8.4%	8.0%	7.8%	7.8%
Fixed Rate (RUB)	187	187	—	—	—	183
Average interest rate	9.0%	9.0%	—	—	—
Fixed Rate (other currencies)	—	—	—	—	—	—
Average interest rate	—	—	—	—	—
Variable Rate (US$)	—	—	—	—	—	4
Average interest rate	—	—	—	—	—
Variable Rate (other currencies)	—	—	—	—	—	—
Average interest rate	—	—	—	—	—
	1,652	1,637	951	651	651	1,805

        In accordance with our policies, we do not enter into any treasury management transactions of a speculative nature.

        As of June 30, 2016, the interest rate risk on the financing of our group was limited as 79% of the group's total debt was fixed rate debt.

        For more information on our market risks and financial risk management for derivatives and other financial instruments, see Notes 5 and 17 to our audited consolidated financial statements incorporated by reference herein.

SELLING SHAREHOLDER

        The following table sets forth information as of June 17, 2016 regarding beneficial ownership of our common shares (i) immediately prior to this offering and (ii) giving effect to this offering (assuming no exercise by the underwriters of their option to purchase up to 21,375,000 additional ADSs) by the selling shareholder. For purposes of the table below, the percentage ownership calculations for beneficial ownership prior to and after the completion of this offering are based on 1,756,731,135 of our common shares outstanding as of December 31, 2015.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares that may be acquired by an individual or group within 60 days after the date of this prospectus supplement, pursuant to the exercise of options, warrants or other rights, are deemed to be issued and outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be issued and outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The underwriters have an option to purchase up to 21,375,000 additional ADSs from the selling shareholder.

        The information in the table below has been obtained from the selling shareholder. It does not reflect the sale by the selling shareholder of the exchangeable bonds or future exchanges thereof.

Shares Beneficially Owned After to this Offering
Shares to be Sold in this Offering
	Shares Beneficially Owned Prior to this Offering				Excluding Exercise of Option		Including Exercise of Option
			Excluding Exercise of Option	Including Exercise of Option
Name of selling shareholder	Number	Percent			Number	Percent	Number	Percent
Telenor East Holding II AS	580,578,840	33.0%	142,500,000	163,875,000	438,078,840	24.9%	416,703,840	23.7%

(1)
Telenor East Holding II AS is the beneficial owner of 580,578,840 common shares (all of which are held in the form of ADSs). Telenor ASA and Telenor Mobile Holding AS may also be deemed the beneficial owners of, and have sole power to direct the voting and disposition of, these shares. The principal address of each of the foregoing entities is c/o Telenor ASA, Snarøyveien 30 N-1360 Fornebu, Norway.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (defined below) under present law of an investment in our ADSs. This summary applies only to U.S. Holders that hold the ADSs as capital assets within the meaning of Section 1221 of the Code (as defined below) and that have the U.S. dollar as their functional currency.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations, and judicial and administrative interpretations thereof, all as available as of the date of this prospectus supplement. All of the foregoing authorities are subject to change or differing interpretation, which change or differing interpretation could apply retroactively and could affect the tax consequences described below. The statements in this prospectus supplement are not binding on the U.S. Internal Revenue Service (the "IRS") or any court, and thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate or gift tax consequences, any state, local or non-U.S. tax consequences or any other tax consequences other than U.S. federal income tax consequences.

        The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:

  •
  banks and certain other financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  insurance companies;

  •
  broker-dealers;

  •
  traders that elect to mark to market;

  •
  tax-exempt entities;

  •
  persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

  •
  certain U.S. expatriates;

  •
  persons holding our ADSs as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

  •
  persons that actually or constructively own, or are treated as owning, 10% or more of our voting stock;

  •
  persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

  •
  persons who acquired ADSs pursuant to the exercise of any employee share option or otherwise as compensation; or

  •
  persons holding ADSs through partnerships or other pass-through entities.

        Prospective purchasers are urged to consult their tax advisors about the application of the U.S. federal tax rules to their particular circumstances as well as the state, local and non-U.S. tax consequences to them of the purchase, ownership and disposition of our ADSs.

        As used herein, the term "U.S. Holder" means a beneficial owner of our ADSs that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The tax treatment of a partner (or other owner) in an entity treated as a partnership for U.S. federal income tax purposes that holds our ADSs, and such partnership, generally will depend on such partner's (or other owner's) status and the activities of the partnership. A partnership and a U.S. Holder that is a partner (or other owner) in such a partnership should consult its tax advisor.

        The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the common shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for common shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Accordingly the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and us if as a result of such actions the holder of an ADS is not properly treated as the beneficial owner of underlying common shares.

Dividends and Other Distributions on the ADSs

        Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us with respect to the ADSs (including the amount of non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder's gross income in the year received by the depositary, but only to the extent such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions will be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations.

        Dividends received by certain non-corporate U.S. Holders (including individuals) may be "qualified dividend income," which currently is taxed at the lower applicable capital gains rate, provided that (1) the ADSs are readily tradable on an established securities market in the United States, (2) we are neither a passive foreign investment company (as discussed below) nor treated as such with respect to the U.S. Holder for our taxable year in which the dividend is paid or the preceding taxable year, (3) the U.S. Holder satisfies certain holding period requirements and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under IRS authority, ADSs generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ, as our ADSs are. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs.

        The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time. Any further gain or loss on a subsequent conversion or other disposition of the currency for a different U.S. dollar amount will be U.S. source ordinary income or loss.

        The dividends will generally be foreign source and considered "passive category" income, and non-U.S. taxes withheld therefrom, if any, may be creditable against the U.S. Holder's U.S. federal income tax liability, subject to applicable limitations. If the dividends constitute qualified dividend income as discussed above, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced rate applicable to the qualified dividend income, divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.

Sale or Other Taxable Disposition of the ADSs

        Subject to the passive foreign investment company rules discussed below, upon a sale or other taxable disposition of the ADSs, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted U.S. federal income tax basis in such ADSs. Any such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder's holding period in ADSs exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of the ADSs generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

        If the consideration received upon the sale or other disposition of the ADSs is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of the sale or other disposition. A U.S. Holder may realize additional gain or loss upon the subsequent sale or disposition of such currency, which will generally be treated as U.S. source ordinary income or loss. If the ADSs are treated as traded on an established securities market and the relevant U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), such holder will determine the U.S. dollar value of the amount realized in foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If the ADSs are not treated as traded on an established securities market, or the relevant U.S. Holder is an accrual basis taxpayer that does not elect to determine the amount realized using the spot rate on the settlement date, such U.S. Holder will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition (as determined above) and the U.S. dollar value of the currency received translated at the spot rate on the settlement date.

        A U.S. Holder's initial U.S. federal income tax basis in the ADSs generally will equal the cost of such ADSs. If a U.S. Holder used foreign currency to purchase the ADSs, the cost of the ADSs will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. If the ADSs are treated as traded on an established securities market and the relevant U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described above, the U.S. Holder will determine the U.S. dollar value of the cost of such ADSs by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Passive Foreign Investment Company Rules

        We will be classified as a passive foreign investment company (a "PFIC") for any taxable year if either: (1) at least 75% of our gross income is "passive income" for purposes of the PFIC rules or (2) at least 50% of the value of our assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds our ADSs, we would continue to be treated as a PFIC with respect to such investment unless (1) we cease to be a PFIC and (2) the U.S. Holder has made a "deemed sale" election under the PFIC rules.

        Based on the anticipated market price of the ADSs and the current and anticipated composition of our income and assets as well as current and expected operations, we do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future. This is a factual determination, however, that must be made annually after the close of each taxable year. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year.

        If we are considered a PFIC at any time that a U.S. Holder holds our ADSs, any gain recognized by the U.S. Holder on a sale or other disposition of our ADSs, as well as the amount of any "excess distribution" (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder's holding period for our ADSs. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its ADSs exceeds 125% of the average of the annual distributions on our ADSs received during the preceding three years or the U.S. Holder's holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of our ADSs if the Company is considered a PFIC. We do not intend to provide the information necessary for U.S. Holders of our ADSs to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for an investment in a PFIC described above. If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own shares in any of our subsidiaries that are also PFICs. However, an election for mark to market treatment would likely not be available with respect to any such subsidiaries.

        If the Company is considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in our ADSs.

U.S. Information Reporting and Backup Withholding

        Dividend payments with respect to our ADSs and proceeds from the sale, exchange or redemption of our ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct U.S. federal taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

Additional Information Reporting Requirements

        Certain U.S. Holders who are individuals and certain entities may be required to file IRS Form 8938 (Statement of Specified Foreign Financial Assets) or otherwise report information relating to an interest in ADSs, subject to certain exceptions (including an exception for ADSs held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of our ADSs.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR ADSS UNDER THE INVESTOR'S OWN CIRCUMSTANCES.

        Pursuant to Sections 1471 through 1474 of the Code and applicable Treasury Regulations (commonly referred to as "FATCA"), a "foreign financial institution" may be required to withhold a 30% U.S. tax on certain "passthru payments" (each as defined in the Code), unless certain information reporting requirements are met. Under current guidance, such withholding would only apply to passthru payments made after December 31, 2018. While the Company does not expect that it should be treated as a foreign financial institution for purposes of FATCA, such withholding may apply to passthru payments made with respect to any ADSs held by or through such a foreign financial institution (such as an intermediary). U.S. Holders should consult their own tax advisors regarding the potential impact of FATCA on them.

MATERIAL BERMUDA TAX CONSIDERATIONS

        Under current Bermuda law, we are not subject to tax in Bermuda on our income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda, under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on any income or gains, that tax will not be applicable to us until 31 March 2035. This undertaking does not, however, prevent the imposition of any tax or duty on persons ordinarily resident in Bermuda or any property tax on property interests we may have in Bermuda. We pay an annual government fee in Bermuda based on our authorized share capital and share premium. The annual government fee applicable to us is currently $8,360.

        Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed in Bermuda upon the issue, transfer or sale of our common shares or on any payments in respect of our common shares (except, in certain circumstances, to persons ordinarily resident in Bermuda).

 CERTAIN MATERIAL DUTCH TAX CONSIDERATIONS

        This summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of ADSs and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the offering to a particular holder of ADSs will depend in part on such holder's circumstances. Accordingly, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the offering to him, including the applicability and effect of Dutch tax laws.

        Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms "the Netherlands" and "Dutch" are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that VimpelCom Ltd. is organized, and that its business will be conducted, in the manner outlined in this prospectus supplement. A change to such organizational structure or to the manner in which VimpelCom Ltd. conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

        This summary assumes that VimpelCom Ltd. is a tax resident in the Netherlands for purposes of Dutch tax law, as well as applicable Dutch income tax treaties. The Dutch tax consequences to a holder of ADSs may differ if VimpelCom Ltd. is not a tax resident in the Netherlands.

        This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this prospectus supplement. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

        The summary in this Dutch taxation paragraph does not address the Dutch tax consequences for a holder of ADSs who:

  (i)
  is a person who may be deemed an owner of ADSs for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

  (ii)
  is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from ADSs;

  (iii)
  is an investment institution as defined in the Dutch Corporation Tax Act 1969;

  (iv)
  owns ADSs in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role; or

  (v)
  has a substantial interest in VimpelCom Ltd. or a deemed substantial interest in VimpelCom Ltd. for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person—either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes—owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of VimpelCom Ltd., or rights to acquire, directly or indirectly, such an interest in the shares of VimpelCom Ltd. or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of VimpelCom Ltd., or (b) such person's shares, rights to acquire shares or profit participating certificates in VimpelCom Ltd. are held by him following the application of a non-recognition provision.

Taxes on Income and Capital Gains

Resident holders of ADSs

        A holder of ADSs who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

        Any benefits derived or deemed to be derived from or in connection with ADSs that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 52%.

Individuals deriving benefits from miscellaneous activities

        Any benefits derived or deemed to be derived from or in connection with ADSs that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 52%.

        An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with ADSs that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

        If a holder of ADSs is an individual whose situation has not been discussed before in this section "Dutch taxation—Taxes on income and capital gains—Resident holders of ADSs", the value of his ADSs forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit of 4% per annum of this yield basis is taxed at the rate of 30%. Actual benefits derived from or in connection with his ADSs are not subject to Dutch income tax.

Corporate entities

        Any benefits derived or deemed to be derived from or in connection with ADSs that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

        A holder of ADSs will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of ADSs or the performance by VimpelCom Ltd. of its obligations under such documents or under the ADSs.

Non-resident holders of ADSs

Individuals

        If a holder of ADSs is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with ADSs, except if:

  (i)
  he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on,

    in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his ADSs are attributable to such permanent establishment or permanent representative; or

  (ii)
  he derives benefits or is deemed to derive benefits from or in connection with ADSs that are taxable as benefits from miscellaneous activities performed in the Netherlands.

  (iii)
  Corporate entities

  a.
  If a holder of ADSs is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with ADSs, except if:

  (iv)
  it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative which is taxable in the Netherlands, and to which permanent establishment or permanent representative its ADSs are attributable; or

  (v)
  it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its ADSs are attributable.

General

        If a holder of ADSs is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the documents relating to the issue of ADSs or the performance by VimpelCom Ltd. of its obligations under such documents or under the ADSs.

Dividend Withholding Tax

General

        VimpelCom Ltd. is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by VimpelCom Ltd., subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on a particular holder of ADSs' individual circumstances.

        The concept "dividends distributed by VimpelCom Ltd." as used in this Dutch taxation paragraph includes, but is not limited to, the following:

  •
  distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;

  •
  liquidation proceeds and proceeds of repurchase or redemption of ADSs in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes;

  •
  the par value of ADSs issued by VimpelCom Ltd. to a holder of ADSs or an increase of the par value of ADSs, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

  •
  partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) the general meeting of VimpelCom Ltd.'s shareholders has resolved in advance to make such repayment and (b) the par value of the ADSs concerned has been reduced by an equal amount by way of an amendment to VimpelCom Ltd.'s articles of association.

Gift and Inheritance Taxes

        No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of ADSs by way of gift by, or upon the death of, a holder of ADSs who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of ADSs becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

        For purposes of Dutch gift tax and Dutch inheritance tax, a gift of ADSs made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration Taxes and Duties

        No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of ADSs, the performance by VimpelCom Ltd. of its obligations under such documents, or the transfer of ADSs.

UNDERWRITING

        Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholder and the representatives, the selling shareholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholder the number of ADSs set forth opposite its name below.

Underwriter	Number of ADSs
Morgan Stanley & Co. LLC	53,437,500
J.P. Morgan Securities LLC	53,437,500
Citigroup Global Markets Inc.	17,812,500
Credit Suisse Securities (USA) LLC	17,812,500

Total	142,500,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We and the selling shareholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. We have agreed to reimburse the underwriters for certain expenses in connection with this offering.

        The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The representatives have advised us and the selling shareholder that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of US$0.04200 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling shareholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share		Without Option	With Option
Public offering price		US$3.50	$498,750,000.00	$573,562,500.00
Underwriting discount paid by the selling shareholder	US$	0.0875	$12,468,750.00	$14,339,062.50
Proceeds, before expenses, to the selling shareholder	US$	3.4125	$486,281,250.00	$559,223,437.50

        The expenses of the offering are estimated at US$1.3 million and are payable by us.

        The selling shareholder has granted an option to the underwriters to purchase up to 21,375,000 additional ADSs at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

        We, certain of our executive officers and the selling shareholder have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus (the "restricted period"):

  •
  issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ADSs or common shares or any securities convertible into or exercisable or exchangeable for ADSs or common shares;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs or common shares; or

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common shares or any securities convertible into or exercisable or exchangeable for common shares;

whether any such transaction described above is to be settled by delivery of ADSs, common shares or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ADSs, shares of common shares or any security convertible into or exercisable or exchangeable for ADSs or common shares.

        The restrictions described in the immediately preceding paragraph to do not apply to:

  •
  the sale of ADSs to the underwriters;

  •
  the issuance by the company of ADSs or common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

  •
  the transfer of shares of common shares, ADSs or any securities convertible into shares of common shares or ADSs to us upon a vesting event of our securities or upon the exercise of options or warrants to purchase our securities on a "cashless" or "net exercise" basis to cover tax withholding obligations of an officer or director in connection with such vesting or exercise;

  •
  the transfer of ADSs, common shares or any security convertible into ADSs or common shares pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of common shares, the result of which is that any "person" (as defined in Section 13(d)(3) of Exchange Act), or group of persons, other than us, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of greater than 50% of the total voting power of our voting securities, and such transaction is approved by our Supervisory Board, involving a change of control as a result of which the beneficial owners of our common shares immediately prior to the transaction own, directly or indirectly, less than 50% of the surviving or successor entity;

  •
  transfers of ADSs, common shares or any security convertible into ADSs or common shares as a bona fide gift (subject to continuation of the restrictions described in this paragraph);

  •
  distributions by persons other than us of ADSs, common shares or any security convertible into ADSs or common shares to limited partners, stockholders or affiliates;

  •
  a sale or a contract to sell by the selling shareholder of a portion of its remaining ADSs or common shares or any security convertible into the selling shareholder's remaining ADSs or common shares, in each case, to not more than three purchasers in one or more private placement transactions (subject to continuation of the restrictions described in this paragraph);

  •
  the filing of any registration statement on Form S-8 in connection with any employee benefit plan described in or contemplated by this prospectus supplement and the accompanying prospectus;

  •
  the entry into an agreement providing for the issuance of common shares or any securities convertible into or exercisable or exchangeable for common shares, and the issuance of any such securities pursuant to such an agreement, in connection with (i) the acquisition by us or any of its subsidiaries of the securities, business, property or other assets of another person or entity, including pursuant to an employee benefit plan assumed by us in connection with such acquisition, or (ii) joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement, provided that the aggregate number of common shares issued or issuable pursuant to the provision described in this bullet does not exceed 5% of the number of common shares outstanding immediately after the offering of the ADSs pursuant to this prospectus supplement (with such securities to be subject to the restrictions described in this paragraph);

  •
  transactions by any person other than us relating to ADSs, common shares or other securities acquired in open market or private transactions after the completion of the offering of the ADSs offered under this prospectus supplement;

  •
  the establishment by any officer or director of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ADSs or common shares, provided that such plan does not provide for the transfer of ADSs or common shares during the restricted period; or

  •
  the sale of the exchangeable bonds in the concurrent offering, the filing of a registration statement in respect of the ADSs deliverable under the exchangeable bonds and delivery of ADS deliverable upon any exchange of the exchangeable bonds;

subject to additional conditions set forth in the underwriting agreement.

        Our ADSs are listed on Nasdaq under the symbol "VIP."

        Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs. However, the representatives may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option described above. The underwriters may close out any covered short position by either exercising their option or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option. "Naked" short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The representatives may allocate a limited number of ADSs for sale to its online brokerage customers. An electronic prospectus supplement, together with the accompanying prospectus, is available on Internet web sites maintained by the representatives. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the web sites of the representatives is not part of this prospectus supplement or accompanying prospectus.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us and the selling shareholder for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us and the selling shareholder in the ordinary course of their business. Affiliates of certain of the underwriters are acting as managers in the concurrent offering of exchangeable bonds.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation

Date"), an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus supplement or the accompanying prospectus (the "Securities") may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Securities may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are qualified investors as defined in the Prospectus Directive;

          (b)   to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Securities shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

        This European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus supplement or the accompanying prospectus.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ADSs under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and the company that:

  (a)
  it is a qualified investor as defined in the Prospectus Directive; and

  (b)
  in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC has been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

        For the purposes of this representation, the expression an "offer" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

        This communication is only being distributed to and is only directed at persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

        The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the issuer, or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to Prospective Investors in the Dubai International Financial Centre

        This document relates to an exempt offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Hong Kong

        This prospectus supplement and the accompanying prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong.

        The ADSs have not been and will not be offered or sold in Hong Kong by means of any document other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

        No advertisement, invitation or document relating to the ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued or had been or has been in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere other than with respect to

ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA").

        Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs have not been, will not and may not be circulated or distributed, and the ADSs have not been, will not and may not be offered or sold, and the ADSs have not been, will not and may not be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased in reliance of an exemption under Sections 274 or 275 of the SFA, the ADSs shall not be sold within the period of 6 months from the date of the initial acquisition of the ADSs, except to any of the following persons: (a) an institutional investor (as defined in Section 4A of the SFA); (b) a relevant person (as defined in Section 275(2) of the SFA); or (c) any person pursuant to an offer referred to in Section 275(1A) of the SFA, in each case, unless expressly specified otherwise in Section 276(7) of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of which is an individual who is an accredited investor, then securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Japan

        The ADSs offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, have not been and will not be offered or sold, directly or indirectly, in Japan, or to or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the

Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Chile

        The ADSs are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement, the accompanying prospectus and other offering materials relating to the offer of the ADSs do not constitute a public offer of, or an invitation to subscribe for or purchase, the ADSs in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

Notice to Prospective Investors in Canada

        The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

        The validity of the common shares represented by the ADSs offered hereby will be passed upon for us by Wakefield Quin Limited, counsel to the company. Certain other matters will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia and London, U.K., and for the selling shareholder by Orrick, Herrington & Sutcliffe LLP, New York, New York and London, U.K. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and London, U.K.

EXPERTS

        The consolidated financial statements for each of the years ended December 31, 2015 and 2014 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of VimpelCom Ltd. for the year ended December 31, 2013, appearing in VimpelCom Ltd.'s annual report on Form 20-F for the year ended December 31, 2015, have been audited by Ernst & Young Accountants LLP, independent registered public accounting firm, as set forth in their report included thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

        We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

        Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

        Our web site address is www.vimpelcom.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement and the accompanying prospectus about documents incorporated by reference are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

        The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

        This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 20-F for the year ended December 31, 2015, filed on March 31, 2016.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus.

        Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Claude Debussylaan 88
1082 MD
Amsterdam, the Netherlands
Tel: +31 20 79 77 200
Attention: Investor Relations

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

Unaudited interim condensed
consolidated financial statements

VimpelCom Ltd.

        For the three and six month periods ended June 30, 2016

VimpelCom Ltd.

Interim condensed consolidated income statement

for the three and six month periods ended June 30

		Six months ended		Three months ended
(In millions of U.S. dollars, except per share amounts)	Note	2016	2015	2016	2015
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Service revenues		4,042	4,775	2,089	2,515
Sale of equipment and accessories		79	70	35	36
Other revenues / other income		58	37	32	19

Total operating revenues	4	4,179	4,882	2,156	2,570

Operating expenses
Service costs		828	998	435	518
Cost of equipment and accessories		91	81	39	47
Selling, general and administrative expenses		1,707	1,797	887	937
Depreciation		723	784	391	386
Amortization		225	261	113	134
Impairment loss	7,8	12	112	4	14
Loss on disposals of non-current assets		6	11	4	4

Total operating expenses		3,592	4,044	1,873	2,040

Operating profit		587	838	283	530

Finance costs		385	429	205	202
Finance income		(31)	(24)	(19)	(12)
Other non-operating losses	6	62	75	24	66
Share of loss / (profit) of associates and joint ventures accounted for using the equity method		16	(11)	11	5
Net foreign exchange (gain) / loss		(95)	48	(33)	(60)

Profit before tax		250	321	95	329

Income tax expense	5	252	135	135	55

(Loss) / profit for the period from continuing operations		(2)	186	(40)	274

Profit / (loss) after tax for the period from discontinued operations	3	383	133	186	(128)

Profit for the period		381	319	146	146

Attributable to:
The owners of the parent (continuing operations)		(57)	159	(49)	236
The owners of the parent (discontinued operations)		383	133	186	(128)
Non-controlling interest		55	27	9	38

		381	319	146	146

Basic and diluted earnings per share for (loss) / profit from continuing operations attributable to ordinary equity holders of the parent		$(0.03)	$0.09	$(0.03)	$0.13
Basic and diluted earnings per share for profit / (loss) from discontinued operations attributable to ordinary equity holders of the parent		$0.22	$0.08	$0.11	$(0.07)
Basic and diluted earnings per share for profit attributable to ordinary equity holders of the parent		$0.19	$0.17	$0.08	$0.06

        Amounts for 2015 have been re-presented to reflect the classification of Italy as held for sale and discontinued operation (Note 3).

The accompanying notes are an integral part of these interterm condensed consolidated financial statements.

VimpelCom Ltd.

Interim condensed consolidated statement of comprehensive income for the three and six month periods ended June 30

		Six months ended		Three months ended
(In millions of U.S. dollars)	Note	2016	2015	2016	2015
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Profit for the period		381	319	146	146

Other comprehensive income / (loss) to be reclassified to profit or loss in subsequent periods
Net movement on cash flow hedges (net of tax for 6 and 3 months 2016 of USD 7 and USD 7 (2015: USD 5 and USD nil) respectively)		20	18	24	(14)
Foreign currency translation		216	(471)	143	178
Other comprehensive income items that will not be reclassified to the income statement in subsequent periods		—	—	—	—

Other comprehensive income / (loss) for the period, net of tax		236	(453)	167	164

Total comprehensive income / (loss) for the period, net of tax		617	(134)	313	310

Attributable to:
The owners of the parent		582	282	319	459
Non-controlling interests		35	(416)	(6)	(149)

		617	(134)	313	310

The accompanying notes are an integral part of these interterm condensed consolidated financial statements.

VimpelCom Ltd.

Interim condensed consolidated statement of financial position as of

(In millions of U.S. dollars)	Note	June 30, 2016	December 31, 2015
		(Unaudited)	(Audited)
Assets
Non-current assets
Property and equipment	7	6,220	6,239
Intangible assets	8	2,185	2,224
Goodwill	8	4,449	4,223
Investments in associates and joint ventures		210	201
Deferred tax assets		124	150
Non-current income tax asset		13	28
Other financial assets	9	333	164
Other non-financial assets		119	105

Total non-current assets		13,653	13,334

Current assets
Inventories		92	104
Trade and other receivables		790	677
Other non-financial assets		427	334
Current income tax assets		254	259
Other financial assets	9	194	395
Cash and cash equivalents	10	3,635	3,614

Total current assets		5,392	5,383

Assets classified as held for sale	3	15,843	15,137

Total assets		34,888	33,854

Equity and liabilities
Equity
Equity attributable to equity owners of the parent		4,365	3,765
Non-controlling interests		77	129

Total equity		4,442	3,894

Non-current liabilities
Financial liabilities	9	8,082	8,095
Provisions	11	163	350
Other non-financial liabilities		92	95
Deferred tax liabilities		377	404

Total non-current liabilities		8,714	8,944

Current liabilities
Trade and other payables		1,630	1,768
Other non-financial liabilities		1,138	1,039
Other financial liabilities	9	2,735	1,693
Current income tax payables		21	19
Provisions	11	417	1,020

Total current liabilities		5,941	5,539

Liabilities associated with assets held for sale	3	15,791	15,477

Total equity and liabilities		34,888	33,854

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

VimpelCom Ltd.

Interim condensed consolidated statement of changes in equity for the six month period ended June 30, 2016

	Attributable to equity owners of the parent
(In millions of U.S. dollars)	Number of shares outstanding	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total	Non- controlling interests	Total equity
As of January 1, 2016	1,749,004,648	2	12,753	667	(2,706)	(6,951)	3,765	129	3,894

Profit for the period		—	—	—	326	—	326	55	381
Other comprehensive income / (loss)		—	—	21	—	235	256	(20)	236

Total comprehensive income		—	—	21	326	235	582	35	617

Dividends declared		—	—	—	—	—	—	(69)	(69)
Changes in a parent's ownership interest in a subsidiary that do not result in a loss of control		—	—	18	—	—	18	(18)	—

As of June 30, 2016 (unaudited)	1,749,004,648	2	12,753	706	(2,380)	(6,716)	4,365	77	4,442

for the six month period ended June 30, 2015

	Attributable to equity owners of the parent
(In millions of U.S. dollars)	Number of shares outstanding	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total	Non- controlling interests	Total equity
As of January 1, 2015	1,748,598,146	2	12,746	84	(1,990)	(5,836)	5,006	(1,030)	3,976

Profit for the period		—	—	—	292	—	292	27	319
Other comprehensive income / (loss)		—	—	18	—	(28)	(10)	(443)	(453)

Total comprehensive income		—	—	18	292	(28)	282	(416)	(134)

Dividends declared		—	—	—	—	—	—	(57)	(57)
Sale of 51% shareholding in Omnium Telecom Algerie, net of tax of US$428		—	—	646	—	—	646	1,613	2,259
Share-based payment transactions	406,502	—	6	(6)	—	—	—	—	—
Changes in a parent's ownership interest in a subsidiary that do not result in a loss of control		—	—	(35)	—	—	(35)	296	261

As of June 30, 2015 (unaudited)	1,749,004,648	2	12,752	707	(1,698)	(5,864)	5,899	406	6,305

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

VimpelCom Ltd.

Interim condensed consolidated statement of changes in equity (Continued)

for the three month period ended June 30, 2016

	Attributable to equity owners of the parent
(In millions of U.S. dollars)	Number of shares outstanding	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total	Non- controlling interests	Total equity
As of April 1, 2016	1,749,004,648	2	12,753	680	(2,517)	(6,873)	4,045	153	4,198

Profit for the period		—	—	—	137	—	137	9	146
Other comprehensive income / (loss)		—	—	25	—	157	182	(15)	167

Total comprehensive income		—	—	25	137	157	319	(6)	313

Dividends declared		—	—	—	—	—	—	(69)	(69)
Changes in a parent's ownership interest in a subsidiary that do not result in a loss of control		—	—	1	—	—	1	(1)	—

As of June 30, 2016 (unaudited)	1,749,004,648	2	12,753	706	(2,380)	(6,716)	4,365	77	4,442

for the three month period ended June 30, 2015

	Attributable to equity owners of the parent
(In millions of U.S. dollars)	Number of shares outstanding	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total	Non- controlling interests	Total equity
As of April 1, 2015	1,748,598,146	2	12,746	781	(1,806)	(6,229)	5,494	243	5,737

Profit for the period		—	—	—	108	—	108	38	146
Other comprehensive income / (loss)		—	—	(14)	—	365	351	(187)	164

Total comprehensive income		—	—	(14)	108	365	459	(149)	310

Sale of 51% shareholding in Omnium Telecom Algerie, net of tax of US$428		—	—	(28)	—	—	(28)	14	(14)
Share-based payment transactions	406,502	—	6	(6)	—	—	—	—	—
Changes in a parent's ownership interest in a subsidiary that do not result in a loss of control		—	—	(26)	—	—	(26)	298	272

As of June 30, 2015 (unaudited)	1,749,004,648	2	12,752	707	(1,698)	(5,864)	5,899	406	6,305

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

VimpelCom Ltd.

Interim condensed consolidated statement of cash flows

for the six month period ended June 30

(In millions of U.S. dollars)	Note	2016	2015
		(Unaudited)	(Unaudited)
Operating activities
(Loss) / Profit for the period from continuing operations		(2)	186
Tax expense	5	252	135
Profit before tax		250	321

Non-cash adjustment to reconcile profit before tax to net cash flows:
Depreciation		723	784
Amortization		225	261
Impairment loss	8	12	112
Loss on disposals of non-current assets		6	11
Finance income		(31)	(24)
Finance costs		385	429
Other non-operating losses	6	62	75
Shares of loss / (profit) of associates and joint ventures accounted for using the equity method		16	(11)
Net foreign exchange (gain) / loss		(95)	48
Movements in provisions		(798)	(1,134)
Working capital adjustments:
Changes in trade and other receivables and prepayments		(162)	(272)
Changes in inventories		25	(5)
Changes in trade and other payables		—	97
Interest paid		(359)	(455)
Interest received		31	23
Income tax paid		(223)	(447)
Net cash flows from operating activities of discontinued operations		375	224

Net cash flows from operating activities		442	37

Investing activities
Proceeds from sale of property, plant and equipment and intangible assets		8	9
Purchase of property, plant and equipment and intangible assets		(714)	(1,056)
Loans granted		(82)	(100)
Repayment of loans granted		—	102
Receipts from / (payment on) deposits		70	(112)
(Investment in) / receipts from financial assets		(47)	75
Net cash flow (used in) / from investing activities of discontinued operations		(412)	325

Net cash flows (used in) investing activities		(1,177)	(757)

Financing activities
Net proceeds from exercise of share options		—	2
Proceeds from borrowings net of fees paid*		1,848	1,114
Repayment of borrowings		(1,120)	(3,814)
Proceeds from sale of non-controlling interest net of fees paid		1	2,307
Dividends paid to non-controlling interests		—	(57)
Net cash flow used in financing activities of discontinued operations		(10)	(692)

Net cash flows generated from / (used in) financing activities		719	(1,140)

Net decrease in cash and cash equivalents		(16)	(1,860)
Net foreign exchange difference related to continued operations		(10)	(242)
Net foreign exchange difference related to discontinued operations		5	(20)
Cash and cash equivalents classified as held for sale at the beginning of period		314	—
Cash and cash equivalents classified as held for sale at the end of the period		(272)	—
Cash and cash equivalents at beginning of period	10	3,614	6,342

Cash and cash equivalents at end of period**	10	3,635	4,220

*
Fees paid for the borrowing were US$ 26 (2015: US$ nil).

**
The cash balances as of June 30, 2016 in Uzbekistan of US$ 489 (2015: US$ 584) and in Ukraine of US$ 4 (2015: US$ 4) are restricted due to local government or central bank regulations (Note 10).

        Amounts for 2015 have been re-presented to reflect the classification of Italy as held for sale and discontinued operation. The opening and closing cash balances for 2015 have not been re-presented, in accordance with IFRS. Included in the opening and closing cash balances is US$ 256 and US$ 93 related to Italy classified as held for sale.

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements

(in millions of U.S. dollars unless otherwise stated)

1 General information

        VimpelCom Ltd. ("VimpelCom", the "Company", and together with its consolidated subsidiaries, the "Group" or "we") was incorporated in Bermuda on June 5, 2009. The registered office of VimpelCom is Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda. VimpelCom's headquarters and principal place of business is located at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands.

        The interim condensed consolidated financial statements are presented in United States dollars ("U.S. dollar" or "US$"). In these notes, U.S. dollar amounts are presented in millions, except for share and per share (or American Depository Shares ("ADS")) amounts and as otherwise indicated.

        VimpelCom's ADSs are listed on the NASDAQ Global Select Market ("NASDAQ").

        As of June 30, 2016, the Company's largest shareholders, L1T VIP Holdings S.à r.l. ("LetterOne") and Telenor East Holding II AS ("Telenor"), and their respective affiliates, beneficially own, in the aggregate, approximately 80.9% of the outstanding voting shares of the Company (Note 12). On March 31, 2016, L1T VIP Holdings S.à r.l. and LetterOne Investment Holdings S.A. filed an amendment to their Schedule 13D to announce the transfer of 145,947,562 VimpelCom American Depositary Shares (representing approximately 8.3% of VimpelCom's total outstanding common shares) to Stichting Administratiekantoor Mobile Telecommunications Investor ("Stichting"). However L1T VIP Holdings S.à r.l. is entitled to the economic benefits (dividend payments, other distributions and sale proceeds) of such common shares.

        VimpelCom earns revenues by providing voice and data services through a range of traditional and broadband mobile and fixed-line technologies.

        As of June 30, 2016, the Company operated telecommunications services in Russia, Italy, Algeria, Kazakhstan, Ukraine, Pakistan, Bangladesh, Armenia, Tajikistan, Uzbekistan, Georgia, Kyrgyzstan and Laos. The Company also holds an equity shareholding in a company operating in Zimbabwe carried at nil (Note 3).

        During the first half of 2016, the Company's operations in Italy remained classified as an asset held for sale and discontinued operation following the signing of an agreement with CK Hutchison Holdings Ltd., the parent company of 3 Italia S.p.A. ("3 Italia"), on August 6, 2015 to combine the Company's operations in Italy with 3 Italia in a 50/50 joint venture (Note 3).

        Several local currencies demonstrated significant volatility against the U.S. dollar in the first half of 2016, which impacted the Company's financial position and results of operations following the translation of non-U.S. currency amounts into U.S. dollars for consolidation purposes. In particular, in U.S. dollar terms, the devaluation of local currencies caused a 16% decrease in total revenue for the Group during the first half of 2016 as compared with the first half of 2015.

        Also, the foreign exchange rate in Uzbekistan applied for consolidation purposes is the official rate published by the local central bank. However, this exchange rate is not achievable in expatriating funds out of the country due to long term restrictions imposed by the local government. The total assets of Uzbekistan to the consolidated financial position as of June 30, 2016 amounted to US$ 1,315. However, if the Company applied the exchange rate implied by market transactions, the net assets would decrease significantly in U.S. dollar terms.

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

2 Basis of preparation of the interim condensed consolidated financial statements

Basis of Preparation

        The interim condensed consolidated financial statements for the three and six months ended June 30, 2016 have been prepared in accordance with IAS 34 Interim Financial Reporting.

        The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual consolidated financial statements, and should be read in conjunction with the Group's audited annual consolidated financial statements as of and for the year ended December 31, 2015.

        The preparation of these interim condensed consolidated financial statements has required management to apply accounting policies and methodologies based on complex and subjective judgments, estimates based on past experience and assumptions determined to be reasonable and realistic based on the related circumstances. The use of these judgements and estimates and assumptions affects the amounts reported in the statement of financial position, the income statement, statement of cash flows, statement of changes in equity as well as the notes. The final amounts for items for which estimates and assumptions were made in the consolidated financial statements may differ from those reported in these statements due to the uncertainties that characterize the assumptions and conditions on which the estimates are based.

New Standards, Interpretations and Amendments Adopted by the Group

        The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group's annual consolidated financial statements as of and for the year ended December 31, 2015.

        A number of new and amended standards became effective as of January 1, 2016, however, the Company did not have to change its accounting policies or make retrospective adjustments as a result of adopting these standards. The Group has not early adopted any other standards, interpretations or amendments that have been issued but not yet effective.

3 Significant transactions

Joint Venture in Italy

        The Company signed an agreement with CK Hutchison Holdings Ltd., which indirectly owns 100% of Italian mobile operator 3 Italia, on August 6, 2015 to combine its operations in Italy with 3 Italia in a 50/50 joint venture. As a result of the agreement reached, the Company expects to lose control and therefore classified its operations in Italy as an asset held for sale and discontinued operation in these interim condensed consolidated financial statements. In connection with this classification, the Company no longer accounts for depreciation and amortization expenses of the Italian assets. The amounts for 2015 have been re-presented in the interim condensed consolidated income statement, the interim condensed consolidated statements of cash flows and the related notes to reflect the classification of Italy as held for sale and discontinued operation. As of August 2015, Italy is no longer a reportable segment subsequent to its classification as a discontinued operation. The comparative information has been adjusted accordingly (Note 4).

        The transaction is expected to close in the fourth quarter of 2016 and is subject to regulatory approvals. It is not yet reasonably possible to predict the impact on the income statement that this

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

3 Significant transactions (Continued)

transaction might have upon closing. Following the reclassification, the intercompany positions, results and cash flows between the continued and discontinued operation are no longer eliminated. The positions are disclosed as Related Party transactions and balances (Note 12).

        Italy's consolidated carrying values are as follows:

As of June 30, 2016
Property and equipment	3,784
Intangible assets	4,696
Goodwill	4,111
Other non-current assets	1,495
Other current assets	1,757
Total assets held for sale Italy	15,843
Other assets held for sale	—

Total assets held for sale	15,843
Non-current liabilities, including debt	13,246
Current liabilities	2,545
Total liabilities held for sale Italy	15,791
Other liabilities held for sale	—

Total liabilities held for sale	15,791

        Included in the equity of the Group is cumulative other comprehensive income of US$ 200 (2015: US$ 194) related to Italy.

        The profit from the discontinued operation consists of the following:

		Six month period ended June 30		Three month period ended June 30
	Note	2016	2015	2016	2015
Total operating revenues		2,407	2,411	1,232	1,198
Total operating expenses		(1,536)	(1,722)	(786)	(1,081)

Operating profit		871	689	446	117

Other (expenses)/ income		(226)	(379)	(130)	(258)

Profit / (loss) before tax		645	310	316	(141)

Income tax (expense) / benefit		(262)	(177)	(128)	13

Profit / (loss) for the period		383	133	186	(128)

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

3 Significant transactions (Continued)

        Had Italy not been classified as a discontinued operation, its contribution to the segment reporting would be as follows:

		Six month period ended June 30		Three month period ended June 30
	Note	2016	2015	2016	2015
External customers		2,406	2,410	1,233	1,198
Inter-segment		1	1	—	—

Total Revenue		2,407	2,411	1,233	1,198

Adjusted EBITDA		871	904	451	445

Capital expenditures		407	402	216	208

Acquisition in Pakistan

        On November 26, 2015; the Company together with its subsidiary Global Telecom Holding S.A.E. ("GTH"), signed an agreement with Warid Telecom Pakistan LLC and Bank Alfalah Limited, to combine its operations in Pakistan. On July 1, 2016 VimpelCom announced the completion of the transaction to merge Mobilink and Warid. The Company acquired 100% of the shares in Warid for a consideration of 15% of the shares in the new combined entity. As a result, the Company gained control over the combined businesses (Note 14).

Sale of Operations in Zimbabwe

        On November 17, 2015, the Company together with its subsidiary GTH, entered into an agreement with ZARNet (Private) Limited ("ZARNet") to sell its stake in Telecel International Limited for US$ 40. Telecel International Limited owns 60% of Telecel Zimbabwe (Pvt) Ltd. The transfer of ownership to ZARNet will occur after customary conditions are satisfied. ZARNet is wholly owned by the Government of the Republic of Zimbabwe through the Ministry of Information & Communication Technology, Postal and Courier Services.

4 Segment information

        Management analyzes the Company's operating segments separately because of different economic environments and stages of development in different geographical areas, requiring different investment and marketing strategies. Management does not analyze assets or liabilities by reportable segments.

        Management evaluates the performance of the Company's segments on a regular basis, primarily based on earnings before interest, tax, depreciation, amortization, impairment loss, loss on disposals of non-current assets, other non-operating losses and shares of profit / (loss) of associates and joint ventures ("Adjusted EBITDA").

        Financial information by reportable segment for the three and six month periods ended June 30, 2016 and 2015, is presented in the following tables. Inter-segment revenues between operating segments are on

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

4 Segment information (Continued)

an arm's length basis in a manner similar to transactions with third parties. The segment data for acquired operations are reflected herein from the date of their respective acquisition.

Six Months Ended June 30, 2016

	Russia	Algeria	Pakistan	Bangladesh	Ukraine	Uzbekistan	HQ and others	Total Segments
Revenue
External customers	1,884	529	557	312	271	328	298	4,179
Inter-segment	19	—	1	—	10	1	(31)	—

Total revenue	1,903	529	558	312	281	329	267	4,179

Adjusted EBITDA	742	286	231	139	151	194	(190)	1,553

Other disclosures
Capital expenditures	163	70	46	50	40	46	130	545

Six Months Ended June 30, 2015

	Russia	Algeria	Pakistan	Bangladesh	Ukraine	Uzbekistan	HQ and others	Total Segments
Revenue
External customers	2,332	650	506	298	291	342	463	4,882
Inter-segment	27	—	—	—	14	—	(41)	—

Total revenue	2,359	650	506	298	305	342	422	4,882

Adjusted EBITDA	944	344	202	123	133	218	42	2,006

Other disclosures
Capital expenditures	302	91	105	44	224	2	94	862

Three Months Ended June 30, 2016

	Russia	Algeria	Pakistan	Bangladesh	Ukraine	Uzbekistan	HQ and others	Total Segments
Revenue
External customers	1,002	250	284	157	141	163	159	2,156
Inter-segment	11	—	1	—	4	1	(17)	—

Total revenue	1,013	250	285	157	145	164	142	2,156

Adjusted EBITDA	414	128	115	69	80	94	(105)	795

Other disclosures
Capital expenditures	115	43	34	33	30	17	78	350

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

4 Segment information (Continued)

Three Months Ended June 30, 2015

	Russia	Algeria	Pakistan	Bangladesh	Ukraine	Uzbekistan	HQ and others	Total Segments
Revenue
External customers	1,278	327	257	151	147	175	235	2,570
Inter-segment	14	—	—	—	7	—	(21)	—

Total revenue	1,292	327	257	151	154	175	214	2,570

Adjusted EBITDA	523	175	106	63	70	113	18	1,068

Other disclosures
Capital expenditures	218	46	79	32	179	2	40	596

        The following table provides the reconciliation of consolidated Adjusted EBITDA to consolidated income statement before tax for the three and six month periods ended June 30:

	Six month period ended June 30		Three month period ended June 30
	2016	2015	2016	2015
Total Segments Adjusted EBITDA	1,553	2,006	795	1,068
Depreciation	(723)	(784)	(391)	(386)
Amortization	(225)	(261)	(113)	(134)
Impairment loss	(12)	(112)	(4)	(14)
Loss on disposals of non-current assets	(6)	(11)	(4)	(4)
Finance costs	(385)	(429)	(205)	(202)
Finance income	31	24	19	12
Other non-operating losses	(62)	(75)	(24)	(66)
Shares of (loss) / gain of associates and joint ventures accounted for using the equity method	(16)	11	(11)	(5)
Net foreign exchange gain / (loss)	95	(48)	33	60

Profit / (loss) before tax	250	321	95	329

5 Income taxes

        Current tax is the expected tax expense, payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

5 Income taxes (Continued)

        Income tax expense consisted of the following:

	Six month period ended June 30		Three month period ended June 30
	2016	2015	2016	2015
Current income taxes	297	632	158	224
Deferred income taxes	(45)	(497)	(23)	(169)

Income tax expense	252	135	135	55

Effective tax rates	100.8%	42.1%	142.1%	16.7%

        In the first half of 2016 the difference between the statutory tax rate in the Netherlands (25%) and the effective corporate income tax rate for the Group (100.8%) was mainly driven by non-deductible expenses, income tax losses for which no deferred tax-asset has been recognised, increase in uncertain income tax positions and higher statutory tax rates in Uzbekistan, where the statutory tax rate increased from 15% to 53.3%.

        During the first half of 2015 the difference between the statutory tax rate in the Netherlands (25%) and effective corporate income tax rate for the Group (42.1%) was primarily driven by non-deductible expenses, income tax losses for which no deferred tax-asset has been recognised in the same period and the restructuring of Kar-tel and Sky mobile that decreased the deferred tax liability by US$ 75.

        In the second quarter of 2016 the difference between the statutory tax rate in the Netherlands (25%) and the effective corporate income tax rate for the Group (142.1%) was mainly driven by non-deductible expenses, income tax losses for which no deferred tax-asset has been recognised, increase in uncertain income tax positions and higher statutory tax rates in Uzbekistan, where the statutory tax rate increased from 15% to 53.3%.

        During the second quarter of 2015 the difference between the statutory tax rate in the Netherlands (25%) and effective corporate income tax rate for the Group (16.7%) was primarily driven by the restructuring of Kar-tel and Sky mobile that decreased the deferred tax liability by US$ 75, resulting in a positive impact on the effective tax rate.

6 Other non-operating losses / (gains)

        Other non-operating losses / (gains) consisted of the following:

	Six month period ended June 30		Three month period ended June 30
	2016	2015	2016	2015
Change of fair value of embedded derivative	(5)	—	(5)	—
Change of fair value of other derivatives	76	75	32	61
Ineffective portion of cash flow hedges	—	8	—	6
Sale of other financial assets	—	(3)	—	(3)
Loss from early debt redemption	—	(4)	—	—
Other (gains) / losses	(9)	(1)	(3)	2

Other non-operating losses / (gains)	62	75	24	66

        The change in fair value of other derivatives mainly relates to the change in fair value of derivatives in Russia (Note 9).

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

7 Property and equipment

Acquisitions and Disposals

	Six month period ended June 30		Three month period ended June 30
	2016	2015	2016	2015
Cost of acquired assets*	386	825	253	510
Net book value of assets disposed**	12	30	11	14
Net loss on disposal of assets	6	11	4	4

*
Included in Cost of acquired assets for the six and three month periods ended June 30, 2015 are the amounts of US$ 286 and US$ 148, respectively, related to Italy, which was classified as held for sale (August 6, 2015).

**
Included in Net book value of assets disposed for the six and three month periods ended June 30, 2015 are the amounts of US$ 16 and US$ 10, respectively, related to Italy, which was classified as held for sale (August 6, 2015).

        For the three and six month periods ended June 30, 2016; there were no other material changes to property and equipment other than foreign currency translation differences, depreciation charges, and an impairment of US$ 4 and US$ 12, respectively. Included in depreciation is accelerated depreciation of US$ 71 and US$ 96, respectively, pertaining to network modernization activities in Pakistan and Ukraine.

8 Intangible assets

Acquisitions and Disposals

        The Group acquired intangible assets as follows:

	Six month period ended June 30		Three month period ended June 30
	2016	2015*	2016	2015**
Telecommunications licenses, frequencies and permissions	108	184	66	131
Software	48	172	31	122
Customer relationships	—	33	—	20
Other intangible assets	3	50	—	21

Total intangible assets acquired	159	439	97	294

*
Included in the cost of software, customer relationships and other intangible assets acquired for the six month period ended June 30, 2015 are US$ 34, US$ 33 and US$ 49, respectively, related to Italy, which was classified as held for sale (August 6, 2015).

**
Included in the cost of software, customer relationships and other intangible assets acquired for the three month period ended June 30, 2015 are US$ 19, US$ 20 and US$ 21, respectively, related to Italy, which was classified as held for sale (August 6, 2015).

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

8 Intangible assets (Continued)

        For the three and six month periods ended June 30, 2016, no impairment of intangible assets was recorded and there were no other material changes to intangible assets other than foreign currency translation differences and amortization charges.

Goodwill

        Goodwill is tested for impairment annually (at October 1) or when circumstances indicate the carrying value may be impaired. The Company's impairment test for goodwill is primarily based on fair value less cost of disposal calculations that use a discounted cash flow model. The key assumptions used to determine the recoverable amount for the different cash generating units were disclosed in the annual consolidated financial statements as of and for the year ended December 31, 2015.

        The Company considers the relationship between its market capitalization and its book value, as well as weighted average cost of capital and the actual quarterly performances when reviewing for indicators of impairment in interim periods.

        There were no goodwill impairments recorded in the first half of 2016.

        During the first half of 2015, the Company recorded a goodwill impairment of US$ 95 relating to the cash generating units ("CGUs"), Ukraine and Armenia. The impairment in Ukraine was driven by the continued volatile economic and political environment as well as higher weighted average cost of capital for Ukraine by 0.9% as compared to October 1, 2014; the Company concluded an impairment of US$ 51 in its Ukraine CGU. The recoverable amount was determined based on a fair value less costs of disposal calculation using the latest cash flow projections (Level 3 fair value). Due to current macroeconomic and geopolitical situation in the country, the Company applied higher post-tax discount factors for the first two years in the explicit period of 27.1% in 2015 and 20.4% in 2016; followed by normalized post-tax discount rate of 17.8%.

        Also, due to higher weighted average costs of capital for the CGU Armenia in the first half of 2015, an impairment was concluded in the amount of US$ 44. The recoverable amount was determined based on a fair value less costs of disposal calculation using the latest cash flow projections (Level 3 fair value). The Company applied post-tax discount rate of 12.1%.

9 Financial assets and liabilities

        There were no significant changes in the financial assets and liabilities in the three and six month periods ended June 30, 2016, except for the scheduled repayments of debt or as described below. Also, there were no changes in risks and risk management policies as discussed in the Group's annual consolidated financial statements as of and for the year ended December 31, 2015.

Significant Changes in the Financial Assets and Liabilities

Facility Agreement with ING Bank N.V.

        On January 29, 2016, VimpelCom Amsterdam B.V. signed a committed facility agreement with ING Bank N.V. for a U.S. dollar denominated Swedish export credit facility supported by Exportkreditnämnden (EKN), for a total principal amount of US$ 200. On March 7, 2016, the total principal amount available under the facility was partially cancelled in an amount of US$ 110. The purpose of the facility is to finance

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

9 Financial assets and liabilities (Continued)

equipment and services provided to PJS Company Kyivstar and PJSC "Vimpel-Communications" by Ericsson AB and its affiliates on a reimbursement basis. The committed facility bears interest at a rate of 6m LIBOR plus 1.08% per annum. The facility must be repaid in substantially equal semi-annual installments, with the final repayment on October 15, 2023. VimpelCom Holdings B.V. has guaranteed VimpelCom Amsterdam B.V.'s payment obligations under this facility.

        On April 6, 2016, VimpelCom Amsterdam B.V. fully drew down the credit facility for a total principal amount of US$ 90.

Draw Down Credit Facility Agreement with Sberbank of Russia

        On December 30, 2015, PJSC "VimpelCom" entered into a credit facility agreement with Sberbank of Russia for the amount of RUB 30,000 million (approximately US$ 414) with an availability period until March 31, 2016. This facility bears interest at a rate of 11.55% per annum and matures on June 29, 2018. The facility was fully drawn on March 31, 2016.

Senior Notes Issued by GTH Finance B.V., Guaranteed by VimpelCom Holdings B.V.

        On April 26, 2016, GTH Finance B.V., a wholly owned subsidiary of the Company, issued US$ 500 6.25% Senior Notes due 2020 and US$ 700 7.25% Senior Notes due 2023, guaranteed by VimpelCom Holdings B.V. The proceeds of the offering were loaned to and used by GTH to repay in part the shareholder loan from VimpelCom Amsterdam B.V., and used by VimpelCom Amsterdam B.V. for general corporate purposes.

Pakistan Mobile Communications Ltd. ("PMCL") Financing

        On June 30, 2016 PMCL drew down PKR 4,000 million (approximately US$ 38) under the syndicated facility with several banks entered into on December 3, 2015 for the amount of PKR 16,000 million (approximately US$ 152 as of December 3, 2015). This facility bears interest at 6 month KIBOR plus 0.8% per annum. Repayment will take place through periodic instalments between June 23, 2018 and December 23, 2020. The total outstanding as of June 30, 2016 is PKR 5,000 million (approximately US$ 48).

        On June 29, 2016 PMCL drew down PKR 1,500 million (approximately US$ 14 as of June 29, 2016) under the credit facility with Habib Bank Limited entered into on December 7, 2015 for the total amount of PKR 4,000 million (approximately US$ 38 as of December 7, 2015). This facility bears interest at 6 month KIBOR plus 0.9% per annum. Repayment will take place through periodic instalments between June 22, 2018 and December 23, 2020. The total outstanding as of June 30, 2016 is PKR 2,000 million (approximately US$ 19).

        On June 30, 2016 PMCL provided a loan to Warid Telecom Private Limited in the amount of PKR 8,545 million (approximately US$ 82) to repay its external debt as part of the acquisition in Pakistan (Note 14). This facility bears interest at 6 month KIBOR plus 0.7% per annum. Repayment will take place through periodic instalments between December 30, 2019 and June 30, 2021.

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

9 Financial assets and liabilities (Continued)

Fair values

        Set out below is a comparison by class of the carrying amounts and fair value of the Company's financial instruments that are carried in the interim condensed consolidated financial statements as of June 30, 2016 (based on future cash flows discounted at current market rates), other than those with carrying amounts that are reasonable approximations of fair values:

	Carrying value		Fair value
	June 30, 2016	December 31, 2015	June 30, 2016	December 31, 2015
Financial assets
Financial instruments at fair value through profit or loss
Derivatives not designated as hedges
Cross-currency interest rate exchange contracts	1	1	1	1
Foreign exchange contracts	1	15	1	15
Credit default swaps	2	—	2	—
Embedded derivatives in notes	5	—	5	—
Derivatives designated as cash-flow hedges
Foreign exchange contracts	—	17	—	17
Available for sale financial instruments	48	45	48	45

Total financial instruments at fair value, assets	57	78	57	78

Loans granted, deposits and other financial assets
Bank deposits	349	432	349	432
Interest receivable	1	1	1	1
Other investment	37	46	37	46
Other loans granted	83	2	83	2

Total loans granted, deposits and other financial assets	470	481	470	481

Total financial assets	527	559	527	559

Financial Liabilities
Financial instruments at fair value through profit or loss
Derivatives not designated as hedges
Foreign exchange contracts	15	1	15	1
Derivatives designated as cash flow hedges
Foreign exchange contracts	2	—	2	—
Interest rate exchange contracts	4	3	4	3

Total financial instruments at fair value, liabilities	21	4	21	4

Total other financial liabilities at amortized cost	10,796	9,784	11,239	9,720

Total financial liabilities	10,817	9,788	11,260	9,724

Financial assets
Non-current	333	164
Current	194	395

	527	559

Financial Liabilities
Non-current	8,082	8,095
Current	2,735	1,693

	10,817	9,788

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

9 Financial assets and liabilities (Continued)

        The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The fair values were estimated based on quoted market prices of our bonds, derived from market prices or by using discounted cash flows under the agreement at the rate applicable for the instruments with similar maturity and risk profile.

        The carrying amount of cash and cash equivalents, trade and other receivables, and trade and other payables approximates their respective fair value.

        The fair value of derivative financial instruments is determined using present value techniques such as discounted cash flow techniques, Monte Carlo simulation and/or the Black-Scholes model. These valuation techniques are commonly used for valuation of a derivative. Observable inputs (Level 2) used in the valuation techniques include LIBOR, EURIBOR, swap curves, basis swap spreads, foreign exchange rates and credit default spreads of both counterparties and our own entities.

        The fair value of Available for Sale financial instruments are determined through comparison of various multiples and reference to market valuation of similar entities quoted in an active market. If information is not available, a discounted cash flow method is used.

        Fair value measurements for financial liabilities at amortized cost are based on quoted market prices, where available. If the quoted market price is not available, the fair value measurement is based on discounted expected future cash flows using a market interest rate curve, credit spreads and maturities.

Fair value hierarchy

        As of June 30, 2016 and December 31, 2015; the Company held financial instruments at fair value recorded on the statement of financial position.

        The fair value hierarchy ranks fair value measurements based on the type of inputs used in the valuation; it does not depend on the type of valuation techniques used:

  •
  Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities

  •
  Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

  •
  Level 3: inputs are unobservable inputs for the asset or liability

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

9 Financial assets and liabilities (Continued)

        The following table provides the disclosure of fair value measurements separately for each major class of assets and liabilities.

As of June 30, 2016 Description	(Level 1)	(Level 2)	(Level 3)	Total
Financial instruments at fair value through profit or loss
Derivatives not designated as hedges
Cross-currency and Interest rate exchange contracts	—	1	—	1
Foreign exchange contracts	—	1	—	1
Credit default swaps	—	2	—	2
Embedded derivatives in notes	—	5	—	5
Derivatives designated as cash flow hedges
Foreign exchange contracts	—	—	—	—
Available for sale financial instruments	—	21	27	48

Total financial instruments at fair value, assets	—	30	27	57

Financial instruments at fair value through profit or loss / equity
Derivatives not designated as hedges
Foreign exchange contracts	—	15	—	15
Derivatives designated as cash flow hedges
Foreign exchange contracts	—	2	—	2
Interest rate exchange contracts	—	4	—	4

Total financial instruments at fair value, liabilities	—	21	—	21

As of December 31, 2015 Description	(Level 1)	(Level 2)	(Level 3)	Total
Financial instruments at fair value through profit or loss
Derivatives not designated as hedges
Cross-currency and Interest rate exchange contracts	—	1	—	1
Foreign exchange contracts	—	15	—	15
Derivatives designated as cash flow hedges
Foreign exchange contracts	—	17	—	17
Available for sale financial instruments	—	18	27	45

Total financial instruments at fair value, assets	—	51	27	78

Financial instruments at fair value through profit or loss
Derivatives not designated as hedges
Foreign exchange contracts	—	1	—	1
Derivatives designated as cash flow hedges
Interest rate exchange contracts	—	3	—	3

Total financial instruments at fair value, liabilities	—	4	—	4

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

9 Financial assets and liabilities (Continued)

        The reconciliation of movements relating to financial instruments classified in Level 3 of the fair value hierarchy:

	As of Dec.31, 2015	Currency translation adjustment	Change in fair value reported in earnings	Change in fair value reported in equity	Purchased	Transferred to Level 2	As of Jun.30, 2016
Available for sale financial instruments	27	—	—	—	—	—	27

Total financial instruments at fair value, assets	27	—	—	—	—	—	27

        Transfers into and transfers out of the fair value hierarchy levels are recognized at the end of the reporting period (in which the event or change in circumstances that caused the transfer occurred). During the three and six month periods ended June 30, 2016, there were no transfers between Level 1 and Level 2 fair value measurements. For the period ended December 31, 2015, embedded derivative fair value measurements were transferred from Level 3 to Level 2 as the primary calculations used in the valuation of these instruments were based on market observable inputs such as forward curve data, discount factors, swaption volatilities and credit spreads. On a quarterly basis, the Company reviews if there are any indicators for a possible transfer between the Level 2 and Level 3. This depends on how the Company is able to obtain the underlying input parameters when assessing the fair valuations.

        There were no other movements of financial instruments measured at the fair value using unobservable inputs (Level 3) other than change of fair value and currency translation adjustment.

        Any changes in fair values of financial instruments are unrealized and recorded in "Other non-operating losses" in the Statement of comprehensive income.

10 Cash and cash equivalents

        Cash and cash equivalents consisted of the following items:

	June 30, 2016	December 31, 2015
Cash at banks and on hand	2,364	1,644
Short-term deposits with original maturity of less than three months	1,271	1,970

Total cash and cash equivalents	3,635	3,614

        Cash at banks earns interest at floating rates based on bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Company, and earn interest at the respective short-term deposit rates.

        The cash balances as of June 30, 2016 in Uzbekistan of US$ 489 (December 31, 2015: US$ 495) and in Ukraine of US$ 4 (December 31, 2015: US$ 4) are restricted due to local government or central bank regulations and therefore cannot currently be repatriated.

        Cash balances as of June 30, 2016 include investments in money market funds of US$ 566 (December 31, 2015: US$ 1,174).

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

11 Provisions

Investigations by SEC/DOJ/OM

        During the first quarter of 2016, the Company reached resolutions through agreements with the U.S. Securities and Exchange Commission ("SEC"), the U.S. Department of Justice ("DOJ"), and the Dutch Public Prosecution Service (Openbaar Ministerie) ("OM") relating to the previously disclosed investigations under the U.S. Foreign Corrupt Practices Act (the "FCPA") and relevant Dutch laws, pertaining to the Company's business in Uzbekistan and prior dealings with Takilant Ltd. Pursuant to these agreements, the Company paid an aggregate amount of US$ 795 in fines and disgorgements to the SEC, the DOJ and the OM in the first quarter of 2016.

        As previously disclosed, on February 18, 2016, the United States District Court for the Southern District of New York (the "District Court") approved the agreements with the DOJ relating to charges that the Company and its subsidiary violated the anti-bribery, books-and-records and internal controls provisions of the FCPA. These agreements consisted of the deferred prosecution agreement (the "DPA"), entered into by VimpelCom and the DOJ and a guilty plea by Unitel LLC ("Unitel"), a subsidiary of VimpelCom operating in Uzbekistan. Under the agreements with the DOJ, VimpelCom agreed to pay a total criminal penalty of US$ 230 to the United States, including US$ 40 in forfeiture.

        In connection with the investigation by the OM, VimpelCom and Silkway Holding BV, a wholly owned subsidiary of VimpelCom, entered into a settlement agreement (the "Dutch Settlement Agreement") related to anti-bribery and false books-and-records provisions of Dutch law. Pursuant to the Dutch Settlement Agreement, VimpelCom agreed to pay criminal fines of US$ 230 and to disgorge US$ 375, to be satisfied by the forfeiture to the DOJ of US$ 40, a disgorgement to the SEC of US$ 167.5 and a further payment to the OM of US$ 167.5 beyond the criminal fines.

        VimpelCom also consented to the entry of a settlement (the "Consent"), which was approved by the District Court on February 22, 2016, relating to the SEC's complaint against VimpelCom, which charged violations of the anti-bribery, books-and-records and internal controls provisions of the FCPA. Pursuant to the Consent, VimpelCom agreed to a judgment ordering disgorgement of US$ 375, to be satisfied by the forfeiture to the DOJ of US$ 40, the disgorgement to the OM of US$ 167.5, and a payment to the SEC of US$ 167.5, and imposing an injunction against future violations of the federal securities laws.

        The DPA, the guilty plea, the Dutch Settlement Agreement and the Consent comprise the terms of the resolution of the Company's potential liabilities in the previously disclosed DOJ, SEC and OM investigations regarding VimpelCom and Unitel.

        All amounts to be paid under the DPA, the guilty plea, the Dutch Settlement Agreement and the Consent were paid in the first quarter of 2016 and were deducted from the already existing provision of US$ 900 recorded in the third quarter of 2015 and disclosed in the annual consolidated financial statements 2015. The remaining provision of US$ 105 relates to future direct and incremental expected legal fees associated with the resolutions. During first half of 2016, the Company paid approximately US$ 17 legal fees utilizing this provision. As of June 30, 2016 the remaining legal fees provision amounted to US$ 88. The Company cannot currently estimate the magnitude of future costs to be incurred to comply with the DPA, the Consent and the Dutch Settlement Agreement, but these costs could be significant.

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

12 Related parties

        As of June 30, 2016, the Company is primarily owned by two major shareholders: LetterOne and Telenor. The Company has no ultimate controlling shareholder. See also Note 1 for the change in the ownership structure.

        The following table sets forth information with respect to the beneficial ownership of VimpelCom as of June 30, 2016 by each person who is known to beneficially own 5.0% or more of our common or convertible preferred shares.

        As of April 1, 2016, pursuant to the terms of the Company's bye-laws, the 305 000 000 preferred shares have been redeemed by the Company at a redemption price of US$0.001 per share and are no longer outstanding. VimpelCom's issued share capital now consists of 1,756,731,135 common shares held as follows:

Shareholder	Common shares	% of common and voting shares
Free Float	189,579,732	10.8%
Telenor	580,578,840	33.0%
LetterOne	840,625,001	47.9%
Stichting (Note 1)	145,947,562	8.3%

Total	1,756,731,135	100%

        The following table provides the total amount of transactions that have been entered into with related parties and balances of accounts with them for the relevant financial periods:

	Six month period ended June 30
	2016	2015
Revenue from Telenor and affiliates	28	25
Revenue from associates and joint ventures	2	10
Revenue from discontinued operations (Note 3)	34	24
Revenue from other related parties	—	5

	64	64

Services from LetterOne and affiliates	2	4
Services from Telenor and affiliates	21	29
Services from associates and joint ventures	7	10
Services from discontinued operations (Note 3)	3	1
Services from other related parties	—	4

	33	48

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

12 Related parties (Continued)

	Three month period ended June 30
	2016	2015
Revenue from Telenor and affiliates	15	13
Revenue from associates and joint ventures	1	6
Revenue from discontinued operations (Note 3)	19	15
Revenue from other related parties	—	2

	35	36

Services from LetterOne and affiliates	—	4
Services from Telenor and affiliates	9	14
Services from associates and joint ventures	4	6
Services from discontinued operations (Note 3)	2	1
Services from other related parties	—	—

	15	25

	June 30, 2016	December 31, 2015
Accounts receivable from Telenor and affiliates	13	10
Accounts receivable from associates and joint ventures	9	8
Accounts receivable from discontinued operations (Note 3)	117	84
Accounts receivable from other related parties	—	1
Financial assets from other related parties	2	—

	141	103

Accounts payable to Telenor and affiliates	10	8
Accounts payable to associates and joint ventures	3	2
Accounts payable to discontinued operations (Note 3)	138	146

	151	156

Service Agreements

        All service agreements with related parties are disclosed in Note 25 in the Company's annual consolidated financial statements as of and for the year ended December 31, 2015. There were no new agreements entered into between the Company and related parties during the six month period ended June 30, 2016.

13 Commitments, contingencies and uncertainties

        There were no material commitments, contingencies and uncertainties that occurred during the six month period ended June 30, 2016 and there were no material changes during the same period to the commitments, contingencies and uncertainties as disclosed in the Group's annual consolidated financial

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

13 Commitments, contingencies and uncertainties (Continued)

statements as of and for the year ended December 31, 2015, other than the commitments, contingencies and uncertainties disclosed below.

KaR-Tel—Turkish Savings Deposit Insurance Fund Litigation

        In 2005, the Savings Deposit Insurance Fund (the "SDIF"), a Turkish state agency responsible for collecting state claims arising from bank insolvencies, issued a Payment Order against KaR-Tel for TRY 7.55 billion (approximately US$ 2,588). The Payment Order was based on the SDIF's claim against the Turkish Uzan Group, which the Fund alleged was a debtor of T. Imar Bankasi, an insolvent Turkish bank. Two entities in the Uzan Group (the "Former Shareholders") held a 60% equity interest in KaR-Tel until November 2003 when KaR-Tel redeemed the Former Shareholders' equity interest pursuant to a decision of the Almaty City Court of June 6, 2003, which was confirmed by the Kazakhstan Supreme Court on July 23, 2003 (the "Kazakh Judgment").

        On October 20, 2009, KaR-Tel filed with the Sisli 3d Court of the First Instance in Istanbul an application for the recognition of the Kazakh Judgment in Turkey. Following a number of hearings and appeals, on January 30, 2013, the Supreme Court upheld earlier court decisions and confirmed the recognition of the Kazakh Judgment in Turkey.

        On October 20, 2009, KaR-Tel also filed with the 4th Administrative Court of Istanbul (the "4th Administrative Court") a petition asking the court to treat the recognition of the Kazakh Judgment as a court precedent and to suspend the enforcement proceedings in relation to the Order to Pay. On October 25, 2010, the 4th Administrative Court ruled that the Order to Pay was illegal and annulled it. The Court's decision was appealed by the SDIF.

        On March 22, 2012, the SDIF's appeal of the decision of the 4th Administrative Court was reviewed by the Prosecution Office of the Council of State and sent to the 13th Chamber of the Council of State (the "Chamber") for review on the merits.

        On April 10, 2015, the Chamber upheld the decision of the 4th Administrative Court and ruled in KaR-Tel's favour. The SDIF filed a claim for correction of the Chamber's decision on June 8, 2015.

        On April 26, 2016, the Chamber rejected the SDIF's claim for correction and ruled in favor of KaR-Tel. No further appellate rights are available so the case is now fully concluded.

14 Events after the reporting period

Acquisition in Pakistan

        On November 26, 2015, the Company together with its subsidiary Global Telecom Holding S.A.E. ("GTH"), signed an agreement with Warid Telecom Pakistan LLC and Bank Alfalah Limited, to combine its operations in Pakistan. The transaction closed on July 1, 2016. As a result of this transaction, the Company gained control over the combined businesses.

        The Company acquired 100% of the shares in Warid for a consideration of 15% of the shares in the new combined entity.

VimpelCom Ltd.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(in millions of U.S. dollars unless otherwise stated)

14 Events after the reporting period (Continued)

        Because the process of fair valuing of Warid business has not been completed as at August 4, 2016, the initial accounting for the business combination is incomplete. As a result, VimpelCom is unable to disclose the following information regarding the acquisition:

  •
  the gross contractual amount, fair value amount, or estimated contractual cash flows not expected to be collected of/from the receivables acquired

  •
  the amounts recognized as of the acquisition date for each major class of assets acquired and liabilities assumed

  •
  the existence of or the values relating to any contingent liabilities recognized on acquisition and the fair value of contingent consideration

  •
  the amount of goodwill acquired and the amount of goodwill that is expected to be deductible for tax purposes.

Volatility of Local Currencies

        Since June 30, 2016, several currencies demonstrated significant volatility against the U.S. dollar. In particular, between June 30, 2016 and July 31, 2016, the Russian ruble and the Kazakh tenge depreciated against the U.S. dollar approximately by 4% each.

Dividends Declared

        On July 28, 2016 VimpelCom Kazakhstan Holding AG, a subsidiary of the Company, declared dividends to its shareholders which were paid on August 2, 2016. The portion of dividends paid to the minority shareholder amounted to US$ 18.

Amsterdam, August 4, 2016

VimpelCom Ltd.

PROSPECTUS

VimpelCom Ltd.

1,567,151,403 Common Shares

        This prospectus relates to the sale or other disposition from time to time, of up to 1,567,151,403 Common Shares, by certain selling shareholders to be identified in one or more supplements to this prospectus, in amounts, at prices and on terms that will be determined at the time such securities are offered. The Common Shares offered under this prospectus may be issued directly or in the form of American Depositary Shares ("ADSs"), each representing one Common Share. The Common Shares offered under this prospectus consist of issued and outstanding Common Shares. This prospectus may not be used to consummate sales of Common Shares unless accompanied by a prospectus supplement.

        We will not receive any proceeds from the sale or other disposition of the Common Shares by the selling shareholders. We have agreed to pay all expenses of registration incurred in connection with the offering of Common Shares under this prospectus, except for any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Common Shares and all fees and disbursements of counsel for any selling shareholder, all of which are to be paid by the selling shareholders.

        Our ADSs, each representing one Common Share, are traded on the Nasdaq Global Select Market under the symbol "VIP".

        Our offices are located at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands. Our telephone number at this address is +31 20 797 7200.

        Investing in our Common Shares involves risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Common Shares, including the discussion of risks incorporated as described under "Risk Factors" on page 2 of this prospectus, as well as the risk factors included in the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2016

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, a selling shareholder may from time to time sell Common Shares in one or more offerings, up to an aggregate of 1,567,151,403 Common Shares sold pursuant to this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplements. We have not authorized anyone to provide you with additional or different information. If any person provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling shareholders are making an offer of securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective stated date. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

        This prospectus provides you with a general description of the Common Shares that a selling shareholder may offer. To the extent required for a particular offering of the Common Shares, we will provide a prospectus supplement that contains specific information about that offering. The prospectus supplement may also add information to, or update or change information in, this prospectus or in the documents that we have incorporated by reference. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference" and any free writing prospectus that we prepare and distribute.

        Unless otherwise indicated, the term "selling shareholders" as used in this prospectus means the selling shareholders referred to in the relevant prospectus supplement and their donees, pledgees, transferees and other successors-in-interest.

        Unless the context otherwise requires, references in this prospectus to "VimpelCom" and the "VimpelCom Group," as well as references to "our company," "the company," "our group," "the group," "we," "us," "our" and similar pronouns, are references to VimpelCom Ltd., an exempted company limited by shares registered in Bermuda, and its consolidated subsidiaries.

 OUR COMPANY

        VimpelCom is an international communications and technology company committed to bringing the digital world to each and every customer. Currently, the company provides voice and data services through a range of traditional and broadband mobile and fixed-line technologies and operates in Russia, Algeria, Pakistan, Bangladesh, Ukraine, Kazakhstan, Uzbekistan, Kyrgyzstan, Armenia, Tajikistan, Georgia, Laos, Zimbabwe and Italy. The operations of the VimpelCom Group covered a territory with a total population of approximately 732 million as of December 31, 2015. We provide services under the "Beeline," "Kyivstar," "banglalink," "Mobilink," "Djezzy" and "WIND" brands. As of December 31, 2015, we had 217.4 million mobile customers (on a combined basis, including Italy) and 59,125 employees.

        VimpelCom Ltd. is an exempted company limited by shares registered under the Companies Act 1981 of Bermuda, as amended (the "Companies Act"), on June 5, 2009, and our registered office is located at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda. The VimpelCom Group's headquarters are located at Claude Debussylaan 88, 1082 MD, Amsterdam, the Netherlands. Our telephone number is +31 20 797 7200. VimpelCom Ltd. is registered with the Dutch Trade Register (registration number 34374835) as a company formally registered abroad (formeel buitenlandse kapitaalvennootschap), as this term is referred to in the Dutch Companies Formally Registered Abroad Act (Wet op de formeel buitenlandse vennootschappen), which means that we are deemed a Dutch resident company for tax purposes in accordance with applicable Dutch tax regulations.

RISK FACTORS

        Investing in our Common Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our most recent Annual Report on Form 20-F, and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See "Where You Can Find Additional Information."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain "forward-looking statements," as this phrase is defined in Section 27A of the U.S. Securities Act of 1933, as amended, or the "Securities Act," and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the "Exchange Act." Forward-looking statements are not historical facts and can often be identified by the use of terms like "estimates," "projects," "anticipates," "expects," "intends," "plans," "aims," "seeks," "believes," "will," "may," "could," "should" or the negative of these terms. All forward-looking statements, including discussions of strategy, plans, ambitions, objectives, goals and future events or performance, involve risks and uncertainties. Examples of forward-looking statements include:

  •
  our plans to implement our strategic priorities, including with respect to our performance transformation; business to business growth and other new revenue streams; digitalizing our business model; portfolio and asset optimization; improving customer experience; and optimizing our capital structure;

  •
  our ability to generate sufficient cash flow to meet our debt service obligations and our expectations regarding working capital and the repayment of our debt;

  •
  our expectations regarding our capital expenditures in and after 2016 and our ability to meet our projected capital requirements;

  •
  our plans to upgrade and build out our networks and to optimize our network operations;

  •
  our goals regarding value, experience and service for our customers, as well as our ability to retain and attract customers and to maintain and expand our market share positions;

  •
  our plans to develop, provide and expand our products and services, including broadband services and integrated products and services, such as fixed-mobile convergence;

  •
  our ability to execute our business strategy successfully and to complete, and achieve the expected benefits from, our existing and future transactions, such as our agreement with CK Hutchison Holdings Limited ("Hutchison"), which owns indirectly 100% of Italian mobile operator 3 Italia S.p.A., to form an equal joint venture holding company that will own and operate our telecommunications businesses in Italy; our agreement with Warid Telecom Pakistan LLC and Bank Alfalah Limited to merge our telecommunications businesses in Pakistan; and the sale by WIND Telecomunicazioni S.p.A. of 90% of the shares of Galata S.p.A. to Cellnex Telecom Terrestre SA, formerly named Abertis Telecom Terrestre SAU;

  •
  our ability to integrate acquired companies, joint ventures or other forms of strategic partnerships into our existing businesses in a timely and cost-effective manner and to realize anticipated synergies therefrom;

  •
  our expectations as to pricing for our products and services in the future, improving our monthly average revenue per customer and our future costs and operating results;

  •
  our plans regarding our dividend payments and policies, as well as our ability to receive dividends, distributions, loans, transfers or other payments or guarantees from our subsidiaries;

  •
  our ability to meet license requirements and to obtain, maintain, renew or extend licenses, frequency allocations and frequency channels and obtain related regulatory approvals;

  •
  our plans regarding the marketing and distribution of our products and services, as well as our customer loyalty programs;

  •
  our expectations regarding our competitive strengths, customer demands, market trends and future developments in the industry and markets in which we operate;

  •
  possible consequences of resolutions of investigations by the U.S. Securities and Exchange Commission ("SEC"), the U.S. Department of Justice ("DOJ") and the Dutch Public Prosecution Service (Openbaar Ministerie) ("OM") through agreements, and any litigation or additional investigations related to or arising out of such agreements or investigations, any costs we may incur in connection with such resolutions, investigations or litigation, as well as any potential disruption or adverse consequences to us resulting from any of the foregoing, including the retention of a compliance monitor as required by the Deferred Prosecution Agreement (the "DPA") with the DOJ and the final judgment and consent related to the settlement with the SEC (the "Consent"), any changes in company policy or procedure suggested by the compliance monitor or undertaken by the company, the duration of the compliance monitor and the company's compliance with the terms of the resolutions with the DOJ, SEC and OM; and

  •
  other statements regarding matters that are not historical facts.

        While these statements are based on sources believed to be reliable and on our management's current knowledge and best belief, they are merely estimates or predictions and cannot be relied upon. We cannot assure you that future results will be achieved. The risks and uncertainties that may cause our actual results to differ materially from the results indicated, expressed or implied in the forward-looking statements used in this prospectus include:

  •
  risks relating to changes in political, economic and social conditions in each of the countries in which we operate, including as the result of armed conflict or otherwise;

  •
  in each of the countries in which we operate, risks relating to legislation, regulation and taxation, including laws, regulations, decrees and decisions governing the telecommunications industry, currency and exchange controls and taxation legislation, economic sanctions and their official interpretation by governmental and other regulatory bodies and courts;

  •
  risks related to currency fluctuations;

  •
  risks that various courts or regulatory agencies with whom we are involved in legal challenges or appeals may not find in our favor;

  •
  risks relating to our company, including demand for and market acceptance of our products and services, regulatory uncertainty regarding our licenses, frequency allocations and numbering capacity, constraints on our spectrum capacity, availability of line capacity and competitive product and pricing pressures;

  •
  risks associated with developments in, the outcome of and/or possible consequences of the investigations by, and the agreements with, the DOJ, SEC and OM and any additional investigations or litigation that may be initiated relating to or arising out of any of the foregoing, and the costs associated therewith, including relating to remediation efforts and enhancements to our compliance programs and the retention of a compliance monitor;

  •
  risks related to our strategic shareholders, lenders, employees, joint venture partners, representatives, agents, suppliers, customers and other third parties;

  •
  risks associated with our existing and future transactions, including with respect to satisfying closing conditions, obtaining regulatory approvals and implementing remedies;

  •
  risks related to the ownership of our shares; and

  •
  other risks and uncertainties.

        These factors and the other risk factors described in or incorporated by reference into the section of this prospectus titled "Risk Factors" are not necessarily all of the factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. Under no circumstances should the inclusion of such forward-looking statements in this prospectus be regarded as a representation or warranty by us or any other person with respect to the achievement of results set out in such statements or that the underlying assumptions used will in fact be the case. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We cannot assure you that any projected results or events will be achieved. Except to the extent required by law, we disclaim any obligation to update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

 CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth our capitalization as of February 29, 2016. The historical data in the table is derived from, should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference in this prospectus.

As of February 29, 2016 (in millions of U.S. dollars)
Loans and borrowings	9,129
Secured	925
Unsecured	8,204
Total equity	3,802

Total capitalization	12,931

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale or other disposition of our Common Shares by a selling shareholder under this prospectus or any related prospectus supplement.

SELLING SHAREHOLDERS

        This prospectus relates to the possible resale, from time to time, of up to 1,567,151,403 Common Shares. The Common Shares that may be sold by or on behalf of the selling shareholders under this prospectus were acquired directly from the company in 2010 and through subsequent public and private acquisitions, in each case prior to the initial filing of this registration statement. Information regarding the beneficial ownership of our Common Shares by the selling shareholders, the number of shares being offered by the selling shareholders and the number of shares beneficially owned by the selling shareholders after the applicable offering, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference. Selling shareholders shall not sell any Common Shares pursuant to this prospectus until we have identified such selling shareholders, the total number of Common Shares held by each selling shareholder before and after the sale and the number of Common Shares being offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their Common Shares pursuant to any available exemption from the registration requirements of the Securities Act.

        We are registering the above-referenced Common Shares to permit each of the selling shareholders to resell or otherwise dispose of the shares in the manner contemplated under "Plan of Distribution" below.

DESCRIPTION OF SHARE CAPITAL

        We describe below the material provisions of our memorandum of association and bye-laws, certain provisions of Bermuda law relating to our organization and operation and some of the terms of our share rights based on provisions of our memorandum of association and current bye-laws and applicable Bermuda law and certain agreements relating to our shares. Although we believe that we have summarized the material terms of our memorandum of association and bye-laws, Bermuda legal requirements and our share capital, this summary is not complete and is qualified in its entirety by reference to our memorandum of association and bye-laws and applicable Bermuda law. All references to our bye-laws herein, unless otherwise noted, are to Section B of our bye-laws, which were originally approved on April 20, 2010 by our shareholders and which were amended and again approved by our shareholders on September 25, 2013.

        The affirmative vote of at least 75.0% of the voting shares present at a shareholders meeting is required to approve amendments to our bye-laws.

General

        VimpelCom is an exempted company limited by shares registered under the Companies Act and our registered office is located at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda. Our registration number with the Registrar of Companies in Bermuda is 43271. As set forth in paragraph 6 of our memorandum of association, our company was formed with unrestricted business objects. We are registered with the Dutch Trade Register (registration number 34374835) as a company formally registered abroad (formeel buitenlandse kapitaalvennootschap), as this term is referred to in the Dutch Companies Formally Registered Abroad Act (Wet op de formeel buitenlandse vennootschappen), which means that we are deemed a Dutch resident company for tax purposes in accordance with applicable Dutch tax regulations.

        Our bye-laws are split into two distinct sub-sets: Section A and Section B. Section A of our bye-laws were in effect until the October 4, 2009 shareholders agreement among VimpelCom, Altimo Coöperatief U.A. and Telenor East Holding II AS in relation to our company (the "VimpelCom Shareholders Agreement") terminated on December 10, 2011. Termination of the VimpelCom Shareholders Agreement caused Section B of our bye-laws to automatically come into force to the exclusion of Section A of our bye-laws. References to our bye-laws in the following sections are to Section B of our bye-laws.

Issued Share Capital

        As of December 31, 2015, our authorized share capital was divided into Common Shares, par value US$0.001, of which 2,759,171,830 were authorized and 1,756,731,135 were issued and fully paid, and convertible preferred shares, par value US$0.001, of which 305,000,000 were authorized, issued and fully paid.

        Subject to our bye-laws and to any shareholders' resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, our supervisory board has the power to issue any authorized but unissued shares on such terms and conditions as it may determine. Further, subject to the provisions of applicable Bermuda law, any of our preferred shares may be issued or converted into shares that (at a determinable date or at our option or the holder's option) are liable to be redeemed on such terms and in such manner as may be determined by the supervisory board before the issue or conversion.

        We may increase, divide, consolidate, change the currency or denomination of or reduce our share capital with the approval of our shareholders. Subject to Bermuda law and our bye-laws, all or any of the special rights for the time being attached to any class of shares for the time being in issue may be altered or abrogated with the consent in writing of the holders of the issued shares of such class carrying 75.0% or more of all of the votes capable of being cast at the relevant time at a separate general meeting of the holders of the shares of that class, or with the sanction of a resolution passed at a separate general meeting of the holders of shares of that class by a majority of the votes cast. All provisions of our bye-laws relating to general shareholder meetings shall apply to any such separate general meeting, except that the necessary quorum shall be one or more holders present in person or by proxy holding or representing at least one-third of the shares of the relevant class.

        We may purchase our own shares for cancellation or acquire them as treasury shares in accordance with Bermuda law on such terms as the supervisory board may determine. As our Common Shares and convertible preferred shares have equal voting rights, we sometimes refer to them collectively as voting shares.

        We may, under our bye-laws, at any time request any person we have cause to believe is interested in our shares to confirm details of our shares in which that person holds an interest.

Common Shares

        The holders of Common Shares are, subject to our bye-laws and Bermuda law, generally entitled to enjoy all the rights attaching to Common Shares.

        Except for treasury shares, each fully paid Common Share entitles its holder to:

  •
  participate in shareholder meetings;

  •
  have one vote on all issues voted upon at a shareholder meeting, except for the purposes of cumulative voting for the election of the supervisory board, in which case each Common Share shall have the same number of votes as the total number of members to be elected to the supervisory board and all such votes may be cast for a single candidate or may be distributed between or among two or more candidates;

  •
  receive dividends approved by the supervisory board;

  •
  in the event of our liquidation, receive a pro rata share of our surplus assets; and

  •
  exercise any other rights of a common shareholder set forth in our bye-laws and Bermuda law.

Convertible Preferred Shares

        Except for treasury shares, each fully paid convertible preferred share entitles its holder to:

  •
  participate in shareholder meetings;

  •
  have one vote on all issues voted upon at a shareholder meeting, except for the purposes of cumulative voting for the election of the supervisory board, in which case each preferred share shall have the same number of votes as the total number of members to be elected to the board of directors and all such votes may be cast for a single candidate or may be distributed between or among two or more candidates;

  •
  exercise any other rights of a preferred shareholder set forth in our bye-laws and Bermuda law.

        The holders of convertible preferred shares are not entitled to receive dividends and are not entitled to any payment in respect of our surplus assets in the event of our liquidation. The holders of convertible preferred shares are, subject to our bye-laws and Bermuda law, entitled to convert their convertible preferred shares, at their option, at any time (a) after the date which is two years and six calendar months after the date of issue of the relevant convertible preferred shares but before the date which is five years after such date of issue and (b) during the period between the date on which a mandatory offer to acquire all Common Shares and all convertible preferred shares is announced and the final business day such offer is open for acceptance, in each case, in whole or in part, into Common Shares on the basis of one Common Share for one convertible preferred share. Upon conversion, the converting shareholder must pay to us a conversion premium per share equal to the greater of (1) the closing price of our Common Shares on the NASDAQ on the date of the conversion notice and (2) the 30 day volume weighted average price on the NASDAQ of our Common Shares on the date of the conversion notice. The holders of convertible preferred shares have the same voting rights as the holders of Common Shares. Any convertible preferred shares not redeemed five years after their issue will be immediately redeemed by the company at a redemption price of US$0.001 per share.

        There are no sinking fund provisions attached to any of our shares. Holders of fully paid Common Shares or convertible preferred shares have no further liability to the company for capital calls.

        All rights of any share of any class held in treasury are suspended and may not be exercised while the share is held by the company in treasury.

History of Share Issuances

        As of January 1, 2011, we had 1,302,559,308 issued and outstanding Common Shares and 128,532,000 issued and outstanding convertible preferred shares.

        On April 15, 2011 (following an increase of our authorized share capital approved by our shareholders on March 17, 2011), in connection with our acquisition of 100% of Wind Telecom S.p.A. from Weather II Investments S.a r.l., we issued 325,639,827 of our Common Shares and 305,000,000 of our convertible preferred shares. The new shares represented a 20.0% economic interest and a 30.6% voting interest in the enlarged VimpelCom Group on a fully-diluted basis.

        On December 21, 2012, Altimo Coöperatief U.A. issued notice to VimpelCom Ltd. pursuant to Section 4.3(d) of our bye-laws, stating its intention to convert 128,532,000 convertible preferred shares to Common Shares at the ratio of one convertible preferred share to one Common Share and setting forth a conversion date of April 16, 2013. On April 16, 2013, Altimo Coöperatief U.A. paid to VimpelCom Ltd. a conversion premium of US$1,392,644,220 (or US$10.835 per share), and Altimo Coöperatief U.A.'s 128,532,000 convertible preferred shares automatically converted into 128,532,000 Common Shares.

        We have not issued any Common Shares or convertible preferred shares since April 16, 2013.

Treasury Shares

        As of December 31, 2015, a wholly owned subsidiary of the company owned 7,726,487 ADSs representing Common Shares, in connection with the operation of our equity incentive plans. These shares have an aggregate book value as of December 31, 2015 of US$183 million and are treated as "treasury shares" in our consolidated financial statements for the year ended December 31, 2015.

Shareholders' Meetings

        Shareholders' meetings are convened and held in accordance with our bye-laws and Bermuda law. Registered holders of voting shares as of the record date for the shareholder meeting may attend and vote.

Annual General Meeting

        Our bye-laws and Bermuda law provide that our annual general meeting must be held each year at such time and place as the CEO or the supervisory board may determine.

        Convening the annual general meeting requires that 30 clear days' prior notice be given to each shareholder entitled to attend and vote at such annual general meeting. The notice must state the date, place and time at which the meeting is to be held, that the election of directors will take place and, as far as practicable, any other business to be conducted at the meeting.

        Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), require a company to: (a) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and (b) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5.0% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 registered shareholders.

Special General Meeting

        The CEO or the supervisory board may convene a special general meeting whenever in their judgment such a meeting is necessary. The supervisory board must, on the requisition in writing of shareholders holding not less than 10.0% of our paid up voting share capital, convene a special general meeting. Each special general meeting may be held at such time and place as the CEO or the supervisory board may appoint.

        Convening a special general meeting requires that 30 clear days' notice be given to each shareholder entitled to attend and vote at such meeting. The notice must state the date, place and time at which the meeting is to be held and as far as possible any other business to be conducted at the meeting.

        Our bye-laws state that notice for all shareholders' meetings may be given by:

  •
  delivering such notice to the shareholder in person;

  •
  sending such notice by letter or courier to the shareholder's address as stated in the register of shareholders;

  •
  transmitting such notice by electronic means in accordance with directions given by the shareholder; or

  •
  accessing such notice on our website.

Shorter Notice for General Meetings

        A shorter notice period will not invalidate a general meeting if it is approved by either: (a) in the case of an annual general meeting, all shareholders entitled to attend and vote at the meeting or (b) in the case of a special general meeting, a majority of shareholders having the right to attend and vote at the meeting and together holding not less than 95.0% in nominal value of the shares giving a right to attend and vote at the meeting. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any shareholder entitled to receive notice shall not invalidate the proceedings at that meeting.

Postponement or Cancellation of General Meeting

        The supervisory board may postpone or cancel any general meeting called in accordance with the bye-laws (other than a meeting requisitioned by shareholders) provided that notice of postponement or cancellation is given to each shareholder before the time for such meeting.

Quorum

        Subject to the Companies Act and our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and having the right to attend and vote at the meeting and holding or representing in person or by proxy at least 50.0% plus one voting share of our total issued voting shares at the relevant time will form a quorum for the transaction of business.

        If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place, or to such other day, time or place as the CEO may determine.

Voting Rights

        Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act.

        Subject to Bermuda law and our bye-laws, a resolution may only be put to a vote at a general meeting of any class of shareholders if:

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  it is proposed by or at the direction of the supervisory board;

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  it is proposed at the direction of a court;

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  it is proposed on the requisition in writing of such number of shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Act or our bye-laws; or

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  the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

        In addition to those matters required by Bermuda law or by the NASDAQ rules to be approved by a simple majority of shareholders at any general meeting, the following actions require the approval of a simple majority of the votes cast at any general meeting:

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  any sale of all or substantially all of our assets;

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  the appointment of an auditor; and

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  removal of directors.

        Any question proposed for the consideration of the shareholders at any general meeting may be decided by the affirmative votes of a simple majority of the votes cast, except for:

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  whitewash procedure for mandatory offers, which requires the affirmative vote of a majority of the shareholders voting in person or by proxy at a general meeting, excluding the vote of the shareholder or shareholders in question and their affiliates;

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  voting for directors, which requires directors to be elected by cumulative voting at each annual general meeting;

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  changes to our bye-laws, which require a resolution to be passed by shareholders representing not less than 75.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;

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  any merger, consolidation, amalgamation, conversion, reorganization, scheme of arrangement, dissolution or liquidation, which requires a resolution to be passed by shareholders representing not less than 75.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;

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  loans to any director, which require a resolution to be passed by shareholders representing not less than 90.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution; and

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  the discontinuation of VimpelCom Ltd. to a jurisdiction outside Bermuda, which requires a resolution to be passed by shareholders representing not less than 75.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution.

        Our bye-laws require voting on any resolution at any meeting of the shareholders to be conducted by way of a poll vote. Except where cumulative voting is required, each person present and entitled to vote at a meeting of the shareholders shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot or, in the case of a general meeting at which one or more shareholders are present by electronic means, in such manner as the chairman of the meeting may direct. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

Voting Rights of Common Shares

        The holders of Common Shares, subject to the provisions of our bye-laws, are entitled to one vote per Common Share, voting together with the convertible preferred shares as a single class, except where cumulative voting applies when electing directors.

Voting Rights of Convertible Preferred Shares

        The holders of convertible preferred shares, subject to the provisions of our bye-laws, are entitled to one vote per convertible preferred share, voting together with the Common Shares as a single class, except where cumulative voting applies when electing directors.

Foreign Shareholders

        There are no requirements or restrictions with respect to foreign ownership of our shares.

Supervisory Board and Management Board

        Our company is governed by our supervisory board currently consisting of nine directors.

        The supervisory board generally delegates day to day management of our company to the management board which sub-delegates management to the CEO, subject to certain material business decisions that are reserved to the supervisory board. The management board consists of the CEO and other senior executives. The CEO has exclusive authority to identify and recommend our senior executives to the supervisory board for the supervisory board's ratification.

        All directors are elected by our shareholders through cumulative voting. Each voting share confers on its holder a number of votes equal to the number of directors to be elected. The holder may cast those votes for candidates in any proportion, including casting all votes for one candidate.

        Under our bye-laws, the amount of any fees or other remuneration payable to directors is determined by the supervisory board upon the recommendation of the compensation committee. We may repay to any director such reasonable costs and expenses as he may incur in the performance of his duties.

        The supervisory board has the power to borrow on the company's behalf and delegates that authority to the management board, subject to the restrictions set forth in our bye-laws.

        There is no requirement for the members of our supervisory board to own shares. A director who is not a shareholder will nevertheless be entitled to attend and speak at general meetings and at any separate meeting of the holders of any class of shares.

        Neither Bermuda law nor our bye-laws establish any mandatory retirement age for our directors or executive officers.

Dividends and Dividend Rights

        Pursuant to Bermuda law, we are prohibited from declaring or paying a dividend if there are reasonable grounds for believing that (a) we are, or would after the payment be, unable to pay our liabilities as they become due or (b) the realizable value of our assets would as a result of the dividend be less than the aggregate of our liabilities.

        The supervisory board may, subject to our bye-laws and in accordance with the Companies Act, declare a dividend to be paid to the shareholders holding shares entitled to receive dividends, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in shares or other assets, including through the issuance of our shares or other securities, in which case the supervisory board may fix the value for distribution in specie of any assets, shares or securities. We are not required to pay interest on any unpaid dividend.

        In accordance with our bye-laws, dividends may be declared and paid in proportion to the amount paid up on each share. The holders of Common Shares are entitled to dividends if the payment of dividends is approved by the supervisory board. The holders of convertible preferred shares are not entitled to receive dividends.

        Dividends unclaimed for a period of seven years from the date of payment may be forfeited.

Rights of Pre-emption and Takeover

        Our bye-laws and Bermuda law do not provide for pre-emptive rights of shareholders in respect of new shares issued by us.

        There is no statutory regulation of the conduct of takeover offers and transactions under Bermuda law. However, our bye-laws provide that any person who, individually or together with any of its affiliates or any other members of a group, acquires beneficial ownership of any Common Shares or convertible preferred shares which, taken together with Common Shares and/or convertible preferred shares already beneficially owned by it or any of its affiliates or its group, in any manner, carry 50.0% or more of the voting rights of our outstanding voting shares, must, within 30 days of acquiring such shares, make a general offer to all holders of Common Shares (including any Common Shares issued on the conversion of convertible preferred shares during the offer period) and convertible preferred shares to purchase their shares.

Interested Party Transactions

        The supervisory board and the management board have the right to approve transactions with interested parties, subject to compliance with Bermuda law. Prior to approval by the supervisory board or the management board, as the case may be, on such transaction, all interests must be fully disclosed. An interested director may participate in the discussion and vote on such a transaction, unless otherwise restricted by applicable law or in accordance with our bye-laws.

Liquidation Rights

        If VimpelCom is wound up, the liquidator may, with the sanction of a resolution of the shareholders, divide among the shareholders in specie or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

        The liquidator may, with the same sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, but so that no shareholder may be compelled to accept any shares or other securities or assets on which there is any liability.

        The holders of Common Shares, in the event of our winding-up or dissolution, are entitled to our surplus assets in respect of their holdings of Common Shares, pari passu and pro rata to the number of Common Shares held by each of them. The holders of convertible preferred shares, in the event of our winding-up or dissolution, are not entitled to any payment or distribution in respect of our surplus assets.

Share Registration, Transfers and Settlement

        All of our issued shares are registered. The register of members of a company is generally open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

VimpelCom Ltd. Registration Rights Agreement

        The Registration Rights Agreement dated as of October 4, 2009, as amended, between VimpelCom, Telenor East Holding II AS and certain of its affiliates, Altimo Holdings & Investments Ltd. and Altimo Coöperatief U.A., requires us to use our best efforts to effect a registration under the Securities Act, if requested by one of the shareholders party to the VimpelCom Ltd. Registration Rights Agreement, of our securities held by such party in order to facilitate the sale and distribution of such securities in an underwritten offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        For a description of our ADSs, see the section entitled "Share Capital, Corporate Governance and Shareholders Rights—Description of Our DRs" in our final prospectus filed pursuant to Rule 424(b)(3) of the Securities Act on March 26, 2010 with respect to our registration statement on Form F-4 (File No. 333-164770). See "Incorporation of Certain Information by Reference."

PLAN OF DISTRIBUTION

        We are registering the Common Shares on behalf of selling shareholders to permit the resale from time to time of Common Shares by selling shareholders, including their donees, pledgees, transferees or other successors-in-interest, after the date of this prospectus. The selling shareholders may, from time to time, sell any or all of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling Common Shares:

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  on any stock exchange, market or trading facility on which the Common Shares are traded;

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  in the over-the-counter market;

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  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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  privately negotiated transactions;

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  short sales effected after the date of this prospectus;

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  close out short positions and return borrowed Common Shares in connection with such short sales;

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  broker-dealers may agree with a selling shareholder to sell a specified number of such Common Shares at a stipulated price per Common Share;

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  a combination of any such methods of sale; and

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  any other method permitted pursuant to applicable law.

        Selling shareholders may from time to time pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Shares from time to time under this prospectus, or under an amendment or supplement to this prospectus amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholder under this prospectus.

        Selling shareholders may also sell Common Shares under Rule 144 or Rule 904, or pursuant to another exemption from registration under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder/s (or, if any broker-dealer acts as agent for the purchaser of Common Shares, from the purchaser) in amounts to be negotiated. In connection with sales of the Common Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Shares offered hereby in the course of hedging in positions they assume. The selling shareholders may also sell Common Shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares.

        The selling shareholders and any broker-dealers or agents that are involved in selling Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions or discounts received by such broker-dealers or agents and any profit on the resale of the Common Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement will be distributed, which will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Common Shares will be borne by the selling shareholder.

        Under the securities laws of some states, the shares offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        If a selling shareholder uses this prospectus for any sale of Common Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

        As of the date of this prospectus, we have not been advised by a selling shareholder as to any plan of distribution. We may amend or supplement this prospectus from time to time to describe a specific plan of distribution, including the name of underwriters, if any. There can be no assurance that any selling shareholder will sell any or all of the shares registered pursuant to the registration statement of which this prospectus forms a part.

        We have agreed to pay all expenses of registration incurred in connection with the offering of Common Shares under this prospectus, except for any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Common Shares by any selling shareholder and all fees and disbursements of counsel for any selling shareholder, all of which are to be paid by the selling shareholders. We will not receive any proceeds from the sale of the Common Shares under this prospectus.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the Common Shares that may be offered by this prospectus will be passed upon for us by Wakefield Quin Limited. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

        The financial statements as of December 31, 2015 and 2014 and for the two years ended December 31, 2015 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2015 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of VimpelCom Ltd. for the year ended December 31, 2013, appearing in VimpelCom Ltd.'s annual report on Form 20-F for the year ended December 31, 2015 have been audited by Ernst & Young Accountants LLP, independent registered public accounting firm, as set forth in their report included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 EXPENSES

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee.

SEC registration fee		$613,889.25
Legal fees and expenses			*
Accounting fees and expenses			*
Printing and engraving costs			*
Transfer agent fees and other			*
Miscellaneous			*

Total	$		*

*
To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act to register the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room, as well as through the SEC's website.

        We file annual and other reports with the SEC. We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F. We also furnish to the SEC, under cover of Form 6-K, material information that we are required to make public, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC's Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this registration statement certain information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        This prospectus incorporates by reference the following documents:

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  our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on March 31, 2016;

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  the description of the Common Shares as set forth in the section entitled "Share Capital, Corporate Governance and Shareholders Rights" in our registration statement on Form F-4 (File No. 333-164770), filed with the SEC on February 8, 2010, as amended from time to time; and

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  the description of the ADSs as set forth in the section entitled "Share Capital, Corporate Governance and Shareholders Rights—Description of Our ADRs" in our registration statement on Form F-4 (File No. 333-164770), filed with the SEC on February 8, 2010, as amended from time to time.

        All (i) Annual Reports on Form 20-F and (ii) any Reports of Foreign Private Issuer on Form 6-K which are identified by as us as being incorporated by reference (to the extent designated therein), in each case filed subsequent to the date of the registration statement on Form F-3 of which this prospectus forms a part, but before termination of the offering under this prospectus, shall be deemed incorporated by reference into this prospectus and deemed to be a part hereof from the date of the filing of such documents.

        You may request a copy of these filings, at no cost, by writing or telephoning the office of VimpelCom Ltd., Claude Debussylaan 88, 1082 MD, Amsterdam, the Netherlands, +31 20 797 7200, Attn: Investor Relations.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

        We are organized under the laws of Bermuda and headquartered in the Netherlands. Most of our directors, officers and experts named in this prospectus are not residents of the United States, and all or a substantial portion of their assets and all of our assets are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or our directors, officers and experts who are not residents of the United States or to enforce in the United States judgments of U.S. courts based upon civil liability under the federal securities laws of the United States. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

        We have been advised by Wakefield Quin Limited, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named in this prospectus, predicated upon the civil liability provisions of the U.S. federal securities laws or would hear original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. A Bermuda court would consider enforcement of a final and conclusive judgment in personam (which means a judgment against a specific person rather than against specific property), obtained in a court in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty), provided that the Bermuda court is satisfied that each of the following conditions is met: (1) the U.S. court had proper jurisdiction over the parties subject to such judgment; (2) the U.S. court did not contravene the rules of natural justice of Bermuda; (3) the judgment of the U.S. court was not obtained by fraud; (4) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (6) there is due compliance with the correct procedures under the laws of Bermuda.

        Further, we have been advised by Wakefield Quin Limited that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts. While a judgment of the U.S. courts may be the subject of enforcement proceedings in Bermuda, there are grounds upon which Bermuda courts may decline to enforce judgments of U.S. courts.

        Some remedies available under U.S. law, including some remedies available under the U.S. federal securities laws, may not be enforced by Bermuda courts because they are contrary to Bermuda's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

        Our process agent in the United States is CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York, 10011.